UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ENCORE ACQUISITION COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

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PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Denbury Resources Inc., or Denbury, and Encore Acquisition Company, or Encore, have approved an agreement and plan of merger, or the merger agreement, pursuant to which Encore will merge with and into Denbury. We are sending this joint proxy statement/prospectus to you to ask you to vote in favor of a proposal to adopt the merger agreement and other matters.

Under the merger agreement, Encore stockholders may elect to receive consideration consisting of cash, shares of Denbury common stock or a combination of both in exchange for their shares of Encore common stock, subject to a proration feature. Encore stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock in exchange for each Encore share. Subject to proration, Encore stockholders electing to receive all cash will receive $50.00 per Encore share and Encore stockholders electing to receive only Denbury common stock will receive between 2.9568 and 3.7622 shares of Denbury common stock in exchange for each Encore share. The actual number of shares of Denbury common stock to be issued to Encore stockholders receiving either all stock or a mix of cash and stock consideration will be determined under a collar mechanism based upon the volume weighted average price of Denbury common stock for the 20-day trading period ending on the second full trading day prior to the effective time of the merger, as more fully described in this joint proxy statement/prospectus.

Denbury stockholders will continue to own their existing Denbury shares following the merger. We anticipate that, after the merger closes, Denbury stockholders will own between 64% and 70% of the combined company and Encore stockholders will own between 30% and 36% of the combined company.

Denbury’s common stock is listed on the New York Stock Exchange under the symbol “DNR.”

Encore’s common stock is listed on the New York Stock Exchange under the symbol “EAC.”

In connection with the merger, each of Denbury and Encore is holding a special meeting of its stockholders to consider and vote on the merger agreement and certain other matters.

Your vote is very important. At Denbury’s special meeting, Denbury stockholders will be asked to adopt the merger agreement. At Encore’s special meeting, Encore stockholders will be asked to adopt the merger agreement. The merger agreement provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration.

This document is a prospectus relating to the shares of Denbury common stock to be issued pursuant to the merger and a joint proxy statement for Denbury and Encore to solicit proxies for their respective special meetings of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related matters, followed by a more detailed discussion.

For a discussion of certain significant matters that you should consider before voting on the proposed transaction, see “Risk Factors” beginning on page 34.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Denbury common stock to be issued pursuant to the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February 5, 2010 and is first being mailed to stockholders of Denbury and Encore on or about February 10, 2010.

Denbury Resources Inc.
5100 Tennyson Parkway, Suite 1200
Plano, Texas 75024

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
DENBURY RESOURCES INC.
TO BE HELD ON MARCH 9, 2010

To the Stockholders of Denbury Resources Inc.:

We will hold a special meeting of the stockholders of Denbury Resources Inc. on March 9, 2010 at 10:00 a.m., local time, at 5100 Tennyson Parkway, Plano, Texas 75024 for the following purposes:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 31, 2009, by and between Denbury and Encore, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the foregoing proposal; and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of record of Denbury common stock at the close of business on February 3, 2010, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement of the special meeting.

We cannot complete the merger unless holders of a majority of all outstanding shares of Denbury common stock vote to adopt the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration.

For more information about the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Denbury common stock), please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

Denbury’s board of directors recommends unanimously that Denbury stockholders vote “FOR” the adoption of the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration, and “FOR” the adjournment of the Denbury special meeting, if necessary or appropriate to permit further solicitation of proxies.

By Order of the Board of Directors,

/s/  Phil Rykhoek
Phil Rykhoek
Chief Executive Officer

Plano, Texas
February 5, 2010

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Remember, your vote is important, so please act today!

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
ENCORE ACQUISITION COMPANY
TO BE HELD ON MARCH 9, 2010

To the Stockholders of Encore Acquisition Company:

We will hold a special meeting of the stockholders of Encore Acquisition Company on March 9, 2010 at 10:00 a.m., local time, at 777 Main Street, Suite 900, Fort Worth, Texas 76102 for the following purposes:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 31, 2009, by and between Encore and Denbury pursuant to which Encore will merge with and into Denbury;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the foregoing proposal; and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of record of Encore common stock at the close of business on February 3, 2010, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement of the special meeting.

We cannot complete the merger unless holders of a majority of all outstanding shares of Encore common stock vote to adopt the merger agreement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

Encore’s board of directors recommends unanimously that Encore stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Encore special meeting, if necessary or appropriate to permit further solicitation of proxies. In considering the recommendation of Encore’s board of directors, stockholders of Encore should be aware that members of Encore’s board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or in addition to, those of Encore stockholders. See “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 81.

By Order of the Board of Directors,

/s/  I. Jon Brumley
I. Jon Brumley
Chairman

Fort Worth, Texas
February 5, 2010

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Please do not send any stock certificates at this time. Remember, your vote is important, so please act today!

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Denbury and Encore from documents that are not included in or delivered with this joint proxy statement/prospectus. You can review documents incorporated by reference in this joint proxy statement/prospectus free of charge through the Securities and Exchange Commission, or the SEC, website (http://www.sec.gov) or by requesting them in writing or by telephone from the applicable company at the following addresses and telephone numbers:

Denbury Resources Inc. 5100 Tennyson Pkwy., Suite 1200 Plano, Texas 75024 Attention: Investor Relations Telephone: (972) 673-2000	Encore Acquisition Company 777 Main Street, Suite 1400 Fort Worth, Texas 76102 Attention: Investor Relations Telephone: (817) 877-9955

You will not be charged for any of these documents that you request. Denbury and Encore stockholders requesting documents should do so by February 25, 2010, in order to receive them before their respective special meetings.

See “Where You Can Find More Information” on page 117.

VOTING BY TELEPHONE, INTERNET OR MAIL

Denbury stockholders of record may submit their proxies by:

Telephone.  You can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. New York time on March 8, 2010. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

Internet.  You can vote over the Internet by accessing the website at http://www.proxyvote.com and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. New York time on March 8, 2010. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

Encore stockholders of record may submit their proxies by:

Telephone.  You can vote by telephone by calling the toll-free number 1-866-540-5760 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. New York time on March 8, 2010. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

Internet.  You can vote over the Internet by accessing the website at http://www.proxyvoting.com/eac and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. New York time on March 8, 2010. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

If you hold your Denbury or Encore shares through a bank, broker, custodian or other record holder:

Please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting methods are available to you.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to common questions that you may have regarding the merger and your special meeting. Denbury and Encore urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 117.

Q:	What will happen in the merger?

A:	The proposed merger will combine the businesses of Denbury and Encore. At the effective time of the merger, Encore will merge with and into Denbury. Denbury will be the surviving entity. As a result of the merger, Encore will cease to exist and Denbury will continue as a public company. Following the merger, the combined company will be an independent oil and gas company with an anticipated enterprise value of approximately $9.5 billion based on the closing price of Denbury common stock on February 3, 2010.

After the merger, the current stockholders of Denbury and the current stockholders of Encore who receive shares of Denbury common stock in the merger will be the stockholders of Denbury.

Q:	Why am I receiving this document?

A:	Denbury and Encore are delivering this document to you because it is a joint proxy statement being used by both the Denbury and Encore boards of directors to solicit proxies of Denbury and Encore stockholders in connection with the special meetings to adopt the merger agreement. In addition, this document is a prospectus being delivered to Encore stockholders because Denbury is offering shares of its common stock to Encore stockholders in exchange for shares of Encore common stock in connection with the merger.

Q:	What are holders of Encore common stock being asked to vote on?

A:	Holders of Encore common stock are being asked to:

• adopt the merger agreement;

• approve the adjournment of the special meeting, if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

• act upon other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	What are holders of Denbury common stock being asked to vote on?

A:	Holders of Denbury common stock are being asked to:

• adopt the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration;

• approve the adjournment of the special meeting, if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

• act upon other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Adoption of the merger agreement will constitute stockholder approval of the issuance of Denbury common stock as part of the merger consideration for purposes of the New York Stock Exchange rule requiring that approval.

Q:	Why have Denbury and Encore decided to merge?

A:	Denbury and Encore believe that the merger will provide strategic and financial benefits to stockholders, customers and employees, including:

• creation of one of the largest crude oil focused independent exploration and production companies in North America;

• nearly doubling Denbury’s potential oil reserves (prior to the Conroe acquisition) recoverable through enhanced oil recovery techniques, or EOR, and increasing potential for further EOR growth in the Gulf Coast and Rocky Mountain regions;

• payment to Encore stockholders of a premium over the closing price of Encore’s common stock immediately before announcement of the merger agreement, the closing price of Encore’s common stock on the 20th trading day prior to the date of the Encore board meeting and the 52-week high closing price of Encore’s common stock, with collar protection, and an ability to participate in equity ownership of the combined company following the merger; and

• accretions to cash flow and proved reserves per share for Denbury stockholders, anticipated reductions in combined general and administrative and operational costs through the realization of synergies and, a potential reduction in cost of capital through the size, scale and diversification of the combined company.

Q:	Why is my vote important?

A:	If you do not return your proxy card by mail or submit your proxy by telephone or over the Internet or vote in person at your special meeting, it may be difficult for Denbury and Encore to obtain the necessary quorums to hold their respective special meetings.

In addition, if you are a Denbury stockholder, your failure to vote will have the same effect as a vote “against” adoption of the merger agreement. With respect to the proposal to adjourn the special meeting, if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote “against” the proposal. Denbury’s board of directors recommends unanimously that Denbury stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Denbury special meeting, if necessary or appropriate to permit further solicitation of proxies.

If you are an Encore stockholder, your failure to vote will have the same effect as a vote “against” adoption of the merger agreement. With respect to the proposal to adjourn the special meeting, if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote “against” the proposal. Encore’s board of directors recommends unanimously that Encore stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Encore special meeting, if necessary or appropriate to permit further solicitation of proxies.

No matter how many shares you own, you are encouraged to vote.

Q:	When and where are the special meetings?

A:	The Denbury special meeting will take place on March 9, 2010 at 10:00 a.m., local time, at 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024.

The Encore special meeting will take place on March 9, 2010 at 10:00 a.m., local time, at 777 Main Street, Suite 900, Fort Worth, Texas 76102.

For additional information relating to the Denbury and Encore special meetings, see “The Stockholder Meetings” beginning on page 41.

Q:	What will I receive in the merger in exchange for my shares of Encore common stock?

A:	Under the merger agreement, Encore stockholders may elect to receive consideration consisting of cash, shares of Denbury common stock or a combination of both in exchange for their shares of Encore common stock, subject to a proration feature. Encore stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock in exchange for each Encore share. Subject to proration, Encore stockholders electing to receive all cash will receive $50.00 per Encore share and Encore stockholders electing to receive only Denbury common stock will receive between 2.9568 and 3.7622 shares of Denbury common stock in exchange for each Encore share. The actual number of shares of Denbury common stock to be issued to Encore stockholders receiving either all stock or a mix of cash and stock consideration will be determined under a collar mechanism based upon the volume weighted average price of Denbury common stock for the 20-day trading period ending on the second full trading day prior to the effective time of the merger (which is referred to as the Denbury 20-day average price in this joint proxy statement/prospectus). For a more complete description of what Encore stockholders will be entitled to receive pursuant to the merger, see “Terms of the Merger Agreement — Conversion of Encore Stock” beginning on page 93.

Q:	Is the value of the per share consideration that I receive for my Encore shares expected to be substantially equivalent regardless of which election I make?

A:	Encore stockholders receiving all cash consideration will receive $50.00 in cash per Encore share. Encore stockholders receiving consideration that includes Denbury common stock will receive either only Denbury common stock, or a combination of cash and Denbury common stock, that will have a value, as calculated based on the Denbury 20-day average price, of $50.00 per Encore share if the Denbury 20-day average price is between $13.29 per share and $16.91 per share. The value those stockholders will receive, as calculated based on the Denbury 20-day average price, will exceed $50.00 per Encore share if the Denbury 20-day average price is higher than $16.91 per share, and will be less than $50.00 per Encore share if the Denbury 20-day average price is lower than $13.29 per share. However, the consideration received by Encore stockholders receiving consideration that includes Denbury common stock may have a current value that is higher or lower than $50.00 per Encore share on the date the consideration is received, as calculated based on Denbury common stock trading prices prevailing at that time, even if the Denbury 20-day average price is between $13.29 per share and $16.91 per share.

Q:	If I am an Encore stockholder, when must I elect the type of merger consideration that I prefer to receive?

A:	Holders of Encore common stock who wish to elect the type of merger consideration they prefer to receive pursuant to the merger should review and follow carefully the instructions set forth in the election form provided to Encore stockholders together with this joint proxy statement/prospectus or in a separate mailing. These instructions require that a properly completed and signed election form be received by the exchange agent by the election deadline, which is 5:00 p.m., New York time, on March 2, 2010. If an Encore stockholder does not submit a properly completed and signed election form to the exchange agent by the election deadline, that stockholder will receive a mix of cash and stock consideration consisting of $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock in exchange for each Encore share.

Q:	What vote is required to approve the merger and related matters?

A:	For Denbury, the affirmative vote of a majority of its shares of common stock outstanding and entitled to vote as of the record date is required to adopt the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration.

For Encore, the affirmative vote of a majority of its shares of common stock outstanding and entitled to vote as of the record date is required to adopt the merger agreement.

For additional information on the vote required to approve the merger and related matters, see “The Stockholder Meetings” beginning on page 41.

Q:	Is the consummation of the merger subject to any conditions other than the approval of the stockholders of Denbury and Encore?

A:	Yes. In addition to stockholder approval, the consummation of the merger is contingent upon the following:

• the absence of any law or court order that prohibits the merger;

• the shares of Denbury common stock to be issued pursuant to the merger will have been approved for listing on the New York Stock Exchange;

• the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and no pending stop order or proceeding seeking a stop order relating thereto;

• the receipt of tax opinions from counsel for each of Denbury and Encore to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (which is referred to as the Code in this joint proxy statement/prospectus), and that each of Denbury and Encore will be a party to the reorganization within the meaning of Section 368(b) of the Code;

• Denbury’s receipt of financing as contemplated in the merger agreement; and

• other customary conditions, including the absence of a material adverse effect on Denbury or Encore.

Q:	What do I need to do now?

A:	After reading and considering carefully the information contained in this joint proxy statement/prospectus, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet website listed on your proxy card or completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy by telephone, Internet or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at your special meeting. For additional information on voting procedures, see “The Stockholder Meetings” beginning on page 41.

Q:	How will my proxy be voted?

A:	If you vote by telephone, over the Internet or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. The proxy confers discretionary authority to the named proxies. Accordingly, if you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted as follows:

• in the case of Denbury, “FOR” adoption of the merger agreement and “FOR” the adjournment of the Denbury special meeting, if necessary or appropriate to permit further solicitation of proxies; and

• in the case of Encore, “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the Encore special meeting, if necessary or appropriate to permit further solicitation of proxies.

For additional information on voting procedures, see “The Stockholder Meetings” beginning on page 41.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on your behalf. Therefore, you should be sure to provide your broker with instructions on how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker to see if the broker offers telephone or Internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at your special meeting, but effectively will be treated as a vote “against” the proposal to adopt the merger agreement, unless you appear and vote in person at your special meeting.

For information on changing your vote if your shares are held in “street name,” see “The Stockholder Meetings” beginning on page 41.

Q:	Is the merger expected to be taxable to Encore stockholders?

A:	It is expected that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and, therefore, it is expected that holders of Encore common stock will not recognize any gain or loss for federal income tax purposes to the extent they exchange their shares of Encore common stock for shares of Denbury common stock pursuant to the merger. However, to the extent holders of Encore common stock exchange their Encore common stock for cash, the merger will be taxable.

You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 107 for a description of the material United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisors to determine the tax consequences of the merger to you.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of both Denbury and Encore or you own shares of Denbury or Encore that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own postage-paid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	What can I do if I want to change or revoke my vote?

A:	Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

• by completing, signing, dating and returning a new proxy card with a later date;

• by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by 11:59 p.m. New York time on March 8, 2010; or

• by attending your special meeting and voting by ballot at your special meeting.

You may also revoke your proxy card by sending a notice of revocation, which must be received prior to your special meeting, to the designated representative of the applicable company at the address provided under “Where You Can Find More Information” on page 117.

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

For additional information on changing your vote, see “The Stockholder Meetings” beginning on page 41.

Q:	What will happen to Encore’s stock options and restricted stock in the merger?

A:	At the effective time of the merger, each outstanding option to purchase shares of Encore common stock will fully vest and will be converted into an obligation of Denbury to pay to the option holder an amount in cash equal to the product of (i) the number of shares of Encore common stock subject to the option and (ii) the excess, if any, of the aggregate consideration per share (or with respect to certain pre-2005 options, the highest price per share paid within 60 days prior to the merger) over the exercise price per share previously subject to the option.

Immediately prior to the effective time of the merger, each outstanding award of Encore restricted stock granted by Encore will become fully vested and each holder will have the right to make the same elections as a holder of Encore common stock, except that any shares of Encore restricted stock granted as a 2009 bonus pursuant to the Encore annual incentive program will be converted into restricted shares of Denbury common stock. For more information, see “Terms of the Merger Agreement — Employee Stock Options; Restricted Shares” on page 94.

Q:	If I am a holder of Encore common stock with shares represented by stock certificates, should I send in my Encore stock certificates now?

A:	No. Please do not send in your Encore stock certificates with your proxy card. Rather, prior to the election deadline, send your completed, signed election form, together with your Encore common stock certificates (or a properly completed notice of guaranteed delivery) to the exchange agent. The election form for your Encore shares and your instructions will be delivered to you together with this joint proxy statement/prospectus or in a separate mailing. If your shares of Encore common stock are held in “street name” by your broker or other nominee, you should follow your broker’s or nominee’s instructions for making an election.

Q:	Are Encore stockholders entitled to appraisal rights?

A:	Encore stockholders may, under certain circumstances, be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. For more information regarding appraisal rights, see “The Merger — Appraisal Rights” beginning on page 87. In addition, a copy of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex D.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the proposed merger. We have described certain of these risks and other risks in more detail under “Risk Factors” beginning on page 34.

Q:	Will Denbury stockholders receive any shares as a result of the merger?

A:	No. Denbury stockholders will continue to hold the Denbury shares they currently own.

Q:	When do you expect to complete the merger?

A:	Denbury and Encore expect to complete the merger during the first quarter of 2010, although completion by any particular date cannot be assured.

Q:	Where can I find more information about the companies?

A:	Both Denbury and Encore file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the SEC’s website at http://www.sec.gov and at the offices of the New York Stock Exchange. Both companies also maintain websites. You can obtain Denbury’s SEC filings at http://www.denbury.com and you can obtain Encore’s SEC filings at http://www.encoreacq.com. We do not intend for information contained on or accessible through our respective websites to be part of this joint proxy statement/prospectus, other than the documents that we file with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, see “Where You Can Find More Information” on page 117.

Q:	Whom should I call if I have questions about the special meeting or the merger?

A:	Denbury stockholders should call Georgeson Inc., Denbury’s proxy solicitor, at (866) 482-4969.

Encore stockholders should call BNY Mellon Shareowner Services, Encore’s proxy solicitor, at (800) 814-0304.

If you have more questions about the merger, please call the Investor Relations Department of Denbury at (972) 673-2000 or the Investor Relations Department of Encore at (817) 877-9955.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under “Where You Can Find More Information.” We encourage you to read the merger agreement, the legal document governing the merger, which is included as Annex A to this document and incorporated by reference herein. We have included page references in the discussion below to direct you to more complete descriptions of the topics presented in this summary. We have defined certain oil and gas industry terms used in this document in the “Glossary of Oil and Gas Terms.”

The Companies

Denbury Resources Inc.
5100 Tennyson Pkwy., Suite 1200
Plano, Texas 75024
(972) 673-2000

Denbury is a Delaware corporation engaged in the acquisition, development, operation and exploration of oil and natural gas properties in the Gulf Coast region of the United States, primarily in Mississippi, Louisiana, Texas and Alabama. Denbury is the largest oil and natural gas producer in Mississippi, and it owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River. Denbury’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction processes, with its most significant emphasis relating to tertiary recovery operations.

Since Denbury acquired its first CO2 tertiary flood in Mississippi in 1999, it has gradually increased its emphasis on these types of operations. Denbury’s tertiary operations have grown to the point that, as of December 31, 2008, approximately 50% of its proved reserves were proved tertiary oil reserves. As of December 31, 2008, Denbury had total tertiary-related proved oil reserves of approximately 125.8 MMBbls. Denbury’s production from tertiary operations has increased from approximately 1,350 Bbls/d in 1999, the then existing production at Little Creek Field at the time of acquisition, to an average of 24,347 Bbls/d during the third quarter of 2009. Denbury expects this production to continue to increase for several years as Denbury expands its tertiary operations to additional fields that it owns. Denbury believes that there are many additional oil fields in its operating areas that can be acquired and flooded with CO2, providing potential growth opportunities beyond its existing inventory of oil fields.

Denbury’s estimated total proved reserves at December 31, 2008 were 179.1 MMBbls of oil and 428 Bcf of natural gas, based on the December 31, 2008 NYMEX oil price of $44.60 per barrel adjusted to prices received by field and a Henry Hub natural gas cash price of $5.71 per MMBtu, also adjusted to prices received by field. On a BOE basis, Denbury’s proved reserves were 250.5 MMBOE at December 31, 2008, of which approximately 72% was oil and approximately 58% was proved developed. Denbury recently announced information concerning its 2009 year-end proved reserves and estimated production. See “Denbury — The Combined Company — Recent Events” beginning on page 45.

Denbury continues to emphasize its tertiary recovery operations because management believes these operations (i) are lower risk and more predictable than most traditional exploration and development activities, and (ii) provide a reasonable rate of return at relatively low oil prices. In addition, Denbury has virtually no competition for this type of activity in its geographic area, as generally, from east Texas to Florida, there are no known significant sources of CO2 other than those that Denbury owns. Denbury believes that if significant sources of man-made CO2 are captured and become available in the future, tertiary recovery operations provide an economical way to sequester these greenhouse gases, while recovering additional oil. Denbury has acquired several old oil fields in its areas of operations with potential for tertiary recovery and plans to acquire additional fields. Denbury also continues to expand its CO2 pipeline infrastructure to transport CO2.

Denbury’s strategy is focused on the following fundamental principles:

•	remain focused in specific regions where Denbury either has, or believes it can create, a competitive advantage as a result of its ownership or use of CO2 reserves, oil fields and CO2 infrastructure;

•	acquire properties where management believes additional value can be created through tertiary recovery operations and a combination of other exploitation, development, exploration and marketing techniques;

•	acquire properties that give Denbury a majority working interest and operational control or where management believes Denbury can ultimately obtain them;

•	maximize the value of company properties by increasing production and reserves while controlling costs; and

•	maintain a highly competitive team of experienced and incentivized personnel.

Denbury’s common stock is listed on the New York Stock Exchange under the symbol “DNR.”

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(817) 877-9955

Encore is a Delaware corporation engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects and applying tertiary recovery techniques. Encore’s properties and its oil and natural gas reserves are located in four core areas:

•	the Cedar Creek Anticline, or CCA, in the Williston Basin in Montana and North Dakota;

•	the Permian Basin in west Texas and southeastern New Mexico;

•	the Rockies, which includes non-CCA assets in the Williston, Big Horn and Powder River Basins in Wyoming, Montana and North Dakota and the Paradox Basin in southeastern Utah; and

•	the Mid-Continent region, which includes the Arkoma and Anadarko Basins in Oklahoma, the North Louisiana Salt Basin and the East Texas Basin.

Encore’s estimated total proved reserves at December 31, 2008 were 134.5 MMBbls of oil and 307.5 Bcf of natural gas, based on December 31, 2008 spot market prices of $44.60 per barrel for oil and $5.62 per Mcf for natural gas. On a BOE basis, Encore’s proved reserves were 185.7 MMBOE at December 31, 2008, of which approximately 72% was oil and approximately 80% was proved developed. Encore recently announced information concerning its 2009 year-end proved reserves and estimated fourth quarter 2009 production. See “Denbury — The Combined Company — Recent Events” beginning on page 45.

Encore’s common stock is listed on the New York Stock Exchange under the symbol “EAC.”

The Merger
(Page 47)

Denbury and Encore have agreed to combine their businesses pursuant to the merger agreement described in this joint proxy statement/prospectus. Pursuant to the merger agreement, Encore will merge with and into Denbury. As a result of the merger, Encore will cease to exist and Denbury will continue as a public company. The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Denbury and Encore encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration (Page 93)

Under the merger agreement, Encore stockholders may elect to receive consideration consisting of cash, shares of Denbury common stock or a combination of both in exchange for their shares of Encore common stock, subject to the proration feature described below. Encore stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock in exchange for each Encore share. Subject to proration, Encore stockholders electing to receive all cash will receive $50.00 per Encore share and Encore stockholders electing to receive only Denbury common stock will receive between 2.9568 and 3.7622 shares of Denbury common stock in exchange for each Encore share. The actual number of shares of Denbury common stock to be issued to Encore stockholders receiving either all stock or a mix of cash and stock consideration will be determined under a collar mechanism based upon the Denbury 20-day average price. For a more complete description of what Encore stockholders will be entitled to receive pursuant to the merger, see “Terms of the Merger Agreement — Conversion of Encore Stock” on page 93.

The aggregate cash consideration to be received by Encore stockholders pursuant to the merger will be fixed at an amount equal to the product of $15.00 and the number of issued and outstanding shares of Encore common stock immediately prior to closing of the merger, which cash amount is expected to be approximately $833.1 million, excluding approximately $56.2 million in cash payments to Encore stock option holders. Accordingly, if Encore stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, or less than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive either all cash or all stock consideration, as the case may be, will be pro rated down and will receive the undersubscribed form of merger consideration as a portion of the overall consideration they receive for their shares. As a result, Encore stockholders that make a valid election to receive all cash or all stock consideration may not receive merger consideration entirely in the form elected. See “Risk Factors — Encore stockholders electing to receive only cash or only Denbury common stock may receive a form or combination of consideration different from the form they elect” on page 34.

Denbury will not issue any fractional shares of its common stock to any holder of Encore common stock upon completion of the merger. For each fractional share that would otherwise be issued, Denbury will pay cash (without interest) in an amount equal to the product of (i) the fractional share and (ii) the closing price for a share of Denbury common stock on the business day immediately preceding the closing date. See “Terms of the Merger Agreement — Surrender of Shares; Stock Transfer Books” beginning on page 96.

Completion and Delivery of the Election Form (Page 95)

If you are an Encore stockholder, you have received or will receive (together with this joint proxy statement/prospectus or in a separate mailing) an election form with instructions for making cash and stock elections. You must complete properly and deliver to the exchange agent your election form along with your stock certificates (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or election form with your proxy card.

Election forms and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., New York time, on March 2, 2010. Once you tender your stock certificates to the exchange agent, you may not transfer your shares of Encore common stock until the merger is completed, unless you revoke your election by a written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed election form prior to the election deadline, you will be deemed not to have made an election. As a holder making no election, you will receive the mixed cash and stock consideration.

If you own shares of Encore common stock in “street name” through a broker or other nominee and you wish to make an election, you should seek instructions from the broker or other nominee holding your shares concerning how to make your election.

If the merger is not completed, stock certificates will be returned by the exchange agent by first class mail or through book-entry transfer (in the case of shares of Encore common stock delivered in book-entry form to the exchange agent).

Treatment of Stock Options and Restricted Stock (Page 94)

At the effective time of the merger, each outstanding option to purchase shares of Encore common stock, whether or not then exercisable or vested, will be converted into an obligation of Denbury to pay the option holder an amount in cash equal to the product of (i) the number of shares of Encore common stock subject to the option and (ii) the excess, if any, of the aggregate consideration per share (or with respect to certain pre-2005 options, the highest price per share paid within 60 days prior to the merger) over the exercise price per share previously subject to the option.

Immediately prior to the effective time of the merger, each outstanding award of Encore restricted stock will become fully vested and each holder will have the right to make the same elections as a holder of Encore common stock, except that any shares of Encore restricted stock granted as a 2009 bonus pursuant to the Encore annual incentive program will be converted into a number of restricted shares of Denbury common stock determined by multiplying (i) the number of restricted shares of Encore common stock subject to that grant by (ii) the exchange ratio used in determining the consideration payable to Encore stockholders who have elected to receive only common stock consideration.

Board Recommendations (Pages 58 and 61)

Encore.  Encore’s board of directors has unanimously adopted a resolution approving the merger agreement, declared the merger agreement advisable and determined that the merger agreement and the transactions contemplated by it are fair to and in the best interests of Encore and its stockholders and recommends unanimously that Encore stockholders vote at the special meeting to adopt the merger agreement and approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. See “The Merger — Background of the Merger” beginning on page 47. As described under the heading “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 81 of this joint proxy statement/prospectus, Encore’s directors and executive officers will receive financial benefits that may be different from, or in addition to, those of Encore stockholders.

Denbury.  Denbury’s board of directors has unanimously adopted a resolution approving the merger agreement and the transactions contemplated by it, declared the merger agreement advisable and recommends unanimously that Denbury stockholders vote at the special meeting to adopt the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration. See “The Merger — Background of the Merger” beginning on page 47. In addition, Denbury’s board of directors recommends unanimously that Denbury stockholders vote to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Opinions of Financial Advisors
(Pages 64 and 73)

In deciding to recommend the merger, each of Denbury and Encore considered an opinion from its financial advisor.

Opinion of Encore’s Financial Advisor

Barclays Capital Inc., or Barclays Capital, rendered its opinion to Encore’s board of directors that, as of October 31, 2009, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Encore was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of Barclays Capital, dated October 31, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Barclays Capital provided its opinion for the information and assistance of Encore’s board of directors in connection with its consideration of the merger. The Barclays Capital opinion is not a recommendation as to how any holder of Encore’s common stock should vote with respect to the merger, adoption of the merger agreement or any other matter.

Pursuant to a letter agreement dated October 9, 2009, Encore engaged Barclays Capital to act as its financial advisor in connection with the contemplated transaction. As compensation for its services in connection with the merger, Encore paid Barclays Capital $1.0 million upon the delivery of Barclays Capital’s fairness opinion. Additional compensation of $12.5 million will be payable on completion of the merger, against which the amount paid for the opinion will be credited. In addition, Encore has agreed to reimburse Barclays Capital for its expenses, including attorneys’ fees and disbursements, and to indemnify Barclays Capital and related persons against various liabilities.

Opinion of Denbury’s Financial Advisor

Pursuant to an engagement letter dated October 30, 2009, Denbury retained J.P. Morgan Securities Inc., or J.P. Morgan, as its financial advisor in connection with the proposed merger and to deliver a fairness opinion in connection with the merger.

At the meeting of Denbury’s board of directors on October 31, 2009, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to Denbury’s board of directors that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Denbury in the proposed merger was fair, from a financial point of view, to Denbury.

The full text of the written opinion of J.P. Morgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Denbury stockholders are urged to read the opinion carefully and in its entirety.

J.P. Morgan’s written opinion is addressed to Denbury’s board of directors, is directed only to the consideration to be paid by Denbury in the merger and does not constitute a recommendation to any Denbury stockholder as to how that stockholder should vote at the Denbury special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

For services rendered in connection with the merger, Denbury has agreed to pay J.P. Morgan $12.0 million, $3.0 million of which was paid after the public announcement of the proposed merger, and the remainder of which will become payable only if the merger is consummated. In addition, Denbury has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

Board of Directors and Management of Denbury Following the Merger
(Page 81)

Denbury’s board of directors and executive officers will remain the same following the merger as they are immediately before the merger becomes effective.

The Stockholder Meetings
(Page 41)

Denbury.  The Denbury special meeting will be held for the following purposes:

•	to consider and vote upon a proposal to adopt the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration;

•	to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal; and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Encore.  The Encore special meeting will be held for the following purposes:

•	to consider and vote upon a proposal to adopt the merger agreement;

•	to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal; and

•	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Dates
(Page 42)

Denbury.  You may vote at the special meeting of Denbury stockholders if you owned Denbury common stock at the close of business on February 3, 2010.

Encore.  You may vote at the special meeting of Encore stockholders if you owned Encore common stock at the close of business on February 3, 2010.

Votes Required
(Page 42)

Denbury.  Each share of Denbury common stock outstanding as of the record date will be entitled to one vote at the Denbury special meeting. Adoption of the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration, requires the affirmative vote of a majority of the then outstanding shares of Denbury common stock that are entitled to vote as of the record date. Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of Denbury common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote.

If a Denbury stockholder abstains from voting, that action will be the equivalent of a vote “against” all of the matters to be voted upon. A broker non-vote will be the equivalent of a vote “against” the adoption of the merger agreement. A broker non-vote will have no effect on any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Encore.  Each share of Encore common stock outstanding as of the record date is entitled to one vote at the Encore special meeting. Adoption of the merger agreement by Encore stockholders requires the affirmative vote of a majority of the then outstanding shares of Encore common stock that are entitled to vote as of the record date. Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of Encore common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote.

If an Encore stockholder abstains from voting, that action will be the equivalent of a vote “against” all of the matters to be voted upon. A broker non-vote will be the equivalent of a vote “against” adopting the merger agreement, but will have no effect on any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal.

Outstanding Shares and Share Ownership of Management
(Page 42)

Denbury.  As of the record date for the Denbury special meeting, there were 262,392,777 shares of Denbury common stock outstanding. Directors and executive officers of Denbury beneficially owned approximately 3.2% of the outstanding shares of Denbury common stock on the record date.

Encore.  As of the record date for the Encore special meeting, there were 55,542,510 shares of Encore common stock outstanding. Directors and executive officers of Encore beneficially owned approximately 8.6% of the outstanding shares of Encore common stock on the record date.

Risks Relating to the Merger
(Page 34)

You should be aware of and consider carefully the risks relating to the merger described under “Risk Factors.” These risks include possible difficulties in combining two companies that have previously operated independently.

Material U.S. Federal Income Tax Consequences of the Merger
(Page 107)

Denbury and Encore each expect the merger to be a tax free reorganization pursuant to Section 368(a) of the Code to the extent Encore stockholders receive Denbury common stock pursuant to the merger.

Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material United States federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Accounting Treatment
(Page 80)

The merger will be accounted for as an acquisition of Encore by Denbury using the “acquisition” method of accounting. Encore uses the successful efforts method of accounting for its oil and natural gas properties. Denbury uses, and will continue to use, post-merger, the full cost method of accounting for its oil and gas properties.

Appraisal Rights
(Page 87)

Encore stockholders will, under certain circumstances, be entitled under Delaware law to exercise appraisal rights and receive payment for the fair value of their Encore shares if the merger is completed. However, under Section 262 of the DGCL, appraisal rights are only available in connection with the merger if, among other things, holders of Encore stock are required to accept cash consideration for their Encore shares (other than cash paid in lieu of fractional shares). Accordingly, Denbury reserves the right to take the position that appraisal rights are not available if, after application of the proration provisions of the merger agreement, all stockholders who elected to receive all stock consideration and all stockholders who demanded appraisal of their shares could have received consideration consisting of only Denbury common stock and cash paid in lieu of receiving fractional shares of Denbury common stock as a result of the merger. Encore stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

If appraisal rights are available, Encore stockholders who desire to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement, must submit a written demand for an appraisal before the vote on the adoption of the merger agreement and must continue to hold their Encore shares through the effective date of the merger. Encore stockholders must also comply with other procedures as required by Section 262 of the DGCL. If appraisal rights are available, Encore stockholders who validly demand appraisal of their shares in accordance with the DGCL and do not withdraw their demand or otherwise forfeit their appraisal rights will not receive the merger consideration. Instead, after completion of the proposed merger, the Court of Chancery of the State of Delaware will determine the fair value of their shares exclusive of any value arising from the proposed merger. This appraisal amount will be paid in cash and could be more than, the same as or less than the amount an Encore stockholder would be entitled to receive under the merger agreement.

The DGCL requirements for exercising appraisal rights are described in further detail in this joint proxy statement/prospectus, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D.

Financing of the Merger
(Page 91)

Denbury has received a financing commitment letter from J.P. Morgan and JPMorgan Chase Bank, N.A., or JPMorgan Chase, which is subject to various conditions, for a proposed new $1.6 billion senior secured revolving credit facility and a $1.25 billion bridge facility. In place of the bridge facility, on February 3, 2010, Denbury completed the public offering of $1 billion of its 8 1/4% Senior Subordinated Notes due 2020, which is scheduled to close on February 10, 2010. See “The Merger — Financing of the Merger” beginning on page 91 for more details on the notes offering. These financing sources will be used to fund the cash portion of the merger consideration (inclusive of payments due to Encore stock option holders), refinance certain of Encore’s existing debt, pay Encore’s severance costs, repay Denbury’s existing credit facility, pay merger-related transaction costs and provide additional liquidity. Encore will cooperate with Denbury’s efforts to secure the financing and Denbury will reimburse Encore for the expenses it incurs in performing those efforts.

Conditions to the Merger
(Page 103)

The merger will be completed only if the conditions to the merger are satisfied or waived (if legally permissible), including, among others, the following:

•	the adoption of the merger agreement by Encore’s stockholders;

•	the adoption of the merger agreement by Denbury’s stockholders;

•	the absence of any law or court order that would prohibit, prevent or enjoin the merger;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and no pending stop order or proceeding seeking a stop order relating thereto;

•	the approval of the shares of Denbury common stock to be issued pursuant to the merger agreement to be listed on the New York Stock Exchange;

•	the receipt of tax opinions from counsel for each of Denbury and Encore to the effect that the merger will be treated as a reorganization under Section 368(a) of the Code and that each of Denbury and Encore will be a party to the reorganization within the meaning of Section 368(b) of the Code;

•	Denbury’s receipt of the financing contemplated by the merger agreement; and

•	other customary conditions, including the absence of a material adverse effect on Denbury or Encore.

Either party to the merger agreement may choose to complete the merger even though a condition has not been satisfied if the law allows Encore and Denbury to do so; however, neither Denbury nor Encore can give any assurance regarding when or if all of the conditions to the merger will either be satisfied or waived or that the merger will occur as intended.

Regulatory Requirements
(Page 91)

The merger is subject to antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which is referred to as the HSR Act in this joint proxy statement/prospectus). Denbury and Encore have made their respective filings under the HSR Act with the Antitrust Division of the United States Department of Justice, which is referred to as the Antitrust Division in this joint proxy statement/prospectus, and the United States Federal Trade Commission, which is referred to as the FTC in this joint proxy statement/prospectus. On November 30, 2009, the FTC granted early termination of the waiting period under the HSR Act.

Termination of the Merger Agreement
(Page 105)

Denbury and Encore can mutually agree to terminate the merger agreement at any time. Either Denbury or Encore can unilaterally terminate the merger agreement in various circumstances, including the following:

•	if the merger has not occurred on or before May 31, 2010, but neither party may terminate the merger agreement if that party’s breach of any provision of the merger agreement has contributed to, or otherwise resulted in, the failure of the merger to occur on or before May 31, 2010;

•	if a court or other governmental authority issues a final, non-appealable order restraining, enjoining or otherwise prohibiting the merger;

•	if Encore’s stockholders or Denbury’s stockholders fail to adopt the merger agreement;

•	if the Denbury financing condition is not satisfied on or before May 31, 2010; or

•	if the other party is in material breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and such breach is not cured prior to the earlier of 30 days after notice of the breach or May 31, 2010.

In addition, Encore may terminate the merger agreement if prior to the adoption of the merger agreement by Encore’s stockholders, Encore’s board of directors has effected a change in its recommendation and authorized Encore to enter into a definitive agreement with respect to a superior proposal.

Termination Fee
(Page 105)

On a termination of the merger agreement under certain circumstances, Encore may be required to pay Denbury a termination fee of either $60 million or $120 million or Denbury may be required to pay Encore a termination fee of either $60 million, $120 million or $300 million, in each case depending on the circumstances of the termination. In addition, Encore is obligated to reimburse Denbury for up to $10 million of its expenses related to the merger if specified termination events occur.

Interests of Certain Persons in the Merger that May be Different from Your Interests
(Page 81)

Encore’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of holders of Encore common stock. These interests include certain Encore executive officers being entitled to receive specified severance and other benefits, following the effective time of the merger. Severance benefits are paid only upon an executive officer’s termination for cause or good reason. Some of these benefits include the following:

Severance Benefits

•	a lump sum cash payment to each of Encore’s executive officers in the amount of 2-3 times their respective annual salaries and bonus;

•	continued medical, dental and life insurance coverage for up to three years for Encore’s executive officers;

•	payments to compensate for the imposition of certain federal excise taxes imposed on Encore’s executive officers;

Other Benefits

•	the vesting of Encore restricted stock and options to purchase shares of Encore’s common stock held by Encore’s executive officers and directors at the effective time of the merger and conversion of that stock into the right to receive the merger consideration (other than restricted stock granted as a 2009 bonus);

•	entitlement for Encore’s executive officers to receive an incentive award that would vest over time from Denbury if they remain employed by Denbury for 30 days following the effective time of the merger; and

•	indemnification by Denbury with respect to acts or omissions performed by Encore’s directors and executive officers in their capacities as such.

Encore’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See “The Merger — Reasons for the Merger — Encore” beginning on page 55.

Acquisition Proposals
(Page 100)

Encore and its subsidiaries will not, and Encore and its subsidiaries will direct their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, (i) directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate an acquisition proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information to, any other party with respect to an acquisition proposal, (iii) accept an acquisition proposal or (iv) enter into any agreement to do any of the foregoing with respect to an acquisition proposal. However, prior to obtaining adoption of the merger agreement by Encore’s stockholders, Encore or its board of directors may take any action described in clauses (ii) — (iv) above if Encore receives an unsolicited written acquisition proposal from a third party and Encore’s board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the proposal constitutes, or could reasonably be expected to lead to, a transaction more favorable to its stockholders than the merger.

In addition, prior to adoption of the merger agreement by Encore’s stockholders, Encore’s board of directors may effect a change in its recommendation of the merger in response to (i) a superior proposal or (ii) an intervening event if Encore’s board of directors concludes in good faith (after consultation with its outside legal counsel) that a failure to withdraw its recommendation would breach its fiduciary duties under applicable law.

Prior to obtaining adoption of the merger agreement by Denbury’s stockholders, Denbury’s board of directors may effect a change in its recommendation of the merger in response to an intervening event if it determines in good faith (after consultation with outside legal counsel and, if appropriate, its financial advisor) that a failure to withdraw its recommendation would breach its fiduciary duties under applicable law.

In general, the term “intervening event” means, with respect to either party, a material event or circumstance that was not known or reasonably foreseeable to the board of directors of that party on the date of the merger agreement (or, if known, the consequences of which were not known to or reasonably foreseeable by that board of directors), which event or circumstance, or material consequences thereof, become known to the board of directors of that party prior to the time at which that party receives the applicable stockholder approval, but in no event will any of the following constitute an intervening event:

•	the receipt, existence or terms of an acquisition proposal for Denbury or of any information or any communication that could lead to any acquisition by Denbury of any business or assets other than Encore, or any consequence thereof;

•	any failure to arrange or receive the financing, or any of the terms or consequences of the financing; or

•	any change in, or event or condition generally affecting, the oil and natural gas industry or exploration and production companies, including, without limitation, any change in oil or natural gas prices or differentials.

Material Differences in the Rights of Stockholders
(Page 111)

Denbury and Encore are both Delaware corporations. Upon completion of the merger, your rights as stockholders of Denbury will be governed by its certificate of incorporation and bylaws. Encore stockholders should consider that Denbury’s certificate of incorporation and bylaws differ in some material respects from Encore’s certificate of incorporation and bylaws.

Selected Historical Consolidated Financial Data

Denbury

The following table sets forth Denbury’s selected consolidated historical financial information that has been derived from (1) Denbury’s consolidated financial statements as of December 31, 2008, 2007, 2006, 2005 and 2004 and the years then ended and (2) Denbury’s consolidated financial statements as of September 30, 2009 and 2008 and the nine month periods then ended. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its consolidated financial statements and notes thereto in Denbury’s 2008 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 incorporated by reference in this document.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006(a)	2005	2004
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenues and other income:
Oil, natural gas and related product sales	$600,942	$1,128,548	$1,347,010	$952,788	$716,557	$549,055	$444,777
CO2 sales and transportation fees	9,708	9,705	13,858	13,630	9,376	8,119	6,276
Loss on effective hedge contract(b)	—	—	—	—	—	—	(70,469)
Interest income and other	1,948	3,525	4,834	6,642	5,603	3,218	2,388

Total revenues	612,598	1,141,778	1,365,702	973,060	731,536	560,392	382,972

Expenses:
Lease operating expenses	241,908	228,134	307,550	230,932	167,271	108,550	87,107
Production taxes and marketing expenses	24,294	50,978	55,770	43,130	31,993	23,553	17,569
Transportation expense — Genesis	6,143	5,623	7,982	5,961	4,358	4,029	1,168
CO2 operating expenses	3,442	2,836	4,216	4,214	3,190	2,251	1,338
General and administrative	79,828	45,821	60,374	48,972	43,014	28,540	21,461
Interest, net of amounts capitalized(c)	36,960	23,988	32,596	30,830	23,575	17,978	19,468
Depletion, depreciation and amortization	177,145	160,896	221,792	195,900	149,165	98,802	97,527
Commodity derivative expense (income)	177,061	43,591	(200,053)	18,597	(19,828)	28,962	15,358
Abandoned acquisition cost(d)	—	30,426	30,601	—	—	—	—
Write-down of oil and natural gas properties(d)	—	—	226,000	—	—	—	—

Total expenses	746,781	592,293	746,828	578,536	402,738	312,665	260,996

Equity in net income (loss) of Genesis	5,802	3,796	5,354	(1,110)	776	314	(136)

Income (loss) before income taxes	(128,381)	553,281	624,228	393,414	329,574	248,041	121,840
Income tax provision (benefit):
Current income taxes	18,140	44,769	40,812	30,074	19,865	27,177	22,929
Deferred income taxes	(67,869)	163,909	195,020	110,193	107,252	54,393	16,463

Net income (loss)	$(78,652)	$344,603	$388,396	$253,147	$202,457	$166,471	$82,448

Net income (loss) per share — basic(e)	$(0.32)	$1.41	$1.59	$1.05	$0.87	$0.74	$0.38
Net income (loss) per share — diluted(e)	$(0.32)	$1.36	$1.54	$1.00	$0.82	$0.70	$0.36
Weighted average common shares outstanding:(e)
Basic	246,156	243,604	243,935	240,065	233,101	223,485	219,482
Diluted	246,156	252,708	252,530	252,101	247,547	239,267	229,206

Consolidated Statements of Cash Flows Data:
Cash provided by (used in):
Operating activities	$406,434	$632,771	$774,519	$570,214	$461,810	$360,960	$168,652
Investing activities	(736,390)	(617,677)	(994,659)	(762,513)	(856,627)	(383,687)	(93,550)
Financing activities	334,576	100,109	177,102	198,533	283,601	154,777	(66,251)

	As of September 30,		As of December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands)

Consolidated Balance Sheets Data:
Total assets	$3,903,260	$3,468,532	$3,589,674	$2,771,077	$2,139,837	$1,505,069	$992,706
Total long-term debt	1,196,061	776,991	852,767	680,330	507,786	373,591	223,397
Stockholders’ equity	1,790,659	1,787,985	1,840,068	1,404,378	1,106,059	733,662	541,672

(a)	Effective January 1, 2006, Denbury adopted new guidance issued by the Financial Accounting Standard Board (“FASB”) in the “Compensation-Stock Compensation” topic of the FASB Accounting Standards Codificationtm (“FASC”) which prospectively required Denbury to record compensation expense for stock incentive awards.

(b)	Amount represents Denbury’s net loss on commodity contracts that qualified for hedge accounting treatment, prior to Denbury’s discontinuance of hedge accounting effective January 1, 2005.

(c)	Denbury’s capitalized interest was $48.7 million and $19.5 million for the nine months ended September 30, 2009 and 2008, respectively, and $29.2 million, $20.4 million, $11.3 million, $1.6 million and $0 for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

(d)	In 2008, Denbury had a full cost ceiling test write-down of $226.0 million ($140.1 million net of tax) and pre-tax expense of $30.6 million associated with a cancelled acquisition.

(e)	On December 5, 2007 and October 31, 2005, Denbury split its common stock on a 2-for-1 basis. Information relating to all prior years’ shares and earnings per share has been retroactively restated to reflect the stock splits.

Encore

The following table sets forth selected consolidated historical financial information that has been derived from (1) Encore’s consolidated financial statements as of December 31, 2008, 2007, 2006, 2005 and 2004 and the years then ended and (2) Encore’s consolidated financial statements as of September 30, 2009 and 2008 and the nine months then ended. This selected historical consolidated financial data does not include the effect of the merger. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its consolidated financial statements and notes thereto in Encore’s Current Report on Form 8-K filed January 25, 2010, and Encore’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference in this document.

	Nine Months Ended
	September 30,(a)(b)		Year Ended December 31,(a)(b)
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share amounts)

Consolidated Statements of Operations Data:
Revenues(c):
Oil	$374,915	$776,001	$897,443	$562,817	$346,974	$307,959	$220,649
Natural gas	86,908	182,973	227,479	150,107	146,325	149,365	77,884
Marketing(d)	2,008	8,740	10,496	42,021	147,563	—	—

Total revenues	463,831	967,714	1,135,418	754,945	640,862	457,324	298,533

Expenses:
Production:
Lease operating(e)	122,817	130,013	175,115	143,426	98,194	69,744	47,807
Production, ad valorem and severance taxes	48,074	95,845	110,644	74,585	49,780	45,601	30,313
Depletion, depreciation and amortization	217,361	159,114	228,252	183,980	113,463	85,627	48,522
Impairment of long-lived assets(f)	—	26,292	59,526	—	—	—	—
Exploration	43,801	30,462	39,207	27,726	30,519	14,443	3,935
General and administrative(e)	40,743	36,549	48,421	39,124	23,194	17,268	12,059
Marketing(d)	1,612	9,362	9,570	40,549	148,571	—	—
Derivative fair value loss (gain)(g)	(741)	82,093	(346,236)	112,483	(24,388)	5,290	5,011
Loss on early redemption of debt(h)	—	—	—	—	—	19,477	—
Provision for doubtful accounts	7,116	4	1,984	5,816	1,970	231	—
Other operating	22,303	9,801	12,975	17,066	8,053	9,254	5,028

Total expenses	503,086	579,535	339,458	644,755	449,356	266,935	152,675

Operating income (loss)	(39,255)	388,179	795,960	110,190	191,506	190,389	145,858

Other income (expenses):
Interest	(57,009)	(54,669)	(73,173)	(88,704)	(45,131)	(34,055)	(23,459)
Other	1,811	3,090	3,898	2,667	1,429	1,039	240

Total other expenses	(55,198)	(51,579)	(69,275)	(86,037)	(43,702)	(33,016)	(23,219)

Income (loss) before income taxes	(94,453)	336,600	726,685	24,153	147,804	157,373	122,639
Income tax benefit (provision)	25,254	(118,595)	(241,621)	(14,476)	(55,406)	(53,948)	(40,492)

Consolidated net income (loss)	(69,199)	218,005	485,064	9,677	92,398	103,425	82,147
Less: net loss (income) attributable to noncontrolling interest	9,669	(16,198)	(54,252)	7,478	—	—	—

Net income (loss) attributable to EAC stockholders	$(59,530)	$201,807	$430,812	$17,155	$92,398	$103,425	$82,147

Net income (loss) per common share:
Basic	$(1.15)	$3.78	$8.10	$0.32	$1.75	$2.10	$1.73	(i)
Diluted	$(1.15)	$3.67	$8.01	$0.31	$1.74	$2.07	$1.71	(i)
Weighted average common shares outstanding:
Basic	51,964	52,466	52,270	53,170	51,865	48,682	47,090	(i)
Diluted	51,964	53,134	52,866	53,629	52,356	49,303	47,522	(i)

	Nine Months Ended
	September 30,(a)(b)		Year Ended December 31,(a)(b)
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share amounts)

Consolidated Statements of Cash flows Data:
Cash provided by (used in):
Operating activities	$633,153	$528,987	$663,237	$319,707	$297,333	$292,269	$171,821
Investing activities	(710,316)	(536,094)	(728,346)	(929,556)	(397,430)	(573,560)	(433,470)
Financing activities	81,807	9,230	65,444	610,790	99,206	281,842	262,321

	As of September 30,(a)(b)		As of December 31,(a)(b)
	2009	2008	2008	2007	2006	2005	2004
	(In thousands)

Consolidated Balance Sheets Data:
Total assets	$3,713,814	$3,286,141	$3,633,195	$2,784,561	$2,006,900	$1,705,705	$1,123,400
Long-term debt	1,243,496	1,217,604	1,319,811	1,120,236	661,696	673,189	379,000
Equity	1,668,765	1,239,392	1,483,248	1,070,689	816,865	546,781	473,575

(a)	Encore acquired certain oil and natural gas properties and related assets in the Mid-Continent and east Texas regions in August 2009. Encore acquired certain oil and natural gas properties and related assets in the Big Horn and Williston Basins in March 2007 and April 2007, respectively. Encore also acquired Crusader Energy Corporation in October 2005 and Cortez Oil & Gas, Inc. in April 2004. The operating results of these acquisitions are included in Encore’s Consolidated Statements of Operations from the date of acquisition forward. Encore disposed of certain oil and natural gas properties and related assets in the Mid-Continent region in June 2007. The operating results of this disposition are included in Encore’s Consolidated Statements of Operations through the date of disposition.

(b)	Encore’s historical financial information has been recast for the adoption of new guidance on the accounting for noncontrolling interests issued by the FASB in the “Consolidations” topic of the FASC and new guidance on the accounting for the treatment of equity-based payment transactions in the calculation of earnings per share issued by the FASB in the “Earnings per Share” topic of the FASC on January 1, 2009. The retrospective application of the new guidance on noncontrolling interests resulted in the reclassification of approximately $169.1 million, $122.5 million and $125.2 million from minority interest in consolidated partnership to noncontrolling interest at December 31, 2008 and 2007 and September 30, 2008, respectively. The retrospective application of the new guidance on earnings per share reduced Encore’s basic earnings per common share by $0.14, $0.03, $0.02, and $0.01 for the years ended December 31, 2008, 2006, 2005 and 2004, respectively, reduced Encore’s diluted earnings per share by $0.06, $0.01, $0.01, $0.02 and $0.01 for the years ended December 31, 2008, 2007, 2006, 2005, and 2004, respectively, and reduced Encore’s basic and diluted earnings per share by $0.07 and $0.03, respectively, for the nine months ended September 30, 2008. The adoption of the revised guidance on earnings per share did not have an impact on Encore’s basic earnings per share during the year ended December 31, 2007. See Encore’s Current Report on Form 8-K filed January 25, 2010.

(c)	For the nine months ended September 30, 2009 and 2008, Encore reduced oil and natural gas revenues for net profits interests owned by others by $21.5 million and $50.7 million, respectively. For 2008, 2007, 2006, 2005 and 2004, Encore reduced oil and natural gas revenues for net profits interests owned by others by $56.5 million, $32.5 million, $23.4 million, $21.2 million and $12.6 million, respectively.

(d)	In 2006, Encore began purchasing third-party oil barrels from a counterparty other than a party to whom the barrels were sold for aggregation and sale with Encore’s own equity production in various markets. These purchases assisted Encore in marketing Encore’s production by decreasing Encore’s dependence on individual markets. These activities allowed Encore to aggregate larger volumes, facilitated Encore’s efforts to maximize the prices Encore received for production, provided for a greater allocation of future pipeline capacity in the event of curtailments, and enabled Encore to reach other markets. In 2007, Encore discontinued purchasing oil from third party companies as market conditions changed and pipeline space was gained. Implementing this change allowed Encore to focus on the marketing of Encore’s own oil production, leveraging newly gained pipeline space and delivering oil to various newly developed markets in an effort to maximize the value of the oil at the wellhead. In March 2007, Encore Energy Partners

LP (or ENP) acquired a natural gas pipeline as part of the Big Horn Basin asset acquisition. Natural gas volumes are purchased from numerous gas producers at the inlet to the pipeline and resold downstream to various local and off-system markets.

(e)	On January 1, 2006, Encore adopted new guidance issued by the FASB in the “Compensation-Stock Compensation” topic of the FASC. Due to the adoption, non-cash equity-based compensation expense for 2005 and 2004 has been reclassified to allocate the amount to the same respective income statement lines as the respective employees’ cash compensation. This resulted in increases in lease operating expense of $1.3 million and $0.7 million during 2005 and 2004, respectively, and increases in general and administrative expense of $2.6 million and $1.1 million during 2005 and 2004, respectively.

(f)	During 2008, circumstances indicated that the carrying amounts of certain oil and natural gas properties, primarily four wells in the Tuscaloosa Marine Shale, may not be recoverable. Encore compared the assets’ carrying amounts to the undiscounted expected future net cash flows, which indicated a need for an impairment charge. Encore then compared the net carrying amounts of the impaired assets to their estimated fair value, which resulted in a pretax write-down of the value of proved oil and natural gas properties of $59.5 million. Fair value was determined using estimates of future production volumes and estimates of future prices Encore might receive for these volumes, discounted to a present value.

(g)	During July 2006, Encore elected to discontinue hedge accounting prospectively for all of Encore’s commodity derivative contracts, which were previously accounted for as hedges. From that point forward, mark-to-market gains or losses on commodity derivative contracts are recorded in “Derivative fair value loss (gain)” while in periods prior to that point, only the ineffective portions of commodity derivative contracts which were designated as hedges were recorded in “Derivative fair value loss (gain).”

(h)	In 2005, Encore recorded a $19.5 million loss on early redemption of debt related to the redemption premium and the expensing of unamortized debt issuance costs of Encore’s 8 3/8% Senior Subordinated Notes due 2012. Encore redeemed all $150 million of such notes with proceeds received from the issuance of $300 million of Encore’s 6.0% Senior Subordinated Notes due 2015.

(i)	Adjusted for the effects of Encore’s 3-for-2 stock split in July 2005.

Summary Historical Oil and Natural Gas Reserves, Production Information and Other Data

The following tables set forth certain historical information with respect to Denbury’s and Encore’s oil and natural gas reserves, production and other data. The following information should be read in conjunction with the information contained in the financial statements and notes thereto incorporated by reference in this joint proxy statement/prospectus.

Denbury

			Year Ended December 31,
			2008	2007	2006	2005	2004

Summary Oil and Natural Gas Reserves Data:
Estimated net proved reserves (at end of period prices):
Oil (MBbls)			179,126	134,978	126,185	106,173	101,287
Natural gas (MMcf)			427,955	358,608	288,826	278,367	168,484
Oil equivalent (MBOE)			250,452	194,746	174,322	152,568	129,369
Carbon dioxide (MMcf)(a)			5,612,167	5,641,054	5,525,948	4,645,702	2,664,633
Percentage of total MBOE:
Proved producing			47%	56%	48%	40%	39%
Proved non-producing			11%	13%	17%	16%	16%
Proved undeveloped			42%	31%	35%	44%	45%
Representative oil and natural gas prices(b):
Oil — NYMEX			$44.60	$95.98	$61.05	$61.04	$43.45
Natural gas — Henry Hub			5.71	6.80	5.63	10.08	6.18
Present Values (in thousands):
Discounted estimated future net cash flow before income taxes (PV-10 Value)(c)			$1,926,855	$5,385,123	$2,695,199	$3,215,478	$1,643,289
Standardized measure of discounted future net cash flow after income taxes(d)			1,415,498	3,539,617	1,837,341	2,084,449	1,129,196

	Nine Months Ended,
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Summary Operating Data(e):
Production (average daily):
Oil (Bbls)	36,819	30,859	31,436	27,925	22,936	20,013	19,247
Natural gas (Mcf)	75,523	89,087	89,442	97,141	83,075	58,696	82,224
BOE (6:1)	49,406	45,707	46,343	44,115	36,782	29,795	32,951
Unit Sales Price (excluding impact of derivative settlements):
Oil (per Bbl)	$52.68	$106.37	$92.73	$69.80	$59.87	$50.30	$36.46
Natural gas (per Mcf)	3.46	9.39	8.56	6.81	7.10	8.48	6.24
Unit Sales Price (including impact of derivative settlements):
Oil (per Bbl)	$67.25	$102.74	$90.04	$68.84	$59.23	$50.30	$27.36
Natural gas (per Mcf)	3.46	8.16	7.74	7.66	7.10	7.70	5.57

	Nine Months Ended,
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Costs per BOE:
Lease operating	$17.94	$18.22	$18.13	$14.34	$12.46	$9.98	$7.22
Production taxes and marketing expenses	2.26	4.52	3.76	3.05	2.71	2.54	1.55
Depletion, depreciation and amortization	13.13	12.85	13.08	12.17	11.11	9.09	8.09
General and administrative(f)	5.92	3.66	3.56	3.04	3.20	2.62	1.78
Abandon acquisition cost	—	—	1.80	—	—	—	—
Writedown of oil and natural gas properties	—	—	13.32	—	—	—	—
Costs Incurred (in thousands)(g):
Property acquisitions:
Proved	$247,060	$5,094	$32,781	$15,531	$147,655	$64,791	$23,977
Unevaluated	8,626	12,439	16,129	60,079	205,506	32,874	3,459
Development	249,843	421,764	575,947	553,315	443,866	240,478	129,819
Exploration	2,606	5,037	5,710	42,726	43,564	45,652	23,987

Total costs incurred	$508,135	$444,334	$630,567	$671,651	$840,591	$383,795	$181,242

(a)	Based on gross working interest basis and includes reserves dedicated to volumetric production payments of 153.8 Bcf, 182.3 Bcf, 210.5 Bcf, 237.1 Bcf and 178.7 Bcf at December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

(b)	Oil reference prices as of each respective period end were based on NYMEX WTI oil prices per barrel and natural gas reference prices as of each respective period end were based on Henry Hub cash prices per MMBtu, with these representative prices adjusted for differentials by field to arrive at the appropriate net price Denbury receives.

(c)	PV-10 Value is a non-GAAP measure and is different from the Standardized Measure in that PV-10 Value is a pre-tax number and the Standardized Measure is an after-tax number. The information used to calculate PV-10 Value is derived directly from data determined in accordance with the FASC “Extractive Industries — Oil and Gas” topic. Denbury believes that PV-10 Value is a useful supplemental disclosure to the Standardized Measure because the Standardized Measure can be impacted by a company’s unique tax situation, and it is not practical to calculate the Standardized Measure on a property by property basis. Because of this, PV-10 Value is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. PV-10 Value is commonly used by Denbury and others in the industry to evaluate properties that are bought and sold and to assess the potential return on investment in these oil and gas properties. PV-10 Value is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the Standardized Measure. The PV-10 Value and the Standardized Measure do not purport to represent the fair value of the oil and natural gas reserves.

(d)	Determined in accordance with the guidelines of the FASC “Extractive Industries — Oil and Gas” topic.

(e)	In June 2009, Denbury sold 60% of its interest in its Barnett Shale natural gas assets.

(f)	The increase in general and administrative expense during the nine months ended September 30, 2009 as compared to prior periods is primarily due to higher employee costs, expense related to a compensation arrangement with certain members of Genesis Energy L.P. management and a compensation charge related to retirement of Denbury’s CEO and President on June 30, 2009.

(g)	During the nine months ended September 30, 2009 and 2008, Denbury spent $523.4 million and $236.4 million, respectively, on capital expenditures relating to CO2 properties, equipment and pipelines which is not included in total cost incurred. During 2008, 2007, 2006, 2005 and 2004, Denbury spent $462.9 million, $171.2 million, $63.6 million, $78.7 million and $50.3 million, respectively, on capital expenditures relating to CO2 properties, equipment and pipelines which is not included in total costs incurred.

Encore

	Year Ended December 31,(a)
	2008	2007	2006	2005	2004

Summary Oil and Natural Gas Reserves Data(b):
Estimated net proved reserves (at end of period prices):
Oil (MBbls)	134,452	188,587	153,434	148,387	134,048
Natural gas (MMcf)	307,520	256,447	306,764	283,865	234,030
Oil equivalent (MBOE)	185,705	231,328	204,561	195,698	173,053
Percentage of total MBOE:
Proved producing	77%	66%	63%	70%	69%
Proved non-producing	3%	2%	2%	2%	2%
Proved undeveloped	20%	32%	35%	28%	29%
Representative oil and natural gas prices:
Oil	$44.60	$96.01	$61.06	$61.04	$43.46
Natural gas	5.62	7.47	5.48	9.44	6.19
Present Values (in thousands):
Discounted estimated future net cash flow before income taxes (PV-10 Value)(c)	$1,399,330	$4,462,452	$1,959,388	$2,664,549	$1,617,869
Standardized measure of discounted future net cash flows after income taxes(d)	1,219,954	3,291,709	1,461,807	1,918,471	1,165,619

	Nine Months Ended,
	September 30,(a)		Year Ended December 31,(a)
	2009	2008	2008	2007	2006	2005	2004

Summary Operating Data:
Production (average daily):
Oil (Bbls)	27,281	27,174	27,459	26,152	20,096	18,826	18,249
Natural gas (Mcf)	89,405	69,031	72,060	65,651	64,262	57,696	38,493
BOE (6:1)	42,182	38,679	39,470	37,094	30,807	28,442	24,665
Average Realized Prices (excluding the impact of derivative settlements)
Oil ($/Bbl)	$50.34	$104.61	$89.58	$63.50	$54.42	$51.06	$38.24
Natural gas ($/Mcf)	3.56	9.67	8.63	6.69	6.59	7.87	5.76
Average Realized Prices (including the impact of derivative settlements)
Oil ($/Bbl)	$50.34	$104.23	$89.30	$58.96	$47.30	$44.82	$33.04
Natural gas ($/Mcf)	3.56	9.67	8.63	6.26	6.24	7.09	5.53
Average Costs per BOE:
Lease operating(e)	$10.67	$12.27	$12.12	$10.59	$8.73	$6.72	$5.30
Production, ad valorem and severance taxes	4.17	9.04	7.66	5.51	4.43	4.39	3.36
Depletion, depreciation and amortization	18.88	15.01	15.80	13.59	10.09	8.25	5.38
Impairment of long-lived assets(f)	—	2.48	4.12	—	—	—	—
Exploration	3.80	2.87	2.71	2.05	2.71	1.39	0.44
General and administrative(e)	3.54	3.45	3.35	2.89	2.06	1.67	1.33
Marketing, net of revenues(g)	(0.03)	0.06	(0.06)	(0.11)	0.09	—	—

	Nine Months Ended,
	September 30,(a)		Year Ended December 31,(a)
	2009	2008	2008	2007	2006	2005	2004

Cost Incurred (in thousands):
Acquisitions:
Proved properties	$397,974	$29,304	$28,840	$796,239	$5,271	$226,690	$206,072
Unproved properties	6,004	95,916	128,635	52,306	24,462	21,205	33,926
Development:	95,217	250,911	362,609	270,161	253,631	269,474	157,559
Exploration:	140,138	179,217	256,437	97,453	95,205	57,046	30,546

Total costs incurred	$639,333	$555,348	$776,521	$1,216,159	$378,569	$574,415	$428,103

(a)	Encore acquired certain oil and natural gas properties and related assets in the Mid-Continent and East Texas regions in August 2009. Encore acquired certain oil and natural gas properties and related assets in the Big Horn and Williston Basins in March 2007 and April 2007, respectively. Encore also acquired Crusader Energy Corporation in October 2005 and Cortez Oil & Gas, Inc. in April 2004. The operating results of these acquisitions are included in Encore’s Consolidated Statements of Operations from the date of acquisition forward. Encore disposed of certain oil and natural gas properties and related assets in the Mid-Continent region in June 2007. The operating results of this disposition are included in Encore’s Consolidated Statements of Operations through the date of disposition.

(b)	Information not available for the nine months ended September 30, 2009 and 2008.

(c)	PV-10 Value is a non-GAAP measure and is different from the Standardized Measure in that PV-10 Value is a pre-tax number and the Standardized Measure is an after-tax number. The information used to calculate PV-10 Value is derived directly from data determined in accordance with the FASC “Extractive Industries — Oil and Gas” topic. Encore believes that PV-10 Value is a useful supplemental disclosure to the Standardized Measure because the Standardized Measure can be impacted by a company’s unique tax situation, and it is not practical to calculate the Standardized Measure on a property by property basis. Because of this, PV-10 Value is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. PV-10 Value is commonly used by Encore and others in the industry to evaluate properties that are bought and sold and to assess the potential return on investment in these oil and gas properties. PV-10 Value is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the Standardized Measure. The PV-10 Value and the Standardized Measure do not purport to represent the fair value of the oil and natural gas reserves.

(d)	Determined in accordance with the guidelines of the FASC “Extractive Industries — Oil and Gas” topic.

(e)	On January 1, 2006, Encore adopted new guidance issued by the FASB in the “Compensation-Stock Compensation” topic of the FASC. Due to the adoption of the new guidance, non-cash equity-based compensation expense for 2005 and 2004 has been reclassified to allocate the amount to the same respective income statement lines as the respective employees’ cash compensation. This resulted in increases in lease operating expense of $0.13 per BOE and $0.07 per BOE during 2005 and 2004, respectively, and increases in general and administrative expense of $0.25 per BOE and $0.12 per BOE during 2005 and 2004, respectively.

(f)	During 2008, circumstances indicated that the carrying amounts of certain oil and natural gas properties, primarily four wells in the Tuscaloosa Marine Shale, may not be recoverable. Encore compared the assets’ carrying amounts to the undiscounted expected future net cash flows, which indicated a need for an impairment charge. Encore then compared the net carrying amounts of the impaired assets to their estimated fair value, which resulted in a pretax write-down of the value of proved oil and natural gas properties of $59.5 million. Fair value was determined using estimates of future production volumes and estimates of future prices Encore might receive for these volumes, discounted to a present value.

(g)	In 2006, Encore began purchasing third-party oil barrels from a counterparty other than a party to whom the barrels were sold for aggregation and sale with Encore’s own equity production in various markets. These purchases assisted Encore in marketing Encore’s production by decreasing Encore’s dependence on individual markets. These activities allowed Encore to aggregate larger volumes, facilitated Encore’s efforts to maximize the prices Encore received for production, provided for a greater allocation of future pipeline capacity in the event of curtailments, and enabled Encore to reach other markets. In 2007, Encore discontinued purchasing oil from third party companies as market conditions changed and pipeline space was gained. Implementing this change allowed Encore to focus on the marketing of Encore’s own oil production, leveraging newly gained pipeline space and delivering oil to various newly developed markets in an effort to maximize the value of the oil at the wellhead. In March 2007, ENP acquired a natural gas pipeline as part of the Big Horn Basin asset acquisition. Natural gas volumes are purchased from numerous gas producers at the inlet to the pipeline and resold downstream to various local and off-system markets.

Summary Unaudited Pro Forma Combined Financial Information

The following summary unaudited pro forma combined financial information is compressed for illustrative purposes, does not include the pro forma adjustment columns and corresponding notes contained in the full unaudited pro forma combined financial information beginning on page F-1 of this joint proxy statement/prospectus, and the amounts shown under “Denbury Pro Forma Combined” for any particular line item are not intended to be additive of the amounts for that line item shown under “Denbury Pro Forma” and “Encore Historical.” The following tables set forth:

•	Denbury’s selected consolidated historical financial information that has been derived from Denbury’s unaudited consolidated statement of operations and balance sheet as of and for the nine months ended September 30, 2009 and Denbury’s consolidated statement of operations for the year ended December 31, 2008;

•	Denbury’s pro forma unaudited condensed consolidated financial information to give effect to the sale of its Barnett Shale natural gas assets. Denbury’s pro forma unaudited condensed consolidated balance sheet gives effect to the sale of Denbury’s remaining 40% interest in its Barnett Shale natural gas assets as if it occurred September 30, 2009. Denbury’s pro forma unaudited condensed consolidated statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 give effect to the sale of 60%, and subsequent sale of 40%, of its Barnett Shale natural gas assets as if each occurred on January 1, 2008;

•	Encore’s selected consolidated historical financial information that has been derived from Encore’s unaudited consolidated statement of operations and balance sheet as of and for the nine months ended September 30, 2009 and Encore’s consolidated statement of operations for the year ended December 31, 2008; and

•	Denbury’s pro forma combined financial information to give effect to the merger and related financing transactions. The unaudited pro forma combined statements of operations data assume the merger and related financing transactions occurred on January 1, 2008 and the unaudited pro forma combined balance sheet data assumes the merger and related financing transactions occurred on September 30, 2009.

This unaudited pro forma combined financial data is not necessarily indicative of the results of operations or the financial position that would have occurred had the merger been consummated on the assumed dates nor is it necessarily indicative of future results of operations or financial position. The pro forma combined financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical financial statements and related notes of Denbury and Encore incorporated by reference in this document and the pro forma combined financial information provided in the section “Unaudited Pro Forma Combined Financial Information” beginning on page F-1 of this joint proxy statement/prospectus.

Unaudited Pro Forma Combined
Statement of Operations for the Nine Months Ended September 30, 2009

				Denbury
	Denbury	Denbury	Encore	Pro Forma
	Historical	Pro Forma	Historical	Combined
	(In thousands, except per share amounts)

Revenues and other income
Oil, natural gas and related product sales	$600,942	$538,112	$—	$999,935
CO2 sales and transportation fees	9,708	9,708	—	9,708
Interest income and other	1,948	1,948	1,811	5,863
Oil revenue	—	—	374,915	—
Natural gas revenue	—	—	86,908	—
Marketing revenue	—	—	2,008	—

Total revenues	612,598	549,768	465,642	1,015,506

Expenses
Lease operating expenses	241,908	228,141	122,817	366,578
Production taxes and marketing expenses	24,294	19,946	—	72,651
Transportation expense — Genesis	6,143	6,143	—	6,143
CO2 operating expenses	3,442	3,442	—	3,442
General and administrative	79,828	79,828	40,743	116,806
Interest, net of amounts capitalized	36,960	34,095	57,009	139,690
Depletion, depreciation and amortization	177,145	163,275	217,361	370,145
Commodity derivative expense (income)	177,061	177,061	(741)	176,320
Production, ad valorem, and severance taxes	—	—	48,074	—
Exploration	—	—	43,801	—
Marketing	—	—	1,612	—
Other operating	—	—	29,419	—

Total expenses	746,781	711,931	560,095	1,251,775

Equity in net income of Genesis	5,802	5,802	—	5,802

Loss before income taxes	(128,381)	(156,361)	(94,453)	(230,467)
Income tax benefit	(49,729)	(60,362)	(25,254)	(77,986)

Consolidated net loss	(78,652)	(95,999)	(69,199)	(152,481)
Loss attributable to noncontrolling interest	—	—	(9,669)	(10,776)

Net loss attributable to stockholders	$(78,652)	$(95,999)	$(59,530)	$(141,705)

Net loss per common share — basic	$(0.32)	$(0.39)		$(0.38)
Net loss per common share — diluted	$(0.32)	$(0.39)		$(0.38)
Weighted average common shares outstanding
Basic	246,156	246,156		370,136
Diluted	246,156	246,156		370,136

Unaudited Pro Forma Combined
Statement of Operations for the Year Ended December 31, 2008

				Denbury
	Denbury	Denbury	Encore	Pro Forma
	Historical	Pro Forma	Historical	Combined
		(In thousands, except per share amounts)

Revenues and other income
Oil, natural gas and related product sales	$1,347,010	$1,112,149	$—	$2,237,071
CO2 sales and transportation fees	13,858	13,858	—	13,858
Interest income and other	4,834	4,834	3,898	19,704
Oil revenue	—	—	897,443	—
Natural gas revenue	—	—	227,479	—
Marketing revenue	—	—	10,496	—

Total revenues	1,365,702	1,130,841	1,139,316	2,270,633

Expenses
Lease operating expense	307,550	283,509	175,115	472,775
Production taxes and marketing expenses	55,770	43,144	—	160,582
Transportation expense — Genesis	7,982	7,982	—	7,982
CO2 operating expenses	4,216	4,216	—	4,216
General and administrative	60,374	60,374	48,421	105,933
Interest, net of amounts capitalized	32,596	29,003	73,173	157,525
Depletion, depreciation and amortization	221,792	177,540	228,252	403,909
Commodity derivative income	(200,053)	(200,053)	(346,236)	(546,289)
Abandoned acquisition cost	30,601	30,601	—	30,601
Ceiling test write-down	226,000	226,000	—	226,000
Production, ad valorem, and severance taxes	—	—	110,644	—
Impairment of long-lived assets	—	—	59,526	59,526
Exploration	—	—	39,207	—
Marketing	—	—	9,570	—
Other operating	—	—	14,959	—

Total expenses	746,828	662,316	412,631	1,082,760

Equity in net income of Genesis	5,354	5,354	—	5,354

Income before income taxes	624,228	473,879	726,685	1,193,227
Income tax provision	235,832	178,699	241,621	417,568

Consolidated net income	388,396	295,180	485,064	775,659
Income attributable to noncontrolling interest	—	—	54,252	50,879

Net income attributable to stockholders	$388,396	$295,180	$430,812	$724,780

Net income per common share — basic	$1.59	$1.21		$1.97
Net income per common share — diluted	$1.54	$1.17		$1.92
Weighted average common shares outstanding
Basic	243,935	243,935		367,915
Diluted	252,530	252,530		376,510

Unaudited Pro Forma Combined
Balance Sheet as of September 30, 2009

				Denbury
	Denbury	Denbury	Encore	Pro Forma
	Historical	Pro Forma	Historical	Combined
	(In thousands)

Assets
Cash and cash equivalents	$21,689	$211,689	$6,683	$218,372
Other current assets	192,468	192,468	206,983	399,883
Property and equipment, net	3,420,324	3,210,324	3,278,961	7,600,241
Goodwill	138,830	138,830	60,606	1,228,168
Other assets	129,949	129,949	160,581	340,628

	$3,903,260	$3,883,260	$3,713,814	$9,787,292

Liabilities and equity
Current liabilities	$357,840	$357,840	$275,607	$569,479
Long-term debt	1,196,061	1,176,061	1,243,496	3,501,864
Other long-term liabilities	99,760	99,760	94,871	179,899
Deferred income taxes	458,940	458,940	431,075	1,329,053
Equity	1,790,659	1,790,659	1,668,765	4,206,997

	$3,903,260	$3,883,260	$3,713,814	$9,787,292

Summary Pro Forma Combined Oil and Natural Gas Reserve Data

The following tables set forth summary pro forma information with respect to Denbury’s and Encore’s pro forma combined estimated net proved and proved developed oil and natural gas reserves and the standardized measure of discounted future net cash flows as of December 31, 2008. This pro forma information gives effect to the merger as if it occurred on December 31, 2008. The Denbury and Encore oil and natural gas reserve data presented below was derived from each company’s 2008 Annual Report on Form 10-K, which are incorporated by reference in this joint proxy statement/prospectus. Denbury’s pro forma reserves data gives effect to the sale of its Barnett Shale natural gas reserves as if it occurred prior to December 31, 2008. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties and the standardized measure of discounted future net cash flows.

Estimated Quantities of Oil and Natural Gas Reserves as of
December 31, 2008

		Denbury			Denbury
	Denbury	Pro Forma	Denbury	Encore	Pro Forma
	Historical	Adjustments	Pro Forma	Historical	Combined

Estimated Proved Reserves:
Oil (MBbl)	179,126	(20,865)	158,261	134,452	292,713
Natural Gas (MMcf)	427,955	(332,502)	95,453	307,520	402,973
MBOE	250,452	(76,282)	174,170	185,705	359,875
Estimated Proved Developed Reserves:
Oil (MBbl)	96,746	(13,010)	83,736	110,014	193,750
Natural Gas (MMcf)	298,114	(217,694)	80,420	232,715	313,135
MBOE	146,432	(49,292)	97,140	148,800	245,940

As of September 30, 2009, significant changes in the above pro forma estimates of oil and gas reserve quantities since December 31, 2008 were: (1) Denbury’s acquisition of the Hastings Field in February 2009 with estimated proved reserves at that date of approximately 7.7 MMBOE (approximately 99% oil), net to the acquired interest; (2) Denbury’s recording in the second quarter of 2009 of approximately 10.9 MMBOE of estimated incremental proved oil reserves at Cranfield Field as a result of the oil production response to the CO2 injections in that field; and (3) Encore’s August 2009 acquisition of oil and natural gas properties in the Mid-Continent and East Texas regions with estimated proved reserves at that date of approximately 24.6 MMBOE (approximately 72% natural gas), all of which reserve quantity estimates were determined utilizing prices and economics existing at the time of acquisition or determination. The pro forma December 31, 2008 estimated quantities of reserves presented in the table above do not include the estimated reserve quantities for these three acquisitions or determination made during the first nine months of 2009, nor do they include reserve quantity estimates for the Conroe Field acquisition by Denbury in December 2009 (see “Denbury — The Combined Company — Recent Events”).

Standardized Measure of Discounted Future Net Cash Flows at
December 31, 2008

		Denbury			Denbury
	Denbury	Pro Forma	Denbury	Encore	Pro Forma
	Historical	Adjustments	Pro Forma	Historical	Combined
	(In thousands)

Future cash inflows	$9,024,224	$(2,005,421)	$7,018,803	$6,754,431	$13,773,234
Future production costs	(4,039,898)	622,264	(3,417,634)	(3,082,814)	(6,500,448)
Future development costs	(944,716)	239,947	(704,769)	(593,677)	(1,298,446)
Future income tax expense	(1,071,939)	406,915	(665,024)	(555,370)	(1,220,394)

Future net cash flows	2,967,671	(736,295)	2,231,376	2,522,570	4,753,946
Discounted at 10% per year	(1,552,173)	478,380	(1,073,793)	(1,302,616)	(2,376,409)

Standardized measure of discounted future net cash flows	$1,415,498	$(257,915)	$1,157,583	$1,219,954	$2,377,537

Unaudited Comparative Per Share Data

The following table sets forth (1) the historical net income (loss) and net book value per share of Denbury common stock in comparison to the pro forma net income (loss) and net book value per share after giving effect to the merger as an acquisition of Encore and (2) the historical net income (loss) and net book value per share of Encore common stock in comparison to the equivalent pro forma net income (loss) and net book value per share attributable to an assumed 2.313 shares of Denbury common stock that will be issued for each share of Encore common stock, assuming the Denbury 20-day average price is equal to $15.13, the Denbury closing price on February 3, 2010. Neither Denbury nor Encore has declared dividends on its common stock since its formation. The information presented in this table should be read in conjunction with (1) the pro forma combined financial information appearing elsewhere herein and (2) the consolidated historical financial statements of Denbury and Encore and the notes thereto incorporated herein by reference.

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2009	2008

Historical-Denbury:
Net Income (Loss) Per Share:
Basic	$(0.32)	$1.59
Diluted	(0.32)	1.54
Cash dividends(1)	—	—
Net Book Value Per Share-Diluted	6.86	7.15
Historical-Encore:
Net Income (Loss) Per Share:
Basic	$(1.15)	$8.10
Diluted	(1.15)	8.01
Cash dividends(2)	—	—
Net Book Value Per Share-Diluted	32.11	28.06
Pro Forma Combined:
Net Income (Loss) Per Share:
Basic	$(0.38)	$1.97
Diluted	(0.38)	1.92
Net Book Value Per Share-Diluted	9.07	N/A
Equivalent Pro Forma(3):
Net Income (Loss) Per Share
Basic	$(0.88)	$4.56
Diluted	(0.88)	4.44
Net Book Value Per Share-Diluted	20.98	N/A

(1)	Denbury is not currently paying dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future.

(2)	Encore is not currently paying dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future.

(3)	The Equivalent Pro Forma Net Income (Loss) Per Share represents pro forma earnings per share that is equated to the respective earnings per share for one share of Encore common stock.

Comparative Per Share Market Price and Dividend Information

Historical Market Prices of Denbury and Encore

Denbury’s common stock is listed on the New York Stock Exchange under the symbol “DNR.” Encore’s common stock is listed on the New York Stock Exchange under the symbol “EAC.” The following table sets forth the high and low trading prices per share of Denbury common stock and Encore common stock on the New York Stock Exchange for the periods shown. The trading prices of Denbury common stock are adjusted to reflect the 2-for-1 split on December 5, 2007. You are urged to obtain current market quotations before making any decision with respect to the merger.

	Denbury Common Stock		Encore Common Stock
	High	Low	High	Low

2007
First Quarter	$15.31	$12.98	$26.50	$21.74
Second Quarter	19.38	14.84	29.96	24.21
Third Quarter	23.38	18.28	33.00	25.79
Fourth Quarter	30.56	22.41	38.55	30.59
2008
First Quarter	33.64	21.76	40.74	26.10
Second Quarter	40.32	27.28	77.35	38.45
Third Quarter	37.24	16.11	79.62	36.84
Fourth Quarter	18.86	5.59	41.05	17.89
2009
First Quarter	17.52	9.61	32.11	17.04
Second Quarter	18.84	13.39	39.01	22.30
Third Quarter	17.78	12.45	39.93	25.53
Fourth Quarter	17.39	12.51	49.00	35.64
2010
First Quarter (through February 3, 2010)	17.07	13.51	50.86	47.60

The following table sets forth the closing sale prices of Denbury’s common stock and Encore’s common stock as reported on the New York Stock Exchange on (i) October 30, 2009, the last full trading day before the public announcement of the proposed merger, and (ii) February 3, 2010, the last practicable trading day prior to mailing this joint proxy statement/prospectus.

The table also includes the equivalent value of the merger consideration per share of Encore common stock on October 30, 2009 and February 3, 2010. The cash equivalent prices per share for each date were calculated by multiplying the closing price of Denbury’s common stock on those dates by 2.3973 and 2.313, respectively, which is the total Denbury common stock consideration that would be issued pursuant to the merger agreement per share of Encore common stock if the Denbury 20-day average price is equal to those closing prices shown below. To this, we added $15.00 per share, which is the total cash consideration to be paid pursuant to the merger agreement per share of Encore common stock. In each case, these amounts were calculated assuming that each Encore stockholder elected to receive a mix of $15.00 in cash and $35.00 in Denbury common stock for each Encore share and giving effect to the exchange ratio collar.

	Denbury	Encore	Equivalent
	Closing Price	Closing Price	per Share Value

October 30, 2009	$14.60	$37.07	$50.00
February 3, 2010	$15.13	$49.23	$50.00

As of February 3, 2010, there were approximately 1,341 record holders of Denbury common stock and approximately 418 record holders of Encore common stock.

No History of Dividends and No Dividends Expected in the Foreseeable Future

Denbury is not currently paying dividends on its common stock. Denbury’s revolving credit facilities and indentures restrict its ability to pay cash dividends. After the merger, Denbury intends to retain its earnings to finance the expansion of its business, repay indebtedness and for general corporate purposes. Therefore, Denbury does not anticipate paying cash dividends on its common stock in the foreseeable future.

Following the merger, Denbury’s board of directors will have the authority to declare and pay dividends on its common stock in the board of directors’ discretion, as long as Denbury has funds legally available to do so. Upon consummation of the merger, Denbury’s newly committed financing and its indentures will continue to restrict Denbury’s ability to pay cash dividends.

RISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this document before deciding how to vote. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statements Concerning Forward-Looking Statements” on page 40.

Risks Relating to the Merger

We may not realize the benefits of integrating our companies.

To be successful after the merger, Denbury will need to combine and integrate the operations of Denbury and Encore into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. Denbury could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If Denbury cannot integrate the Denbury and Encore businesses successfully, it may fail to realize the expected benefits of the merger.

Encore’s directors and executive officers have interests in the merger that may be different from, and in addition to, the interests of other Encore stockholders.

Encore’s directors and executive officers are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or in addition to, your interests as a stockholder of Encore, which could create conflicts of interest in their determinations to recommend the merger. You should consider these interests in voting on the merger. We have described these different interests under “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests.”

Encore stockholders electing to receive only cash or only Denbury common stock may receive a form or combination of consideration different from the form they elect.

While each Encore stockholder may elect to receive consideration consisting of cash, shares of Denbury common stock or a combination of both in exchange for their shares of Encore common stock, the aggregate cash consideration to be received by Encore stockholders pursuant to the merger will be fixed at an amount equal to the product of $15.00 and the number of issued and outstanding shares of Encore common stock immediately prior to closing of the merger (excluding certain shares), which cash amount is expected to be approximately $830 million. Accordingly, if Encore stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, or less than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive either all cash or all stock consideration, as the case may be, will be pro rated down and will receive the undersubscribed form of merger consideration as a portion of the overall consideration they receive for their shares. As a result, depending on the elections made by other Encore stockholders, if an Encore stockholder elects to receive all cash pursuant to the merger, that stockholder could receive a portion of the merger consideration in Denbury common stock instead of cash, or, if an Encore stockholder elects to receive all Denbury common stock pursuant to the merger, that stockholder could receive a portion of the merger consideration in cash instead of Denbury common stock.

As a result of the consideration election and collar provisions of the merger agreement, and because the market price of Denbury common stock will fluctuate, Encore stockholders cannot be sure of the aggregate value of the merger consideration they will receive.

Subject to proration, under the merger agreement, Encore stockholders may elect to receive consideration consisting of cash, shares of Denbury common stock or a combination of both in exchange for their shares of Encore common stock, and Encore stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock in exchange for each Encore share. Subject to proration, Encore stockholders electing to receive all cash will receive $50.00 per Encore share and Encore stockholders electing to receive only Denbury common stock will receive between 2.9568 and 3.7622 shares of Denbury common stock in exchange for each Encore share.

The actual number of shares of Denbury common stock to be issued to Encore stockholders receiving all stock or a mix of cash and stock consideration will be determined under a collar mechanism based upon the Denbury 20-day average price. Under this collar mechanism, the exchange ratio for the stock portion of the merger consideration becomes fixed if the Denbury 20-day average price is between the $13.29 and $16.91 collar range. Consequently, Encore stockholders receiving consideration consisting wholly or partially of Denbury common stock will receive less consideration per share, based on such average price, than those Encore stockholders who receive only cash consideration if the Denbury 20-day average price is below $13.29 per share, and will receive more consideration per share, based on such average price, than those Encore stockholders who receive only cash consideration if the Denbury 20-day average price is above $16.91 per share.

In addition, the Denbury 20-day average price will likely vary from the market price of Denbury common stock on the date the merger agreement was announced, on the date that this joint proxy statement/prospectus is mailed to Encore stockholders, on the date an Encore stockholder makes an election with respect to the merger consideration, on the date of the special meeting of Encore stockholders and on the date an Encore stockholder receives the merger consideration. Therefore, even if the Denbury 20-day average price is between $13.29 per share and $16.91 per share, the consideration received by Encore stockholders receiving consideration that includes Denbury common stock may have a current value that is higher or lower than $50.00 per Encore share on the date the consideration is received, as calculated based on Denbury common stock trading prices prevailing at that time.

If you tender shares of Encore common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are an Encore stockholder and want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed election form to the exchange agent. The deadline for doing this is 5:00 p.m., New York time, on March 2, 2010. You will not be able to sell any shares of Encore common stock that you have delivered unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Encore common stock for any reason until you receive cash or Denbury common stock pursuant to the merger. In the time between delivery of your shares and the closing of the merger, the market price of Encore or Denbury common stock may increase or decrease and you might otherwise want to sell your shares of Encore to gain access to cash, make other investments or reduce the potential for a decrease in the value of your investment.

Denbury may be unable to obtain the financing necessary to consummate the merger.

Denbury has received a financing commitment letter from J.P. Morgan and JPMorgan Chase Bank, N.A., or JPMorgan Chase, which is subject to various conditions, for a proposed new $1.6 billion senior secured revolving credit facility and a $1.25 billion bridge facility. In place of the bridge facility, on February 3, 2010, Denbury completed the public offering of $1 billion of its 8 1/4% Senior Subordinated Notes due 2020, which is scheduled to close on February 10, 2010. The newly committed financing will be used to fund the cash portion of the merger consideration (inclusive of payments due to Encore stock option holders), refinance certain of Encore’s existing debt, pay Encore’s severance costs, repay Denbury’s existing credit facility, pay merger-related transaction costs and provide additional liquidity. Denbury’s receipt of the financing contemplated by the merger agreement is a condition to closing the merger. Accordingly, under the merger agreement, even if the other conditions to the closing of the merger are satisfied, if financing is not available in full, the closing of the merger may be delayed until the date, if any, on which the proceeds of the financing are available in full. Moreover, the merger agreement may be terminated if the merger has not occurred on or before the “outside date” of May 31, 2010. If Denbury is unable to obtain this financing in full because one of the conditions to the financing is not satisfied or one or more of the counterparties to the financing commitment letter defaults on its obligations, the closing of the merger could be significantly delayed or may not occur at all.

The date that Encore stockholders will receive the merger consideration is uncertain.

The date that Encore stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger in the first quarter of 2010, the completion date of the merger might be later than expected because of unforeseen events, but in no event later than May 31, 2010 unless Denbury and Encore otherwise agree.

Business uncertainties and contractual restrictions while the merger is pending may have an adverse effect on Encore or Denbury.

Uncertainty about the effect of the merger on employees, suppliers, partners, regulators and customers may have an adverse effect on Encore. These uncertainties may impair Encore’s ability to attract, retain and motivate key personnel until the merger is consummated and could cause suppliers, customers and others that deal with Encore to defer purchases or other decisions concerning Encore or seek to change existing business relationships with Encore. In addition, the merger agreement restricts both Denbury and Encore from making certain acquisitions and taking other specified actions without the other’s approval. These restrictions could prevent either party from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Failure to complete the merger or delays in completing the merger could negatively affect Denbury’s and Encore’s stock prices and future businesses and operations.

If the merger is not completed for any reason, Denbury and Encore may be subject to a number of risks, including the following:

•	the separate companies will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•	the current market price of Denbury common stock or Encore common stock may reflect a market assumption that the merger will occur and a failure to complete the merger could result in a negative perception by the stock market of either company or both generally and a resulting decline in the market price of its or their common stock;

•	certain costs relating to the merger, including certain investment banking, financing, legal and accounting fees and expenses, must be paid even if the merger is not completed, and either party may be required to pay substantial fees to the other if the merger agreement is terminated under specified circumstances; and

•	there may be substantial disruption to each of Denbury’s and Encore’s business and distraction of each company’s management and employees from day-to-day operations because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Denbury or Encore, as applicable.

Delays in completing the merger could exacerbate uncertainties concerning the effect of the merger, which may have an adverse effect on the business following the merger and could defer or detract from the realization of the benefits expected to result from the merger.

The merger agreement restricts Encore’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited fiduciary exceptions, restrict Encore’s ability to initiate, solicit, encourage or facilitate, discuss, negotiate or accept a competing third party proposal to acquire all or a significant part of Encore. Further, there are a limited number of exceptions that would allow Encore’s board of directors to withdraw or change its recommendation to holders of Encore common stock that they vote in favor of the adoption of the merger agreement. Although Encore’s board of directors is permitted to take these actions if it determines in good faith that these actions are likely to be required to comply with its fiduciary duties, doing so in specified situations could entitle Denbury to terminate the merger agreement and to be paid a termination fee of $120 million.

Denbury required that Encore agree to these provisions as a condition to Denbury’s willingness to enter into the merger agreement. However, these provisions could discourage a potential acquiror that might have an interest in acquiring all or a significant part of Encore from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration Denbury proposes to pay in the merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Encore than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to Denbury in certain circumstances.

Denbury is subject to financial risks if it fails to complete the merger under certain circumstances.

If Denbury terminates the merger agreement because it is unable to obtain the financing necessary to consummate the merger, it will be required to pay to Encore a $300 million termination fee. Further, there is a limited exception that would allow Denbury’s board of directors to withdraw or change its recommendation to holders of Denbury common stock that they vote in favor of the adoption of the merger agreement. Although Denbury’s board of directors is permitted to take these actions if it determines in good faith that these actions are likely to be required to comply with its fiduciary duties, doing so in specified situations could entitle Encore to terminate the merger agreement and to be paid a termination fee of $120 million.

Ownership by Denbury stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current stockholders of Denbury. Based on the number of shares of Encore common stock outstanding as of February 3, 2010, Denbury would issue to Encore stockholders between 115 million and 146 million shares of Denbury common stock in the merger, which will represent an increase in the Denbury aggregate shares outstanding of between 44% and 56%. As a result, Denbury stockholders would hold between 64% and 70% of the combined company’s common stock outstanding after the completion of the merger, and Encore stockholders would hold between 30% and 36% of the combined company’s common stock outstanding after the completion of the merger.

The rights of Encore stockholders will be governed by Denbury’s restated certificate of incorporation, as amended, and bylaws.

All Encore stockholders who receive shares of Denbury common stock in the merger will become Denbury stockholders and their rights as stockholders will be governed by Denbury’s restated certificate of incorporation, as amended, and its bylaws. There are material differences between the current rights of Encore stockholders, which are governed by Encore’s second amended and restated articles of incorporation and bylaws, and the rights of holders of Denbury common stock. See “Comparison of Stockholder Rights” beginning on page 111.

Risks Relating to the Combined Company After the Merger

In addition to the risks described below, for a discussion of the risks relating to Denbury’s business after the merger, see “Risk Factors” in Denbury’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and “Risk Factors” in Encore’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

The combined company will be more leveraged after the merger than it has been historically and may not be able to obtain adequate financing to execute its operating strategy.

Denbury will be more leveraged after the merger than it has been historically. Upon closing of the credit facilities contemplated by the merger agreement and J.P. Morgan’s financing commitment letter, Denbury will have $1.975 billion of revolving credit facilities and $1.0 billion of senior subordinated notes or alternate financing under a bridge loan. (See “The Merger — Financing of the Merger” beginning on page 91). Amounts outstanding under these financing instruments combined with Denbury’s existing debt are expected to be approximately $3.5 billion of total pro forma combined long-term debt after the completion of the merger. This level of indebtedness could result in Denbury having difficulty accessing capital markets or raising capital on favorable terms and Denbury’s financial results could be negatively affected by its inability to raise capital or because of the cost of such capital.

Upon consummation of the merger, Denbury and all of its restricted subsidiaries must comply with various restrictive covenants contained in its revolving credit facilities, the indentures related to senior subordinated notes and any of its future debt arrangements. These covenants will, among other things, limit the ability of Denbury and all of its restricted subsidiaries to:

•	incur additional debt or liens;

•	pay dividends;

•	make payments in respect of or redeem or acquire any debt or equity issued by Denbury;

•	sell assets;

•	make loans or investments; and

•	acquire or be acquired by other companies.

Denbury’s substantial debt following the merger could have important consequences to you. For example, it could:

•	increase Denbury’s vulnerability to general adverse economic and industry conditions;

•	limit Denbury’s ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of its assets and opportunities fully because of the need to dedicate a substantial portion of its cash flow from operations to payments on its debt or to comply with any restrictive terms of its debt;

•	limit Denbury’s flexibility in planning for, or reacting to, changes in the industry in which it operates; or

•	place Denbury at a competitive disadvantage as compared to its competitors that have less debt.

Realization of any of these factors could adversely affect Denbury’s financial condition. In addition, although Denbury and Encore both have hedges in place for 2010 and 2011, these hedges have varying floors and ceilings and will only partially protect the combined company’s cash flow. A decline in commodity prices may require that the combined company reduce its planned capital expenditures, which may have a corresponding negative effect on its anticipated production growth.

The combined company may be unable to secure sufficient amounts of carbon dioxide to expand its CO2 EOR operations into the Rocky Mountain region.

Denbury’s long-term growth strategy is focused on its CO2 tertiary recovery operations. Production of crude oil from the expansion of its tertiary operations into the Rocky Mountain region depends on having access to sufficient amounts of CO2 in this region. The ability to produce this oil and execute this growth strategy would be hindered if Denbury was unable to obtain necessary CO2 volumes in the Rocky Mountain region at a cost that is economically viable.

The combined company may experience an impairment of its goodwill.

Denbury expects to recognize a substantial amount of goodwill in connection with consummation of the merger and the allocation of the purchase price thereto. Denbury tests goodwill for impairment annually during the fourth quarter, or between annual tests if an event occurs or circumstances change that may indicate the fair value of its reporting unit is less than the carrying amount. The need to test for impairment can be based on several indicators, including but not limited to a significant reduction in prices of oil or natural gas, a full cost ceiling write-down of oil and natural gas properties, unfavorable revisions to oil and natural gas reserves and significant changes in the expected timing of production, or changes in the regulatory environment.

Fair value calculated for the purpose of testing for impairment of our goodwill is estimated using the expected present value of future cash flows method and comparative market prices when appropriate. A significant amount of judgment is involved in performing these fair value estimates for goodwill since the results are based on estimated future cash flows and assumptions related thereto. Significant assumptions include estimates of future oil and natural gas prices, projections of estimated quantities of oil and natural gas reserves, estimates of future rates of production, timing and amount of future development and operating costs, estimated availability and cost of CO2, projected recovery factors of reserves and risk-adjusted discount rates. Denbury bases its fair value estimates on projected financial information which Denbury believes to be reasonable. However, actual results may differ from those projections.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference herein include “forward-looking statements” about Denbury, Encore and the combined company, within the meaning of Section 27A of the Securities Act of 1933, as amended (which is referred to as the Securities Act in this joint proxy statement/prospectus), Section 21E of the Securities Exchange Act of 1934, as amended (which is referred to as the Exchange Act in this joint proxy statement/prospectus), and the Private Securities Litigation Reform Act of 1995, regarding the financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for the future operations of Denbury following the merger, and statements regarding integration of the businesses of Denbury and Encore and general economic conditions.

The events and circumstances referred to in forward-looking statements are subject to numerous risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, the events and circumstances referred to may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for their respective obligations to disclose material information under United States federal securities laws, neither Denbury nor Encore undertakes any obligation to release publicly any revision to any forward-looking statement, to report events or circumstances after the date of this document or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of the energy industry in general, and Denbury after the merger in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	uncertainties inherent in the development and production of and exploration for oil and natural gas and in estimating reserves;

•	unexpected difficulties in integrating the operations of Denbury and Encore;

•	the need to make unexpected future capital expenditures (including the amount and nature thereof);

•	the impact of oil and natural gas price fluctuations;

•	the effects of our indebtedness, and increases in interest rates thereon, which could restrict our ability to operate, make us vulnerable to general adverse economic and industry conditions, place us at a competitive disadvantage compared to our competitors that have less debt, and have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability of acquisition or combination opportunities (or lack thereof);

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnification agreement or insurance; and

•	general economic, market or business conditions.

All written and oral forward-looking statements attributable to Denbury or Encore or persons acting on behalf of Denbury or Encore are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Where You Can Find More Information.”

THE STOCKHOLDER MEETINGS

Denbury’s board of directors is using this document to solicit proxies from Denbury stockholders for use at Denbury’s special meeting of stockholders. Encore’s board of directors is using this document to solicit proxies from Encore stockholders for use at Encore’s special meeting of stockholders. In addition, this document constitutes a prospectus covering the issuance of Denbury common stock pursuant to the merger agreement.

Times and Places

The stockholder meetings will be held as follows:

For Denbury stockholders:	For Encore stockholders:
10:00 a.m., local time	10:00 a.m., local time
March 9, 2010	March 9, 2010
5100 Tennyson Parkway Suite 1200 Plano, Texas 75024	777 Main Street Suite 900 Fort Worth, Texas 76102

Purposes of the Stockholder Meetings

Denbury

The purpose of the Denbury special meeting is as follows:

1. to consider and vote upon a proposal to adopt the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration;

2. to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal; and

3. to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Denbury’s board of directors has unanimously adopted a resolution approving the merger agreement and the transactions contemplated by it, declared the merger agreement advisable and recommends unanimously that Denbury stockholders vote at the special meeting to adopt the merger agreement, which provides for, among other things, the merger of Encore with and into Denbury and the issuance of Denbury common stock to Encore stockholders as part of the merger consideration. In addition, Denbury’s board of directors recommends unanimously that Denbury stockholders vote to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Encore

The purpose of the Encore special meeting is as follows:

1. to consider and vote upon a proposal to adopt the merger agreement;

2. to consider and vote upon any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the foregoing proposal; and

3. to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Encore’s board of directors has unanimously adopted a resolution approving the merger agreement, declared the merger agreement advisable and determined that the merger agreement and the transactions contemplated by it are fair to and in the best interests of Encore and its stockholders, and recommends unanimously that Encore stockholders vote at the special meeting to adopt the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. As described under “The Merger — Interests of Certain Persons in the Merger that May be Different from Your Interests” beginning on page 81, Encore’s directors and executive officers have agreements and arrangements that provide them with interests in the merger that may be different from, or are in addition to, those of Encore stockholders.

Record Date and Outstanding Shares

Denbury

Only holders of record of Denbury common stock at the close of business on February 3, 2010 are entitled to notice of, and to vote at, the Denbury special meeting. On the record date, there were 262,392,777 shares of Denbury common stock issued and outstanding, held by approximately 1,341 holders of record. Each share of Denbury common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

Encore

Only holders of record of Encore common stock at the close of business on February 3, 2010 are entitled to notice of, and to vote at, the Encore special meeting. On the record date, there were 55,542,510 shares of Encore common stock issued and outstanding held by approximately 418 holders of record. Each share of Encore common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

Quorum and Vote Necessary to Approve Proposals

Denbury

The presence, in person or by proxy, of the holders of one-third (1/3) of the shares of Denbury common stock outstanding is necessary to constitute a quorum at the Denbury special meeting. Adoption of the merger agreement, however, requires the affirmative vote of a majority of the then outstanding shares of Denbury common stock that are entitled to vote as of the record date. Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of Denbury common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting, so long as the adjournment is for 30 days or less and no new record date is set.

Encore

The presence, in person or by proxy, of the holders of a majority of the shares of Encore common stock outstanding is necessary to constitute a quorum at the Encore special meeting. Adoption of the merger agreement requires the affirmative vote of a majority of the then outstanding shares of Encore common stock that are entitled to vote as of the record date. Any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of the holders of Encore common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting, so long as the adjournment is for 30 days or less and no new record date is set.

Tabulation of the Votes

Denbury

Denbury has appointed Hagberg and Associates to serve as the Inspector of Election for the Denbury special meeting. Hagberg and Associates will independently tabulate affirmative and negative votes and abstentions.

Encore

Encore has appointed BNY Mellon Shareowner Services to serve as the Inspector of Election for the Encore special meeting. BNY Mellon Shareowner Services will independently tabulate affirmative and negative votes and abstentions.

Proxies

The applicable proxy card will be sent to each Denbury and Encore stockholder on or promptly after their respective record dates. If you receive a proxy card, you may grant a proxy to vote on the proposals by marking, dating and signing your proxy card and returning it to Denbury or Encore, as applicable, or by following the procedures to submit a proxy by telephone or through the Internet. If you hold your stock in the name of a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares. All shares of stock represented by properly executed proxies (including those given by telephone or through the Internet) received prior to or at the Denbury special meeting or the Encore special meeting, as applicable, will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed returned proxy (including those given by telephone or through the Internet), that proxy will be voted, with respect to Denbury, to adopt the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies and, with respect to Encore, to adopt the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Denbury

In accordance with New York Stock Exchange rules, brokers and nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to the adoption of the merger agreement, or the approval of any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the approval of those proposals. Broker non-votes will be considered in determining the presence of a quorum. A broker non-vote will have the effect of a vote “against” the adoption of the merger agreement, but will have no effect on the approval of any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted on any matter brought before the stockholder meeting and will be the equivalent of a vote “against” all of the proposals to be voted upon.

Encore

In accordance with New York Stock Exchange rules, brokers and nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to the adoption of the merger agreement or the approval of any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the approval of those proposals. Broker non-votes will be considered in determining the presence of a quorum. A broker non-vote will have the effect of a vote “against” the adoption of the merger agreement but will have no effect on the approval of any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted on any matter brought before the stockholder meeting and will be the equivalent of a vote “against” all of the proposals to be voted upon.

Other Business

The Denbury and Encore boards of directors are not currently aware of any business to be acted upon at the stockholders meetings other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before either meeting, the persons appointed as proxies for the applicable meeting will have discretion to vote or act on those matters according to their judgment.

Revocation of Proxies

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the corporate secretary of Denbury or Encore, as applicable, in writing before the special meeting that you have revoked your proxy; or

•	voting in person or notifying the corporate secretary of Denbury or Encore, as applicable, in writing at the special meeting of your wish to revoke your proxy.

Solicitation of Proxies

In addition to solicitation by mail, Denbury and Encore may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The directors, officers and employees of Denbury and Encore may solicit proxies by telephone, Internet or in person. These directors, officers and employees will receive no additional compensation for doing so. In addition, Denbury has retained Georgeson Inc. and Encore has retained BNY Mellon Shareowner Services, each a proxy solicitation firm, to assist with the solicitation of proxies. Denbury and Encore will pay Georgeson Inc. and BNY Mellon Shareowner Services $17,000 and $10,000, respectively, plus additional charges related to telephone calls and certain other services, costs and expenses.

To ensure sufficient representation at the special meetings, Denbury and Encore may request the return of proxy cards by telephone, the Internet or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Denbury and Encore urge you to send in your proxy without delay.

If the merger is consummated, each of Denbury and Encore will pay its respective cost of soliciting proxies, including the cost of preparing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners. Upon the occurrence of certain termination events, Encore may be required by the merger agreement to reimburse Denbury for fees and expenses such as these incurred by Denbury of up to $10 million. See “Terms of the Merger Agreement — Termination, Amendment and Waiver — Fees and Expenses.”

DENBURY — THE COMBINED COMPANY

Denbury is engaged in the acquisition, development, operation and exploration of oil and natural gas properties in the Gulf Coast region of the United States, primarily in Mississippi, Louisiana, Texas and Alabama. Denbury is the largest oil and natural gas producer in Mississippi and owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River.

Encore is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Encore’s properties and oil and gas reserves are located in four core areas: the Cedar Creek Anticline in the Williston Basin in Montana and North Dakota; the Permian Basin in west Texas and southeastern New Mexico; the Rocky Mountain region, which includes non-Cedar Creek Anticline assets in the Williston, Big Horn and Powder River Basins in Wyoming, Montana and North Dakota and the Paradox Basin in southeastern Utah; and the Mid-Continent region, which includes the Arkoma and Anadarko Basins in Oklahoma, the North Louisiana Salt Basin and the East Texas Basin.

The acquisition by Denbury of Encore positions the combined company as one of the largest crude oil-focused, independent North American exploration and production companies, with oil constituting approximately 75% of its combined proved reserves and with future growth predominantly in oil. The acquisition also creates one of the largest CO2 EOR platforms in both the Gulf Coast and Rocky Mountain regions, complemented by Denbury’s ownership and control of the Jackson Dome CO2 source in Mississippi and CO2 supply contracts with potential anthropogenic sources of CO2 in the Gulf Coast, Midwest and Rockies. Denbury expects the combined company’s size and scale, access to capital and geographic presence to facilitate larger CO2 projects, additional property acquisitions and opportunities to partner with CO2 emitters, in both the Gulf Coast and Rocky Mountain regions.

The combined company will nearly double Denbury’s inventory of oil reserves (prior to the Conroe acquisition) potentially recoverable with CO2 tertiary operations. Denbury believes that the longer lead-time of CO2 project development in the Rocky Mountain region is well-matched with a strong growth profile from low-risk development of unconventional resource plays in Encore’s large acreage positions in the Bakken oil shale in North Dakota and positions in the Haynesville shale in north Louisiana.

Recent Events

On December 18, 2009, Denbury purchased a 95% interest in the Conroe Field, a potentially significant tertiary flood north of Houston, Texas, for approximately $256.4 million in cash and 11,620,000 shares of Denbury common stock. As part of the transaction, Denbury agreed to provide the sellers with resale registration rights covering those shares; however, the sellers may not sell any of these shares until the earlier of the closing of the Encore merger, its termination or, under certain circumstances, June 28, 2010. Denbury has internally estimated that the Conroe Field interests have significant estimated net reserve potential from CO2 tertiary recovery. Denbury has also preliminarily estimated that the acquired Conroe Field interests have approximately 20 MMBOE of proved conventional reserves as of December 1, 2009, nearly all of which are proved developed. The Conroe Field assets are currently producing around 2,500 BOE/d net to Denbury’s acquired interest. Denbury will need to build a pipeline to transport CO2 to this field, preliminarily estimated to cover approximately 80 miles, as an extension of Denbury’s Green pipeline. Based on Denbury’s preliminary estimates, Denbury will spend an additional $750 million to $1.0 billion, including the cost of the CO2 pipeline, to develop the Conroe Field as a tertiary flood.

On December 30, 2009, Denbury sold its remaining 40% interest in its Barnett Shale natural gas assets for $210 million to the same privately-held company that purchased the 60% interest in Denbury’s Barnett Shale natural gas assets in mid-2009. Production attributable to the 40% interest in the Barnett Shale natural gas assets sold averaged approximately 4,596 BOE/d during the third quarter of 2009.

Denbury and Encore each recently announced their respective year-end 2009 proved reserves and production. Denbury’s estimated total proved reserves at December 31, 2009 were 192.9 MMBbls of oil and 88 Bcf of natural gas, based on the first day-of-the-month 12-month average 2009 NYMEX oil price of $61.18 per Bbl and Henry Hub natural gas cash price of $3.87 per MMBtu, with necessary adjustments applied to each field to arrive at the net price received by Denbury. On a BOE basis, Denbury’s proved reserves were 207.5 MMBOE at December 31, 2009, of which approximately 93% was oil and approximately 62% categorized as proved developed. Using $58.36 per Bbl of oil, $38.56 per Bbl of natural gas liquids and $3.99 per Mcf of natural gas, Denbury’s estimated PV-10 Value was $3.1 billion at December 31, 2009. Based on preliminary data, Denbury’s estimated average daily production rate during the fourth quarter of 2009 is approximately 44,940 BOE/d, which results in an estimated average annual production rate for 2009 of approximately 48,280 BOE/d.

Encore’s estimated total proved reserves at December 31, 2009 were 147.1 MMBbls of oil and 439.1 Bcf of natural gas, based on first-day-of-the-month 12-month average prices during 2009 of $61.18 per Bbl of oil and $3.83 per Mcf of natural gas. On a BOE basis, Encore’s proved reserves were 220.3 MMBOE at December 31, 2009, of which approximately 67% was oil and approximately 80% categorized as proved developed. Using 2009 average prices, Encore’s estimated PV-10 Value was approximately $2.1 billion at December 31, 2009. Based on preliminary data, Encore’s estimated average daily production during the fourth quarter of 2009 was approximately 45,143 BOE/d.

Giving effect to the merger as if it occurred on December 31, 2009, the pro forma estimated proved reserves of the combined company would be approximately 427.8 MMBOE, consisting of approximately 340.0 MMBbls and 527.0 Bcf. Using 2009 average prices, the combined company’s PV-10 Value would be $5.2 billion at December 31, 2009.

On February 5, 2010, Denbury and one of its subsidiaries sold all of the subsidiary’s Class A membership interests in Genesis Energy, LLC, the general partner of Genesis Energy, L.P., or Genesis, to an affiliate of Quintana Capital Group L.P. for net proceeds of approximately $82 million (including those related to Genesis management incentive compensation and other selling costs). This sale gives the buyer control of Genesis’ general partner. The sale of Denbury’s interests in the general partner does not include the sale of its approximate 10% ownership of Genesis’ outstanding common units.

THE MERGER

Background of the Merger

In May 2008, the Encore board of directors reviewed Encore’s strategic alternatives, including a possible sale or merger. As part of this process, Encore engaged Lehman Brothers Inc. as its financial advisor and considered the advantages and disadvantages of a negotiated sale process with a targeted buyer, a private auction process and a broad public auction process. The Encore board ultimately determined to conduct a two-stage public auction process, consisting of preliminary diligence and the receipt of indicative bids in stage one and more extensive diligence and final bids in stage two. On May 21, 2008, Encore publicly announced that its board had authorized Encore’s management team to explore a broad range of strategic alternatives to further enhance shareholder value, including, but not limited to, a sale or merger of Encore.

From late May through late June 2008, Encore’s management or its financial advisor communicated with over 60 potential bidders, 48 of which requested preliminary materials on Encore and a form of confidentiality and standstill agreement. Denbury was contacted as a potential bidder, but did not participate in the process. Encore entered into confidentiality and standstill agreements with 16 of the 48 potential bidders (consisting of both strategic and private equity buyers), with the remaining potential bidders indicating that they were not interested in participating in Encore’s strategic alternatives process.

By June 18, 2008, Encore had received indicative bids from six of the 16 potential bidders that had signed confidentiality and standstill agreements. After discussing the terms of each indicative bid, the Encore board decided to invite five of the six bidders into the second stage of the strategic alternatives process, which would consist of extensive management presentations, data room access and submission of a final bid in late July 2008. These five bidders had submitted competitive indicative bids, represented a strong cross-section of strategic buyers and were believed to be likely to submit final bids that included a meaningful premium to the then-current market price. The sixth indicative bid was determined to be too low, and the likelihood of raising it meaningfully too remote, to warrant the diversion of management attention from the other five bidders and the general business of Encore. Encore subsequently received an indication of interest from a private equity fund, which was invited to participate in the second stage of the process and became the sixth potential bidder.

On July 16, 2008, the Encore board met to discuss the diligence process and to receive an update on the status of the strategic alternatives process. Three of the prospective bidders were actively conducting diligence and making inquiries of management. A fourth prospective bidder was less active in the diligence process and had expressed an interest in acquiring only certain portions of Encore. The remaining two prospective bidders were not actively participating in the diligence process.

Between mid July 2008 and late July 2008, four of the six prospective bidders effectively dropped out of the strategic alternatives process. The two remaining prospective bidders were asked to submit final bids by July 28, 2008.

On July 29, 2008, the Encore board met for the purpose of evaluating final bids. Although the two remaining prospective bidders were very complimentary of Encore’s strategy, assets and personnel, neither company submitted a definitive acquisition proposal to acquire Encore. During the summer of 2008, the credit and commodity markets were under significant stress, as reflected by the increase in the average yield among U.S. high yield issuers and the volatility in oil prices between May and late July 2008, when prospective bidders submitted their final bids. Against this backdrop, the remaining two prospective bidders stated they were unwilling to move forward with such a large acquisition.

On August 5, 2008, Encore publicly announced that its board of directors had decided that continuing to pursue a sale or merger at that time was not in the best interest of its stockholders. In connection with this announcement, Encore explained that its plan going forward included the alternatives of divesting non-core properties, dropping down properties into its subsidiary master limited partnership, ENP, and purchasing “put” options on crude oil with a strike price of $110 per barrel for calendar year 2009. Encore terminated Lehman Brothers Inc.’s engagement as its financial advisor in connection with Encore’s evaluation of strategic alternatives, effective August 17, 2008.

Between August 2008 and September 2009, Encore continued to implement its business plan as discussed with the Encore board.

In early July 2009, Phil Rykhoek, Denbury’s Chief Executive Officer, contacted Robert Reeves, Encore’s Senior Vice President and Chief Financial Officer, and suggested that the two of them, together with Jon S. Brumley, Encore’s Chief Executive Officer and President (whom we refer to as Mr. Brumley), and Tracy Evans, Denbury’s President and Chief Operating Officer, meet to discuss potential transactions between Denbury and Encore. Also in early July 2009, Mr. Gareth Roberts, Denbury’s Co-Chairman of the Board and Chief Strategist, called Mr. Brumley to suggest a similar meeting. The meeting was initially scheduled for August 5, 2009, but due to subsequent scheduling conflicts ultimately occurred on September 4, 2009. During the meeting, Mr. Rykhoek proposed that Denbury and Encore explore the desirability and feasibility of the following potential opportunities: (1) the potential acquisition by Denbury of Encore’s oil and gas properties in the Rocky Mountain region, (2) a potential joint venture between Denbury and Encore to exploit Encore’s oil and gas properties in the Rocky Mountain region, and (3) a possible business combination between Denbury and Encore. Mr. Brumley indicated that Encore’s Rocky Mountain assets were an integral part of Encore’s long-term strategy. He also did not encourage further discussions regarding Mr. Rykhoek’s proposals at the time.

During early to late September 2009, Encore’s management evaluated, and held individual discussions with directors regarding, the prospect of a sale or merger of Encore, both with Denbury and with other possibly interested parties.

On September 29, 2009, the Encore board of directors met to discuss a possible sale or merger. At the meeting, the Encore board considered a variety of macroeconomic and company-specific factors in considering a possible sale or merger. Mr. Brumley identified six companies (which are referred to as the targeted bidders) that, in his view, offered the greatest potential for a possible strategic transaction with Encore. In addition to Denbury, these companies included three large publicly traded energy companies who were involved in the summer 2008 strategic alternatives process (one of which was involved throughout the process until the termination of the second stage) and two other large publicly traded energy companies. The Encore board assessed various financial and other characteristics of each company, along with the strategic rationale for each company to engage in a business combination with Encore.

The Encore board then considered the appropriate process to undertake if it decided to pursue a possible sale or merger of Encore. The Encore board concluded that a process involving confidential inquiries with likely suitors was preferable to a publicly announced auction process and was more likely to achieve the best value reasonably available for Encore’s stockholders at the time. The Encore board then authorized Encore’s executive officers to pursue discussions with the targeted bidders and, if interest developed, to enter into confidentiality and standstill agreements and exchange information relevant to a strategic transaction.

The Encore board then discussed the possible valuation range for Encore’s shares and directed Encore’s management to prepare additional materials for review in order to aid the Encore board in assessing the financial component of potential bids. The Encore board then discussed the retention of Barclays Capital to act as its financial advisor and assist the Encore board with its evaluation of a potential business combination. Barclays Capital acquired the North American investment banking business of Lehman Brothers, which served as Encore’s financial advisor for the 2008 public auction process. After deliberation, the Encore board advised management to retain Barclays Capital after initial contacts by management with potential suitors and an evaluation by Encore’s management of their level of interest. A financial advisory engagement letter between Encore and Barclays Capital was executed on October 9, 2009.

Encore’s counsel, Baker Botts L.L.P., then advised the Encore board of its fiduciary duties under the circumstances.

Shortly after the September 29, 2009 board meeting, Mr. I. Jon Brumley and Mr. Jon S. Brumley began contacting the targeted bidders. Mr. Brumley called Mr. Rykhoek on September 30, 2009, and indicated that while Encore was not interested in selling particular properties, it would entertain a possible merger of Encore at the right price. Mr. Brumley suggested that the companies enter into a confidentiality and standstill agreement so that Encore data could be provided to Denbury.

On September 30, 2009, Encore entered into separate confidentiality and standstill agreements with Denbury and Company A providing for the receipt by Denbury and Company A of confidential information regarding Encore. Also on September 30, 2009, Mr. Brumley sent Company A a copy of Encore’s most recent investor presentation.

On October 1, 2009, Mr. Brumley sent Mr. Rykhoek a detailed investor presentation booklet and a copy of Encore’s current proved, probable and possible reserve report (which had been updated through September 30, 2009 by Encore’s management), the year-end 2008 reserve report prepared by Miller & Lents, Encore’s independent petroleum engineering firm, engineering and geology exhibits, a project inventory list, and an analysis of lease operating expenses. Also on October 1, 2009, Mr. Brumley sent similar materials to Company A.

On October 1, 2009, Encore and Company B, which had been actively involved throughout the summer 2008 strategic alternatives process, entered into a confidentiality and standstill agreement providing for the receipt by Company B of confidential information regarding Encore.

On October 2, 2009, Encore entered into separate confidentiality and standstill agreements with Company C and Company D providing for the receipt by each company of confidential information regarding Encore. Both Company C and Company D had been involved in the summer 2008 process. As of the date of this joint proxy statement/prospectus, Company A, Company B, Company C and Company D remain subject to confidentiality and standstill agreements, as do five of the thirteen other companies that participated in Encore’s strategic alternatives process during the summer of 2008.

On October 5, 2009, senior officers of Encore met at separate times with representatives of Company A and Company D to make a presentation about Encore’s business and to respond to questions. The Encore presentation included information on, among other things, the following matters: reserve potential by geographic area; Encore’s CO2 program; Encore’s drilling program; the West Texas joint venture with ExxonMobil; development opportunities on Encore’s Haynesville and Bakken acreage; financial metrics; net asset values; and a five-year business model. On October 6, 2009, senior officers of Encore met with representatives of Company B to make a similar presentation about Encore’s business and to respond to questions.

On October 5, 2009, during a Denbury board of directors meeting called to consider various topics unrelated to Encore, Denbury senior management provided a summary of the discussions between Denbury and Encore, gave an overview of Encore’s properties, enhanced oil recovery (“EOR”) potential and other perceived opportunities, and discussed the strategic benefits of acquiring Encore. Denbury’s board, by consensus, authorized Denbury’s management to continue discussions with Encore with a view toward an acquisition by Denbury of Encore.

Also on October 6, 2009, Mr. Brumley spoke with the chief executive officer of Company E, who indicated that Company E would not be interested in acquiring Encore. Company E did not provide a reason for its decision not to pursue a possible acquisition of Encore.

On October 8, 2009, senior officers of Encore met at separate times with management of Denbury and Company C to make a presentation about Encore’s business (similar to the presentation made to Company A and Company D) and to respond to questions.

On October 9, 2009, Encore sent a copy of the presentation about Encore’s business to its directors.

On October 12, 2009, Denbury senior management met to discuss the potential acquisition of Encore, and decided to seek an underwritten financing proposal from JPMorgan Chase to finance the transaction and to request that J.P. Morgan act as financial advisor to Denbury. An indemnity letter was signed between Denbury and J.P. Morgan on October 14, 2009 and fees for services were discussed, and a financial advisory engagement letter was subsequently executed on October 30, 2009.

During the month of October 2009, Encore responded to extensive diligence inquiries from Denbury, Company A, Company B, Company C and Company D.

On October 14, 2009, the Encore board met with its legal and financial advisors to: (1) receive an update from Encore senior management on the sale process; (2) review and consider various reference values for Encore; (3) evaluate and, if appropriate, approve a per share price that, if deemed tactically appropriate, could be proposed to one or more potential bidders as a price at which the board would respond favorably to a proposal to acquire Encore; and (4) receive information on the level of potential change-in-control payments to the members of Encore’s strategic team. Mr. Brumley indicated that each of the six identified companies, other than Company E, had expressed an interest in exploring the possibility of a transaction. Mr. Brumley noted that Encore had entered into confidentiality and standstill agreements with the remaining five interested companies and provided them with diligence information, as well as answered extensive additional diligence questions. The Encore board discussed the diligence process and the level of interest expressed by each company. Representatives from Barclays Capital then made a presentation to the Encore board regarding preliminary reference values for Encore. Prior to summarizing the reference values for Encore’s common stock, Barclays Capital commented on the significant changes in the U.S. economy over the past several years including, but not limited to, changes in the U.S. gross domestic product, unemployment rates, the cost of credit, access to capital and significant fluctuations in oil and natural gas prices. The Encore board then discussed Encore’s stock price performance between October 13, 2007 and October 12, 2009, noting that the price of Encore’s common stock closed at a low for the period of $17.41 on March 2, 2009. Barclays Capital then summarized various valuation methodologies used in its preliminary evaluation of reference values for Encore’s common stock.

The Encore board then evaluated the results of each valuation methodology and assessed the range of preliminary reference values per share. The Encore board considered a request by Company A that Encore state a price at which the Encore board would favorably consider an acquisition proposal. After receiving additional input from Barclays Capital, the Encore board unanimously determined that a price of $50.00 per share could be communicated to Company A. The Encore board authorized Encore’s management team to determine the appropriate time to convey such information to Company A.

On October 15, 2009, Mr. Rykhoek advised Mr. Brumley that Denbury was not yet in a position to propose the form or amount of the potential merger consideration, but that the Denbury board would be meeting on the following day for that purpose.

On October 16, 2009, Mr. I. Jon Brumley called Company A and told them that the Encore board would enter into negotiations with Company A regarding a proposal by Company A to acquire Encore at a price of $50.00 for each share of Encore common stock.

On October 16, 2009, Denbury’s board of directors met to discuss, and was provided an update by management and J.P. Morgan regarding, a potential merger with Encore, including the form and amount of the potential merger consideration, a review of various aspects of Encore’s business and assets, and the strategic rationale of a combination with Encore.

After discussions with management and J.P. Morgan, the Denbury board authorized Mr. Rykhoek to present a proposal to, and negotiate such proposal with, Mr. Brumley within the parameters described below. Later on October 16, 2009, Mr. Rykhoek called Mr. Brumley and indicated that Denbury was prepared to pay between $48.00 and $51.00 per share for each share of Encore common stock, consisting of 25% to 30% in cash and 70% to 75% in shares of Denbury common stock. Mr. Brumley indicated that Encore had desired a minimum of 50% cash as consideration and that, coupled with the amount of total consideration, the proposal may not be acceptable. Mr. Rykhoek replied that Denbury considered it important that at least 70% of the consideration be in the form of equity so that the combined entities would be properly capitalized, but indicated that Denbury might be able to pay up to $52.00 per share. Mr. Brumley indicated that the price would need to be at the top end of the range and that he would communicate further with Mr. Rykhoek after the weekend.

On October 19, 2009, Mr. Brumley told Mr. Rykhoek that Encore wanted a collar as a form of price protection if a significant portion of the consideration to Encore stockholders would be Denbury common stock. Mr. Brumley and Mr. Rykhoek discussed a collar mechanism providing for fixed merger consideration of $52.00 per share of Encore common stock, consisting of $15.60 in cash (30%) and $36.40 (70%) in Denbury common shares, with the Denbury stock value to be fixed at $36.40 per Encore common share if Denbury common stock traded during the collar period within a range of plus or minus 12% from $15.71. Mr. Brumley also noted that Encore would need to perform due diligence on Denbury in light of the significant portion of the total consideration to be comprised of Denbury common stock.

After discussing Encore’s counter proposal with senior management, Mr. Rykhoek called Mr. Brumley, stating that Denbury’s management would recommend approval of the proposal to its board, and that Encore could proceed to prepare a confidentiality and standstill agreement for the benefit of Denbury and schedule a time for due diligence. Mr. Rykhoek communicated with the members of the Denbury board on an individual basis, outlining the terms of the proposal and recommending that Denbury respond favorably to the proposal. The Denbury board members concurred with management’s recommendation, and suggested that management proceed as proposed, with further due diligence to be conducted by both Denbury and Encore.

On October 19, 2009, Encore and Denbury entered into a confidentiality and standstill agreement providing for the receipt by Encore of confidential information regarding Denbury.

During the week of October 19, 2009, Mr. Brumley and Mr. Rykhoek discussed various terms that could be included in a merger agreement, including provisions regarding employee benefits, financing commitments, operating covenants, 2009 bonuses for Encore employees, non-competition agreements from certain members of Encore’s management, termination fees and various other merger terms.

On October 20, 2009, Mr. Rykhoek sent Mr. Brumley a schedule calculating the range of Denbury prices for the proposed collar and related matters. Mr. Brumley replied with an alternative version of the collar mechanism and an explanation of the difference between the approaches proposed by Denbury and Encore. Mr. Brumley also sent Mr. Rykhoek a list of due diligence requests related to Denbury’s business and confirmed plans for diligence meetings later in the week.

Also on October 20, 2009, representatives of Company D informed Encore management that Company D would not be submitting a proposal to acquire Encore. Company D said it had decided not to submit a proposal because Encore’s properties did not fit with Company D’s overall strategic focus.

On October 21, 2009, Mr. Brumley sent Mr. Rykhoek a draft of a proposed merger agreement. Also on October 21, 2009, the chairman of Company A indicated to Mr. Brumley that Company A was struggling to get to a valuation of $50.00 per share of Encore common stock, and the chief executive officer of Company A told I. Jon Brumley that Company A liked Encore’s properties and was working hard to develop a proposal, but he was not sure if Company A could get to $50.00 per share.

On October 21 and 22, 2009, representatives of Encore and Denbury, along with their respective legal and financial advisors, met to receive more detailed presentations on the companies, exchange additional diligence materials and respond to questions regarding their respective businesses.

On October 22, 2009, Company A called Encore to request additional information regarding tax matters in an attempt to bridge their valuation to the $50.00 per share price proposed by Encore on October 16, 2009.

On October 23, 2009, representatives of Company B informed Encore management that Company B would not be submitting a proposal to acquire Encore. Company B said it had decided not to submit a proposal because it was not willing to pay a premium above the then-current market price for Encore’s stock.

On October 24, 2009, Baker & Hostetler LLP, counsel to Denbury, provided initial written comments on the draft merger agreement to Baker Botts. After reviewing the comments, Mr. Brumley called Mr. Rykhoek to ask him to confirm that Denbury would be providing a binding financing commitment letter in support of Denbury’s proposal to acquire Encore. Later that day, Baker Hostetler provided a draft of the financing commitment letter that Denbury had received from counsel to JPMorgan Chase.

Also on October 24, 2009, Mr. Brumley asked Mr. Rykhoek to put Denbury’s proposal to acquire Encore in writing for purposes of distributing such proposal to the Encore board at its next regularly scheduled meeting on October 27, 2009. Mr. Rykhoek indicated that he would provide such a letter in advance of the Encore board meeting. Mr. Rykhoek and Mr. Brumley then discussed various other proposed terms of the merger agreement.

On October 25, 2009, a representative of Company A confirmed that it would not be able to achieve a $50.00 per share price for Encore’s common stock. He advised that Company A would continue to evaluate a potential proposal for Encore at a lower price.

On October 26, 2009, Mr. Rykhoek sent Mr. Brumley proposed changes to the employee benefit provisions of the draft merger agreement in response to a conversation between them the preceding week. Later that day, Mr. Rykhoek sent Mr. Brumley a written proposal regarding an acquisition of Encore. Mr. Brumley called Mr. Rykhoek and asked him to revise the written proposal to reflect, among other things, the collar mechanism. Shortly thereafter, Mr. Rykhoek sent Mr. Brumley a revised written proposal, which included the following terms:

•	a total per share consideration for all of the shares of Encore common stock of $52.00 per share, consisting of up to 30% cash and 70% in shares of Denbury common stock within the collar;

•	a proposal that the Denbury common stock be valued at $15.71 per share in determining the number of Denbury common shares that would constitute the equity portion of the consideration;

•	a collar mechanism whereby the number of shares of Denbury common stock to be issued for each share of Encore common stock would be adjusted based upon the average price of Denbury common stock for a period prior to closing, limited to a 12% upward or 12% downward adjustment from $15.71;

•	an election mechanism whereby Encore stockholders could elect to receive up to 100% of the consideration for their shares paid in cash or 100% paid in Denbury common stock, provided that the aggregate transaction consideration paid in cash and stock would not exceed 30% and 70%, respectively, of the aggregate transaction consideration (within the collar); and

•	that Denbury anticipated obtaining an underwritten financing commitment from J.P. Morgan and JPMorgan Chase for a $1.6 billion revolving credit facility, a $1.25 billion bridge to a subordinated notes facility, and a $375 million credit facility for ENP.

On October 26, 2009, Baker Botts distributed a revised draft of the merger agreement, and Baker Hostetler forwarded a revised draft of the financing commitment letter to Baker Botts. From October 26 to October 31, 2009, Baker Botts and Baker Hostetler exchanged comments on drafts of the merger agreement and financing commitment letter and negotiated various merger agreement provisions, including those relating to the structure of the transaction, the scope of the parties’ representations and warranties and covenants, employee matters, the parties’ obligations not to pursue other transactions, termination fees, and conditions, including financing conditions, to the parties’ obligations to complete the proposed transaction.

On October 27, 2009, Mr. Brumley sent Mr. Rykhoek a proposed summary of benefits to be received or maintained for Encore employees. Mr. Brumley and Mr. Rykhoek discussed these issues by telephone, and Mr. Rykhoek sent Mr. Brumley proposed changes to the employee benefit provisions. Also on October 27, 2009, Mr. Rykhoek and Mr. Brumley discussed a confidentiality agreement as an alternative to a non-competition agreement for certain members of the Encore management team, and Baker Hostetler provided to Baker Botts a revised draft of the financing commitment letter prepared by counsel for JPMorgan Chase.

On October 27, 2009, the Encore board of directors met for its regularly scheduled quarterly meeting. At the meeting, the Encore board of directors discussed Denbury’s business, operations and financial condition, the terms of Denbury’s proposal to acquire Encore and Denbury’s proposed financing plan. Additionally, Barclays Capital presented information to the Encore board of directors with respect to the financial terms of Denbury’s proposal, the collar mechanism and the pro forma consequences of the proposed transaction.

On October 28, 2009, Mr. Brumley and Mr. Rykhoek discussed proposed changes to the draft financing commitment letter and the timing of the proposed transaction, including expectations regarding additional comments on the merger agreement and tentative plans for informing rating agencies of the proposed transaction. Also on October 28, 2009, Mr. Brumley sent Mr. Rykhoek written comments on the proposed financing commitment letter, and Baker Botts and Baker Hostetler met to discuss open issues relating to the merger agreement.

On October 29, 2009, Mr. Rykhoek and Mr. Brumley exchanged e-mails and telephone calls regarding employee benefit matters and the terms of the proposed financing commitment letter, including the removal or modification of various conditions and the termination fees payable under the financing commitment letter. Later that day, following further discussions with Baker Hostetler, counsel for JPMorgan Chase distributed a revised draft of the financing commitment letter and related documents, following which Baker Hostetler had discussions with Baker Botts and counsel for JPMorgan Chase regarding proposed additional changes to the financing commitment letter. In addition, Baker Hostetler and Baker Botts exchanged merger agreement drafts and comments and conducted further discussions regarding the terms of the merger. That evening, Denbury’s board and senior management met to informally discuss the transaction. At that time, a draft of the proposed merger agreement was distributed.

On October 30, 2009, the Denbury board met to discuss the proposed merger with Encore. At that meeting, Denbury’s management provided the board with an overview of the proposed transaction, and J.P. Morgan reviewed with the Denbury board J.P. Morgan’s financial analysis of the proposed transaction. In this regard, J.P. Morgan also indicated that, based upon and subject to certain factors that would be stated in its opinion, at the appropriate time it would be prepared to render an opinion as to the fairness of the consideration contemplated to be paid by Denbury. Baker Hostetler then presented to the Denbury board a summary of the terms of the merger agreement, a review of changes to the latest draft of the merger agreement previously supplied to the board, a review of the agreement terms still under discussion, and draft board resolutions with respect to the proposed transaction that would be proposed for adoption the following day, and discussed with the board its fiduciary obligations. Baker Hostetler then responded to various questions regarding the documents and the transaction. At the same meeting, the Denbury board reviewed updated cash flow forecasts and debt levels, reviewed the terms of the underwritten financing by JPMorgan Chase, agreed to implement additional hedges for 2011 after signing the merger agreement, reviewed a draft of a proposed press release and associated slide show presentation, and discussed the appropriate consideration to be paid for Encore. Management was excused from the meeting and the Denbury board met in executive session and considered the closing stock prices for Denbury and Encore, the relative consideration and the appropriate premium. Management returned to the meeting and the board instructed Mr. Rykhoek that the Denbury board would like to proceed with the transaction but at a lower price.

Shortly after the meeting, Mr. Rykhoek called Mr. Brumley to relay the Denbury board’s conclusions and proposed that the merger consideration be reduced to $48.00 per share, comprised of $14.40 in cash and $33.60 in Denbury shares. Mr. Brumley indicated that Encore would consider the revised proposal.

Also on October 30, 2009, Baker Hostetler and Baker Botts exchanged further drafts of the merger agreement and comments thereon and on ancillary documents, and continued communications regarding the terms of the merger.

Later on October 30, 2009, Mr. Brumley called Mr. Rykhoek to propose that the merger consideration be set at $50.00 per share, comprised of $15.00 in cash and $35.00 in Denbury shares. Mr. Brumley and Mr. Rykhoek discussed the collar mechanism that would be associated with the $50.00 per share price and after discussion, agreed that they would propose to their respective boards of directors that the 12% collar be based upon an assumed Denbury stock price of $15.10 per share. Mr. Rykhoek indicated that he would discuss the matter with the Denbury board and respond in due course. Mr. Rykhoek then discussed these matters with the Denbury board through a telephone board meeting, and shortly thereafter, Mr. Rykhoek called Mr. Brumley to confirm that merger consideration of $50.00 per share was acceptable to the Denbury board, consisting of $15.00 in cash and $35.00 in Denbury common shares (with a 12% collar around an assumed Denbury stock price of $15.10), subject to an election mechanism (with a proration feature) to provide for all cash or all stock. Mr. Brumley told Mr. Rykhoek that he would submit the revised proposal to the Encore board for its consideration and later sent Mr. Rykhoek an analysis of the collar mechanism based on the revised merger consideration proposal.

Also on October 30, 2009, Mr. Allen, Chief Financial Officer of Denbury discussed proposed revisions to the financing commitment letter with JPMorgan Chase, its legal advisor, Baker Hostetler and Baker Botts.

On October 30, 2009, Baker Botts provided the Encore board with (1) a draft of the proposed merger agreement, (2) an executive summary of the merger agreement, (3) a draft of the proposed financing commitment letter from J.P. Morgan and JPMorgan Chase, (4) an executive summary of the financing commitment letter, (5) draft board resolutions with respect to the proposed transaction, (6) draft resolutions of the Compensation Committee with respect to the proposed transaction, and (7) a draft amendment to Encore’s stockholder rights agreement (to exempt Denbury from the operation of the rights plan).

On October 31, 2009, Baker Hostetler and Baker Botts continued discussions and the exchange of drafts and comments to resolve the remaining open issues regarding the terms of the merger, including those relating to the circumstances under which either party could refuse to consummate the merger and the termination fees payable in connection therewith.

On October 31, 2009, Encore’s compensation committee met to review and recommend to the Encore board the treatment of stock options and restricted stock in the merger.

On October 31, 2009, the Encore board, with all members in attendance, met to review and consider the proposed merger with Denbury. Management provided its assessment of the proposed transaction in preliminary remarks. Baker Botts discussed with the directors their fiduciary obligations under the circumstances. Baker Botts provided the Encore board with marked copies of the documents distributed to the board on October 30, 2009 to show changes negotiated in the interim time period. Baker Botts then summarized, and responded to questions regarding, the material provisions of the proposed merger agreement and the financing commitment letter. During the Encore board meeting, Barclays Capital reviewed and responded to questions regarding the financial terms of the proposed transaction (including the collar) and provided its financial analysis of the per share merger consideration to be received by Encore stockholders. Barclays Capital rendered its opinion that, as of October 31, 2009 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Encore was fair, from a financial point of view, to such stockholders.

The Encore board then recessed while Mr. Jon S. Brumley called Mr. Rykhoek to inquire about the status of the Denbury board meeting that had commenced during the course of the Encore board meeting. Mr. Brumley returned shortly thereafter and advised the Encore board that the Denbury board was still in session.

After further discussion, the Encore board unanimously (1) determined that the merger agreement and the transactions contemplated thereby (including the merger) were advisable, fair to and in the best interests of Encore and its stockholders, (2) approved the merger agreement and the transactions contemplated thereby (including the merger), and (3) resolved (subject to certain exceptions contained in the merger agreement) to recommend the adoption of the merger agreement by the Encore stockholders.

On October 31, 2009, the Denbury board met for final consideration of the proposed merger. At the meeting, J.P. Morgan rendered its oral opinion, which was subsequently confirmed in writing, that, as of October 31, 2009, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Denbury in the proposed merger was fair, from a financial point of view, to Denbury. Baker Hostetler presented a summary of the changes to the merger agreement since the board meeting the prior day and reviewed with the board the resolutions to be considered and approved. After discussion of the matters presented at the meeting and after receiving J.P. Morgan’s fairness opinion, the Denbury board of directors unanimously (1) determined that the merger agreement and the transactions contemplated thereby (including the merger and the issuance of the shares of Denbury common stock thereunder) were advisable, (2) approved the merger agreement and the transactions contemplated thereby (including the merger and the issuance of the shares of Denbury common stock thereunder), and (3) resolved

(subject to certain exceptions contained in the merger agreement) to recommend the adoption of the merger agreement by the Denbury stockholders.

During the afternoon of October 31, 2009, Denbury and Encore executed the merger agreement.

On November 1, 2009, Denbury and Encore issued a joint press release announcing the proposed transaction.

Reasons for the Merger — Encore

The Encore board of directors, at a special meeting held on October 31, 2009, unanimously (1) determined that the merger agreement and the transactions contemplated thereby (including the merger) were advisable, fair to and in the best interests of Encore and its stockholders, (2) approved the merger agreement and the transactions contemplated thereby (including the merger) and (3) resolved (subject to certain exceptions contained in the merger agreement) to recommend the adoption of the merger agreement by the Encore stockholders. In reaching its conclusion, the Encore board consulted with Encore’s management as well as Encore’s legal and financial advisors and considered a number of factors, including the following:

•	The aggregate value and composition of the merger consideration to be received by Encore stockholders in the merger.

•	That the merger consideration of $50.00 per share of Encore common stock (applying the collar mechanism in the merger agreement and based upon the closing sale price of Denbury common stock on October 30, 2009 of $14.60 per share, the last trading date before the date of the Encore board meeting), represented a premium of:

•	35% above the closing sale price of Encore common stock on October 30, 2009 of $37.07 per share;

•	28% above the closing sale price of Encore common stock on October 5, 2009 (the 20th trading day prior to the date of the Encore board meeting) of $39.08 per share; and

•	11% above the highest closing sale price of Encore common stock during the 52-week period ended October 30, 2009 of $44.85 per share.

•	That Encore had explored a variety of strategic alternatives over an extended period of time, including both a publicly announced process conducted during 2008 and, more recently, discussions with a number of parties identified by Encore as offering the greatest potential for a possible strategic transaction with Encore. In that regard, the Encore board considered the thoroughness of the efforts made in exploring and reviewing potential alternatives (see “— Background of the Merger”).

•	The fact that if the Denbury 20-day average price is between $13.29 and $16.91, Encore stockholders receiving Denbury shares will receive per share merger consideration with an aggregate value of $50.00 per share (based on the Denbury 20-day average stock price).

•	The fact that because the exchange ratio for the stock portion of the merger consideration does not increase if the Denbury 20-day average price is below $13.29 per Denbury share, and does not decrease if the Denbury 20-day average price is above $16.91 per Denbury share, the aggregate value of the per share merger consideration to be received by Encore stockholders (based on the Denbury 20-day average price) would be less than $50.00 if the Denbury 20-day average price falls below $13.29 and would be more than $50.00 if the Denbury 20-day average price rises above $16.91.

•	The potential stockholder value that might result from other alternatives available to Encore, including the alternative of remaining as an independent public company, considering, in particular, the potential for Encore stockholders to share in any future earnings growth of Encore and continued costs, risks and uncertainties associated with continuing to operate as a public company.

•	The Encore board’s familiarity with, and understanding of, Encore’s business, assets, financial condition, results of operations, current business strategy and prospects.

•	Information and discussions with Encore management and Encore’s financial advisor regarding Denbury’s business, assets, financial condition, results of operations, business plan and prospects. In this regard, the Encore board considered the size and scale of the combined company, including the expected pro forma effect of the merger on the combined company’s proved reserves, production, cash flow per share, and debt structure, noting that the larger combined company would be better able to finance and absorb the capital costs of long lead time projects such as tertiary recovery operations.

•	The complementary nature and geographic diversity of the assets of the companies. In this regard, the Encore board also considered the prospects of the combined company, including the potential for the combined company to have a stronger competitive position and greater opportunities for growth than Encore would have operating independently, including the ability to leverage their combined opportunities to develop CO2 projects, particularly given Denbury’s experience in tertiary recovery operations in legacy oil fields using CO2.

•	The merger will establish a leading CO2 EOR company. Denbury has substantial CO2 reserves, has a successful tertiary recovery business on the U.S. Gulf Coast and will have increased acquisition opportunities in Louisiana and the Texas Gulf Coast, particularly upon completion of its 320-mile Green Pipeline.

•	After completion of the construction phase of Denbury’s 320-mile Green Pipeline, Encore expects a larger portion of Denbury’s capital budget to be invested in tertiary development projects that have an expectation of increasing oil production, as opposed to capital that is invested in CO2 pipeline projects that transport CO2 to Denbury’s oil fields. Encore believes these investments in tertiary development projects that generate production growth will increase stockholder value.

•	The merger will create one of the largest crude oil focused independent exploration and production companies in North America. The proved oil and natural gas reserves of the combined company are expected to be approximately 75% oil reserves, an advantage in light of the better profit margin for oil as reflected in both the short-term and long-term marketplace for oil versus natural gas.

•	That because the majority of the merger consideration (on an aggregate basis) is payable in the form of Denbury common stock, Encore stockholders would have the opportunity to participate in the equity value of the combined company following the merger. In that regard, the Encore board understood that the volatility of prices for oil and natural gas and general stock market conditions would cause the value of the consideration received in the merger to fluctuate, perhaps significantly, following the closing of the merger, but was of the view that on a long-term basis it would be desirable for stockholders to have an opportunity to retain a continuing investment in the combined company following the merger.

•	The Encore board’s understanding of and management’s review of overall market conditions, including then-current and prospective commodity prices and the current and historical trading prices for Denbury and Encore common stock, and the board’s determination that, in light of these factors, the timing of the potential transaction was favorable to Encore.

•	The Encore board’s expectation, supported by the financing commitment letter, and established after consultation with Encore’s financial and legal advisors regarding the terms and degree of conditionality of the financing commitment letter, that Denbury would be able to obtain the financing necessary to pay the cash portion of the merger consideration payable under the merger agreement and to finance the other transactions contemplated in connection with the merger.

•	The financial analysis of Barclays Capital, Encore’s financial advisor, presented to the Encore board at various meetings, including the meeting held on October 31, 2009, and the opinion of that firm rendered to Encore’s board on that date as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of Encore, based upon and subject to the qualifications, limitations and assumptions stated in such opinion, as more fully described below under “— Opinion of Encore’s Financial Advisor.” The full text of the opinion of Barclays Capital, setting forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with such opinion, is attached as Annex B to this joint proxy statement/prospectus.

•	The review by the Encore board with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the merger and the Encore board’s evaluation of the likely time period necessary to close the transaction. The Encore board also considered the following specific aspects of the merger agreement:

•	The combination of stock and cash consideration contemplated by the merger agreement and the ability of Encore stockholders to elect to receive either all cash, all stock, or cash and stock consideration, subject to a proration feature.

•	The board’s expectation that the stock portion of the merger consideration will be received tax free by Encore’s stockholders (see “ — Material U.S. Federal Income Tax Consequences of the Merger”).

•	The nature of the closing conditions included in the merger agreement, including the market, industry-related and other exceptions to the events that would constitute a material adverse effect on either Encore or Denbury for purposes of the agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the merger.

•	Encore’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if the Encore board determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or could reasonably be expected to lead to a transaction that is more favorable to Encore’s stockholders than the merger.

•	Encore’s right to change its recommendation to vote in favor of the merger and terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a $120 million termination fee and up to $10 million of expenses to Denbury.

•	The right of the Encore board to change its recommendation to vote in favor of the merger upon the occurrence of certain intervening events if it determines in good faith (after consultation with outside counsel) that the failure to take such action would breach its fiduciary duties under applicable law.

•	The obligation of Denbury to pay to Encore, upon termination of the merger agreement, either a $300 million termination fee, a $120 million termination fee or a $60 million termination fee under the circumstances specified in the merger agreement (see “Terms of the Merger Agreement — Termination, Amendment and Waiver — Fees and Expenses”).

•	The obligation of Denbury to use its reasonable best efforts to take all actions necessary to consummate the financing provided for in the financing commitment letter and, if such financing is unavailable, to use its reasonable best efforts to arrange to obtain alternate financing for an equivalent amount of funds on terms no less favorable to Denbury.

•	That termination fees of $120 million and $60 million, and the agreement to reimburse Denbury for up to $10 million of expenses incurred by Denbury in connection with the merger, in each case payable by Encore to Denbury under the circumstances specified in the merger agreement, were reasonable in the judgment of the Encore board after consultation with its legal and financial advisors.

•	The requirement that Encore stockholder approval be obtained as a condition to consummation of the merger.

•	The obligations of Encore and Denbury to hold their respective stockholders meetings even if their respective boards change their recommendation of the merger.

In the course of its deliberations, the Encore board also considered a variety of risks and other potentially negative factors, including the following:

•	The possibility that the value of the per share merger consideration to be received by Encore stockholders could be less than $50.00 per share if the Denbury 20-day average price is below $13.29.

•	The inability of Encore’s stockholders to benefit from an increase, prior to the closing of the merger, in the trading price of Denbury common stock unless and until the Denbury 20-day average price is above $16.91 per share.

•	The fact that Denbury’s obligation to close the merger is conditioned on its having received the financing contemplated by the merger agreement.

•	Denbury’s expected level of indebtedness upon completion of the merger.

•	The fact that Denbury’s obligation to close the merger is conditioned on a vote of its stockholders.

•	That, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger might not be completed even if approved by Encore’s and Denbury’s stockholders.

•	That, under the terms of the merger agreement, Encore will be required to pay to Denbury a termination fee of either $120 million or $60 million and to reimburse Denbury for up to $10 million of expenses if the merger agreement is terminated under certain circumstances (see “Terms of the Merger Agreement — Termination, Amendment and Waiver — Fees and Expenses”).

•	The restrictions on the conduct of Encore’s business prior to completion of the merger, requiring Encore to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Encore from undertaking business opportunities that may arise pending completion of the merger.

•	Risks of the type and nature described under “Risk Factors.”

Encore’s board considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the merger agreement. The foregoing discussion of the information and factors considered by the Encore board is not exhaustive. In view of the wide variety of factors considered by the Encore board in connection with its evaluation of the proposed transaction and the complexity of these matters, the Encore board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Encore board evaluated the factors described above, among others, and reached a consensus that the proposed transaction was advisable, fair to and in the best interests of Encore and its stockholders. In considering the factors described above and any other factors, individual members of the Encore board may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Encore board to adopt the merger agreement, Encore stockholders should be aware that the executive officers and directors of Encore have certain interests in the merger that may be different from, or in addition to, the interests of Encore stockholders generally. The Encore board was aware of these interests and considered them when approving the merger agreement and recommending that Encore stockholders vote to adopt the merger agreement. See “ — Interests of Certain Persons in the Merger that May be Different from Your Interests.”

The Encore board of directors unanimously recommends that Encore’s stockholders vote “FOR” adoption of the merger agreement.

Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless Encore’s stockholders specify otherwise.

Reasons for the Merger — Denbury

The Denbury board of directors has determined that the merger is in the best interests of Denbury and its stockholders. In unanimously approving the merger and recommending that Denbury stockholders vote to adopt the merger agreement, including the issuance of Denbury common stock in connection with the merger, the Denbury board of directors consulted with Denbury’s management and legal and financial advisors and considered a number of factors, including the following:

•	Encore owns legacy oil assets in Montana, North Dakota and Wyoming with over 6 billion barrels of original oil in place, assets that are distinguished by their long reserve life and low decline rates and that have significant potential for recovery of crude oil through CO2 EOR.

•	The merger expands Denbury’s EOR platform, which is already one of the country’s largest, by adding another core area of focus, the Rocky Mountain region. Both Denbury’s Gulf Coast core EOR area and the Rocky Mountain region have a significant number of oil fields that are future acquisition candidates for CO2 flooding, providing multiple future growth opportunities for a company of Denbury’s post-merger scale and geographic presence.

•	The merger will nearly double Denbury’s potential oil reserves (prior to the Conroe acquisition) recoverable through EOR. Denbury expects its significant expertise in EOR in the Gulf Coast to be directly applicable to Encore’s Rocky Mountain oilfield assets.

•	Encore’s Bakken oil properties and Haynesville gas properties both provide reserves and production potential from shale formations, as Encore owns over 300,000 acres in the Bakken area (one of the largest positions in the field) and over 19,000 acres in the Haynesville area of north Louisiana. Denbury anticipates that these shale assets will provide short-term production growth and cash flow while longer-term EOR assets are developed, and will provide potentially significant incremental reserve growth.

•	Denbury anticipates that EOR production from Encore properties will provide production growth beginning in 2015, the time at which Denbury’s current Gulf Coast EOR production is presently predicted to peak.

•	The merger will establish a leading North American CO2 EOR company at a critical juncture in the environmental policy shift regarding carbon capture and storage. Denbury anticipates that the merger will enhance Denbury’s position as a buyer of choice of mature oil properties that can benefit from EOR, and a leading partner for CO2 emitters in offsetting their carbon footprints.

•	The merger will create one of the largest crude oil focused independent exploration and production companies in North America. The proved oil and gas reserves of the combined company are expected to be approximately 75% oil reserves, an advantage in light of the better profit margin for oil as reflected by both the short-term and long-term marketplace for oil versus natural gas.

•	Denbury anticipates that the increased size, scale and diversification of the combined company will benefit its stockholders by ultimately reducing Denbury’s cost of capital and its operating costs per equivalent barrel. Additionally, Denbury anticipates that it will be in a position to undertake larger CO2 projects because of the combined company’s larger size.

•	Denbury believes the merger is advantageous to its stockholders, as Denbury anticipates that post-merger the combined company’s cash flow and proved reserves per share will be accretive to Denbury stockholders. Denbury expects the combined company reserves and production to nearly double, with the net increase in outstanding Denbury shares resulting from the merger ranging from approximately 45% to 60%, depending on the number of shares ultimately issued in the acquisition.

•	Denbury expects the anticipated capital structure of the company after the merger will provide significant liquidity and an opportunity to focus capital deployment on those projects with the optimal return opportunities.

•	As part of the merger, Denbury will acquire the general partner of ENP and an approximate 46% limited partner interest in that entity. ENP affords a potential financing vehicle for the combined company as a master limited partnership designed to provide a reduced cost of capital for purchase of assets from the large inventory of properties that will be owned by the combined company. Dropdowns of acquired assets to ENP may provide Denbury an attractive way to reduce its debt incurred as part of the merger, to the extent ENP sells additional units to the public instead of purchasing assets by incurring incremental debt.

•	Denbury anticipates that combining the companies will produce significant synergies, leading to reduced costs in the corporate general and administrative area (including accounting fees, legal fees and executive management team costs) and in the operational area (including engineering costs and discounts for purchasing goods and services on a larger scale).

•	Integration of the companies should be facilitated by the two companies being headquartered within the same greater metropolitan area.

•	The diversified nature of Encore’s oil and natural gas assets, many of which are located in areas generally highly regarded in the industry, should enhance Denbury’s ability to sell a portion of the acquired assets to third parties in order to reduce the debt incurred to finance the merger, while allowing Denbury to retain acquired assets that it judges to be core to its strategy.

•	The results of Denbury’s business, legal and financial due diligence investigations of Encore, including information concerning the financial condition, results of operations, prospects and businesses of Denbury and Encore, including the respective companies’ oil and gas reserves, production and cash flows from operations, along with the relative performance of Denbury’s common stock and Encore’s common stock over various periods.

•	The expected impact of current industry, economic and market conditions on the oil and gas industry generally and EOR in particular.

•	The per-share net asset value (including both proved and potential reserves) of both Denbury common stock and Encore common stock.

•	The opinion of J.P. Morgan dated October 31, 2009, to Denbury’s board of directors that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Denbury in the proposed merger was fair, from a financial point of view, to Denbury, which opinion does not address the decision by Denbury to enter into the transaction nor constitute a recommendation to the stockholders of Denbury or Encore with respect to the transaction, or their voting thereon.

•	The terms of the merger agreement, including termination fees ranging from $60 million to $120 million that Encore would have to pay Denbury if Encore terminates the merger agreement for certain reasons specified in the merger agreement.

In the course of considering the above factors, the Denbury board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	The combined company will have a higher debt to equity ratio and a higher level of indebtedness than Denbury’s historical levels, including the assumption and/or refinancing of approximately $1.2 billion of Encore debt. This increased debt level could limit Denbury’s flexibility and access to additional capital because of increased debt service requirements and restrictive covenants and other borrowing terms. Also, in view of the current volatility of the credit markets, the cost of the debt refinancing and the debt incurred to finance the merger could be higher than currently projected.

•	There is a risk that oil and natural gas prices will decrease significantly from the pricing assumptions used to evaluate the desirability of the merger from a financial point of view.

•	The proved and potential oil and natural gas reserves of Encore may not be as valuable or profitable as anticipated.

•	A decrease in oil and natural gas prices would reduce any proceeds from expected property divestitures or may make such divestitures less attractive, leaving Denbury with a higher debt balance than anticipated.

•	If the conditions in the financing commitment letter to Denbury are not satisfied, Denbury could possibly fail to secure necessary financing, and could owe a $300 million termination fee if lack of financing prevented consummation of the merger.

•	Denbury would have to pay Encore termination fees ranging from $60 million to $120 million if Denbury terminates the merger agreement for certain other reasons specified in the merger agreement.

•	The expected cost savings of the merger may not be realized or not realized to the extent anticipated.

•	There are significant risks inherent in combining and integrating two companies, including challenges associated with integrating personnel, operations, information technologies and financial reporting. In addition, successful integration of companies requires the dedication of significant management resources, which could temporarily distract management’s attention from the day-to-day businesses of the combined company.

Having considered these factors and the risks discussed under “Risk Factors,” the potential benefits of the merger outweigh these considerations in the judgment of the Denbury board.

The foregoing discussion of the information and factors that the Denbury board considered is not exhaustive, but it is believed to include the material factors considered by the Denbury board. In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Denbury board did not consider it practicable to quantify or assign relative weights to the factors considered in reaching its conclusion. In addition, individual Denbury directors may have given different weights to different factors.

For the reasons set forth above, Denbury’s board of directors recommends unanimously that Denbury stockholders vote “FOR” the adoption of the merger agreement.

Financial Projections

Encore and Denbury make publicly available only limited information regarding their respective future performances, and neither Encore nor Denbury has historically published projections as to long-term future financial performance. However, for internal purposes and in connection with the process leading to the merger agreement, the managements of Encore and Denbury prepared certain projections of future financial and operating performance. The projections were prepared by Encore and Denbury on a stand-alone basis and are not anticipated to be representative of financial and operating performance of the combined company going forward, which may differ materially from the assumptions underlying the projections for the individual companies on a standalone basis. Encore provided its non-public projections to its board of directors and its financial advisor. These projections were also made available to potentially interested parties that signed confidentiality agreements, including Denbury, and to Denbury’s financial advisor. A summary of this information is included below to give Encore and Denbury stockholders access to non-public unaudited prospective Encore information that was considered by Encore’s financial advisor for purposes of evaluating the merger and preparing its financial analysis and opinion to the Encore board of directors and that was reviewed by Denbury’s financial advisor for purposes of evaluating the merger and preparing its financial analysis and opinion to the Denbury board of directors. Similarly, in connection with Encore’s evaluation of the proposed merger, Denbury provided to Encore and Encore’s financial advisor its non-public projections with respect to Denbury. Denbury also provided these projections to its board of directors and its financial advisor. A summary of this Denbury non-public information is included below to give Encore and Denbury stockholders access to non-public unaudited prospective Denbury information that was considered by Encore’s financial advisor for purposes of evaluating the merger and preparing its financial analysis and opinion to the Encore board of directors and that was reviewed by Denbury’s financial advisor for purposes of evaluating the merger and preparing its financial analysis and opinion to the Denbury board of directors.

Encore and Denbury caution you that uncertainties are inherent in prospective financial information of any kind. None of Encore, Denbury or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any Encore stockholder, Denbury stockholder or any other person regarding the ultimate performance of Encore, Denbury or the combined company in relation to the summarized information set forth below.

The summary projections set forth below summarize the most recent projections provided prior to the execution of the merger agreement to Barclays Capital and the Encore board of directors and also to Denbury’s board of directors and J.P. Morgan. The inclusion of the following summary projections in this joint proxy statement/prospectus should not be regarded as an indication that Encore, Denbury or their representatives considered or consider the projections to be an accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such, nor regarded as a representation that such performance will be achieved.

The projections summarized below were prepared by the managements of Encore and Denbury in connection with the evaluation of the proposed merger or for internal planning purposes only and not with a view toward public disclosure or toward compliance with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants. Neither Ernst & Young LLP, nor PricewaterhouseCoopers LLP, nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and accordingly, neither Ernst & Young LLP nor PricewaterhouseCoopers LLP expresses an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP reports incorporated by reference into this joint proxy statement/prospectus relate to Encore’s historical financial information, and the PricewaterhouseCoopers LLP reports incorporated by reference into this joint proxy statement/prospectus relate to Denbury’s historical financial information. Such reports do not extend to the projections included below and should not be read to do so. The respective boards of directors of Encore and Denbury did not prepare, and do not give any assurance regarding, the summarized information.

The internal financial forecasts of Encore and Denbury (upon which the projected information is based) are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature and susceptible to interpretation and the effects of intervening events and accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including various estimates and assumptions that may not be realized and are subject to significant variables, uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Important factors that may affect or cause the information below to differ from actual results include, but are not limited to, the factors referenced under the “Cautionary Statements Concerning Forward-Looking Statements” and the “Risk Factors” sections of this joint proxy statement/prospectus and other risks described in Encore’s and Denbury’s respective Annual Reports on Form 10-K filed with the SEC for the year ended December 31, 2008, and in subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time in the future over which these assumptions apply.

In developing the projections, Encore and Denbury made numerous assumptions with respect to their respective projections for the periods shown, including:

•	organic growth and the amounts and timing of related costs (including capital costs) and potential economic returns;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities and the cash effect of income taxes;

•	the level of production of crude oil and natural gas;

•	in the case of Encore, distributions by ENP to its public unitholders; and

•	other general business, market and financial assumptions.

For purposes of these projections, Encore and Denbury used the same assumed average oil and natural gas prices for the periods presented below:

	2010E	2011E	2012E	2013E	2014E

Assumed average prices:
Oil — NYMEX WTI($/Bbl)	$71.07	$74.44	$76.63	$78.73	$80.00
Natural Gas — NYMEX Henry Hub ($/Mcf)	$6.13	$6.84	$7.01	$7.08	$7.20

Encore

The summarized projected financial information set forth below reflects actual results through June 30, 2009, plus Encore’s projected results for the remainder of 2009 and for 2010, 2011, 2012, 2013 and 2014.

	2009E	2010E	2011E	2012E	2013E	2014E
	(dollars in millions)

EBITDAX(1)	$648	$520	$631	$738	$822	$907
Discretionary cash flow(2)	$508	$385	$490	$600	$692	$787

(1)	EBITDAX represents net income from continuing operations before interest expense (net), income taxes, depreciation, depletion and amortization, exploration expense and non-cash stock-based compensation expense. EBITDAX is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) or cash flow from operating activities prepared in accordance with GAAP.

(2)	Discretionary cash flow represents cash provided by operating activities before changes in working capital less deferred derivative contract premium payments and distributions to public ENP unitholders. It is not a financial measure prepared in accordance with GAAP and should not be considered as a substitute for net income (loss) or cash flow from operating activities prepared in accordance with GAAP.

Denbury

The summarized projected financial information set forth below was based on Denbury’s projections for 2010, 2011, 2012, 2013 and 2014.

	2010E	2011E	2012E	2013E	2014E
	(dollars in millions)

EBITDA(1)	$466	$669	$870	$1,048	$1,137
Adjusted cash flow from operations(2)	$392	$556	$740	$933	$1,003

(1)	EBITDA represents net income before interest expense (net), income taxes, depreciation, depletion and amortization, non-cash derivative fair value gain (or loss) and non-cash equity-based compensation expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered as a substitute for net income (loss) or cash flow from operating activities prepared in accordance with GAAP.

(2)	Adjusted cash flow from operations represents cash flow from operations excluding working capital changes. It is not a financial measure prepared in accordance with GAAP and should not be considered as a substitute for cash flow from operating activities prepared in accordance with GAAP.

Furthermore, the summarized, prospective information does not necessarily reflect revised prospects for Encore’s or Denbury’s business, changes in general business or economic conditions, or any other transactions or events that have occurred since the date the information was prepared or that may occur and that were not anticipated at the time the information was prepared. The information summarized herein does not reflect the effects of the merger or any related financing, which is likely to cause actual results to differ materially. Since the preparation of the information, among other developments, Encore and Denbury have made publicly available their results of operations for the quarter ended September 30, 2009; additionally, on December 18,

2009, Denbury closed the purchase of the Conroe Field and on December 30, 2009 closed the sale of Denbury’s remaining interests in the Barnett Shale natural gas assets (see “Denbury — The Combined Company”). Stockholders should review the companies’ respective quarterly reports on Form 10-Q for the quarter ended September 30, 2009 and current reports on Form 8-K to obtain this information.

NEITHER ENCORE NOR DENBURY INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN IT WAS FORMULATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPLICABLE OR APPROPRIATE.

Opinion of Encore’s Financial Advisor

On October 9, 2009, Encore engaged Barclays Capital to act as its financial advisor with respect to the merger. On October 31, 2009, Barclays Capital rendered its opinion to Encore’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Encore was fair, from a financial point of view, to such stockholders.

The full text of Barclays Capital’s opinion, dated as of October 31, 2009, is attached as Annex B to this joint proxy statement/prospectus. Holders of Encore’s common stock are encouraged to read Barclays Capital’s opinion for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Barclays Capital in connection with its opinion. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to Encore’s board of directors, addresses only the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of Encore and does not constitute a recommendation to any stockholder of Encore as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between Encore and Denbury and were approved unanimously by Encore’s board of directors. Barclays Capital did not recommend any specific form or amount of consideration to Encore’s board of directors or that any specific form or amount of consideration constituted the only appropriate consideration for the merger. Barclays Capital was not requested to address, and its opinion does not in any manner address, Encore’s underlying business decision to proceed with or effect the merger. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of Encore in the merger. No limitations were imposed by Encore’s board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital reviewed and analyzed, among other things:

•	the specific terms of the merger, as detailed in the merger agreement;

•	publicly available information concerning Encore and Denbury that Barclays Capital believed to be relevant to its analysis, including, without limitation, each of Encore’s and Denbury’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	financial and operating information with respect to the business, operations and prospects of Encore furnished to Barclays Capital by Encore, including financial projections of Encore prepared by the management of Encore, referred to herein as the “Encore Projections”;

•	financial and operating information with respect to the business, operations and prospects of Denbury furnished to Barclays Capital by Denbury, including financial projections of Denbury prepared by the management of Denbury, referred to herein as the “Denbury Projections”;

•	estimates of certain (i) proved reserves, as of December 31, 2008, for Encore as prepared by a third-party reserve engineer, referred to herein as the “Encore Year-End 2008 Engineered Report,” (ii) proved reserves, as of September 30, 2009, for Encore prepared by the management of Encore as a roll-forward from the Encore Year-End 2008 Engineered Report and (iii) non-proved reserves, as of September 30, 2009, for Encore as prepared by the management of Encore ((i) through (iii) collectively referred to herein as the “Encore Reserve Reports”);

•	estimates of certain (i) proved and probable reserves, as of June 30, 2009, for Denbury as prepared by a third-party reserve engineer, referred to herein as the “Denbury Mid-Year 2009 Engineered 2P Report,” (ii) proved and probable reserves, as of September 30, 2009, for Denbury prepared by the management of Denbury as a roll-forward from the Denbury Mid-Year 2009 Engineered 2P Report and (iii) possible reserves, as of September 30, 2009, as prepared by the management of Denbury ((i) through (iii) collectively referred to herein as the “Denbury Reserve Reports” and, together with the Encore Reserve Reports, the “Reserve Reports”);

•	the trading histories of Encore common stock and Denbury common stock from October 31, 2007 to October 30, 2009 and a comparison of those trading histories with each other and with those of other companies that Barclays Capital deemed relevant;

•	a comparison of the historical financial results and present financial condition of Encore and Denbury with each other and with those of other companies that Barclays Capital deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays Capital deemed relevant;

•	the potential pro forma impact of the merger on the current and future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies expected by the management of Denbury to result from the merger, referred to herein as the “Expected Synergies”;

•	published estimates by independent equity research analysts with respect to the future financial performance of Encore and Denbury;

•	the relative contributions of Encore and Denbury to the current and future financial performance of the combined company on a pro forma basis; and

•	the results of Encore’s efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Encore.

In addition, Barclays Capital had discussions with the managements of Encore and Denbury concerning their respective businesses, operations, assets, financial condition, reserves, production profiles, hedging levels, commodity prices, development programs, exploration programs and prospects, and undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Encore and Denbury that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Encore Projections, upon the advice of Encore, Barclays Capital assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Encore as to the future financial performance of Encore and that Encore will perform substantially in accordance with such projections. With respect to the Denbury Projections, upon the advice of Encore and Denbury, Barclays Capital assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of

Denbury as to the future financial performance of Denbury and Barclays Capital assumed that Denbury will perform substantially in accordance with such projections.

With respect to the Encore Reserve Reports, Barclays Capital discussed these reports with the management of Encore and upon the advice of Encore, assumed that the Encore Reserve Reports are a reasonable basis upon which to evaluate the proved and non-proved reserve levels of Encore. With respect to the Denbury Reserve Reports, Barclays Capital discussed these reports with the managements of Encore and Denbury and upon the advice of Encore and Denbury, assumed that the Denbury Reserve Reports are a reasonable basis upon which to evaluate the proved and non-proved reserve levels of Denbury. With respect to the Expected Synergies, Barclays Capital assumed that the amount and timing of the Expected Synergies are reasonable as estimated by the management of Denbury and discussed with the management of Encore and also assumed that the Expected Synergies will be realized substantially in accordance with such estimates.

In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of Encore or Denbury and did not make or obtain any evaluations or appraisals of the assets or liabilities of Encore or Denbury. Barclays Capital’s opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter. Barclays Capital assumes no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion letter.

Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays Capital also assumed, upon the advice of Encore, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

Barclays Capital did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays Capital’s opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understands that Encore obtained any such advice it deemed necessary from qualified professionals. In addition, Barclays Capital expressed no opinion as to the prices at which shares of (i) Encore common stock or Denbury common stock would trade at any time following the announcement of the merger or (ii) Denbury common stock would trade at any time following the consummation of the merger.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the shares of Encore common stock, but rather made its determination as to the fairness, from a financial point of view, to Encore’s stockholders of the merger consideration to be received by such stockholders on the basis of the various financial, comparative and other analyses described below. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context and circumstances of the merger. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion for Encore’s board of directors. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to understand fully the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial, comparative and other analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Encore and Denbury. None of Encore, Denbury, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which the businesses could actually be sold.

Summary of Analyses

Barclays Capital prepared separate valuations of Encore and Denbury before considering the pro forma impact of the Expected Synergies from the merger. In determining valuation, Barclays Capital used the following methodologies:

•	net asset valuation analysis;

•	comparable company analysis;

•	comparable transaction analysis;

•	discounted cash flow analysis; and

•	analysis of equity research analyst price targets.

Each of these methodologies was used to generate reference enterprise or equity value ranges for each of Encore and Denbury. The enterprise value ranges for each company were adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities including, without limitation, the after-tax net present value of each company’s current commodity hedging portfolio as well as Encore’s and Denbury’s respective interests in ENP and Genesis Energy, L.P. and Genesis Energy, LLC, in order to arrive at implied equity value ranges (in aggregate dollars) for each company. Barclays Capital estimated a value range for Encore’s ownership in ENP of $350 million to $450 million, based on the public market price of ENP’s limited partner units as of October 30, 2009. Barclays Capital estimated a value range for Denbury’s ownership in Genesis Energy, L.P. and Genesis Energy, LLC of $150 million to $200 million, based on the public market price of Genesis Energy, L.P.’s limited partner units as of October 30, 2009 and a multiple range of 12.5 to 17.5 times Denbury’s general partner interest in Genesis Energy, L.P.’s 2009 estimated distributable cash flow. The implied equity value ranges were then divided by diluted shares outstanding, comprising outstanding common shares and incorporating the dilutive effect of outstanding options, restricted stock and stock appreciation rights, as appropriate, in order to derive implied equity value ranges per share for each company.

The implied equity value ranges per share of Encore common stock were compared to the value of the merger consideration to be received by Encore’s stockholders. The value of the merger consideration to be received by Encore’s stockholders was, for each valuation methodology, calculated as the product of the implied equity value range per share of Denbury common stock and an assumed exchange ratio of 2.0698, or the “Minimum Exchange Ratio,” plus cash consideration of $15.00 per Encore share. Barclays Capital evaluated the value of the merger consideration to be received by Encore’s stockholders using the Minimum Exchange Ratio because this calculation reflects the minimum number of shares of Denbury common stock to be received by Encore stockholders for each share of Encore common stock held. In addition, the implied equity value ranges per share of Denbury common stock were compared to Denbury’s closing stock price of $14.60 per share on October 30, 2009.

The implied equity value ranges per share derived using the various valuation methodologies listed above supported the conclusion that the consideration to be received by Encore’s stockholders in the merger was fair, from a financial point of view, to Encore’s stockholders.

Net Asset Valuation Analysis

Barclays Capital estimated the present value of the future after-tax cash flows expected to be generated from each company’s proved, probable and possible reserves as of September 30, 2009, based on reserve, production and capital cost estimates as of September 30, 2009. The present value of the future after-tax cash flows was determined using a range of discount rates and assuming a tax rate of 35% and applying certain risk adjustments to certain categories of reserves. In the case of Encore, such present value of future after-tax cash flows excluded any reserves owned by ENP. The net asset valuation analysis was performed under four commodity price scenarios (Case I, Case II, Case III and Case IV), which are described below.

Certain of the natural gas and oil price forecasts employed by Barclays Capital were based on New York Mercantile Exchange, or NYMEX, price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil) to which adjustments were made to reflect location and quality differentials. NYMEX gas price quotations stated in heating value equivalents per million British Thermal Units, or MMBtu, were adjusted to reflect the value per thousand cubic feet, or Mcf, of gas. NYMEX oil price quotations are stated in dollars per barrel, or Bbl, of crude oil.

The following table summarizes the natural gas and oil price forecasts Barclays Capital employed to estimate the future after-tax cash flows for each of the reserve categories Barclays Capital considered for Encore and Denbury. Case IV reflects an approximation of the NYMEX strip as of the close of business on October 12, 2009.

	Q4 ’09E	2010E	2011E	2012E	2013E	2014E	Thereafter

Oil — WTI ($/Bbl)
Case I	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00
Case II	$75.00	$75.00	$75.00	$75.00	$75.00	$75.00	$75.00
Case III	$90.00	$90.00	$90.00	$90.00	$90.00	$90.00	$90.00
Case IV	$71.32	$76.67	$80.30	$82.56	$84.71	$86.76	$86.76
Gas — HHUB ($/Mcf)
Case I	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00
Case II	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00
Case III	$7.00	$7.00	$7.00	$7.00	$7.00	$7.00	$7.00
Case IV	$4.78	$6.29	$6.91	$7.07	$7.16	$7.28	$7.28

The net asset valuation analyses yielded valuations for Encore that implied an equity value range of $11.30 to $22.06 per share for Case I, an equity value range of $28.03 to $43.72 per share for Case II, an equity value range of $44.72 to $65.65 per share for Case III and an equity value range of $41.75 to $62.69 per share for Case IV.

The net asset valuation analyses yielded valuations for Denbury that implied an equity value range of $8.24 to $12.00 per share for Case I, an equity value range of $13.90 to $18.44 per share for Case II, an equity value range of $19.14 to $24.86 per share for Case III and an equity value range of $17.43 to $22.75 per share for Case IV, as compared to Denbury’s closing stock price of $14.60 per share on October 30, 2009.

The valuation of the merger consideration to be received by Encore’s stockholders implied by the net asset valuations analyses for Denbury and the merger consideration, taken as the Minimum Exchange Ratio plus cash consideration of $15.00 per Encore share, implied an equity value range of $32.06 to $39.84 per Encore share for Case I, an equity value range of $43.77 to $53.17 per Encore share for Case II, an equity value range of $54.62 to $66.46 per Encore share for Case III and an equity value range of $51.08 to $62.09 per Encore share for Case IV. Barclays Capital noted that these implied equity value ranges per Encore share were in line with, or in excess of, the implied equity value ranges per Encore share implied by Barclays Capital’s net asset valuation analyses for Encore in each of Cases I, II, III and IV.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to Encore and Denbury with selected companies that Barclays Capital deemed comparable to Encore and Denbury, based on its experience in the exploration and production industry.

With respect to Encore, Barclays Capital reviewed the public stock market trading multiples for the following exploration and production companies, which Barclays Capital selected because of their generally similar size, domestic focus and relatively oil weighted portfolios:

•	Berry Petroleum Company;

•	Continental Resources, Inc.;

•	Denbury Resources Inc.;

•	Plains Exploration & Production Company;

•	St. Mary Land & Exploration; and

•	Whiting Petroleum Corporation.

Using publicly available information, Barclays Capital calculated and analyzed enterprise value multiples of each comparable company’s proved reserves and latest daily production, pro forma for acquisition and divestiture activity. The enterprise value of each comparable company was obtained by adding its outstanding debt to the sum of the market value of its common stock, the book value of its preferred stock and the book value of any noncontrolling interest minus its cash balance, as appropriate. Barclays Capital calculated the enterprise value multiples of proved reserves and latest daily production by dividing each company’s calculated enterprise value by its proved reserves and latest daily production, respectively. The results of the Encore comparable company analysis are summarized below.

	Multiple Range of Comparable Companies of Encore:
	Low	Median	High

Enterprise Value as a Multiple of:
12/31/08 Pro Forma Proved Reserves ($/BOE)	$9.57	$19.56	$43.43
Latest Daily Production ($/BOE/d)	$52,072	$74,328	$185,223

Barclays Capital selected the comparable companies listed above because their business and operating profiles are reasonably similar to that of Encore. However, because of the inherent differences between the business, operations and prospects of Encore and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Encore and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between Encore and the selected companies included in the comparable company analysis. Based upon these judgments, Barclays Capital selected enterprise value multiple ranges of $17.00 to $22.00 per proved barrel of oil equivalent and $70,000 to $95,000 per barrel of oil equivalent of daily production. Utilizing these enterprise value multiple ranges, the comparable company analysis implied an equity value range for Encore of $35.92 to $52.51 per share.

With respect to Denbury, Barclays Capital reviewed the public stock market trading multiples for the following exploration and production companies, which Barclays Capital selected because of their generally similar size, domestic focus and relatively oil weighted portfolios:

•	Berry Petroleum Company;

•	Continental Resources, Inc.;

•	Encore Acquisition Company;

•	Plains Exploration & Production Company;

•	St. Mary Land & Exploration; and

•	Whiting Petroleum Corporation.

Using publicly available information, Barclays Capital calculated and analyzed enterprise value multiples of each comparable company’s proved reserves and latest daily production, pro forma for acquisition and divestiture activity. The enterprise value of each comparable company was obtained by adding its outstanding debt to the sum of the market value of its common stock, the book value of its preferred stock and the book value of any noncontrolling interest minus its cash balance, as appropriate. Barclays Capital calculated the enterprise value multiples of proved reserves and latest daily production by dividing each company’s calculated enterprise value by its proved reserves and latest daily production, respectively. The results of the Denbury comparable company analysis are summarized below.

	Multiple Range of Comparable Companies of Denbury:
	Low	Median	High

Enterprise Value as a Multiple of:
12/31/08 Pro Forma Proved Reserves ($/BOE)	$9.57	$18.22	$43.43
Latest Daily Production ($/BOE/d)	$52,072	$74,328	$185,223

Barclays Capital selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Denbury. However, because of the inherent differences between the business, operations and prospects of Denbury and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Denbury and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between Denbury and the selected companies included in the comparable company analysis. Based upon these judgments, Barclays Capital selected enterprise value multiple ranges of $20.00 to $25.00 per proved barrel of oil equivalent and $90,000 to $122,500 per barrel of oil equivalent of daily production. Utilizing these enterprise value multiple ranges, the comparable company analysis implied an equity value range for Denbury of $11.86 to $17.10 per share, as compared to Denbury’s closing stock price of $14.60 per share on October 30, 2009.

The valuation of the merger consideration to be received by Encore’s stockholders implied by the comparable company analysis for Denbury and the merger consideration, taken as the Minimum Exchange Ratio plus cash consideration of $15.00 per Encore share, implied an equity value range of $39.55 to $50.39 per Encore share. Barclays Capital noted that this implied equity value range per Encore share was in line with the implied equity value range per Encore share yielded by Barclays Capital’s comparable company analysis for Encore.

Comparable Transaction Analysis

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays Capital deemed relevant, based on its experience with merger and acquisition transactions. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target in each transaction to Encore and Denbury with respect to size, location of assets, oil weighting and other characteristics that Barclays Capital deemed relevant.

The following list sets forth the transactions analyzed based on such characteristics:

•	United Refining Company’s acquisition of Chaparral Energy;

•	Apollo Global Management’s acquisition of Parallel Petroleum Corporation;

•	Hicks Acquisition Company’s acquisition of Resolute Energy Corporation;

•	Concho Resources’ acquisition of Henry Petroleum Corporation;

•	XTO Energy’s acquisition of assets from Headington Oil Company;

•	Linn Energy’s acquisition of assets from Lamamco Drilling Company;

•	Penn West Energy Trust’s acquisition of Canetic Resources Trust;

•	TAQA’s acquisition of assets from Pogo Producing Company;

•	Apache Corporation’s acquisition of assets from Anadarko Petroleum Corporation;

•	Crescent Point Energy Corporation’s acquisition of Mission Oil & Gas;

•	Chaparral Energy’s acquisition of Calumet Oil Company;

•	Sequoia Oil & Gas Trust’s acquisition of Daylight Resources Trust;

•	Pogo Producing Company’s acquisition of Latigo Petroleum; and

•	Penn West Energy Trust’s acquisition of Petrofund Energy Trust.

Using publicly available information, Barclays Capital calculated and analyzed enterprise value multiples of proved reserves and latest daily production in the comparable transactions. Barclays Capital calculated the enterprise value multiples of proved reserves and latest daily production by dividing each transaction’s value by the disclosed proved reserves and daily production, respectively. The results of the comparable transaction analysis are summarized below.

	Multiple Range of Comparable Transactions
	Low	Median	High

Enterprise Value as a Multiple of:
Proved Reserves ($/BOE)	$7.31	$16.68	$37.39
Latest Daily Production ($/BOE/d)	$68,966	$87,976	$179,680

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of Encore, Denbury and the companies and assets included in the comparable transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the merger which would affect the acquisition values of the selected target companies, Encore and Denbury.

Based upon these judgments, Barclays Capital selected enterprise value multiple ranges of $15.00 to $22.00 per proved barrel of oil equivalent and $70,000 to $105,000 per barrel of oil equivalent of daily production. Barclays Capital then applied these enterprise value multiple ranges, as appropriate, to Encore’s September 30, 2009 proved reserves, as reflected in the Encore Reserve Reports, and estimated fourth quarter 2009 average daily production (in both cases, as adjusted to exclude reserves and production owned by ENP) to imply an equity value range for Encore of $35.49 to $60.80 per share.

Barclays Capital also applied the selected enterprise value multiple ranges of $15.00 to $22.00 per proved barrel of oil equivalent and $70,000 to $105,000 per barrel of oil equivalent of daily production, as appropriate, to Denbury’s September 30, 2009 proved reserves, as reflected in the Denbury Reserve Reports, and estimated fourth quarter 2009 average daily production to imply an equity value range for Denbury of $8.70 to $14.83 per share, as compared to Denbury’s closing stock price of $14.60 per share on October 30, 2009.

The valuation of the merger consideration to be received by Encore’s stockholders implied by the comparable transaction analysis for Denbury and the merger consideration, taken as the Minimum Exchange Ratio plus cash consideration of $15.00 per Encore share, implied an equity value range of $33.01 to $45.70 per Encore share. Barclays Capital noted that this implied equity value range per Encore share was in line with the implied equity value range per Encore share yielded by Barclays Capital’s comparable transaction analysis for Encore.

Discounted Cash Flow Analysis

To calculate the estimated enterprise values of Encore and Denbury using discounted cash flow analysis, Barclays Capital added (i) projected after-tax unlevered free cash flows for 2010 through 2014 based on the Encore Projections and Denbury Projections to (ii) the “terminal values” of Encore and Denbury, respectively, as of 2014, and discounted such amounts to their present value using a range of selected discount rates. Specifically, Barclays Capital used a discount rate range of 9.0% to 12.0%. The after-tax unlevered free cash flows were calculated by subtracting cash taxes and capital expenditures from earnings before interest expense, tax expense and depreciation, depletion and amortization, or EBITDA, and adjusting for other non-cash items. The residual values of Encore and Denbury at the end of the forecast period, or “terminal values,” were estimated by applying enterprise value multiples to Encore’s and Denbury’s respective 2014 EBITDA estimates. Barclays Capital used terminal value EBITDA multiples of 6.0x to 7.0x for both Encore and Denbury. This terminal value EBITDA multiple range was selected based on the trading multiples of selected comparable publicly traded companies as well as the terms of recently completed acquisitions of similar assets and companies. In the case of Encore, the reference enterprise value range implied by the discounted cash flow analysis was adjusted to appropriately reflect Encore’s interest in ENP.

The following table summarizes the natural gas and oil price forecasts reflected in the Encore Projections and Denbury Projections. This price forecast reflects an approximation of the NYMEX strip as of the close of business on October 1, 2009.

	2010E	2011E	2012E	2013E	2014E

Oil — WTI ($/Bbl)	$71.07	$74.44	$76.63	$78.73	$80.00
Gas — HHUB ($/Mcf)	$6.13	$6.84	$7.01	$7.08	$7.20

The enterprise value range for Encore yielded by the Encore discounted cash flow analysis implied an equity value range for Encore of $35.04 to $53.38 per share.

The enterprise value range for Denbury yielded by the Denbury discounted cash flow analysis implied an equity value range for Denbury of $13.95 to $19.48 per share, as compared to Denbury’s closing stock price of $14.60 per share on October 30, 2009.

The valuation of the merger consideration to be received by Encore’s stockholders implied by the discounted cash flow analysis for Denbury and the merger consideration, taken as the Minimum Exchange Ratio plus cash consideration of $15.00 per Encore share, implied an equity value range of $43.87 to $55.32 per Encore share. Barclays Capital noted that this implied equity value range per Encore share was in line with the implied equity value range per Encore share yielded by Barclays Capital’s discounted cash flow analysis for Encore.

Research Analyst Price Targets

Barclays Capital evaluated the publicly available price targets for Encore and Denbury published by independent equity research analysts, as reported on Bloomberg on or about October 30, 2009. For each of Encore and Denbury, Barclays Capital reviewed price targets published by eight independent equity research analysts associated with various Wall Street firms. Barclays Capital’s analysis of research analyst price targets implied an equity value range for Encore of $37.00 to $60.00 per share, with a median and mean of $53.00 and $50.50 per share, respectively. Barclays Capital’s analysis of research analyst price targets for Denbury implied an equity value range for Denbury of $14.00 to $23.00 per share, with a median and mean of $18.50 and $18.75 per share, respectively, as compared to Denbury’s closing stock price of $14.60 per share on October 30, 2009. The valuation of the merger consideration to be received by Encore’s stockholders implied by the analysis of research analyst price targets for Denbury and the merger consideration, taken as the Minimum Exchange Ratio plus cash consideration of $15.00 per Encore share, implied an equity value range of $43.98 to $62.61 per Encore share. Barclays Capital noted that this implied equity value range per Encore share was in line with the implied equity value range per Encore share yielded by Barclays Capital’s research analyst price target analysis for Encore.

General

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Encore’s board of directors selected Barclays Capital because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger and familiarity with Encore specifically.

Barclays Capital is acting as financial advisor to Encore in connection with the merger. As compensation for its services in connection with the merger, Encore paid Barclays Capital $1.0 million upon the delivery of Barclays Capital’s opinion. Additional compensation of $12.5 million will be payable on completion of the merger against which the amounts paid for the opinion will be credited. In the event the merger does not occur, Barclays Capital will be entitled to receive a fee equal to the lesser of (i) 10% of the break-up, termination or similar fees received by Encore and (ii) the amount that would otherwise have been payable by Encore to Barclays Capital if the merger had been consummated in accordance with its terms, in either case, net of the fee paid by Encore to Barclays Capital for the delivery of its opinion. In addition, Encore has agreed to reimburse Barclays Capital for its reasonable expenses incurred in connection with the merger and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by Encore and the rendering of Barclays Capital’s opinion. Barclays Capital has performed various investment banking services for Encore and its affiliates in the past and has received customary fees for such services. Specifically, in the past two years, Barclays Capital has performed the following investment banking and financial services for Encore and its affiliates for which Barclays Capital has received customary compensation: (i) in September 2009, Barclays Capital acted as the sole underwriter on Encore’s 2.75 million common share offering, (ii) in June 2009, Barclays Capital acted as financial advisor to Encore’s board of directors in connection with its sale of certain oil and natural gas properties to ENP, (iii) in June 2009, Barclays Capital acted as joint bookrunner on ENP’s 9.43 million common unit offering, the proceeds of which were partially used to finance the immediately aforementioned transaction, (iv) in May 2009, Barclays Capital acted as financial advisor to Encore’s board of directors in connection with Encore’s sale of certain oil and natural gas properties to ENP, (v) in May 2009, Barclays Capital acted as joint bookrunner on ENP’s 2.76 million common unit offering, the proceeds of which were partially used to finance the immediately aforementioned transaction, (vi) in December 2008, Barclays Capital acted as financial advisor to Encore’s board of directors in connection with its sale of certain natural gas properties to ENP, and (vii) Barclays Capital is currently a lender under ENP’s existing revolving credit facility. Over the past two years, Barclays Capital has not performed services for Denbury for which Barclays Capital has received compensation. However, Barclays Capital may perform investment banking and financial services for Denbury and its affiliates in the future and, if it does, would expect to receive customary fees for such services.

Barclays Capital is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Encore and Denbury and their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Denbury’s Financial Advisor

Pursuant to an engagement letter dated October 30, 2009, Denbury retained J.P. Morgan as its financial advisor in connection with the proposed merger and to deliver a fairness opinion in connection with the merger.

At the meeting of Denbury’s board of directors on October 31, 2009, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to Denbury’s board of directors that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Denbury in the proposed merger was fair, from a financial point of view, to Denbury. No limitations were imposed by Denbury’s board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan on October 31, 2009.

The full text of the written opinion of J.P. Morgan which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Denbury stockholders are urged to read the opinion carefully and in its entirety.

J.P. Morgan provided its advisory services and opinion for the information and assistance of Denbury’s board of directors in connection with its consideration of the proposed merger. Neither its opinion nor the related analyses constituted a recommendation of the proposed merger to Denbury’s board of directors. The description of the J.P. Morgan opinion is qualified in its entirety by reference to the full text of the opinion set forth in Annex C. J.P. Morgan’s written opinion is addressed to Denbury’s board of directors and addresses only the fairness, from a financial point of view, to Denbury of the consideration to be paid in connection with the merger and does not address the underlying decision by Denbury to enter into the merger. Moreover, J.P. Morgan has expressed no opinion as to the price at which Denbury’s common stock or Encore’s common stock will trade at any future time. J.P. Morgan was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Denbury and Encore. The J.P. Morgan opinion is not a recommendation as to how any holder of Denbury common stock should vote with respect to the merger or any other matter. J.P. Morgan’s opinion was one of many factors taken into consideration by Denbury’s board of directors in making its determination to approve the merger. Consequently, J.P. Morgan’s analyses described below should not be viewed as determinative of the decision of Denbury’s board of directors with respect to the fairness, from a financial point of view, of the consideration to be paid by Denbury in the merger.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated October 31, 2009;

•	reviewed certain publicly available business and financial information concerning Encore and Denbury and the industry in which they operate;

•	compared the financial and operating performance of Encore and Denbury with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Encore common stock and Denbury common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management teams of Encore and Denbury relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected as a result of the merger, referred to in this “Opinion of Denbury’s Financial Advisor” as the “Denbury Expected Synergies”;

•	reviewed certain reserve reports prepared by independent engineering firms and each respective company regarding the proved, probable and possible reserves of Encore and Denbury both on a risked and unrisked basis, referred to in this “Opinion of Denbury’s Financial Advisor” as the “Reviewed Reserve Reports”; and

•	performed such other financial studies and analyses and considered such other information (including whether there were any other transactions involving companies J.P. Morgan deemed relevant) as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of management of Denbury and Encore with respect to certain aspects of the merger, and the past and current business operations of Denbury and Encore, the financial condition and future prospects and operations of Denbury and Encore, the effects of the merger on the financial condition and future prospects of Denbury and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Encore and Denbury or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct and was not provided with an independent valuation of the equity interest owned by Encore in ENP and assumed that the value of such equity interest was the value implied by the trading market value. J.P. Morgan did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities (other than its receipt of the Reviewed Reserve Reports), nor did J.P. Morgan evaluate the solvency of Encore or Denbury under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Reviewed Reserve Reports and the Denbury Expected Synergies, J.P. Morgan was advised by the management teams of Encore and Denbury, and J.P. Morgan assumed, at Denbury’s direction, that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Encore and Denbury to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Reviewed Reserve Reports and the Denbury Expected Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes and would be consummated as described in the merger agreement and this joint proxy statement/prospectus and that the definitive merger agreement would not differ in any material respect from the draft of the merger agreement furnished to, and reviewed by, J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Denbury and Encore in the merger agreement were and would be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Encore or Denbury or on the contemplated benefits of the merger.

The projections furnished to J.P. Morgan for Denbury and Encore were prepared by the respective management teams of each company. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Denbury with respect to such issues. Neither Denbury nor Encore publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Denbury in the proposed merger and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Denbury or the underlying decision by Denbury to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the consideration to be paid by Denbury in the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion and does not purport to be a complete description of the analysis underlying J.P. Morgan’s opinion or the presentations made by J.P. Morgan to Denbury’s board of directors. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by J.P. Morgan.

Transaction Overview

Based upon the closing price per share of Encore common stock of $37.07 on October 30, 2009, which was the last trading day prior to the public announcement of the merger, the exchange ratio of 2.3179 shares of Denbury common stock per share of Encore common stock (which assumes a Denbury stock price of $15.10 per share, the midpoint of the collar), and the cash consideration of $15.00 per share of Encore common stock, J.P. Morgan noted that the implied aggregate value of the consideration to be paid by Denbury in the merger as of October 30, 2009 was approximately $2.829 billion, or approximately $50.00 per share of Encore common stock, subject to certain rounding and adjustments as provided for in the merger agreement.

Encore Analyses

Historical Share Price Analysis.  J.P. Morgan noted that the low and high prices per share of Encore common stock during the 52-week period ending on October 30, 2009 were approximately $17.04 and $45.63, compared to the closing price per share of Encore common stock of $37.07 on October 30, 2009.

Selected Companies Analysis.  Using publicly available information and information provided by Encore management, J.P. Morgan compared selected financial and market data of Encore with the corresponding data for the following publicly traded companies, which are referred to as the “Selected Companies”:

• Continental Resources, Inc.;

• Pioneer Natural Resources Company;

• Whiting Petroleum Corporation;

• Plains Exploration & Production Company;

• Concho Resources Inc.;

• Arena Resources Inc.; and

• Berry Petroleum Company.

In its analysis, J.P. Morgan calculated and compared various financial multiples, based on such publicly available information and information provided by Encore management, for Encore and the Selected Companies, as follows:

•	the firm value as a multiple of Institutional Broker Estimate System, which is referred to herein as “IBES,” consensus estimates for earnings before interest, income taxes, depletion, depreciation and amortization and exploration expenses, or EBITDAX, for calendar year 2010, which is referred to below as “FV/IBES 2010E EBITDAX”;

•	the firm value as a multiple of Encore management estimated earnings before interest, income taxes, depletion, depreciation and amortization and exploration expenses, or EBITDAX, for 2010, which is referred to below as “FV/Mgmt 2010E EBITDAX”;

•	the equity value as a multiple of IBES consensus estimates for cash flow for 2010, which is referred to below as “EV/IBES 2010E Cash Flow”;

•	the equity value as a multiple of Encore management estimated cash flow for 2010, which is referred to below as “EV/Mgmt 2010E Cash Flow”; and

•	the firm value based on proved reserves in millions of barrels of oil equivalents as of December 31, 2008, reflecting certain adjustments made by Denbury management, which is referred to below as “FV/Reserves.”

This analysis indicated the following:

Selected Companies:

Benchmark	High		Low		Mean		Median

FV/IBES 2010E EBITDAX	13.6	x	5.3	x	8.0	x	6.4	x
EV/IBES 2010E Cash Flow	11.9	x	4.4	x	7.0	x	6.2	x
FV/Reserves	$46.20		$8.42		$22.28		$21.25

Using a reference range of 7.5x to 8.5x Encore’s FV/IBES 2010E EBITDAX, 7.5x to 8.5x Encore’s FV/Mgmt 2010E EBITDAX, 5.5x to 7.0x Encore’s EV/IBES 2010E Cash Flow, 5.5x to 7.0x Encore’s EV/Mgmt 2010E Cash Flow and $18.00 to $22.00 per barrel of oil equivalent of Encore, J.P. Morgan determined a range of implied equity values. This analysis indicated a range of implied values per share of Encore’s common stock of approximately $40.87 to $50.29 using Encore’s FV/IBES 2010E EBITDAX, $43.75 to $53.54 using Encore’s FV/Mgmt 2010E EBITDAX, $41.42 to $52.71 using Encore’s EV/IBES 2010E Cash Flow, $41.19 to $52.42 using Encore’s EV/Mgmt 2010E Cash Flow and $44.70 to $61.24 using Encore’s FV/Reserves.

It should be noted that no Selected Company utilized in the analysis above is identical to Encore.

Net Asset Valuation.  J.P. Morgan performed its analyses of Encore based on two primary sets of assumptions for a net asset valuation: (1) a set of assumptions developed assuming that Encore remained as a standalone entity without giving effect to the proposed merger or any Denbury Expected Synergies; and (2) a set of assumptions developed assuming that Encore was merged into Denbury and taking into account any Denbury Expected Synergies. J.P. Morgan compared each of these scenarios to a net asset valuation analysis of Denbury. J.P. Morgan performed its analysis based on a variety of data sources provided by Encore’s management, including financial projections, economic models and the Reviewed Reserve Report of Encore, which were discussed with Denbury’s management, and certain other publicly available information. J.P. Morgan assumed forecasted commodity prices based on publicly available trading prices on the New York Mercantile Exchange through 2013 and flat commodity prices based on the publicly available 2013 trading prices thereafter. J.P. Morgan assumed that the value of the equity interest owned by Encore in ENP was the value implied by the trading market value. The production and realized prices were netted against estimated future operating expenses and capital expenditures to derive the cash flows for Encore. These cash flows were discounted using after-tax discount rates ranging from 8.0% to 10.0%. The range of after-tax discount rates used by J.P. Morgan in its analysis was estimated using traditional investment banking methodology, including the analysis of selected publicly traded companies engaged in businesses that J.P. Morgan deemed relevant to Encore’s businesses.

Based on the assumptions set forth above, this analysis indicated a range of implied values per share of Encore common stock of approximately $48.42 to $61.07 on a standalone basis without giving effect to the proposed merger or any Denbury Expected Synergies and $50.66 to $65.55 on a pro forma basis after giving effect to the proposed merger and any Denbury Expected Synergies.

Denbury Analyses

Historical Share Price Analysis.  J.P. Morgan noted that the low and high closing prices per share of Denbury common stock during the 52-week period ending on October 30, 2009 were approximately $5.59 and $18.84, compared to the closing price per share of Denbury common stock of $14.60 on October 30, 2009.

Selected Companies Analysis.  Using publicly available information and information provided by Denbury management, J.P. Morgan compared selected financial and market data of Denbury with the corresponding data for the Selected Companies. In its analysis, J.P. Morgan calculated and compared various financial multiples, based on such publicly available information and information provided by Denbury management, for Denbury and the Selected Companies, as follows:

•	the firm value as a multiple of IBES consensus estimates for earnings before interest, taxes, depreciation, amortization and exploration expenses, or EBITDAX, for calendar year 2010, which is referred to below as “FV/IBES 2010E EBITDAX”;

•	the firm value as a multiple of Denbury management estimated earnings before interest, income taxes, depletion, depreciation and amortization and exploration expenses, or EBITDAX, for calendar year 2010, which is referred to below as “FV/Mgmt 2010E EBITDAX”;

•	the equity value as a multiple of IBES consensus estimates for cash flow for calendar year 2010, which is referred to below as “EV/IBES 2010E Cash Flow”;

•	the equity value as a multiple of Denbury management estimated cash flow for calendar year 2010, which is referred to below as “EV/Mgmt 2010E Cash Flow”; and

•	the firm value based on proved reserves in millions of barrels of oil equivalents as of December 31, 2008, which is referred to below as “FV/Reserves.”

This analysis indicated the following:

Selected Companies:

Benchmark	High		Low		Mean		Median

FV/IBES 2010E EBITDAX	13.6	x	5.3	x	8.0	x	6.4	x
EV/IBES 2010E Cash Flow	11.9	x	4.4	x	7.0	x	6.2	x
FV/Reserves	$46.20		$8.42		$22.28		$21.25

Using a reference range of 8.5x to 9.5x Denbury’s FV/IBES 2010E EBITDAX, 8.5x to 9.5x Denbury’s FV/Mgmt 2010E EBITDAX, 7.0x to 8.5x Denbury’s EV/IBES 2010E Cash Flow, 7.0x to 8.5x Denbury’s EV/Mgmt 2010E Cash Flow and $21.00 to $25.00 per barrel of oil equivalent of Denbury, J.P. Morgan determined a range of implied equity values. This analysis indicated a range of implied values per share of Denbury’s common stock of approximately $14.57 to $16.83 using Denbury’s FV/IBES 2010E EBITDAX, $14.10 to $16.30 using Denbury’s FV/Mgmt 2010E EBITDAX, $13.58 to $16.49 using Denbury’s EV/IBES 2010E Cash Flow, $13.84 to $16.80 using Denbury’s EV/Mgmt 2010E Cash Flow and $13.68 to $17.05 using Denbury’s FV/Reserves.

It should be noted that no Selected Company utilized in the analysis above is identical to Denbury.

Net Asset Valuation.  J.P. Morgan conducted a net asset valuation analysis of Denbury. J.P. Morgan performed its analysis based on a variety of data sources provided by Denbury’s management, including financial projections, economic models and the Reviewed Reserve Report of Denbury, which were discussed with and approved by Denbury’s management, and certain other publicly available information. J.P. Morgan assumed forecasted commodity prices based on publicly available trading prices on the New York Mercantile Exchange through 2013 and flat commodity prices based on the publicly available 2013 trading prices thereafter. The production and realized prices were netted against estimated future operating expenses and capital expenditures to derive the cash flows for Denbury. These cash flows were discounted using after-tax discount rates ranging from 8.0% to 10.0%. The range of after-tax discount rates used by J.P. Morgan in its analysis was estimated using traditional investment banking methodology, including the analysis of selected publicly traded companies engaged in businesses that J.P. Morgan deemed relevant to Denbury’s businesses.

Based on the assumptions set forth above, this analysis indicated a range of implied values per share of Denbury common stock of approximately $17.09 to $20.33.

Relative Valuation Analysis

Based upon the implied valuations for each of Encore and Denbury derived as described above under “Encore Analyses — Selected Companies Analysis,” “Encore Analyses — Net Asset Valuation,” “Denbury Analyses — Selected Companies Analysis” and “Denbury Analyses — Net Asset Valuation,” J.P. Morgan calculated a range of implied exchange ratios of a share of Encore common stock to a share of Denbury common stock, exclusive of the cash consideration to be paid for a share of Encore common stock, and then compared that range of implied exchange ratios to the exchange ratio in the merger of 2.3179 shares of Denbury common stock per share of Encore common stock, as well as the maximum and minimum exchange ratios that may be applicable under the circumstances provided for in the merger agreement.

For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of Encore, less the aggregate amount of cash to be paid in the merger, by the high end of each implied equity value of Denbury. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of Encore, less the aggregate amount of cash to be paid in the merger, by the low end of each implied equity value of Denbury.

This analysis indicated the following implied exchange ratios (rounded to the nearest thousand), compared in each case to the exchange ratio in the merger of 2.3179 shares of Denbury common stock per share of Encore common stock, as well as the maximum and minimum exchange ratios that may be applicable under the circumstances provided for in the merger agreement:

Range of
Implied
Comparison	Exchange Ratios

Selected Companies Analysis
FV/IBES 2010E EBITDAX	1.537x — 2.422	x
FV/Mgmt 2010E EBITDAX	1.764x — 2.733	x
EV/IBES 2010E Cash Flow	1.602x — 2.777	x
EV/Mgmt 2010E Cash Flow	1.559x — 2.704	x
FV/Reserves	1.742x — 3.380	x
Net Asset Valuation Analysis
Net Asset Valuation without Denbury Expected Synergies	1.644x — 2.696	x
Net Asset Valuation with Denbury Expected Synergies	1.754x — 2.958	x

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion and made its determination as to fairness based on its professional judgment and after considering the results of all of its analyses. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including those concerning general business, economic, market and financial conditions, industry-specific factors and other matters. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the Selected Companies reviewed as described in the above summary is identical to Encore or Denbury. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Encore or Denbury. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Encore or Denbury.

The terms of the merger were determined through negotiations between Encore and Denbury and were approved by Denbury’s board of directors. Although J.P. Morgan provided advice to Denbury during the course of the negotiations, the decision to enter into the merger was solely that of Denbury’s board of directors. As described above, the presentation and opinion of J.P. Morgan was only one of a number of factors taken into consideration by Denbury’s board of directors in making its determination to approve and enter into the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Denbury with respect to the merger on the basis of such experience and its familiarity with Denbury.

For services rendered in connection with the merger, Denbury has agreed to pay J.P. Morgan $12.0 million, $3.0 million of which was paid after the public announcement of the proposed merger, and the remainder of which will become payable only if the merger is consummated. In addition, Denbury has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Denbury and its affiliates and with ENP for which it and those of its affiliates have received customary compensation. Those services during that period have included acting as financial advisor on the sale of certain Denbury assets in July 2009, as lead bookrunner on Denbury’s offering of high yield debt securities in February 2009 and acting as co-managing underwriter on a follow-on equity offering for ENP in June 2009. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Denbury and a lender under outstanding credit facilities of Encore for which it receives customary compensation or other financial benefits. It is anticipated that J.P. Morgan and its affiliates will arrange and/or provide financing to Denbury in connection with the merger which will result in the payment of customary compensation. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Denbury or Encore for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in those securities.

Denbury considered the potential conflict of interest posed by J.P. Morgan and its affiliates having multiple roles in connection with the merger, and determined that circumstance would not interfere with J.P. Morgan’s performance of its investment banking services in connection with the merger.

Accounting Treatment

The merger will be accounted for as an acquisition of Encore by Denbury using the “acquisition” method of accounting. Denbury will fair value the consideration transferred pursuant to the acquisition method of accounting, which in the case of the Denbury common shares, will be the closing price of the stock on the acquisition closing date. Goodwill is measured as the excess of the fair value of the consideration transferred plus the fair value of the noncontrolling interest of ENP, over the acquisition-date fair value of the assets acquired less the fair value of liabilities assumed. Denbury will include Encore’s results of operations subsequent to the acquisition closing date. Encore uses the successful efforts method of accounting for oil and natural gas properties. Under this method, all costs associated with productive and nonproductive development wells are capitalized. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether the well is economically productive or nonproductive. Proved property costs are amortized on a unit-of-production basis over total proved reserves and costs of wells, related equipment and facilities are depreciated over the life of the proved developed reserves that will utilize those capitalized assets on a field-by-field basis. Denbury uses, and will continue to use post-merger, the full cost method of accounting for its oil and gas properties. Under this method, all costs related to the acquisition, exploration and development of oil and natural gas reserves are capitalized and accumulated in a single cost center relating to those activities. Those costs include lease acquisition costs, geological and geophysical expenditures, delay rentals on undeveloped properties, costs of drilling both productive and nonproductive wells, and general and administrative expenses directly related to exploration and development activities. Proceeds received from dispositions are credited against accumulated costs except where the sale represents a significant disposition of reserves, in which case a gain or loss is recognized. Property acquisition costs and costs of wells, related equipment and facilities and future development costs are included in a single full cost pool, which is amortized on a unit-of-production basis over total proved reserves.

Delisting and Deregistration of Encore Common Stock

If the merger is completed, Encore common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Restrictions on Sales of Shares of Denbury Common Stock Received in the Merger

The shares of Denbury common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Denbury common stock issued to any person who is deemed to be an “affiliate” of Denbury after the effective time of the merger. Encore stockholders who become affiliates of Denbury as a result of the merger may not sell any of the shares of Denbury common stock received by them in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144 or otherwise under the Securities Act.

Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the closing of the merger that Baker & Hostetler LLP and Baker Botts L.L.P. deliver opinions, effective as of the date of closing, to Denbury and Encore, respectively, to the effect that (i) the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each of Denbury and Encore will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Each opinion will be based on certain factual representations and certifications contained in certificates signed by duly authorized officers of Denbury and Encore to be delivered at closing. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service, and there can be no assurance that following the merger the Internal Revenue Service will not challenge the legal conclusions expressed in the opinions. Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material United States federal income tax consequences of the merger.

Board of Directors and Management of Denbury Following the Merger

Denbury’s board of directors and executive officers will remain the same following the merger as they are immediately before the merger becomes effective.

Interests of Certain Persons in the Merger that May be Different from Your Interests

In considering the recommendation of Encore’s board of directors with respect to the merger, Encore stockholders should be aware that the executive officers and directors of Encore have certain interests in the merger that may be different from, or in addition to, the interests of Encore stockholders. Encore’s board of directors was aware of these interests and considered them, among other matters, when adopting a resolution to approve the merger agreement and recommending that Encore stockholders vote to adopt the merger agreement. These interests are summarized below.

Treatment of Equity Awards

The merger agreement provides that each option to purchase shares of Encore common stock that is outstanding immediately prior to the completion of the merger, whether or not then exercisable or vested, will be converted into an obligation of Denbury to make a cash payment to the option holder equal to the product of (i) the number of shares of Encore common stock subject to such option and (ii) the excess, if any, of the aggregate merger consideration per share (or with respect to certain pre-2005 options, the highest price per share paid within 60 days prior to the merger) over the exercise price per share previously subject to such option. See “Terms of the Merger Agreement — Employee Stock Options; Restricted Shares.” In addition, the merger agreement provides that each outstanding award of restricted stock granted by Encore (other than awards granted as part of annual incentive compensation with respect to calendar year 2009) will become fully vested and each holder will have the right to make the same elections as described above in “Terms of the Merger Agreement — Conversion of Encore Stock,” except that any shares of Encore restricted stock granted as a 2009 bonus pursuant to the Encore annual incentive program will be converted into restricted shares of Denbury common stock as described below in “— Annual Incentive Programs.”

The following table sets forth information concerning options relating to Encore common stock and restricted stock held by Encore’s executive officers and directors as of February 3, 2010.

	Stock Options
	Number of Shares
	Underlying		Number of Unvested
	Unexercised	Option Exercise	Shares of
Name and Title	Options(1)	Price ($)	Restricted Stock

I. Jon Brumley	44,357	9.3333	96,833
Chairman of the Board	60,000	8.4000
	130,644	12.4000
	93,361	17.1733
	27,827	30.5500
Jon S. Brumley	68,500	9.3333	90,042
Chief Executive Officer and	60,000	8.4000
President	58,065	12.4000
	68,464	17.1733
	30,269	26.5467
	29,949	31.1000
	42,563	25.7300
	50,088	30.5500
Robert C. Reeves	10,179	9.3333	35,986
Senior Vice President,	30,000	8.4000
Chief Financial Officer,	15,483	12.4000
Treasurer, and	12,448	17.1733
Corporate Secretary	5,040	26.5467
	5,134	31.1000
	19,041	25.7300
	23,571	30.5500
L. Ben Nivens	296	12.4000	32,109
Senior Vice President and	809	13.6067
Chief Operating Officer	642	26.5467
	5,705	31.1000
	13,441	25.7300
	23,374	30.5500

	Stock Options
	Number of Shares
	Underlying		Number of Unvested
	Unexercised	Option Exercise	Shares of
Name and Title	Options(1)	Price ($)	Restricted Stock

John W. Arms	13,125	9.3333	28,903
Senior Vice President,	8,475	8.4000
Acquisition	7,741	12.4000
	4,979	17.1733
	5,040	26.5467
	4,849	31.1000
	13,441	25.7300
	19,151	30.5500
Kevin Treadway	6,000	9.3333	30,704
Senior Vice President,	22,500	8.4000
Land	10,398	12.4000
	11,203	17.1733
	3,360	26.5467
	4,849	31.1000
	7,841	25.7300
	15,209	33.7600
	15,262	30.5500
Thomas H. Olle	15,000	9.3600	20,304
Vice President,	15,483	12.4000
Strategic Solutions	31,120	17.1733
	10,050	26.5467
	9,127	31.1000
	8,961	25.7300
	8,365	33.7600
	5,009	30.5500
Andy R. Lowe	3,638	25.7300	10,505
Vice President,	6,464	33.7600
Marketing	4,976	30.5500
John A. Bailey	—	—	12,500
Director
Martin C. Bowen	7,500	19.7667	14,000
Director
Ted Collins, Jr.	3,000	8.9800	14,000
Director	7,500	11.4933
	7,500	19.7667
Ted A. Gardner	7,500	11.4933	14,000
Director	7,500	19.7667
John V. Genova	7,500	19.7667	14,000
Director
James A. Winne III	3,000	8.9800	14,000
Director	7,500	11.4933
	7,500	19.7667

(1)	Grants prior to July 2005 have been adjusted to reflect Encore’s three-for-two stock split in July 2005.

Annual Incentive Programs

With respect to 2009, Encore may pay to employees eligible to participate in Encore’s annual incentive program, including the executive officers, a cash bonus at the participant’s target annual cash incentive opportunity. The merger agreement also allows Encore to grant restricted shares of Encore common stock to certain employees under the Encore 2008 Incentive Stock Plan with respect to their performance in 2009. Those grants will be made upon the earlier of the time that annual incentive bonuses for 2009 would be paid in the ordinary course of business or immediately prior to the effective time of the merger. The merger agreement provides that those restricted shares will not vest as of the effective time of the merger, but will be converted into a number of shares of Denbury restricted stock determined by multiplying (i) the number of restricted shares of Encore common stock subject to that grant by (ii) the exchange ratio used in determining the consideration payable to Encore stockholders who have elected to receive only common stock consideration. However, these restricted shares will vest if the Encore employee is terminated without “cause” or resigns for “good reason,” as such terms are defined in Encore’s Employee Severance Protection Plan (see “— Termination of Employment and Change of Control Arrangements”), on or after the date of the merger.

The following table sets forth the target cash and equity bonus amounts for Encore’s executive officers that will be paid or granted at the customary time consistent with Encore’s past practices (February 2010) or, if earlier, upon the closing of the merger:

	I. Jon	Jon S.	Robert C.	L. Ben	John W.	Kevin	Thomas H.	Andy R.
	Brumley	Brumley	Reeves	Nivens	Arms	Treadway	Olle	Lowe

2009 Annual Cash Bonus	$772,600	$1,545,000	$648,900	$741,600	$418,500	$360,500	$150,670	$127,205
2009 Annual Equity Bonus(1)	2,317,800	4,635,000	1,946,700	2,224,800	1,255,500	1,081,500	452,010	381,615

Total	$3,090,400	$6,180,000	$2,595,600	$2,966,400	$1,674,000	$1,442,000	$602,680	$508,820

(1)	The value of the 2009 Annual Equity Bonus will be divided by the market value of Encore’s common stock as of the date the 2009 annual equity bonus is granted to determine the number of restricted shares of Encore common stock that will be granted to each executive officer. The grants are expected to be made on terms and conditions, including performance conditions, consistent with prior annual grants of restricted stock, and will vest over a 4-year period, subject to earlier vesting on termination without cause or for good reason, as described above.

The merger agreement provides for the payment of an additional discretionary cash bonus with respect to 2009 to any officer of Encore (other than Jon S. Brumley) in an amount determined by the Compensation Committee of Encore’s board of directors in its sole discretion. However, the aggregate amount of such discretionary cash bonuses will not exceed $1,000,000 and will not be included in calculating an officer’s target annual incentive opportunity.

With respect to 2010, the target annual incentive opportunity for each participant, including the executive officers, in one of Encore’s annual incentive programs will be the same as that employee’s target for 2009. Any such participant who is terminated in the ordinary course without cause or resigns for good reason following the effective time of the merger and prior to the date on which Denbury pays annual bonuses to its employees for 2010 will receive a bonus payout for 2010 in a pro rated amount at least equal to such participant’s target annual incentive opportunity (including for this purpose the cash equivalent of any options or restricted stock that would have been payable in respect of performance during 2010).

The merger agreement also provides that any participant in one of Encore’s annual incentive programs who remains employed by Denbury or an affiliate for 30 days following the effective time of the merger will be entitled to receive an award from Denbury consistent with awards granted to similarly situated Denbury employees in accordance with Denbury’s past practices. Encore’s named executive officers will not be retained as employees of Denbury following the effective time of the merger.

Termination of Employment and Change of Control Arrangements

The stockholder approval of the merger will be considered a “change of control” under Encore’s Employee Severance Protection Plan, which provides all of Encore’s full-time employees with severance payments and benefits upon certain terminations of employment occurring between 90 days prior to, and two years following, a change of control. Encore’s plan is considered a “double-trigger” plan that requires not only a change of control but also a termination of employment. If, during that time period, an executive officer is involuntarily terminated by Encore or its successor other than for cause or he resigns for good reason, the officer will receive the following:

•	cash equal to 2-3 times annual salary and bonus;

•	continued medical, dental and life insurance coverage for up to three years; and

•	an additional amount to “gross up” for the amount, if any, of excise tax payable by the officer under the golden parachute provisions of the Code such that after payment of excise and income taxes on the gross up payment, the officer will retain an amount sufficient to cover the excise tax.

The term “cause” means the employee has (i) committed any fraud, theft or other dishonesty or willful misconduct that results in significant loss to Encore, (ii) been convicted of or pled guilty to a felony or (iii) competed against Encore, misappropriated a material opportunity of Encore or secured or attempted to secure a significant personal benefit not fully disclosed and approved in accordance with Encore’s policies and procedures in connection with any transaction of, or on behalf of, Encore.

The term “good reason” means, for Messrs. Brumley, Brumley, Reeves and Nivens, material diminution in base compensation, material diminution in authority, duties or responsibilities, material diminution in responsibility of supervisor, material diminution in budget authority, material change in the geographic location of employment or any other material breach of the Employee Severance Protection Plan, but in all events the executive must come forward within 90 days of the occurrence of such event and give the company 30 days to cure the condition. For Messrs. Arms, Treadway, Olle and Love, the term resignation for “good reason” means resignation within 30 days of any of the following: (i) any change in titles, duties or responsibilities, (ii) any reduction in compensation level in effect immediately prior to the merger with respect to base salary, cash and non-cash perquisites, bonus and incentive program eligibility and payout potential, including stock option and restricted stock awards, and welfare plans, including medical insurance, life insurance and disability insurance, (iii) the relocation of place of employment to a location more than 50 miles from his office location immediately prior to the merger or (iv) any failure by Denbury to comply with any of the provisions of Encore’s Employee Severance Protection Plan, other than a failure not occurring in bad faith and which is cured by Denbury promptly after receipt of notice thereof given by the participant.

Other Triggers Under Incentive Arrangements

The incentive arrangements of Encore’s executive officers provide for payments and other benefits (in some cases in different amounts than described above) to the executives under other circumstances (whether or not a change of control has occurred), including death or disability or normal retirement.

Estimated Termination Payments Upon a Change of Control of Encore

The following table shows the potential payments to Encore’s executive officers under Encore’s Employee Severance Protection Plan and the relevant incentive plans, assuming that the effective time of the merger is March 15, 2010 and the employee is involuntarily terminated or resigns for good reason on that date. Termination on a different date may result in different amounts payable to an executive officer. Encore’s named executive officers (Messrs. I. Jon Brumley, Jon S. Brumley, Reeves, Nivens and Arms) will not be retained as employees of Denbury after the consummation of the merger. Please refer to “— Treatment of Equity Awards” above for information on the vesting or conversion of stock options and restricted stock held by Encore’s executive officers and directors in connection with the merger.

	I. Jon	Jon S.	Robert C.	L. Ben	John W.	Kevin	Thomas H.	Andy R.
	Brumley	Brumley	Reeves	Nivens	Arms	Treadway	Olle	Lowe

Cash Severance(1)	$2,317,800	$5,407,500	$2,039,400	$2,224,800	$1,506,600	$1,946,700	$764,940	$645,810
Pro-rata 2010 Bonus(2)	626,476	1,252,789	526,171	601,339	339,348	292,317	122,173	103,146
Insurance Coverage(3)	66,104	67,603	67,603	31,265	67,231	67,231	67,603	67,603
Stock Options(4)	360,837	649,475	305,638	303,090	248,338	280,229	110,233	99,514
Restricted Stock(5)	1,699,450	2,405,650	1,121,350	1,053,000	889,100	973,650	454,550	358,500
2009 Annual Equity Bonus(6)	2,317,800	4,635,000	1,946,700	2,224,800	1,255,500	1,081,500	452,010	381,615
Tax Gross Up	—	4,723,385	1,897,993	2,153,644	1,293,061	1,444,416	—	462,272

Total	$7,388,467	$19,141,402	$7,904,855	$8,591,938	$5,599,178	$6,086,043	$1,971,509	$2,118,460

(1)	The executive officers are entitled to a cash severance amount equal to a multiple of the sum of their annual base salary and annual cash bonus paid in respect of 2009. The multiple for Kevin Treadway is 3.0, the multiple for Jon S. Brumley is 2.5 and the multiple for the other executive officers is 2.0.

(2)	Upon termination without cause or resignation for good reason following the effective time of the merger, the merger agreement provides that the executive officers are entitled to a pro-rated 2010 bonus based on the portion of 2010 during which the officer is employed and the sum of the officer’s target annual cash bonus and target annual equity bonus.

(3)	The executive officers are entitled to continued coverage for three years under the Encore medical, dental and life insurance arrangements.

(4)	Option awards will automatically vest upon the effective time of the merger and will be converted into an obligation of Denbury to make a cash payment to the option holder equal to the product of (i) the number of shares of Encore common stock subject to such option and (ii) the excess, if any, of the aggregate consideration per share (or with respect to certain pre-2005 options, the highest price per share paid within 60 days prior to the merger) over the exercise price per share previously subject to such option. Amounts for options have been calculated by multiplying the number of previously unvested stock options by the difference between $50.00 per share, the aggregate consideration per share under the merger agreement, and the exercise price of the previously unvested stock options. Amounts that would be payable with respect to vested options are not included in the table. Thus, this amount does not include the value of options that vest by their terms in February 2010.

(5)	Restricted stock awards other than the shares awarded as the 2009 annual equity bonus will automatically vest upon the effective time of the merger and each holder will have the right to make the same elections as described below in “Terms of the Merger Agreement — Conversion of Encore Stock.” Accordingly, the payment for restricted share awards has been calculated by multiplying the number of previously unvested shares of restricted stock by $50.00 per share, which is the aggregate consideration per share under the merger agreement. This amount does not include the value of shares of restricted stock that vest by their terms in February 2010.

(6)	The 2009 annual equity bonus represents a grant of restricted stock to be made in February 2010 (or, if earlier, as of the effective time of the merger). This grant of restricted stock will not vest on account of the transaction contemplated by the merger agreement. However, this grant will vest if the executive officer is terminated without cause or resigns for good reason.

Indemnification and Insurance

The merger agreement provides for director and officer indemnification and insurance following completion of the merger. Under the merger agreement, Denbury must, for a period of six years following the later of the date of the merger agreement or completion of the merger:

•	include provisions relating to expense advancement and indemnification in its and its subsidiaries organizational documents that are no less favorable than those contained in Encore’s certificate of incorporation and bylaws;

•	indemnify and hold harmless and advance expenses to, to the fullest extent permitted by law, the present and former directors, officers, employees, fiduciaries and agents of Encore and its subsidiaries with respect to all acts or omissions by them in their capacities as such, or taken at the request of Encore, at any time; and

•	either maintain in effect the current directors’ and officers’ liability insurance policies maintained by Encore or its subsidiaries with respect to matters occurring on or before completion of the merger or obtain and pay for substitute policies of at least the same coverage and amounts and containing terms no less advantageous to such directors and officers than Encore’s current policies, except that Denbury will not be required to pay annual premiums for such policies in excess of 250% of Encore’s annual premiums in effect for such policies as of October 31, 2009, the execution date of the merger agreement.

The indemnification rights described above will be in addition to any other rights available under the organizational documents of Encore or its subsidiaries, any other indemnification agreement or arrangement, Delaware law or otherwise.

Other Benefit Arrangements

Under the merger agreement, any Encore employee who continues as an employee of Denbury after the merger will receive service credit under Denbury’s employee benefit plans, policies or arrangements. The service credit will be to the extent service with Denbury is recognized under any such benefit plan that is equal to the period of time such employee was employed with Encore and its subsidiaries or any predecessor employers with respect to which Encore and its subsidiaries granted service credit (but not for purposes of benefit accruals or benefit computations, other than for purposes of vacation, sick pay or other paid time off). Service credit will not be granted to the extent such treatment would result in duplicative benefits for the same period of service or to the extent such service is prior to a specific date before which service would not have been credited for employees of Denbury.

Appraisal Rights

Encore stockholders will, under certain circumstances, be entitled under Delaware law to exercise appraisal rights and receive payment for the fair value of their Encore shares if the merger is completed. However, under Section 262 of the DGCL, appraisal rights are only available in connection with the merger if, among other things, holders of Encore stock are required to accept cash consideration for their Encore shares (other than cash paid in lieu of fractional shares). Accordingly, Denbury reserves the right to take the position that appraisal rights are not available if, after application of the proration provisions of the merger agreement, all stockholders who elected to receive all stock consideration and all stockholders who demanded appraisal of their shares could have received consideration consisting of only Denbury common stock and cash paid in lieu of receiving fractional shares of Denbury common stock as a result of the merger. Encore stockholders who wish to seek appraisal of their shares are in any case urged to seek the advice of counsel with respect to the availability of appraisal rights.

If appraisal rights are available, a holder of record of shares of Encore common stock outstanding immediately prior to the effective time of the merger who has not voted in favor of, or consented in writing to, the adoption of the merger agreement and who has delivered a written demand for appraisal of such shares, executed by or on behalf of the stockholder of record, in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the effective time of the merger, a dissenting stockholder fails to perfect or otherwise waives, or withdraws or loses his, her or its right to appraisal, or a court determines that such holder is not entitled to relief under the DGCL, then such holder or holders (as the case may be) will forfeit such rights and his, her or its shares of Encore common stock will be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares.

The following discussion is not a complete statement of appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are, unless otherwise indicated, to the record holder of the shares of Encore’s common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should review Annex D carefully. To the extent appraisal rights are available in connection with the merger, this joint proxy statement/prospectus constitutes notice to Encore’s stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

An Encore stockholder who wishes to exercise appraisal rights should review carefully the following discussion and Annex D to this joint proxy statement/prospectus, because failure to comply timely and fully with the procedures required by Section 262 of the DGCL will result in the loss of any available appraisal rights.

To the extent that appraisal rights are available in connection with the merger under the DGCL, Encore stockholders who do not wish to accept the merger consideration will be entitled to, subject to compliance with the requirements summarized below, demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Encore common stock and be paid in cash such amount in lieu of the merger consideration that they would otherwise be entitled to receive if the merger is consummated. For this purpose, the fair value of shares of Encore common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, but including, unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment compounded quarterly and accruing at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•	Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to Encore a written demand for appraisal meeting the requirements of Section 262 of the DGCL before Encore stockholders vote on the adoption of the merger agreement at the special meeting. Voting against or abstaining with respect to the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against or abstaining with respect to the proposal to adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on the merger agreement or vote against the merger agreement. The written demand must reasonably inform Encore of the identity of the stockholder of record and of that stockholder’s intent to demand appraisal of his, her or its shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•	Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of Encore common stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•	Continuous Ownership of Encore Common Stock. A stockholder must also continuously hold his, her or its shares of Encore common stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Encore common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

•	Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are briefly summarized above, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the fair value of the shares of Encore common stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. Because Denbury, as the surviving corporation, has no obligation and no intention to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, any available appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of Encore common stock is more than, the same as or less than the merger consideration. Notwithstanding that a demand for appraisal must be executed by or on behalf of a stockholder of record, a beneficial owner of shares entitled to appraisal rights held either in a voting trust or by a nominee on behalf of that beneficial owner may, in that beneficial owner’s own name, file a petition for appraisal with respect to the shares beneficially owned by that person and as to which appraisal rights have been properly perfected.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate and must state that such person intends to demand appraisal of his, her or its shares of Encore common stock. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, this demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Encore common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Encore’s principal executive offices at 777 Main Street, Suite 1400, Fort Worth, Texas, 76102, Attention: Investor Relations. The written demand for appraisal should state the stockholder’s name, mailing address and the number of shares of Encore common stock owned by the stockholder, and must reasonably inform Encore that the stockholder intends thereby to demand appraisal of his, her or its shares of Encore common stock. If appraisal rights are available in connection with the merger, within ten days after the effective date of the merger, Denbury will provide notice of the effective date of the merger to all Encore stockholders who have complied with Section 262 of the DGCL and have not voted for the merger. A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Encore common stock as a nominee for others, may exercise any available appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which that person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. When the number of shares is not expressly stated, the demand will be presumed to cover all shares of Encore common stock outstanding in the name of that record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder (including any beneficial owner of shares entitled to appraisal rights) who is entitled to appraisal rights in connection with the merger and has satisfied the requirements of Section 262 of the DGCL may deliver to Denbury a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. Denbury, as the surviving corporation in the merger, must mail that written statement to the stockholder within ten days after the stockholder’s request is received by Denbury or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later. If a petition for appraisal rights is timely filed in the Court of Chancery of the State of Delaware as set forth above and a copy is served on Denbury, as the surviving corporation, Denbury must then, within 20 days after service, file in the office of the Delaware Register in Chancery, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with Denbury. If Denbury files a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of that petition by registered or certified mail to Denbury and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of

Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and Denbury must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with that direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by those stockholders, determining the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. In determining the fair value, the court must take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Elements of future value, including the nature of the enterprise that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered, but any element of value arising from accomplishment or expectation of the merger may not be considered. Encore stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. However, costs do not include attorney’s and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorney’s and expert witness fees, although, upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, that stockholder will not be entitled to: (i) vote that stockholder’s shares of Encore common stock for any purpose; (ii) receive payment of dividends or other distributions on that stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (iii) receive payment of any consideration provided for in the merger agreement. A stockholder may withdraw his, her or its demand for appraisal rights by a writing withdrawing his, her or its demand for appraisal and accepting the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with Denbury’s written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court and that approval may be conditioned upon such terms as the court deems just, but this rule does not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw that stockholder’s demand for appraisal and to accept the terms offered in the merger agreement within 60 days after the effective date of the merger. Subject to the foregoing, if any Encore stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of Encore common stock will be automatically converted into the right to receive the merger consideration, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to do so. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of any available appraisal rights.

Termination of Trading of Encore Common Stock

If the merger is completed, the shares of Encore common stock will cease to be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Regulatory Requirements

The merger is subject to antitrust laws. Denbury and Encore have made their respective filings under applicable U.S. antitrust laws with the Antitrust Division and the FTC. Early termination of the waiting period was granted on November 30, 2009.

At any time before or after the completion of the merger, the Antitrust Division, the FTC or any state could take any action under the antitrust laws that any of them considers necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, unwinding the merger or seeking divestitures of particular assets of Denbury and Encore. Private parties and non-U.S. governmental authorities may also seek to take legal action under the antitrust laws. If a challenge to the merger on antitrust grounds were to be made and, if such a challenge was successful, Denbury and Encore might not prevail.

Financing of the Merger

Denbury received a financing commitment from J.P. Morgan, subject to customary conditions, to underwrite a new senior secured revolving credit facility. The newly committed financing will be used to fund the cash portion of the merger consideration (inclusive of payments due to Encore stock option holders), repay amounts outstanding under Denbury’s existing $750 million revolving credit facility, which had approximately $180 million outstanding as of January 31, 2010, potentially retire and replace up to $825 million of Encore’s senior subordinated notes that are outstanding, all of which have a change of control put option at 101% of par value, replace Encore’s existing revolving credit facility which had approximately $155 million outstanding as of January 31, 2010, pay Encore’s severance costs, pay transaction fees and expenses and provide additional liquidity. The aggregate commitment of the senior secured lenders is $1.6 billion and the term of the facility is four years. Denbury has been advised by the co-arrangers of this new senior secured revolving credit facility, J.P. Morgan and Bank of America, N.A., that the syndication phase is complete, and documentation for this facility is being prepared. Subject to final documentation and satisfaction of closing conditions, Denbury anticipates finalizing this facility prior to the Denbury and Encore stockholder meetings.

On February 3, 2010, Denbury completed the public offering of $1 billion of its 8 1/4% Senior Subordinated Notes due 2020. The sale of these notes is scheduled to close on February 10, 2010, subject to customary closing conditions. The net proceeds from the notes offering will be placed in escrow pending the closing of the merger, subject to mandatory redemption of the notes if the merger does not close, and partial redemption of notes to the extent Encore outstanding senior subordinated notes are not repurchased, as discussed below. Upon the closing of the merger, $400 million of the escrowed proceeds will be released to Denbury to finance a portion of the merger consideration, and the remaining $600 million of escrowed proceeds will be used to fund repurchases of $600 million principal amount of three series of Encore’s outstanding senior subordinated notes.

Denbury received a financing commitment for a $1.25 billion unsecured bridge loan facility, which would have been available if and to the extent Denbury had not secured alternate financing prior to the closing of the merger, and also thereafter to the date that is 45 days after the closing of the merger. The bridge facility, if drawn, will mature initially on the first anniversary of the closing of the merger, at which time the maturity of any outstanding loans thereunder will be extended automatically to the seventh anniversary of the closing of the merger, except to the extent they have been previously exchanged by the lenders for exchange notes due on that seventh anniversary.

Denbury also received a financing commitment from J.P. Morgan and JPMorgan Chase to fund a new $375 million senior secured revolving credit facility to replace an existing Encore Energy Partners Operating LLC, a subsidiary of ENP, senior secured revolving credit facility, should Denbury and Encore be unable to obtain a waiver of covenants and amendment to the existing revolving credit facility to allow for the merger.

On November 24, 2009, ENP obtained an amendment to the existing revolving credit facility to allow for the merger.

The debt financing commitments are subject to:

•	consummation of the merger in accordance with the merger agreement;

•	the absence of a “material adverse effect” (as defined in the merger agreement) regarding Encore or Denbury;

•	the lenders not becoming aware of any information or other matter that in their reasonable judgment is inconsistent in a material and adverse manner with disclosures prior to the date of the merger agreement or that in the reasonable opinion of J.P. Morgan makes it impossible to complete a successful syndication of the credit facilities or the sale of senior subordinated notes;

•	the absence of certain competing issues of debt securities of Denbury or Encore;

•	closing no later than May 31, 2010;

•	delivery of certain reserve reports and historical and pro forma financial information;

•	execution of certain guarantees and creation of first priority security interests;

•	the initial availability for borrowing of not less than (i) $50 million under the ENP facility and (ii) $400 million under the newly committed Denbury senior secured facility;

•	pro forma compliance with certain financial covenants and requirements;

•	a 30-day period for syndication of the credit facilities and for marketing of senior subordinated notes, and delivery by Denbury of an offering memorandum for such notes on or prior to February 15, 2010;

•	as a condition to the funding of the bridge facility, the bridge facility and the senior subordinated notes having received ratings from Moody’s Investors Service, Inc. of at least B3 and from Standard & Poor’s Ratings Services of at least B minus, in each case with stable outlook or better; and

•	other customary financing conditions.

Fee letters executed in connection with the financing commitment letter require Denbury to pay up to approximately $50 million in fees if the loans do not close. The new Denbury senior secured credit facility will be on substantially the same terms, conformed to current market conditions, as are provided for in Denbury’s existing credit facility.

In addition to the financing described above, in November 2009 Denbury entered into costless collar crude oil commodity derivative contracts for 25,000 Bbl/d during 2011 with a floor price of $102.58 per barrel, for the purpose of protecting its cash flows in light of the increased debt levels it expects in connection with the merger.

Litigation Related to the Merger

Three shareholder lawsuits styled as class actions have been filed against Encore and its board of directors. The lawsuits are entitled Sanjay Israni, Individually and On Behalf of All Others Similarly Situated vs. Encore Acquisition Company et al. (filed November 4, 2009 in the District Court of Tarrant County, Texas), Teamsters Allied Benefit Funds, Individually and On Behalf of All Others Similarly Situated vs. Encore Acquisition Company et al. (filed November 5, 2009 in the Court of Chancery in the State of Delaware) and Thomas W. Scott, Jr., individually and on behalf of all others similarly situated v. Encore Acquisition Company et al. (filed November 6, 2009 in the District Court of Tarrant County, Texas). The Teamsters and Scott lawsuits also name Denbury as a defendant. The complaints generally allege that (1) Encore’s directors breached their fiduciary duties in negotiating and approving the merger and by administering a sale process that failed to maximize shareholder value and (2) Encore, and, in the case of the Teamsters and Scott complaints, Denbury aided and abetted Encore’s directors in breaching their fiduciary duties. The Teamsters complaint also alleges that Encore’s directors and executives stand to receive substantial financial benefits if the transaction is consummated on its current terms. The plaintiffs in these lawsuits seek, among other things, to enjoin the merger and to rescind the merger agreement. Encore and Denbury have entered into a

Memorandum of Understanding with the plaintiffs in these lawsuits agreeing in principle to the settlement of the lawsuits based upon inclusion in this joint proxy statement/prospectus of additional disclosures requested by the plaintiffs, and agreeing that the parties to the lawsuits will use best efforts to enter into a definitive settlement agreement and seek court approval for the settlement which would be binding on all Encore shareholders who do not opt-out of the settlement.

A shareholder suit regarding a compensation matter brought as a derivative action on behalf of Denbury against Denbury’s board of directors, entitled Harbor Police Retirement System v. Gareth Roberts, et al, in the District Court of Dallas County, Texas, was amended during January 2010, to generally allege breach of the Denbury directors’ fiduciary duties based upon the further allegation that the directors approved an unreasonably high purchase price in the merger. The plaintiff seeks monetary damages and equitable relief. Denbury believes these allegations are without merit and that its directors have valid defenses to all claims. Denbury and its directors intend to defend this litigation vigorously.

TERMS OF THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and the transactions described in this joint proxy statement/prospectus. Neither Denbury not Encore intends that the merger agreement or any of its terms will constitute a source of business or operational information about Denbury or Encore. The representations and warranties in the merger agreement are made as of a specified date, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality, are modified or qualified by information contained in the parties’ public filings and in the disclosure schedules exchanged by the parties and should not be relied on by any person or entity other than Denbury or Encore for any purpose. Business and operational information regarding Denbury and Encore can be found elsewhere in this joint proxy statement/prospectus and in the other public documents that Denbury and Encore file with the SEC. See “Where You Can Find More Information.”

Merger

The agreement and plan of merger, dated October 31, 2009, by and between Denbury and Encore contemplates a merger in which Encore will be merged with and into Denbury, with Denbury surviving the merger. Upon effectiveness of the merger, each Encore stockholder will have the right to receive the merger consideration as described below under “— Conversion of Encore Stock.”

Effective Time; Closing

The merger will become effective on the date a certificate of merger is filed with the Delaware Secretary of State. The merger agreement provides that the certificate of merger is to be filed as promptly as practicable after all the conditions to the closing of the merger are satisfied or waived. Denbury and Encore currently expect to consummate the merger promptly upon stockholder approval.

Conversion of Encore Stock

Under the merger agreement, Encore stockholders may elect to receive consideration consisting of cash, shares of Denbury common stock, or a combination of both in exchange for their shares of Encore common stock, subject to the proration feature described in “— Election Procedures — Allocation of Merger Consideration.” Encore stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock in exchange for each Encore share. Subject to proration, Encore stockholders electing to receive all cash will receive $50.00 per Encore share, and Encore stockholders electing to receive only Denbury common stock will receive between 2.9568 and 3.7622 shares of Denbury common stock in exchange for each Encore share. The actual number of shares of Denbury common stock to be issued to Encore stockholders receiving either all stock or a mix of cash and stock consideration will be determined under the collar mechanism described below based upon the Denbury 20-day average price. Based on the number of shares of Encore common stock outstanding as of February 3, 2010, the maximum number of shares of Denbury common stock to be issued in connection with the merger will not exceed 146 million shares. In our discussion, we refer to the number of shares of Denbury common stock to be received for each share of Encore common stock as the “stock consideration,” the amount of cash to be received for each share of Encore common stock as the “cash consideration” and the stock consideration together with the cash consideration as the “merger consideration.”

Per Share Merger Consideration

If an Encore stockholder elects to receive a mix of cash and stock, that stockholder will be entitled to receive $15.00 in cash and a number of shares of Denbury common stock determined by dividing $35.00 by the Denbury 20-day average price. However, an Encore stockholder electing to receive the mixed consideration will receive:

•	a maximum of 2.6336 shares of Denbury common stock per share of Encore common stock, which would occur if the Denbury 20-day average price is equal to or less than $13.29 per share; and

•	a minimum of 2.0698 shares of Denbury common stock per share of Encore common stock, which would occur if the Denbury 20-day average price is greater than or equal to $16.91 per share.

If an Encore stockholder elects to receive all cash, that stockholder will be entitled to receive $50.00 per share of Encore common stock, subject to the proration feature described in “— Election Procedures — Allocation of Merger Consideration.”

If an Encore stockholder elects to receive all stock, that stockholder will be entitled to receive a number of shares of Denbury common stock determined by dividing $50.00 by the Denbury 20-day average price, subject to the proration feature described in “— Election Procedures — Allocation of Merger Consideration.” However, an Encore stockholder electing to receive all stock consideration will receive:

•	a maximum of 3.7622 shares of Denbury common stock per share of Encore common stock, which would occur if the Denbury 20-day average price is equal to or less than $13.29 per share; and

•	a minimum of 2.9568 shares of Denbury common stock per share of Encore common stock, which would occur if the Denbury 20-day average price is greater than or equal to $16.91 per share.

An Encore stockholder failing to make an election will receive consideration in the form of the cash/stock mix.

Employee Stock Options; Restricted Shares

At the effective time of the merger, each outstanding option to purchase shares of Encore common stock, will fully vest and will be converted into an obligation of Denbury to pay the option holder an amount in cash equal to the product of (i) the number of shares of Encore common stock subject to the option and (ii) the excess, if any, of the aggregate consideration per share (or with respect to certain pre-2005 options, the highest price per share paid within 60 days prior to the merger) over the exercise price per share previously subject to the option.

Immediately prior to the effective time of the merger, each outstanding award of restricted stock granted by Encore or any of its subsidiaries pursuant to an employee benefit plan will become fully vested and each holder will have the right to make the same elections as described above in “— Conversion of Encore Stock,” except that any shares of Encore restricted stock granted as a 2009 bonus pursuant to the Encore annual incentive program will be converted into a number of restricted shares of Denbury common stock determined by multiplying (i) the number of restricted shares of Encore common stock subject to that grant by (ii) the exchange ratio used in determining the consideration payable to Encore stockholders who have elected to receive only common stock consideration.

Dissenting Shares

In certain circumstances, holders of Encore stock who have not voted in favor of or consented to the merger and have otherwise complied with the provisions of Section 262 of the DGCL as to appraisal rights will be entitled to such rights as are granted by Section 262 of the DGCL. If any holder of such dissenting shares fails to perfect, withdraws or loses the right to appraisal under Section 262 of the DGCL, then each dissenting share held by that holder will be deemed to have been converted into the right to receive the merger consideration. See “The Merger — Appraisal Rights.”

Encore is required to give Denbury prompt notice of any written demand for appraisal of Encore’s common stock and to afford Denbury the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Election Procedures

The election form and other appropriate and customary transmittal materials will be mailed to Encore stockholders on or about February 10, 2010.

The election form will permit each Encore stockholder to specify the number of Encore shares with respect to which that holder elects to receive the (i) mixed cash/stock consideration, (ii) all stock consideration or (iii) all cash consideration. The election must be made prior to the election deadline. Unless extended or otherwise agreed upon by Denbury and Encore, the election deadline will be 5:00 p.m., New York time, on the 20th day following the date the election form is mailed to Encore stockholders.

To make a valid election, each Encore stockholder must submit a properly completed election form so that it is actually received by the exchange agent at or prior to the election deadline. An election form will be completed properly only if accompanied by certificates that represent the stockholder’s shares of Encore common stock covered by the election form (or customary affidavits and, if required, indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) and/or, in case of book-entry shares, upon the receipt of an “agent’s message” by the exchange agent or such other evidence of transfer as the exchange agent may reasonably request together with any additional documents specified by the procedures set forth in the election form.

If an Encore stockholder does not make an election to receive all cash consideration or all stock consideration pursuant to the merger, the election form is not received by the exchange agent by the election deadline, or the election form is improperly completed and/or is not signed, the stockholder will be considered not to have made an election. We sometimes refer to such shares as “non-election shares.” Stockholders not making an election will receive the mixed cash/stock consideration.

The actual allocation of cash and stock will be subject in each case to the allocation procedures set forth in the merger agreement and further described below. Under the procedures, an Encore stockholder who makes an all cash election will not receive all cash if the cash election pool is oversubscribed and an Encore stockholder who makes an all stock election will not receive all stock if the stock election pool is oversubscribed. For more information regarding these allocation procedures, see “— Allocation of Merger Consideration.”

Any election form may be revoked or changed by a stockholder submitting the election form prior to the election deadline. If the election is so revoked, the shares of Encore common stock covered by that election form will become non-election shares and Denbury will return the certificate of Encore common stock without charge to the revoking stockholder upon written request, unless the stockholder properly makes a subsequent election. The exchange agent will have reasonable discretion to determine, in good faith, whether any election, revocation or change has been made properly or timely and to disregard immaterial defects in the election forms. None of Denbury, Encore or the exchange agent will be under any obligation to notify stockholders of any defect in an election form.

Allocation of Merger Consideration

The aggregate cash consideration to be received by Encore stockholders pursuant to the merger will be fixed at an amount equal to the product of $15.00 and the number of issued and outstanding shares of Encore common stock immediately prior to closing of the merger (excluding certain shares that do not convert into the right to receive merger consideration). Accordingly, if Encore stockholders elect, in the aggregate, to receive cash in an amount greater than the aggregate cash consideration payable under the merger agreement, or less than the aggregate cash consideration payable under the merger agreement, then those holders electing to receive either all cash or all stock consideration, as the case may be, will be pro rated down and will receive the undersubscribed form of merger consideration as a portion of the overall consideration they receive for their shares. As a result, Encore stockholders that make a valid election to receive all cash or all stock consideration may not receive merger consideration entirely in the form elected.

Surrender of Shares; Stock Transfer Books

Prior to the effective time of the merger, Denbury will deposit with Broadridge Financial Solutions as the exchange agent for the merger, the number of shares of Denbury common stock to be issued pursuant to the merger agreement and cash to be paid to Encore stockholders equal to the cash portion of the merger consideration. That cash will be invested by the exchange agent as directed by Denbury, but in the event of any loss in that investment, Denbury will be required to provide additional funds to the exchange agent promptly in the amount of such loss.

Promptly after the effective time of the merger, Denbury will cause the exchange agent to send to each holder of record of Encore common stock at the effective time of the merger a letter of transmittal and instructions for effecting the exchange of Encore common stock for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of the certificates or book-entry shares for cancellation (if not previously submitted with an election form), along with the executed letter of transmittal and other documents, an Encore stockholder will receive the merger consideration, which may include: (i) a certificate representing the stock consideration; (ii) the cash consideration; (iii) cash in lieu of fractional shares of Denbury common stock; and (iv) any unpaid dividends and distributions declared and paid in respect of Denbury common stock after completion of the merger.

No fractional shares of Denbury common stock will be issued to any holder of Encore common stock upon completion of the merger. For each fractional share that would otherwise be issued, Denbury will pay cash (without interest) in an amount equal to the fractional share multiplied by the closing price for a share of Denbury common stock on the business day immediately preceding the closing date.

At any time following six months after the effective time of the merger, Denbury will have the right to require the exchange agent to return any shares of Denbury common stock and cash that remain unclaimed. Any holder of Encore common stock that has not exchanged certificates representing that stock prior to that time may thereafter look only to Denbury to exchange stock certificates or to pay amounts to which that stockholder is entitled pursuant to the merger agreement. None of Denbury, Encore or the exchange agent will be liable to any holder of Encore common stock certificates for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Withholding Taxes

Denbury and the exchange agent will be entitled to deduct and withhold from consideration payable to any Encore stockholder the amounts that may be required to be withheld under any tax law. The properly withheld amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of its business, financial condition and structure and other facts pertinent to the merger. Each of Encore and Denbury has made representations and warranties to the other in the merger agreement with respect to the following subjects:

•	existence, good standing and qualification to conduct business;

•	organizational documents;

•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to the capital stock of any material subsidiary;

•	requisite power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	absence of any violation of organizational documents or third party agreements;

•	compliance with applicable laws;

•	filings and reports with the SEC, financial information, internal accounting controls and disclosure controls and procedures;

•	absence of undisclosed liabilities or obligations;

•	absence of certain changes or events;

•	litigation;

•	employee benefit plans;

•	accuracy of information provided for inclusion in this joint proxy statement/prospectus;

•	title to properties;

•	information supplied in connection with oil and gas reserve reports;

•	tax matters;

•	environmental matters;

•	intellectual property;

•	derivative transactions and hedging;

•	jurisdiction of the Federal Energy Regulatory Commission;

•	insurance;

•	labor matters;

•	related party transactions;

•	material contracts;

•	opinions of financial advisors;

•	fees payable to brokers, finders or investment banks in connection with the merger; and

•	required stockholder approval.

Encore has made additional representations and warranties to Denbury in the merger agreement with respect to the following subjects:

•	the inapplicability to the merger agreement of any anti-takeover law or provision in Encore’s certificate of incorporation; and

•	that the merger will not result in the grant of any rights to any person under Encore’s rights agreement.

Denbury has made additional representations and warranties to Encore in the merger agreement with respect to the following subjects:

•	receipt of a commitment letter for financing; and

•	the absence of ownership by Denbury of Encore common stock.

Certain representations and warranties of Denbury and Encore are qualified as to materiality or as to “material adverse effect,” which when used with respect to Denbury or Encore means, as the case may be, any change or event that is materially adverse to the business, results of operations or financial condition of that party and its subsidiaries taken as whole, except in each case for any such effect attributable to:

•	general economic, financial market, regulatory or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events unless it affects that company disproportionately relative to other industry participants;

•	changes in or events or conditions generally affecting the oil and natural gas industry or exploration and production companies, unless it affects that company disproportionately relative to other industry participants;

•	changes in oil and natural gas prices, including changes in price differentials;

•	changes in other commodity prices;

•	changes of laws or changes to GAAP or interpretations thereof;

•	the negotiation, execution, announcement or pendency of the merger agreement, any actions taken in compliance with the merger agreement or the consummation of the merger;

•	changes in reserve estimates;

•	the accounting for its hedging activities and any mark-to-market gains or losses with respect to hedges;

•	fluctuations in currency exchange rates;

•	filing, defense or settlement of any legal proceedings brought by that party’s stockholders related to the merger;

•	failure to take any action as a result of any restrictions on conduct of its business set forth in the merger agreement if the other party refused to provide a waiver;

•	failure to meet published estimates or expectations of financial or operating results or to meet internal budgets or plans;

•	the downgrade in rating of any debt or debt security of that party; or

•	changes in the price or trading volume of that party’s common stock; except that, with respect to the last three items above, the occurrence of any such failure, downgrade or change does not prevent a determination that any underlying cause of that failure, downgrade or change resulted in or contributed to a material adverse effect on Denbury or Encore, as applicable.

Conduct of Business Pending the Effective Time

Unless Denbury otherwise consents in writing (which consent may not be unreasonably withheld), or as contemplated by the merger agreement and excluding transactions between Encore and its subsidiaries, Encore has agreed that, prior to the effective time of the merger, it and its subsidiaries will conduct their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice. In addition, the merger agreement places specific restrictions on the ability of Encore and its subsidiaries to, among other things:

•	amend or otherwise change their organizational documents or amend or otherwise change, or waive any provision of, Encore’s Rights Agreement;

•	issue, sell or encumber any shares of capital stock, options, warrants, convertible securities or any other ownership interest, except pursuant to current employee benefit plans;

•	declare or pay any dividend or other distribution (except for intercompany transactions and except for ENP’s regular quarterly distributions);

•	reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Encore’s capital stock;

•	make an acquisition in excess of $15 million in the aggregate or incur any indebtedness;

•	(i) increase materially the compensation for, or grant any severance or termination pay to, any officer or employee, except in accordance with past practice or pursuant to existing contractual arrangements, (ii) enter into or amend any employment or severance agreement with any director, officer or other employee of Encore or any of its subsidiaries or (iii) enter into or amend any collective bargaining, bonus, profit sharing or other plan, agreement or arrangement for the benefit of any director, officer or employee, except (A) in the ordinary course and in a manner consistent with past practice, (B) pursuant to existing contractual arrangements or (C) as required by applicable law;

•	pay or settle any material claim, liability or obligation other than in the ordinary course consistent with past practice that involves monetary damages in excess of $10 million in the aggregate or that exceeds the amount reserved against in the financial statements;

•	make any capital expenditures in any fiscal quarter exceeding the capital expenditure budget for such quarter by more than $25 million;

•	sell or encumber assets or properties having a value in excess of $25 million in the aggregate;

•	enter into any derivative transaction that would result in more than 70% of Encore’s oil or natural gas production being hedged beyond December 31, 2011;

•	enter into, materially amend or terminate any material contract if the amount involved exceeds $15 million in the aggregate;

•	change Encore’s methods of accounting, except in accordance with GAAP as concurred in by its independent auditor; and

•	enter into any closing agreement with respect to material taxes or settle or compromise any material liability for taxes.

Unless Encore otherwise consents in writing (which consent may not be unreasonably withheld), or as contemplated by the merger agreement and excluding transactions between Denbury and its subsidiaries, Denbury has agreed that, prior to the effective time of the merger, it and its subsidiaries will conduct their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice. In addition, the merger agreement places specific restrictions on the ability of Denbury and its subsidiaries to, among other things:

•	amend or otherwise change their organizational documents;

•	declare or pay any dividend or other distribution (except for intercompany transactions);

•	reclassify Denbury’s capital stock;

•	make an acquisition in excess of $30 million in the aggregate; or

•	incur any indebtedness other than in the ordinary course of business, to refinance existing indebtedness or to finance any acquisition permitted by the merger agreement.

Certain Additional Agreements

Stockholders Meetings.  Unless the merger agreement is earlier terminated, the boards of directors of Encore and Denbury must submit the merger agreement for adoption by stockholders at their respective stockholders meetings, even if they change their respective recommendations with regard to the merger agreement.

No Solicitation, Recommendation.  Encore and its subsidiaries will not, and Encore and its subsidiaries will direct their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to:

•	directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate any inquiry or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below) for Encore;

•	participate or engage in discussions or negotiations with or disclose any non-public information or data relating to Encore or any of its subsidiaries or afford access to the properties, books or records of Encore or any of its subsidiaries to any person that has made an acquisition proposal for Encore or to any person in contemplation of an acquisition proposal; or

•	accept an acquisition proposal for Encore or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (i) constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal for Encore or (ii) requiring, intended to cause or that could reasonably be expected to cause Encore to abandon, terminate or fail to consummate the merger.

The term “acquisition proposal,” with respect to any entity, means any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 15% or more of the net revenues, net income or the assets of such entity and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities or capital stock of such entity or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of such entity or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

However, prior to obtaining Encore’s stockholder adoption of the merger agreement, Encore or its board of directors may (i) participate or engage in negotiations or discussions with or disclose any non-public information or data relating to Encore or any of its subsidiaries or afford access to the properties, books or records of Encore or any of its subsidiaries to any person that has made an acquisition proposal for Encore or to any person in contemplation of an acquisition proposal or (ii) accept an acquisition proposal for Encore or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal for Encore or (B) requiring, intended to cause, or which could reasonably be expected to cause Encore to abandon, terminate or fail to consummate the merger if:

•	Encore receives an unsolicited written acquisition proposal;

•	Encore’s board of directors determines in good faith (after consultation with its financial advisors and legal counsel) that such proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below);

•	Encore receives from such person an executed confidentiality agreement having provisions that are no less restrictive than Encore’s confidentiality agreement with Denbury; and

•	Encore previously disclosed or concurrently discloses or makes available the same information, if any, to Denbury and provides Denbury with a copy of the confidentiality agreement Encore entered into with such person.

In addition, prior to obtaining Encore’s stockholder adoption of the merger agreement, Encore’s board of directors may effect a change in the Encore board’s recommendation of the merger (as defined below) in response to:

•	a superior proposal; or

•	an intervening event (as defined below) if Encore’s board of directors concludes in good faith (after consultation with its outside legal counsel) that a failure to make a change in Encore’s recommendation would breach its fiduciary duties under applicable law.

The term “superior proposal” means any bona fide written acquisition proposal with respect to Encore made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (i) 50% or more of the assets of Encore and its subsidiaries, taken as a whole, or (ii) 50% or more of the then outstanding equity securities of Encore, in each case on terms that a majority of the board of directors of Encore determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any alternative transaction (including any modification to the terms of the merger agreement) proposed by any other party in response to that superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be more favorable to Encore’s stockholders (in their capacity as stockholders) than the transactions contemplated by the merger agreement and any alternative transaction (including any modification to the terms of the merger agreement) proposed by Denbury.

The term “intervening event” means, with respect to either party, a material event or circumstance that was not known or reasonably foreseeable to the board of directors of that party on the date of the merger agreement (or if known, the consequences of which were not known to or reasonably foreseeable by that board of directors), which event or circumstance, or material consequences thereof, becomes known to the board of directors of that party prior to the time at which that party receives the applicable stockholder approval, but in no event will any of the following constitute an intervening event: (i) the receipt, existence or terms of an acquisition proposal for Denbury or of information or any communication that could lead to any acquisition by Denbury of any business or assets other than Encore, or any consequence thereof, (ii) any failure to arrange or receive the financing, or any of the terms or consequences of the financing, or (iii) any change in, or event or condition generally affecting, the oil and natural gas industry or exploration and production companies, including, without limitation, any change in oil or natural gas prices or price differentials.

The term “change in the Encore board’s recommendation” means Encore’s board of directors:

•	withdrawing, or proposing to withdraw, the approval, recommendation or declaration of advisability of the merger agreement or the merger; or

•	recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any acquisition proposal.

Under the merger agreement, Encore’s board of directors will not be entitled to make a change in its recommendation until the fourth business day following Denbury’s receipt of written notice from Encore. That notice must (i) advise Denbury of the intent to effect a change in the Encore board’s recommendation, specify the material terms and conditions of the superior proposal and identify the person or group making the superior proposal or (ii) describe the intervening event if the intended change in the Encore board’s recommendation relates to an intervening event.

Encore will not be allowed to make a change in the Encore board’s recommendation and enter into an alternative agreement if during the four business day period described above Denbury proposes any alternative transaction, unless Encore’s board of directors determines in good faith (after consultation with its financial advisors and legal counsel and taking into account all financial, legal and regulatory terms and conditions of that alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Encore’s stockholders as the superior proposal. Any change in the financial or other material terms of a superior proposal in response to any alternative transaction proposal (including any modifications to the terms of the merger agreement) by Denbury will require Encore to provide Denbury with a new notice and a new two business day period. At Denbury’s request, Encore will be required to engage in good faith negotiations with Denbury during the four or two business day period described above after Denbury’s receipt of Encore’s notice specifying that Encore’s board of directors intends to make a change in its recommendation in response to an intervening event, to amend the merger agreement in a manner such that the failure by Encore’s board of directors to make a change in its recommendation would no longer cause Encore’s board of directors to be in breach of its fiduciary duties under applicable law.

Prior to obtaining Denbury’s stockholder adoption of the merger agreement, Denbury or its board of directors may make a change in the Denbury board’s recommendation in favor of adoption of the merger agreement, in response to an intervening event if Denbury’s board of directors concludes in good faith (after consultation with legal counsel and, if appropriate, its financial advisor) that the failure to take that action would breach its fiduciary duties under applicable law. However, Denbury will not be entitled to make a change in the Denbury board’s recommendation unless Denbury provides Encore with written notice of its intention to do so at least four business days before taking that action. The required notice must describe the intervening event. At Encore’s request, Denbury will be required to engage in good faith negotiations with Encore during the four business day period after Encore’s receipt of Denbury’s written notice to amend the merger agreement in a manner such that the failure by Denbury’s board of directors to make a change in its recommendation would no longer cause Denbury’s board of directors to be in breach of its fiduciary duties under applicable law.

Employee Matters.  Encore employees who remain employed by Denbury following the merger will be provided benefits comparable to those provided to similarly situated Denbury employees with credit for service with Encore for purposes of eligibility and vesting. Vacation and sick pay accruals will be credited to Encore employees for the year in which the merger occurs. Encore employees will be eligible to participate in Denbury’s medical and dental plans without any waiting period or pre-existing condition exclusions, except to the extent such waiting period or exclusion applied in the applicable Encore plan. Encore employees will receive credit for amounts paid under the Encore medical plans in the year in which the merger occurs for satisfying deductibles under the Denbury plans.

Encore may pay its employees that are eligible to participate in its annual incentive program a (i) 2009 cash bonus at the participant’s target annual cash incentive opportunity and (ii) 2009 equity bonus equal to the participant’s target annual equity incentive opportunity in the form of restricted shares of Encore common stock. The 2009 equity bonus will not vest at the effective time of the merger, but will be converted into a number of restricted shares of Denbury common stock determined by multiplying (i) the number of restricted shares of Encore common stock subject to that grant by (ii) the exchange ratio used in determining the consideration payable to Encore stockholders who have elected to receive only common stock consideration. However, the restricted shares of Denbury common stock will vest if the Encore employee is terminated without cause or resigns for good reason at or after the effective time of the merger.

Within 30 days after the effective time of the merger, Encore employees that are still employed by Denbury will receive a Denbury incentive grant in an amount and form consistent with Denbury’s incentive plan structure for similarly situated employees. Encore employees eligible to participate in Encore’s annual incentive program will receive a 2010 annual incentive opportunity, which will be the same target as the 2009 incentive opportunity. However, if an Encore employee is terminated by Denbury without cause or resigns for good reason prior to the date Denbury pays 2010 bonuses to its employees, then the terminated Encore employee will receive the pro rata portion of his or her 2010 target annual bonus.

Denbury and Encore acknowledge that a change of control has occurred for purposes of Encore’s incentive and severance plans. Therefore, following the effective time of the merger, the terms of the following Encore agreements and plans will be honored:

•	Encore’s Employee Severance Protection Plan;

•	Encore’s 2000 Incentive Stock Plan;

•	Encore’s 2008 Incentive Stock Plan;

•	Encore Energy Partners LP Second Amended and Restated Agreement of Limited Partnership; and

•	Encore Energy Partners GP LLC’s Long-Term Incentive Plan.

Financing.  Denbury has agreed to use its reasonable best efforts to arrange and consummate, prior to the effective time of the merger, financing necessary to provide immediately available funds sufficient to pay (1) the cash portion of the merger consideration and (2) any other amounts payable by Denbury under the merger agreement. Denbury will keep Encore informed with respect to all material activity concerning the status of the financing contemplated by the financing commitment letter and must give Encore prompt notice of any material adverse change with respect thereto. Denbury will not take or fail to take any action that could reasonably be expected to breach or make untrue any representation or warranty contained in the financing commitment letter or otherwise delay or prevent the financing contemplated by the financing commitment letter. If the financing contemplated by the commitment letter becomes unavailable, Denbury will use its reasonable best efforts to secure an alternate financing commitment for an equivalent amount of funds and on terms no less favorable to Denbury, in the aggregate, than those applicable to the prior financing commitment letter. Denbury will make a public announcement two days prior to the Denbury stockholders meeting stating whether it has entered into binding agreements to obtain the financing and whether the conditions contained in those agreements will be satisfied or waived on or prior to closing. See “The Merger — Financing of the Merger.”

Reorganization.  Denbury and Encore have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to file all tax returns consistent with the treatment of the merger as a reorganization.

Financing Cooperation.  Encore will cooperate with Denbury’s efforts to secure the financing and assist Denbury in various ways specified in the merger agreement and Denbury will reimburse Encore for the expenses it incurs in doing so.

Denbury Directors.  At the effective time of the merger, Encore’s board of directors will resign and Denbury’s board of directors will continue as directors of the surviving entity. Thus, Denbury’s board of directors and executive officers will remain the same following the merger as they are immediately before the merger becomes effective.

Conditions to the Merger

Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the merger will be subject to the fulfillment of the following conditions on or prior to the closing date:

•	the adoption of the merger agreement by the requisite approval of Encore’s stockholders;

•	the adoption of the merger agreement by the requisite approval of Denbury’s stockholders;

•	the termination or expiration of the waiting period under the HSR Act;

•	the absence of any statute, rule or regulation promulgated by any governmental authority and the absence of any order, decree, injunction or ruling of a court of competent jurisdiction prohibiting, preventing or enjoining the consummation of the merger;

•	the approval for listing on the New York Stock Exchange of the Denbury common stock to be issued pursuant to the merger; and

•	the registration statement that includes this prospectus shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

Additional Conditions to the Obligations of Encore.  Unless waived by Encore, the obligation of Encore to effect the merger is subject to the satisfaction on or prior to the closing date of the following additional conditions:

•	performance in all material respects by Denbury of its respective covenants required to be performed by it under the merger agreement at or prior to the closing date;

•	certain representations and warranties of Denbury contained in the merger agreement being materially true and correct as of the date of the merger agreement and as of the closing date;

•	other representations and warranties of Denbury contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect;

•	receipt by Encore of a certificate signed on behalf of Denbury by an executive officer to the effect that the conditions specified in the preceding three items have been satisfied;

•	receipt by Encore of an opinion from its legal counsel, dated as of the closing date, to the effect that for federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Denbury and Encore will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

•	the absence of any change in the condition (financial or otherwise), operations, business or properties of Denbury and its subsidiaries that constitutes or is reasonably likely to constitute a material adverse effect.

Additional Conditions to the Obligations of Denbury.  Unless waived by Denbury, the obligations of Denbury to effect the merger are subject to the satisfaction on or prior to the closing date of the following additional conditions:

•	certain representations and warranties of Encore contained in the merger agreement being materially true and correct as of the date of the merger agreement and as of the closing date;

•	other representations and warranties of Encore contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect;

•	performance in all material respects by Encore of all of its covenants required to be performed by it under the merger agreement at or prior to the closing date;

•	receipt by Denbury of a certificate signed on behalf of Encore by an executive officer to the effect that the conditions specified in the preceding three items have been satisfied;

•	the receipt by Denbury of an opinion from its legal counsel, dated as of the closing date, to the effect that for federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Denbury and Encore will be a party to the reorganization within the meaning of Section 368(b) of the Code;

•	the absence of any change in the condition (financial or otherwise), operations, business or properties of Encore and its subsidiaries that constitutes or is reasonably likely to constitute a material adverse effect; and

•	Denbury’s receipt of the financing contemplated by the merger agreement (this condition will be considered satisfied if a failure by the lenders to make the financing available is a result of a breach by Denbury of any of its obligations under the merger agreement).

Termination, Amendment and Waiver

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding the adoption of the merger agreement by stockholders:

•	by mutual written agreement of Denbury and Encore;

•	by either Denbury or Encore if:

•	the merger has not occurred on or before the “outside date,” which is May 31, 2010, but neither party may terminate the merger agreement under this provision if that party’s breach of any provision of the merger agreement has contributed to, or otherwise resulted in, the failure of the merger to occur on or before the outside date;

•	a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger;

•	the Encore stockholders have failed to adopt the merger agreement;

•	the Denbury stockholders have failed to adopt the merger agreement; or

•	the Denbury financing condition is not satisfied;

•	by Denbury if Encore is in material breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and that breach is not cured prior to the earlier of 30 days after notice of the breach to Encore and the outside date, but Denbury will have no right to terminate the merger agreement under this provision if Denbury is then in material breach with respect to its obligations under the merger agreement; or

•	by Encore if:

•	Denbury is in material breach of the merger agreement such that certain conditions set forth in the merger agreement are not capable of being satisfied and that breach is not cured prior to the earlier of 30 days after notice of the breach to Denbury and the outside date, but Encore will have no right to terminate the merger agreement under this provision if it is then in material breach with respect to its obligations under the merger agreement; or

•	prior to adoption of the merger agreement by Encore’s stockholders, Encore’s board of directors has effected a change in its recommendation and authorized Encore to enter into a definitive agreement with respect to a superior proposal.

Fees and Expenses

The merger agreement provides for the payment of termination fees by one party to the other if the agreement is terminated in specified circumstances.

Encore will be obligated to pay Denbury a $60 million termination fee if either party terminates the merger agreement because Encore’s stockholders do not adopt the merger agreement at the Encore stockholders meeting.

Denbury will be obligated to pay Encore a $60 million termination fee if either party terminates the merger agreement because Denbury’s stockholders do not adopt the merger agreement at the Denbury stockholders meeting.

Encore will be obligated to pay a $120 million termination fee to Denbury if:

•	Encore terminates the merger agreement prior to obtaining the approval of Encore’s stockholders because Encore’s board of directors authorizes Encore to enter into a binding definitive agreement in respect of a superior proposal;

•	either party terminates the merger agreement because Encore’s stockholder approval is not obtained and:

•	at the time of Encore’s stockholders meeting there is a publicly announced or disclosed acquisition proposal by another bidder; and

•	within 12 months after the date of the Encore stockholders meeting, a transaction constituting an acquisition proposal is consummated or Encore enters into an agreement with respect to a transaction constituting an acquisition proposal that is consummated; or

•	Denbury terminates the merger agreement because Encore materially breached any of its representations and warranties in the merger agreement and that breach has not been waived or cured or because the merger was not consummated on or before the outside date and:

•	at the time of that termination there is a publicly announced or disclosed acquisition proposal by another bidder; and

•	within 12 months after the date of the Encore stockholders meeting, a transaction constituting an acquisition proposal is consummated or Encore enters into an agreement with respect to a transaction constituting an acquisition proposal that is consummated.

Denbury will be obligated to pay a $120 million termination fee to Encore if:

•	either party terminates the merger agreement because Denbury’s stockholders do not adopt the merger agreement and:

•	at the time of the Denbury stockholders meeting there is a publicly announced or disclosed acquisition proposal for Denbury by another bidder; and

•	within 12 months after the date of the Denbury stockholders meeting, a transaction constituting an acquisition proposal for Denbury is consummated or Denbury enters into an agreement with respect to a transaction constituting an acquisition proposal for Denbury that is consummated; or

•	Encore terminates the merger agreement because Denbury materially breached any of its representations and warranties in the merger agreement and that breach has not been waived or cured or because the merger was not consummated on or before the outside date and:

•	at the time of that termination there is a publicly announced or disclosed acquisition proposal for Denbury;

•	within 12 months after the date of the Denbury stockholders meeting, a transaction constituting an acquisition proposal for Denbury is consummated or Denbury enters into an agreement with respect to a transaction constituting an acquisition proposal for Denbury that is consummated; and

•	Encore does not receive a $300 million termination fee related to the failure of Denbury to obtain financing.

Denbury will be obligated to pay a $300 million termination fee to Encore if:

•	either party terminates the merger agreement because Denbury’s stockholders do not adopt the merger agreement at the Denbury stockholders meeting;

•	Denbury does not at the time of the Denbury stockholders meeting have a right to terminate the merger agreement because of an Encore material breach, the rejection of the merger by Encore’s stockholders or an injunction against the merger; and

•	as of the second business day prior to the date on which Denbury’s stockholders meeting is held, either:

•	Denbury has neither entered into binding definitive agreements for the financing, provided a letter from the financing sources that they expect the financing to be available nor reaffirmed its own expectation that the financing will be available; or

•	Denbury has entered into definitive agreements for the financing but one or more conditions to the obligations of the lenders to consummate the financing on the closing date cannot be satisfied or waived.

Denbury will be obligated to pay a $300 million termination fee to Encore if:

•	either party terminates the merger agreement because the merger is not consummated by the outside date and all of the closing conditions other than the Denbury’s financing condition have been satisfied or waived on or prior to the date of such termination; or

•	either party terminates the merger agreement because Denbury’s financing condition is not satisfied by the outside date.

If more than one termination fee is payable to a party, then the amount of any subsequent termination fee will be reduced by the amount of all termination fees previously paid to such party.

The merger agreement provides that all expenses incurred by the parties will be borne by the party that has incurred the expenses, but Encore will be required to reimburse Denbury for its expenses of up to $10 million if the merger agreement is terminated:

•	by Denbury for Encore’s uncured material breach;

•	by Encore prior to obtaining the approval of Encore’s stockholders because Encore’s board of directors authorized Encore to enter into a binding definitive agreement in respect of a superior proposal;

•	by Denbury or Encore as a result of the failure to consummate the merger by the outside date and a bona fide acquisition proposal for Encore has also been publicly announced but not timely withdrawn prior to Encore’s stockholders meeting; or

•	by Denbury or Encore because the Encore stockholders approval is not obtained at the Encore stockholders meeting and a bona fide acquisition proposal for Encore has been publicly announced but not timely withdrawn prior to Encore’s stockholders meeting.

To obtain reimbursement, Denbury will be required to deliver itemization of expenses within 10 business days following the termination of the merger agreement, with further updates and supplements to such itemization accepted until the 60th day after termination of the merger agreement. If Encore is required to reimburse Denbury for any of its expenses, that amount will be credited against any termination fee.

Amendment.  Prior to the effective time of the merger, the merger agreement may be amended at any time in writing by action of the parties’ respective boards of directors. However, if the merger agreement has been adopted by stockholders, then no amendment can be made that by law requires the further approval of stockholders without receipt of that further approval.

Waiver.  At any time prior to the effective time of the merger, each of Denbury and Encore may:

•	extend the time for the performance of any obligations of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance with any agreement or condition for the benefit of that party.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following discussion summarizes certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Encore common stock and is the opinion of Baker & Hostetler LLP and Baker Botts L.L.P. insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinions of counsel are included as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The opinions of counsel are dependent on the accuracy of the statements, representations and assumptions upon which the opinions are based and are subject to the limitations, qualifications and assumptions set forth below and in the opinions. The following summary is not binding on the Internal Revenue Service. It is based upon the Code, and the regulations, rulings and decisions thereunder in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This summary addresses only those stockholders who hold their shares of Encore common stock as a capital asset and does not address all of the U.S. federal income tax consequences that may be relevant to particular Encore stockholders in light of their particular circumstances, or to Encore stockholders who are subject to special rules, such as:

•	financial institutions;

•	mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	holders who are not U.S. holders, as defined below;

•	persons who hold shares of Encore common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

•	holders who acquired their shares of Encore common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

In addition, tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed herein. Encore stockholders are urged to consult their tax advisors as to the specific tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

For purposes of this discussion, a U.S. holder means a beneficial owner of Encore common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The U.S. federal income tax consequences of the merger to a partner in any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and holds Encore common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership that hold Encore common stock should consult their own tax advisors as to the specific tax consequences of the merger to them.

Certain Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the closing of the merger that Baker & Hostetler LLP and Baker Botts L.L.P. deliver opinions, effective as of the date of closing, to Denbury and Encore, respectively, to the effect that (i) the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each of Denbury and Encore will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Each tax opinion will be based on certain representations made by Denbury and Encore, including factual representations and certifications contained in officers’ certificates to be delivered at closing by Denbury and Encore. These factual representations and certifications include representations that the Section 368 continuity of interest test will be satisfied requiring that Denbury common stock constitute at least 40% of the total consideration paid or payable to Encore stockholders in exchange for their Encore common stock. Each tax opinion will assume that each of these representations and certifications is true, correct and complete without regard to any knowledge limitation. Furthermore, each tax opinion will be subject to certain other assumptions, limitations and qualifications. If any of the representations, certifications or assumptions relied upon in the tax opinions of counsel is inaccurate, the tax opinions may not be relied upon, and the discussion below, which assumes that the merger will qualify as a “reorganization” under Section 368(a) of the Code, may not accurately describe the tax consequences of the merger. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected.

Whether the continuity of interest test will be satisfied depends primarily upon the market value of the Denbury common stock either as of (i) the effective date of the merger, if the effective time of the merger occurs when the New York Stock Exchange has opened for trading on such effective date, or (ii) the business day immediately preceding the effective date of merger, if the effective time of the merger occurs when the New York Stock Exchange has not yet opened for trading on such effective date. No assurances can be given that the continuity of interest test will be met. If the continuity of interest test is not met, then neither Baker & Hostetler LLP nor Baker Botts L.L.P. will be able to issue opinions that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. Tax opinions providing that the merger constitutes a reorganization are a condition precedent to the obligation of each of Denbury and Encore to complete the merger, and without such tax opinions or a waiver of such condition by the parties the merger agreement will terminate.

An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the merger.

Assuming that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, the merger is expected to have the following U.S. federal income tax consequences to Encore stockholders.

Encore Stockholders Receiving Only Denbury Common Stock.  No gain or loss will be recognized by an Encore stockholder as a result of the surrender of shares of Encore common stock solely in exchange for shares of Denbury common stock pursuant to the merger, except as discussed below with respect to cash received instead of a fractional share of Denbury common stock. The aggregate tax basis of the shares of Denbury common stock received in the merger (including any fractional shares of Denbury common stock deemed received) will be the same as the aggregate tax basis of the shares of Encore common stock surrendered in exchange for the Denbury common stock. The holding period of the shares of Denbury common stock received (including any fractional share of Denbury common stock deemed received) will include the holding period of shares of Encore common stock surrendered in exchange for the Denbury common stock.

Encore Stockholders Receiving Only Cash.  An Encore stockholder that does not receive any shares of Denbury common stock pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Encore common stock exchanged in the merger. Such gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Encore common stock of more than one year. The deductibility of capital losses is subject to limitations.

Encore Stockholders Receiving Both Cash and Denbury Common Stock.  If an Encore stockholder receives both Denbury common stock and cash (other than cash received instead of a fractional share of Denbury common stock) pursuant to the merger, that holder will recognize gain equal to the lesser of (a) the amount of cash received (excluding cash received instead of a fractional share of Denbury common stock) and (b) the amount by which the sum of the amount of cash received and the value (as of the effective time of the merger) of the Denbury common stock received exceeds the holder’s adjusted tax basis in the shares of Encore common stock exchanged in the merger. This gain will be capital gain unless the holder’s exchange of Encore common stock for cash and Denbury common stock “has the effect of the distribution of a dividend.” In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce a holder’s percentage ownership of Denbury immediately following the merger. For purposes of that determination, a holder will be treated as if it first exchanged all of its Encore common stock solely for Denbury common stock and then a portion of that stock was immediately redeemed by Denbury for the cash (excluding cash received instead of a fractional share of Denbury common stock) that the holder actually received in the merger. The Internal Revenue Service has indicated that a reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. A holder is urged to consult its tax advisors about the possibility that all or a portion of any cash received in exchange for Encore common stock will be treated as a dividend. The capital gain recognized will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Encore common stock exchanged in the merger of more than one year. The aggregate tax basis to such a holder of the shares of Denbury common stock received in the merger (including any fractional share of Denbury common stock deemed received) will be the same as the aggregate tax basis of the shares of Encore common stock surrendered in exchange therefor in the merger, increased by the amount of gain recognized (excluding gain recognized with respect to cash received in lieu of fractional shares) and reduced by the amount of cash received (excluding cash received with respect to fractional shares). The holding period of the shares of Denbury common stock received (including any fractional share of Denbury common stock deemed received) will include the holding period of shares of Encore common stock surrendered in exchange for the Denbury common stock. If a holder’s tax basis in shares of Encore common stock exceeds the sum of the amount of cash received and the value of the Denbury common stock received in exchange for the shares of Encore common stock, such a holder will not recognize loss.

Encore Stockholders Receiving Cash Instead of a Fractional Share.  Encore stockholders who receive cash instead of fractional shares of Denbury common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the tax basis allocable to the fractional shares and the amount of cash received. The gain or loss will be capital gain or loss and long-term capital gain or loss if the Encore common stock exchanged has been held for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Failure to Qualify as a Reorganization

If the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each Encore stockholder will recognize gain or loss equal to the difference between (1) the sum of the fair market value of the shares of Denbury common stock and the amount of cash received pursuant to the merger

(including cash received instead of fractional shares of Denbury common stock) and (2) its adjusted tax basis in the shares of Encore common stock surrendered in exchange therefor.

Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, Encore will be subject to tax on the deemed sale of its assets to Denbury, with gain or loss for this purpose measured by the difference between Encore’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor or, in other words, the cash and shares of Denbury common stock plus liabilities assumed in the merger, and Denbury will become liable for any tax liability of Encore resulting from the merger.

Backup Withholding; Information Reporting

Under U.S. federal income tax laws, the exchange agent will generally be required to report to an Encore stockholder and to the Internal Revenue Service any reportable payments made to such Encore stockholder in the merger, and backup withholding may apply to such payment. To avoid such backup withholding, an Encore stockholder must provide the exchange agent a properly completed Substitute Form W-9, signed under penalties of perjury, including such stockholder’s current Taxpayer Identification Number, or TIN, and other certifications. Certain Encore stockholders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding may be reduced by the amount of tax withheld or a refund from the Internal Revenue Service may be obtained provided the requisite information is timely furnished to the Internal Revenue Service.

The foregoing discussion is not intended to be legal or tax advice to any particular Encore stockholder. Tax matters regarding the merger are very complicated and the tax consequences of the merger to any particular Encore stockholder will depend on that stockholder’s particular situation. Encore stockholders should consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Denbury stockholders are governed by Denbury’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware, and the rights of Encore stockholders are governed by Encore’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. After the merger, some Encore stockholders will become stockholders of Denbury and accordingly their rights will be governed by Denbury’s certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. While the rights and privileges of Encore stockholders are, in many instances, comparable to those of the stockholders of Denbury, there are some differences. These differences arise from differences between the respective certificates of incorporation and bylaws of Denbury and Encore.

The following discussion summarizes the material differences as of the date of this document between the rights of Denbury stockholders and the rights of Encore stockholders. The following discussion is only a summary and does not purport to be a complete description of all the differences. Please consult the respective certificates of incorporation and bylaws of Denbury and Encore, each as amended, restated, supplemented or otherwise modified from time to time, for a more complete understanding of these differences.

Denbury		Encore

Capital Stock
Denbury is authorized to issue:		Encore is authorized to issue:
•	600,000,000 shares of common stock, of which 262,392,777 were issued and outstanding as of February 3, 2010.	•	144,000,000 shares of common stock, of which 55,542,510 were issued and outstanding as of February 3, 2010.
•	25,000,000 shares of preferred stock, of which none are issued and outstanding.	•	5,000,000 shares of preferred stock, of which none are issued and outstanding.

Rights Plans
•	Denbury is not a party to a rights plan.	•	Encore amended its rights plan in connection with entering into the merger agreement. Neither the completion of the merger nor any of the transactions contemplated thereby will cause the rights under the rights plan to become exercisable.

Number and Term of Directors
•	The board must consist of between three and fifteen directors, who are elected annually.	•	The board must consist of between one and fifteen directors, who are elected annually.
•	Currently, there are eight directors on the board. There will not be any change in Denbury’s board of directors as a result of the merger.	•	Currently, there are eight directors on the board.

Supermajority Vote of Directors
•	Denbury’s certificate of incorporation provides that the following matters must be approved by not less than two-thirds of the members of the board of directors:	•	Neither Encore’s certificate of incorporation nor its bylaws require a supermajority vote of directors on any matter.
• an acquisition having a purchase price, or a disposition having a sale price, in excess of 20% of Denbury’s total assets;
• any increase or decrease in the total number of members of the board of directors;
• any amendment to the certificate of incorporation or bylaws of Denbury;
• any issuance of equity securities or securities convertible into equity securities (other than pursuant to any stock option plan or employment benefit and certain other exceptions);
• the creation of any series of preferred stock;
• the issuance of any debt securities in excess of 10% of Denbury’s total assets; and

• any borrowings, other than advances against existing credit lines, and any increase in existing credit lines, in each case in excess of 10% of Denbury’s total assets in respect of which Denbury is required to grant security for the debt obligations or any borrowed money.

Denbury		Encore

Removal of Directors
•	Any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to vote on the election of directors.	•	Any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to vote on the election of directors.

Stockholder Consents
•	Denbury stockholders may act by written consent.	•	Encore stockholders may act by written consent.

Quorum for Stockholder Meetings
•	The holders of one-third of the issued and outstanding shares entitled to vote on a matter, present in person or by proxy, will constitute a quorum at any meeting of stockholders, except as otherwise provided by law.	•	The holders of a majority of the outstanding shares entitled to vote on a matter, present in person or by proxy, will constitute a quorum at any meeting of stockholders, except as otherwise provided by law.

Special Meeting of Stockholders
•	A special meeting of Denbury stockholders may be called by the board of directors or by holders of stock representing at least 25% of the aggregate voting power of Denbury’s issued and outstanding capital stock.	•	A special meeting of Encore stockholders may be called at any time by the chairman of the board, the president, the board of directors or holders of at least 10% of all shares entitled to vote at the meeting.

Votes Per Share
•	Each stockholder is entitled to one vote per share.	•	Each stockholder is entitled to one vote per share.

Stockholder Proxies
•	No proxy may be voted after three years from its date unless otherwise provided in the proxy.	•	No proxy may be voted after three years from its date unless otherwise provided in the proxy.

Business Combinations
•	Denbury’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations. In addition, Denbury’s certificate of incorporation contains a provision opting out of the business combination provisions of Section 203 of the DGCL.	•	Encore’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations. In addition, Encore’s certificate of incorporation contains a provision opting out of the business combination provisions of Section 203 of the DGCL.

Director Nominations
•	Director nominations may be made at an annual meeting of stockholders (a) pursuant to the notice of meeting, (b) by or at the direction of Denbury’s board of directors or (c) by any stockholder of the corporation who was a stockholder of record at the record date for the meeting and who is entitled to vote at the meeting.	•	Director nominations may be made (a) pursuant to Encore’s notice of meeting, (b) by or at the direction of Encore’s board of directors or (c) by any stockholder who follows the procedures set forth in Encore’s bylaws. For a nomination to be properly made by a stockholder, the stockholder must, among other things, give timely notice to Encore not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting.

Denbury		Encore

Stockholder Proposals
•	Proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the notice of meeting, (b) by or at the direction of Denbury’s board of directors or (c) by any stockholder of the corporation who was a stockholder of record at the record date for the meeting and who is entitled to vote at the meeting.	•	Encore’s certificate of incorporation and bylaws do not contain any provisions that govern the submission of proposals by stockholders.

Bondholder Inspection Rights
•	The holders of any bonds, debentures or other obligations issued or to be issued by Denbury have the same right of inspection of Denbury’s books, accounts and other records as Denbury’s stockholders.	•	Neither Encore’s certificate of incorporation nor its bylaws provide bondholders with any inspection rights.

Charter Amendments
•	The Denbury certificate of incorporation may be amended upon the affirmative vote of a majority of the shares of common stock outstanding as of the record date.	•	The Encore certificate of incorporation may be amended upon the affirmative vote of a majority of the shares of common stock outstanding as of the record date.

STOCKHOLDER PROPOSALS

Denbury 2010 Annual Stockholder Meeting and Stockholder Proposals

Pursuant to regulations issued by the SEC, to be considered for inclusion in Denbury’s proxy statement for presentation at Denbury’s 2010 annual meeting of stockholders, all stockholder proposals must have been received by Denbury at its principal executive offices no later than December 4, 2009. If a stockholder notifies Denbury after February 17, 2010 of an intent to present a proposal at the 2010 annual meeting of stockholders, Denbury will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

Encore 2010 Annual Stockholder Meeting and Stockholder Proposals

Encore will hold a 2010 annual meeting of stockholders only if the merger has not already been completed. If such a meeting is held, in order to be eligible for inclusion in Encore’s proxy statement and form of proxy for such meeting, any stockholder proposal must have been received at Encore’s principal executive office no later than December 4, 2009. If a stockholder notifies Encore after February 17, 2010 of an intent to present a proposal at the 2010 annual meeting of stockholders, Encore will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials. Stockholder proposals must also be otherwise eligible for inclusion.

EXPERTS
Denbury

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Denbury Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with Denbury’s oil and gas properties is derived from the reports of DeGolyer and MacNaughton, an independent petroleum engineering firm, and has been included in this document upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

Encore

The consolidated financial statements of Encore Acquisition Company appearing in Encore Acquisition Company’s Current Report on Form 8-K filed January 25, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. The effectiveness of Encore Acquisition Company’s internal control over financial reporting as of December 31, 2008 appearing in Encore Acquisition Company’s Annual Report (Form 10-K) for the year ended December 31, 2008 has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Encore Acquisition Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to the oil and natural gas reserves associated with Encore’s oil and natural gas properties is derived from the reports of Miller and Lents, Ltd., an independent petroleum engineering firm, and has been included in this document upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

LEGAL MATTERS

The validity of the Denbury common stock offered hereby will be passed upon for Denbury by Baker & Hostetler LLP. In addition, Baker & Hostetler LLP and Baker Botts L.L.P. will deliver opinions to Denbury and Encore, respectively, as to certain tax matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Denbury and Encore to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that Denbury or Encore can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or incorporated by reference subsequent to the date of this document.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Denbury and Encore have previously filed with the SEC.

Denbury

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Current Reports on Form 8-K filed with the SEC on January 7, 2009, February 5, 2009, February 6, 2009, February 17, 2009, May 6, 2009, July 7, 2009, November 2, 2009 (dated November 1, 2009), November 5, 2009 (dated October 31, 2009), November 13, 2009 (dated November 12, 2009), December 3, 2009, December 7, 2009 (dated December 1, 2009), December 23, 2009 (dated December 18, 2009), December 23, 2009 (dated December 17, 2009), January 6, 2010 (dated December 30, 2009), February 1, 2010 (as amended on February 2, 2010), February 2, 2010, February 2, 2010, February 4, 2010 and February 6, 2010; and

•	The description of Denbury common stock set forth in the Registration Statement on Form 8-A (File No. 001-12935) filed with the SEC pursuant to Section 12 of the Exchange Act on April 25,

1997, as amended on April 21, 1999, and any amendment or report filed for the purpose of updating such description.

Encore

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Current Reports on Form 8-K filed with the SEC on February 11, 2009, March 2, 2009, March 11, 2009, April 27, 2009, May 1, 2009, May 19, 2009, June 29, 2009, September 11, 2009, November 2, 2009, November 3, 2009, December 1, 2009, December 15, 2009, January 25, 2010 and February 1, 2010; and

•	The description of Encore common stock set forth in the Registration Statement on Form 8-A (File No. 001-16295) filed with the SEC pursuant to Section 12 of the Exchange Act on December 21, 2000, and any amendment or report filed for the purpose of updating such description.

•	The description of rights to purchase Encore preferred stock set forth in the Registration Statement on Form 8-A (File No. 001-16295) filed with the SEC pursuant to Section 12 of the Exchange Act on October 31, 2008, and the amendment to such Registration Statement filed on November 6, 2009, as well as any additional amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

In addition, Denbury and Encore incorporate by reference additional documents that they may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date this offering of securities is terminated (other than information furnished and not filed with the SEC). These documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Documents incorporated by reference are available to Denbury stockholders and Encore stockholders from Denbury or Encore, as applicable, or the SEC. Documents listed above are available from Denbury or Encore, as applicable, without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this document may obtain documents listed above by written or oral request from the appropriate company at:

If you are a Denbury stockholder:

Denbury Resources Inc.
5100 Tennyson Pkwy., Suite 1200
Plano, TX 75024
Attention: Investor Relations
Telephone: (972) 673-2000

If you are an Encore stockholder:

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, TX 76102
Attention: Investor Relations
Telephone: (817) 877-9955

If you would like to request documents from Denbury, please do so by February 25, 2010 to receive timely delivery of the documents in advance of the Denbury special meeting. If you would like to request documents from Encore, please do so by February 25, 2010 to receive timely delivery of the documents in advance of the Encore special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Denbury and Encore file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Denbury and Encore file at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov, by Denbury at http://www.denbury.com, and by Encore at http://www.encoreacq.com. Denbury and Encore do not intend for information contained on or accessible through their respective websites to be part of this joint proxy statement/prospectus, other than the documents that Denbury and Encore file with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

Denbury filed a registration statement on Form S-4 to register with the SEC the Denbury common stock that Denbury will issue to Encore stockholders in conjunction with the merger. This document is part of that registration statement and constitutes a prospectus of Denbury in addition to being a proxy statement for Denbury for Denbury’s special meeting and a proxy statement for Encore for Encore’s special meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals submitted by the Denbury and Encore boards of directors. Neither Denbury nor Encore has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 5, 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this document to Denbury and Encore stockholders nor the issuance of Denbury common stock in connection with the merger shall create any implication to the contrary.

Denbury has provided all of the information contained in this joint proxy statement/prospectus with respect to Denbury, and Encore has provided all of the information contained in this joint proxy statement/prospectus with respect to Encore.

If you own Denbury common stock or Encore common stock, please complete, sign, date and promptly return the enclosed proxy in the enclosed prepaid envelope. The prompt return of your proxy will help save additional solicitation expense.

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

Bbl.  One stock tank barrel of 42 U.S. gallons liquid volume, used in reference to crude oil or other liquid hydrocarbons.

Bbls/d.  Barrels of oil produced per day.

Bcf.  One billion cubic feet of gas or CO2.

BOE.  One barrel of oil equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

BOE/d.  BOE per day.

CO2.  Carbon dioxide.

Development costs.*  Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas.

Development well.  A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Differential.  The difference between the net realized commodity prices received on a per unit basis, as compared to the actual NYMEX prices posted on a per unit basis.

EOR.  Enhanced oil recovery.

Exploration costs.*  Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells.

Exploratory well.*  A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Field.*  An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

MBbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf.  One thousand cubic feet of natural gas or CO2.

MMBbls.  One million barrels of crude oil or other liquid hydrocarbons.

MMBOE.  One million BOEs.

MMBtu.  One million British thermal units. One British thermal unit is the amount of heat required to raise the temperature of a one pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

MMcf.  One million cubic feet of natural gas or CO2.

NYMEX.  New York Mercantile Exchange.

Production costs.*  Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities.

Proved developed reserves.*   Crude oil, natural gas and natural gas liquids reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved properties.  Properties with proved reserves.

Proved reserves.* The estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made.

Proved undeveloped reserves.*  Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

PV-10 Value.  When used with respect to oil and natural gas reserves, PV-10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated future production, development and abandonment costs, using prices and costs in effect at the determination date and before income taxes, discounted to a present value using an annual discount rate of 10%. PV-10 Value is a non-GAAP measure.

Reserve life.  A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.

Reservoir.  A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Standardized Measure.  The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements) and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

Stratigraphic test well.*  A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intention of being completed for hydrocarbon production.

Tertiary recovery operations.  An enhanced recovery operation that normally occurs after waterflooding, in which chemicals or natural gases (CO2) are used as the injectant.

*	This definition is an abbreviated version of the complete definition as defined by the SEC in Rule 4-10(a) of Regulation S-X. For the complete definition see: http://ecfr.gpoaccess.gov/cgi/t/text/text-idx?c=ecfr&sid=2 0c66c74f60c4bb8392bcf9ad6fccea3&rgn=div5&view=text&nod-e=17:2.0.1.1.8&idno=17#17:2.0.1.1.8.0.21.43.

DENBURY RESOURCES INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is based on the historical consolidated financial statements of Denbury Resources Inc. (“Denbury”) and Encore Acquisition Company (“Encore”), adjusted to reflect the proposed acquisition of Encore by Denbury and the related financing transactions. Denbury’s historical consolidated financial statements have also been adjusted to give effect to the disposal of its Barnett Shale natural gas assets as presented in Note 4 to the unaudited pro forma combined financial information.

The unaudited pro forma combined balance sheet gives effect to the acquisition of Encore by Denbury, the related financing transactions and the disposition by Denbury of its remaining 40% interest in its Barnett Shale natural gas assets (see Note 4), as if they had occurred on September 30, 2009. The unaudited pro forma combined statements of operations combine the results of operations of Denbury and Encore for the year ended December 31, 2008 and the nine months ended September 30, 2009. The unaudited pro forma combined statements of operations give effect to the following events as if they had occurred on January 1, 2008:

•	Denbury’s acquisition of Encore. The acquisition of Encore will be accounted for using the acquisition method of accounting. Encore owns the general partner interest and approximately 46% of the outstanding common units of Encore Energy Partners LP (“ENP”). Encore has historically consolidated the financial position, results of operations and cash flows of ENP with those of Encore. The unaudited pro forma combined financial information reflects the allocation of (1) the fair value of the consideration transferred and (2) the fair value of the noncontrolling interest of ENP to the underlying assets acquired and liabilities assumed of both Encore and ENP based upon their estimated fair values;

•	Borrowings under Denbury’s newly committed $1.6 billion credit facility (approximately $826.6 million) and $1.25 billion bridge facility (approximately $400.0 million). The newly committed credit facility and bridge facility borrowings and proceeds will be used as follows:

•	fund the aggregate cash portion of the purchase price (approximately $889.3 million), including payments to Encore option holders of approximately $56.2 million;

•	repay a portion of Encore’s credit facilities ($180.0 million); and

•	pay debt and equity issuance costs (approximately $89.5 million), severance costs (approximately $39.6 million) and transaction expenses (approximately $28.1 million) related to the acquisition.

•	Adjustments to conform the classification of expenses in Encore’s historical statements of operations to Denbury’s classification of similar expenses;

•	Adjustments to conform Encore’s historical accounting policies related to oil and natural gas properties from successful efforts to full cost accounting;

•	Estimated tax impact of pro forma adjustments; and

•	Denbury’s disposition of its Barnett Shale natural gas assets (see Note 4 to the unaudited pro forma combined financial information).

The unaudited pro forma combined statements of operations exclude the impact of nonrecurring expenses Denbury and Encore will incur as a result of the acquisition and related financings, primarily non-capitalizable banking and legal fees.

The unaudited pro forma combined financial information should be read in conjunction with the respective Forms 10-K of Denbury and Encore for the year ended December 31, 2008, the respective Forms 10-Q of Denbury and Encore for the quarter ended September 30, 2009, Encore’s Current Report on Form 8-K filed January 25, 2010 and other information that both companies have filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma combined financial information is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations or financial position that Denbury or the pro forma combined company would have reported had the Encore acquisition been completed as of the dates set forth in this unaudited pro forma combined financial information and should not be taken as indicative of Denbury’s future combined results of operations or financial position. The actual results may differ significantly from that reflected in the unaudited pro forma combined financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma combined financial information and actual results.

Unaudited Pro Forma Combined
Balance Sheet as of September 30, 2009

	Denbury		Pro Forma		Denbury
	Pro Forma	Encore	Adjustments		Pro Forma
	(Note 4)	Historical	(Note 2)		Combined
		(In thousands)

Current assets
Cash and cash equivalents	$211,689	$6,683	$—		$218,372
Trade, accrued production and other receivables, net	168,931	113,305	—		282,236
Derivative assets	17,900	51,974	—		69,874
Deferred tax assets	5,637	—	—		5,637
Other current assets	—	41,704	432	(a)	42,136

Total current assets	404,157	213,666	432		618,255

Property and equipment
Oil and natural gas properties
Proved	3,258,060	4,146,881	(946,202	)(a)	6,458,739
Unevaluated	213,170	104,931	1,071,069	(a)	1,389,170
CO2 properties, equipment and pipelines	1,422,981	—	—		1,422,981
Other	80,015	28,598	(15,360	)(a)	93,253
Less accumulated depreciation, depletion and amortization	(1,763,902)	(1,001,449)	1,001,449	(a)	(1,763,902)

Net property and equipment	3,210,324	3,278,961	1,110,956		7,600,241
Derivative assets	—	47,694	—		47,694
Goodwill	138,830	60,606	(60,606	)(a)
			1,089,338	(a)	1,228,168
Other assets	52,343	112,887	(37,708	)(a)
			87,806	(b)	215,328
Investment in Genesis	77,606	—	—		77,606

Total assets	$3,883,260	$3,713,814	$2,190,218		$9,787,292

Current liabilities
Accounts payable and accrued liabilities	$188,420	$142,541	$—		$330,961
Oil and gas production payable	86,038	16,658	—		102,696
Derivative liabilities	74,614	37,238	—		111,852
Deferred revenue — Genesis	4,070	—	—		4,070
Deferred tax liability	—	63,968	(63,968	)(a)	—
Current maturities of long-term debt	4,698	—	—		4,698
Other current liabilities	—	15,202	—		15,202

Total current liabilities	357,840	275,607	(63,968)		569,479

Long-term liabilities
Long-term debt — Genesis	250,681	—	—		250,681
Long-term debt	925,380	1,243,496	35,755	(a)
			(180,000	)(c)
			1,226,552	(d)	3,251,183
Asset retirement obligations	47,149	51,664	(14,732	)(a)	84,081
Deferred revenue — Genesis	16,796	—	—		16,796
Deferred tax liability	458,940	431,075	439,038	(a)	1,329,053
Derivative liabilities	12,496	39,370	—		51,866
Other long-term liabilities	23,319	3,837	—		27,156

Total long-term liabilities	1,734,761	1,769,442	1,506,613		5,010,816
Equity
Equity before noncontrolling interest	1,790,659	1,394,047	(1,394,047	)(e)
			1,947,216	(f)
			(28,084	)(g)	3,709,791
Noncontrolling interest	—	274,718	(274,718	)(e)
			497,206	(a)	497,206

Total equity	1,790,659	1,668,765	747,573		4,206,997

Total liabilities and equity	$3,883,260	$3,713,814	$2,190,218		$9,787,292

Unaudited Pro Forma Combined
Statement of Operations for the Nine Months Ended September 30, 2009

			Pro Forma
	Denbury		Reclassification		Pro Forma		Denbury
	Pro Forma	Encore	Adjustments		Adjustments		Pro Forma
	(Note 4)	Historical	(Note 3)		(Note 3)		Combined
	(In thousands, except per share amounts)

Revenues and other income
Oil, natural gas and related product sales	$538,112	$—	$461,823	(a)	$—		$999,935
CO2 sales and transportation fees	9,708	—	—		—		9,708
Interest income and other	1,948	1,811	2,104	(b)	—		5,863
Oil revenue	—	374,915	(374,915	)(a)	—		—
Natural gas revenue	—	86,908	(86,908	)(a)	—		—
Marketing revenue	—	2,008	(2,008	)(b)	—		—

Total revenues	549,768	465,642	96		—		1,015,506

Expenses
Lease operating expenses	228,141	122,817	6,538	(c)	—
			9,082	(d)	—		366,578
Production taxes and marketing expenses	19,946	—	38,992	(d)	—
			12,101	(e)	—
			1,612	(f)	—		72,651
Transportation expense — Genesis	6,143	—	—		—		6,143
CO2 operating expenses	3,442	—	—		—		3,442
General and administrative	79,828	40,743	1,377	(g)	(5,142	)(k)	116,806
Interest, net of amounts capitalized	34,095	57,009	—		48,586	(l)	139,690
Depletion, depreciation and amortization	163,275	217,361	1,798	(h)	(12,289	)(j)	370,145
Commodity derivative expense (income)	177,061	(741)	—		—		176,320
Production, ad valorem, and severance taxes	—	48,074	(48,074	)(d)	—		—
Exploration	—	43,801	—		(43,801	)(i)	—
Marketing	—	1,612	(1,612	)(f)	—		—
Other operating	—	29,419	96	(b)	(7,701	)(i)
			(6,538	)(c)	—
			(12,101	)(e)	—
			(1,377	)(g)	—
			(1,798	)(h)	—		—

Total expenses	711,931	560,095	96		(20,347)		1,251,775

Equity in net income of Genesis	5,802	—	—		—		5,802

Income (loss) before income taxes	(156,361)	(94,453)	—		20,347		(230,467)
Income tax provision (benefit)	(60,362)	(25,254)	—		7,630	(m)	(77,986)

Consolidated net income (loss)	(95,999)	(69,199)	—		12,717		(152,481)
Income attributable to noncontrolling interest	—	(9,669)	—		(1,107	)(n)	(10,776)

Net income (loss) attributable to stockholders	$(95,999)	$(59,530)	$—		$13,824		$(141,705)

Net loss per common share — basic	$(0.39)						$(0.38)
Net loss per common share — diluted	$(0.39)						$(0.38)
Weighted average common shares outstanding
Basic	246,156				123,980	(o)	370,136
Diluted	246,156				123,980	(o)	370,136

Unaudited Pro Forma Combined
Statement of Operations for the Year Ended December 31, 2008

			Pro Forma
	Denbury		Reclassification		Pro Forma		Denbury
	Pro Forma	Encore	Adjustments		Adjustments		Pro Forma
	(Note 4)	Historical	(Note 3)		(Note 3)		Combined
	(In thousands, except per share amounts)

Revenues and other income
Oil, natural gas and related product sales	$1,112,149	$—	$1,124,922	(a)	$—		$2,237,071
CO2 sales and transportation fees	13,858	—	—		—		13,858
Interest income and other	4,834	3,898	10,972	(b)	—		19,704
Oil revenue	—	897,443	(897,443	)(a)	—		—
Natural gas revenue	—	227,479	(227,479	)(a)	—		—
Marketing revenue	—	10,496	(10,496	)(b)	—		—

Total revenues	1,130,841	1,139,316	476		—		2,270,633

Expenses
Lease operating expense	283,509	175,115	14,151	(d)	—		472,775
Production taxes and marketing expenses	43,144	—	96,493	(d)	—
			11,375	(e)	—
			9,570	(f)	—		160,582
Transportation expense — Genesis	7,982	—	—		—		7,982
CO2 operating expenses	4,216	—	—		—		4,216
General and administrative	60,374	48,421	1,391	(g)	(4,253	)(k)	105,933
Interest, net of amounts capitalized	29,003	73,173	—		55,349	(l)	157,525
Depletion, depreciation and amortization	177,540	228,252	1,361	(h)	(3,244	)(j)	403,909
Commodity derivative income	(200,053)	(346,236)	—		—		(546,289)
Abandoned acquisition cost	30,601	—	—		—		30,601
Ceiling test write-down	226,000	—	—		—		226,000
Production, ad valorem, and severance taxes	—	110,644	(110,644	)(d)	—		—
Impairment of long-lived assets	—	59,526	—		—		59,526
Exploration	—	39,207	—		(39,207	)(i)	—
Marketing	—	9,570	(9,570	)(f)	—		—
Other operating	—	14,959	(11,375	)(e)	(1,308	)(i)
			(1,391	)(g)	—
			(1,361	)(h)	—
			476	(b)	—		—

Total expenses	662,316	412,631	476		7,337		1,082,760

Equity in net income of Genesis	5,354	—	—		—		5,354

Income (loss) before income taxes	473,879	726,685	—		(7,337)		1,193,227
Income tax provision (benefit)	178,699	241,621	—		(2,752	)(m)	417,568

Consolidated net income (loss)	295,180	485,064	—		(4,585)		775,659
Income (loss) attributable to noncontrolling interest	—	54,252	—		(3,373	)(n)	50,879

Net income (loss) attributable to stockholders	$295,180	$430,812	$—		$(1,212)		$724,780

Net income per common share — basic	$1.21						$1.97
Net income per common share — diluted	$1.17						$1.92
Weighted average common shares outstanding
Basic	243,935				123,980	(o)	367,915
Diluted	252,530				123,980	(o)	376,510

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 —	Basis of Presentation

On October 31, 2009, Denbury and Encore entered into a definitive merger agreement which contemplates the merger of Encore with and into Denbury, with Denbury surviving the merger.

Under the merger agreement, Encore stockholders will receive $50.00 per share for each share of Encore common stock, comprised of $15.00 in cash and $35.00 in Denbury common stock subject to both an election feature and a collar mechanism on the stock portion of the consideration. The final number of Denbury shares to be issued will be adjusted based on the volume-weighted average price of Denbury common stock on the NYSE for the twenty-day trading period ending on the second day prior to closing. Based on the collar mechanism, if Denbury common stock trades between $13.29 and $16.91, the Encore stockholders electing to receive a mix of cash and stock and non-electing stockholders will receive $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock for each of their shares of Encore common stock, but not higher or lower than these share amounts if Denbury common stock trades outside this range. In the aggregate, assuming 55.5 million shares of Encore common stock are outstanding immediately prior to the effective time of the merger (the number of Encore outstanding common shares at January 13, 2010) and including approximately $56.2 million in cash payments to Encore stock option holders, this represents aggregate merger consideration of approximately $889.3 million in cash and between 115 and 146 million shares of Denbury common stock. If Denbury common stock trades outside of this range, the number of Denbury common shares that will be issued to effect the acquisition will be fixed at the minimum (approximately 115 million Denbury common shares) or maximum (approximately 146 million Denbury common shares) as determined by the collar mechanism. The unaudited pro forma combined balance sheet as of September 30, 2009 assumes that Encore stockholders will receive 2.232 shares of Denbury common stock for each share of Encore common stock (approximately 124.0 million common shares in the aggregate), the ratio of which was determined using an estimated volume-weighted average price of Denbury common stock of $15.68 per share for the twenty-day trading period ending on January 13, 2010.

Denbury received a financing commitment letter from J.P. Morgan and JPMorgan Chase subject to certain funding conditions, for a proposed new $1.6 billion senior secured revolving credit facility with a term of four years (“Newly Committed Credit Facility”) and a $1.25 billion bridge facility (“Bridge Facility”) that will be available to the extent Denbury does not secure alternate financing prior to the end of the bridge take-down period. The unaudited pro forma combined financial information assumes that only a portion of the Newly Committed Credit Facility and Bridge Facility have been drawn upon to effect the transaction described herein, and that the proceeds from the portions drawn will be used as follows (in thousands):

Sources:
Bridge Facility Borrowings(1)	$400,000
Newly Committed Credit Facility Borrowings(2)	826,552

Total Sources of Cash	$1,226,552

Uses:
Fund cash portion of purchase price(3)	$889,322
Repay a portion of Encore’s credit facilities	180,000
Pay debt, equity and transaction costs	117,640
Pay Encore’s severance costs	39,590

Total Uses of Cash	$1,226,552

(1)	The Bridge Facility will be a $1.25 billion facility.

(2)	The Newly Committed Credit Facility will be a $1.6 billion facility.

(3)	Includes payments to Encore option holders of $56.2 million.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

The accompanying unaudited pro forma combined balance sheet at September 30, 2009 has been prepared to give effect to the merger and the related financing transactions as if they had occurred on September 30, 2009 and the unaudited pro forma combined statements of operations have been prepared to give effect to the merger and the related financing transactions as if they had occurred on January 1, 2008.

The unaudited pro forma combined financial information includes adjustments to conform Encore’s accounting for oil and gas properties to the full cost method. Denbury follows the full cost method of accounting for oil and gas properties while Encore follows the successful efforts method of accounting for oil and gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases, abandonment costs and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, proved property acquisition costs are amortized on a unit-of-production basis over total proved reserves and costs of wells, related equipment and facilities are depreciated over the life of the proved developed reserves that will utilize those capitalized assets on a field-by-field basis. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are included in a single full cost pool, which is amortized on a unit-of-production basis over total proved reserves.

Denbury’s unaudited pro forma condensed consolidated balance sheet and statements of operations, which are included in the unaudited pro forma combined financial information, also include the pro forma effects of the disposal of its Barnett Shale natural gas assets that occurred during 2009. Denbury’s unaudited pro forma condensed consolidated balance sheet includes the pro forma effect of the sale of the remaining 40% of Denbury’s Barnett Shale natural gas assets as if the sale occurred on September 30, 2009. Denbury’s unaudited pro forma condensed consolidated statements of operations include the pro forma effects of the sale of 60%, and subsequent sale of 40%, of Denbury’s Barnett Shale natural gas assets as if the sales occurred on January 1, 2008. Denbury’s disposal of its Barnett Shale natural gas assets is unrelated to the Encore acquisition. The pro forma effects of these transactions are presented in Note 4 to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

Effect of Modified Assumption on Repurchase of Encore Senior Subordinated Notes

Each of Encore’s four series of senior subordinated notes has a change in control put option at 101% of par value, which would require Denbury to offer to repurchase, at the option of the noteholder, the notes at 101% of par value within a specified period after consummation of the merger. Three of these series, Encore’s 6% Senior Subordinated Notes, its 6.25% Senior Subordinated Notes and its 7.25% Senior Subordinated Notes (collectively “Encore’s Old Notes”) with an aggregate par value of $600 million, have traded at prices below 101% of par value both before and since announcement of the merger. Because it would be economically advantageous to the noteholders to do so, Denbury expects the holders of all of Encore’s Old Notes to exercise their contractual put options.

If Denbury were to assume exercise of their put options by the holders of all of Encore’s Old Notes, requiring Denbury to repurchase all of Encore’s Old Notes at 101% of par value, and the repurchase is funded through additional borrowings on Denbury’s Bridge Facility, it would (i) incrementally increase pro forma interest expense by an additional amount of approximately $14 million for the nine months ended September 30, 2009 and $18 million for the twelve months ended December 31, 2008, and (ii) increase Denbury’s pro forma long-term debt as of September 30, 2009 by approximately $17 million. All or a portion of borrowings under the Bridge Facility assumed in the unaudited pro forma combined financial information (or under the modified assumption herein) may, as an alternative, be financed through Denbury’s intended public or private issuance of up to $1.0 billion of senior subordinated notes or other available financing alternatives. If used in place of Bridge Facility financing, such alternative senior subordinated debt is expected, based on current market conditions, to bear an interest rate which would slightly reduce pro forma interest expense reflected herein for borrowings under the Bridge Facility.

Note 2 —	Unaudited Pro forma Combined Balance Sheet

The acquisition of Encore will be accounted for using the acquisition method of accounting. Denbury will receive carryover tax basis in Encore’s assets and liabilities because the merger will not be a taxable transaction under the United States Internal Revenue Code. The sum of the estimated fair value of consideration transferred and the estimated fair value of the noncontrolling interest of ENP was allocated based on a preliminary assessment of the estimated fair value of the assets acquired and liabilities assumed at September 30, 2009 using currently available information. Denbury expects to finalize its allocation of the purchase consideration as soon after completion of the proposed acquisition as practicable. The final purchase price allocation and the resulting effect on results of operations and financial position may significantly differ from the pro forma amounts included herein.

The purchase price allocation is preliminary and is subject to change due to several factors, including:

•	changes in the estimated number of shares of Denbury common stock issued if Denbury’s common stock trades within the collar mechanism;

•	changes in the estimated fair value of the stock consideration transferred depending on its estimated fair value at the date of closing (i.e. last trading price);

•	changes in the estimated fair value of the noncontrolling interest of ENP resulting from changes in ENP’s common unit price at the merger closing date;

•	changes in the estimated fair values of Encore’s assets and liabilities as of the acquisition date, which could result from changes in expected future product prices, changes in reserve estimates as well as other changes; and

•	the tax basis of Encore’s assets and liabilities at the acquisition date.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

The consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill was calculated as follows (in thousands):

Pro forma consideration and noncontrolling interest
Fair value of Denbury common stock to be issued(1)	$1,948,966
Cash payment to Encore stockholders(2)	889,322
Severance payments	39,590

Pro forma consideration	2,877,878
Fair value of noncontrolling interest of ENP(3)	497,206

Pro forma consideration and noncontrolling interest of ENP(4)	$3,375,084

Add: fair value of liabilities assumed
Accounts payable and accrued liabilities	$142,541
Oil and gas production payable	16,658
Current derivative liabilities	37,238
Other current liabilities	15,202
Long-term debt	1,279,251
Asset retirement obligations	36,932
Long-term derivative liabilities	39,370
Long-term deferred tax liability	870,113
Other long-term liabilities	3,837

Amount attributable to liabilities assumed	$2,441,142

Less: fair value of assets acquired
Cash	$6,683
Trade and other receivables	113,305
Current derivative assets	51,974
Other current assets	42,136
Oil and natural gas properties — proved	3,200,679
Oil and natural gas properties — unevaluated	1,176,000
Other plant, property and equipment	13,238
Long-term derivative assets	47,694
Other long-term assets	75,179

Amount attributable to assets acquired	$4,726,888

Goodwill	$1,089,338

(1)	124.0 million Denbury common shares at $15.72 per share (closing price as of January 13, 2010).

(2)	55.5 million Encore shares at $15.00 per share plus cash payment to stock option holders of $56.2 million.

(3)	Represents approximate fair value of the noncontrolling interest of ENP assuming 45.3 million ENP common units are outstanding (based on ENP common units outstanding as of January 13, 2010) at $20.34 per ENP common unit (closing price as of January 13, 2010). As of September 30, 2009, Encore owned approximately 46% of outstanding ENP common units.

(4)	The sum of the pro forma consideration and noncontrolling interest and the fair value of Encore’s long-term debt assumed totals approximately $4.7 billion, representing the approximate aggregate purchase price, based on currently available information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

Pursuant to the acquisition method of accounting, the fair value of shares issued is determined using the closing price of Denbury common stock at the acquisition date. As discussed in Note 1, “Basis of Presentation,” the number of shares that Denbury will issue in the merger transaction is dependent upon the volume-weighted average price of Denbury stock for the twenty-day period ending on the second day prior to closing. Therefore, the price of Denbury common stock used to determine the number of shares that will be issued as consideration will likely be different than the price of Denbury’s stock used to determine the fair value of consideration transferred for accounting purposes. The pro forma purchase price allocation assumes Encore stockholders will receive 2.232 shares of Denbury common stock for each share of Encore common stock (124.0 million common shares in the aggregate), the ratio of which was determined using an estimated twenty-day volume-weighted average price of Denbury’s common stock for the twenty-day period ending January 13, 2010 of $15.68. The purchase price allocation also assumes the closing price of Denbury’s common stock on the closing date is $15.72, which was determined using the closing price of Denbury common stock on January 13, 2010. Assuming Denbury issues 124.0 million common shares to effect the Encore acquisition, a $1.00 increase (decrease) in the closing price of Denbury common stock on the closing date would increase (decrease) goodwill by approximately $124.0 million. If Denbury’s common stock trades at or below the low-end or at or greater than the high end of the collar ($13.29 minimum and $16.91 maximum) and the acquisition date fair value of Denbury’s common stock is $15.72, the impact on the unaudited pro forma combined balance sheet would be as follows:

Twenty-Day
Volume-Weighted
Average		Increase (Decrease) in	Increase (Decrease) in
Price of	Exchange	Aggregate Shares	Goodwill/Equity
Denbury Stock	Ratio	(in thousands)	(in thousands)

$13.29	2.6336	22,296	$ 350,489
$16.91	2.0698	(9,018)	$(141,766)

Additionally, the unaudited pro forma combined net income (loss) per common share would be as follows:

	Denbury Common Stock — $13.29		Denbury Common Stock — $16.91
	Nine Months Ended	Year Ended	Nine Months Ended	Year Ended
	September 30,	December 31,	September 30,	December 31,
	2009	2008	2009	2008

Net income (loss) per common share — basic	$(0.36)	$1.86	$(0.39)	$2.02
Net income (loss) per common share — diluted	$(0.36)	$1.82	$(0.39)	$1.97
Weighted average common shares outstanding (in thousands)
Basic	392,432	390,211	361,118	358,897
Diluted	392,432	398,806	361,118	367,492

Goodwill is measured as the excess of the fair value of the consideration transferred plus the estimated fair value of the noncontrolling interest of ENP over the acquisition-date estimated fair value of the assets acquired less liabilities assumed.

The fair value of the noncontrolling interest of ENP was calculated using the ENP closing common unit price on January 13, 2010 of $20.34. If ENP’s common unit price were to increase (decrease) by $1.00, goodwill would increase (decrease) by $24.8 million.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

Pro Forma Adjustments to the Unaudited Pro Forma Combined Balance Sheet

(a) Represents pro forma adjustments to:

•	allocate the sum of the estimated fair value of consideration transferred and the estimated fair value of the noncontrolling interest of ENP to the estimated fair value of assets acquired and liabilities assumed;

•	eliminate Encore’s historical goodwill and accumulated depreciation, depletion and amortization balances;

•	eliminate deferred financing costs on a portion of Encore’s credit facilities; and

•	record an increase in deferred tax liabilities primarily resulting from fair value adjustments to Encore’s oil and natural gas properties. Denbury will receive carryover tax basis in Encore’s assets and liabilities because the merger will not be a taxable transaction under the United States Internal Revenue Code.

(b) Represents the new deferred financing costs attributable to the Newly Committed Credit Facility and the Bridge Facility.

(c) Represents the repayment of a portion of Encore’s credit facilities ($180.0 million).

(d) Represents Denbury’s borrowings under the Newly Committed Credit Facility and the Bridge Facility. Assumes Denbury’s pro forma debt will consist of the following (in thousands):

New Financing(1)
Bridge Facility ($1.25 billion facility)	$400,000
Newly Committed Credit Facility ($1.6 billion facility)	826,552

Total new financing	$1,226,552
Denbury’s Existing Debt
9.75% Senior Subordinated Notes due 2016(2)	$398,855
7.5% Senior Subordinated Notes due 2015(3)	300,535
7.5% Senior Subordinated Notes due 2013(4)	224,320
Pipeline financings	250,744
Capital lease obligations	6,305

Denbury’s existing debt	$1,180,759
Encore’s Existing Debt
7.25% Senior Subordinated Notes due 2017(5)	$150,750
9.5% Senior Subordinated Notes due 2016(6)	237,938
6% Senior Subordinated Notes due 2015	300,000
6.25% Senior Subordinated Notes due 2014(7)	150,563
ENP revolving credit facility	260,000

Encore’s existing debt	$1,099,251

Total combined debt	$3,506,562
Less current obligations	(4,698)

Pro forma combined long-term debt(8)	$3,501,864

(1)	If Denbury were to assume exercise of their contractual put option by holders of all of Encore’s Old Notes at 101% of par value and Denbury’s repurchase of all $600 million of those notes, funded through additional borrowings on Denbury’s Bridge Facility, long-term debt at September 30, 2009 would increase by approximately $17 million (see Note 1, Basis of Presentation — Effect of Modified Assumption on Repurchase of Encore Senior Subordinated Notes).

(2)	Includes unamortized discount of $27.5 million.

(3)	Includes unamortized premium of $0.5 million.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

(4)	Includes unamortized discount of $0.7 million.

(5)	Includes unamortized premium of $0.8 million.

(6)	Includes unamortized premium of $12.9 million.

(7)	Includes unamortized premium of $0.6 million.

(8)	Includes Long-term debt – Genesis of $250.7 million.

(e) Represents the elimination of Encore’s historical equity in connection with the acquisition method of accounting.

(f) Represents the increase in Denbury’s common stock resulting from the issuance of Denbury shares to Encore stockholders to effect the acquisition as follows (in thousands, except per share amounts):

Denbury common shares issued	123,980
Price of Denbury stock	$15.72

Fair value of common stock issued	1,948,966
Less stock-issuance costs	(1,750)

Net fair value of common stock issued	$1,947,216

(g) Represents the estimated $28.1 million of transaction costs incurred by Denbury and Encore not reflected in the September 30, 2009 balance sheets, including estimated banking fees ($25.4 million) and estimated legal and accounting fees ($2.7 million) that are not capitalizable as part of the transaction. These costs are reflected in the unaudited pro forma balance sheet as a reduction of equity as the costs will be expensed by Denbury at the acquisition date.

Note 3 —	Unaudited Pro forma Combined Statements of Operations

Adjustments (a) — (h) to the Statement of Operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 include reclassifications required to conform Encore’s revenue and expense items to Denbury’s presentation as follows:

(a) Represents the reclassification of Encore’s oil and natural gas product sales to conform to Denbury’s presentation.

(b) Represents the reclassification of marketing revenue and gains on sale of other assets to conform to Denbury’s presentation.

(c) Represents the reclassification of the impairment charge related to pipe inventory to “Lease operating expense” to conform to Denbury’s presentation.

(d) Represents the reclassification of severance taxes to “Production taxes and marketing expense” and the transfer of ad valorem taxes to “Lease operating expense” to conform to Denbury’s presentation.

(e) Represents the reclassification of transportation costs to “Production taxes and marketing expenses” to conform to Denbury’s presentation.

(f) Represents the reclassification of marketing expenses to “Production taxes and marketing expenses” to conform to Denbury’s presentation.

(g) Represents the reclassification of franchise taxes and bad debt expense to “General and administrative” expenses to conform to Denbury’s presentation.

(h) Represents the reclassification of accretion expense on Encore’s asset retirement obligations to “Depletion, depreciation and amortization” expense to conform to Denbury’s presentation.

Adjustments (i) - (o) to the Statements of Operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 include pro forma adjustments to reflect the merger, related financing

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

transactions and the conversion of Encore’s method of accounting for oil and natural gas properties from the successful efforts method of accounting to the full cost method of accounting.

(i) Represents the capitalization of unsuccessful exploration costs, geological and geophysical costs and delay rentals attributable to the development of oil and gas properties in accordance with the full cost method of accounting for oil and natural gas properties.

(j) Represents the change in depreciation, depletion and amortization primarily resulting from the pro forma calculation of the combined entity’s depletion expense under the full cost method of accounting for oil and natural gas properties. The pro forma depletion adjustment utilizes a depletion rate of $15.14 per BOE for the nine months ended September 30, 2009 and $13.54 per BOE for the year ended December 31, 2008.

(k) Represents the decrease to general and administrative expense due to the reduction in ongoing executive salaries. Encore’s named executive officers will not be retained as employees of Denbury following the effective time of the merger.

(l) Represents the adjustment to historical interest expense on debt to be retired and interest expense on the Newly Committed Credit Facility and the Bridge Facility as follows (in thousands):

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2009	2008

Decrease in interest due to paydown of Encore’s credit facility	$(6,628)	$(21,646)
Increase in interest due to:
Denbury’s Newly Committed Credit Facility	19,731	26,308
Denbury’s Bridge Facility	26,970	35,960

Pro forma increase to cash interest expense	$40,073	$40,622
Decrease in amortization of deferred financing costs	$(2,652)	$(3,118)
Increase in amortization of deferred financing costs due to:
Denbury’s Newly Committed Credit Facility	9,680	13,786
Denbury’s Bridge Facility	3,638	4,850
Change in discount/premium on Encore’s senior subordinated notes	(2,153)	(791)

Pro forma increase to noncash interest expense	$8,513	$14,727

Pro forma increase to interest expense	$48,586	$55,349

Pro forma borrowings at September 30, 2009 under the Newly Committed Credit Facility are $826.6 million. Interest on the Newly Committed Credit Facility is variable at LIBOR plus 2%-3%. Pro forma interest expense under the Newly Committed Credit Facility assumes an interest rate of 2.72% which was calculated using LIBOR rates at January 13, 2010. Each 1/8% fluctuation in the credit facility interest rate would change pro forma interest expense by approximately $0.8 million and $1.1 million for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively.

Pro forma borrowings at September 30, 2009 under the Bridge Facility are $400.0 million. Interest on the Bridge Facility will initially accrue interest at the Eurodollar rate on the closing date of the acquisition plus 8.75%. Pro forma interest expense under the Bridge Facility was calculated using LIBOR rates at January 13, 2010 and assumes an interest rate of 8.99%. Each 1/8% fluctuation in the Bridge Facility interest rate would change pro forma interest expense by approximately $0.4 million and $0.5 million for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively.

If Denbury were to assume exercise of their contractual put option by holders of all of Encore’s Old Notes at 101% of par value and Denbury’s repurchase of all $600 million of those notes, funded through additional borrowings on Denbury’s Bridge Facility, interest expense would increase by approximately

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

$14 million for the nine months ended September 30, 2009 and approximately $18 million for the year ended December 31, 2008 (see Note 1, Basis of Presentation — Effect of Modified Assumption on Repurchase of Encore Senior Subordinated Notes).

(m) Represents the income tax effect of pro forma adjustments (i) — (l) at Denbury’s estimated combined statutory tax rate of 37.5%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities.

(n) Represents the allocable portion of adjustments (i) and (j) to earnings relating to the noncontrolling interest of ENP.

(o) Represents additional shares of Denbury common stock estimated to be issued to Encore stockholders at the acquisition date.

Note 4 —	Denbury’s Unaudited Pro forma Condensed Consolidated Balance Sheet and Statements of Operations

Denbury’s unaudited pro forma condensed consolidated balance sheet and statements of operations included in the unaudited pro forma combined balance sheet and statements of operations give effect to the following transactions:

May 2009 Sale of 60% of Denbury’s Barnett Shale Natural Gas Assets. In May 2009, Denbury entered into an agreement to sell 60% of its Barnett Shale natural gas assets to Talon Oil and Gas LLC (“Talon”), a privately held company, for $270 million (before closing adjustments). The effective date under the agreement was June 1, 2009, and consequently operating net revenues after June 1, net of capital expenditures, along with any other purchase price adjustments, were adjustments to the selling price. In June 2009, Denbury completed approximately three-quarters of the sale and closed the remaining portion of the sale in July 2009. Combined net proceeds were $259.8 million (after closing adjustments and net of $8.1 million for natural gas swaps transferred in the sale). Denbury used the net proceeds from the sale to repay bank debt. Denbury did not record a gain or loss on the sale in accordance with the full cost method of accounting.

December 2009 Sale of Remaining 40% of Denbury’s Barnett Shale Natural Gas Assets. In December 2009, Denbury closed the sale of its remaining 40% interest in Barnett Shale natural gas assets to Talon for $210 million (before closing adjustments). The effective date under the agreement was December 1, 2009. The proceeds of this sale were used to reduce outstanding bank debt. Denbury does not expect to record a gain or loss on the sale in accordance with the full cost method of accounting. Further, the sale was structured as a deferred like-kind exchange in conjunction with Denbury’s December 2009 purchase of Conroe Field in order to defer most of the tax impacts of the sale.

Denbury’s unaudited pro forma condensed consolidated balance sheet gives effect to the sale of 40% of its Barnett Shale natural gas assets as if it occurred on September 30, 2009. The effect of the May 2009 sale of 60% of Denbury’s Barnett Shale natural gas assets is included in Denbury’s historical condensed consolidated balance sheet as of September 30, 2009 as the sale occurred prior to September 30, 2009.

Denbury’s unaudited pro forma condensed consolidated statements of operations include the effect of the sale of 60%, and subsequent sale of 40%, of its Barnett Shale natural gas assets as if each occurred on January 1, 2008.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

Unaudited Pro Forma Condensed Consolidated
Balance Sheet as of September 30, 2009

	Denbury	Pro Forma		Denbury
	Historical	Adjustments		Pro Forma
	(In thousands)

Assets:
Cash and cash equivalents	$21,689	$190,000	(a)	$211,689
Trade, accrued production and other receivables, net	168,931	—		168,931
Derivative assets	17,900	—		17,900
Current deferred tax assets	5,637	—		5,637

	214,157	190,000		404,157

Oil and natural gas properties
Proved	3,468,060	(210,000	)(a)	3,258,060
Unevaluated	213,170	—		213,170
CO2 properties, equipment and pipelines	1,422,981	—		1,422,981
Other	80,015	—		80,015
Less accumulated depreciation, depletion and amortization	(1,763,902)	—		(1,763,902)

Net property and equipment	3,420,324	(210,000)		3,210,324
Goodwill	138,830	—		138,830
Other assets	52,343	—		52,343
Investment in Genesis	77,606	—		77,606

Total assets	$3,903,260	$(20,000)		$3,883,260

Liabilities and Equity:
Accounts payable and accrued liabilities	$188,420	$—		$188,420
Oil and gas production payable	86,038	—		86,038
Derivative liabilities	74,614	—		74,614
Deferred revenue — Genesis	4,070	—		4,070
Current maturities of long-term debt	4,698	—		4,698

Total current liabilities	357,840	—		357,840

Long-term debt — Genesis	250,681	—		250,681
Long-term debt	945,380	(20,000	)(a)	925,380
Asset retirement obligations	47,149	—		47,149
Deferred revenue — Genesis	16,796	—		16,796
Deferred tax liability	458,940	—		458,940
Derivative liabilities	12,496	—		12,496
Other	23,319	—		23,319

Total long-term liabilities	1,754,761	(20,000)		1,734,761
Equity	1,790,659	—		1,790,659

Total liabilities and equity	$3,903,260	$(20,000)		$3,883,260

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

Unaudited Pro Forma Condensed Consolidated
Statement of Operations for the Nine Months Ended September 30, 2009

	Denbury	Pro Forma		Denbury
	Historical	Adjustments		Pro Forma
	(In thousands)

Revenues and other income
Oil, natural gas and related product sales	$600,942	$(62,830	)(b)	$538,112
CO2 sales and transportation fees	9,708	—		9,708
Interest income and other	1,948	—		1,948

Total revenues	612,598	(62,830)		549,768

Expenses
Lease operating expenses	241,908	(13,767	)(c)	228,141
Production taxes and marketing expenses	24,294	(4,348	)(c)	19,946
Transportation expense — Genesis	6,143	—		6,143
CO2 operating expenses	3,442	—		3,442
General and administrative	79,828	—		79,828
Interest, net of amounts capitalized	36,960	(2,865	)(d)	34,095
Depletion, depreciation and amortization	177,145	(13,870	)(c)	163,275
Commodity derivative expense	177,061	—		177,061

Total expenses	746,781	(34,850)		711,931

Equity in net income of Genesis	5,802	—		5,802

Loss before income taxes	(128,381)	(27,980)		(156,361)

Income tax benefit	(49,729)	(10,633	)(e)	(60,362)

Net loss	$(78,652)	$(17,347)		$(95,999)

Net loss per common share — basic	$(0.32)			$(0.39)
Net loss per common share — diluted	$(0.32)			$(0.39)
Weighted average common shares outstanding
Basic	246,156			246,156
Diluted	246,156			246,156

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — Continued

Unaudited Pro Forma Condensed Consolidated
Statement of Operations for the Year Ended December 31, 2008

				Denbury
	Denbury	Pro Forma		Historical
	Historical	Adjustments		Pro Forma
	(In thousands)

Revenues and other income
Oil, natural gas and related product sales	$1,347,010	$(234,861	)(b)	$1,112,149
CO2 sales and transportation fees	13,858	—		13,858
Interest income and other	4,834	—		4,834

Total revenues	1,365,702	(234,861)		1,130,841

Expenses
Lease operating expense	307,550	(24,041	)(c)	283,509
Production taxes and marketing expenses	55,770	(12,626	)(c)	43,144
Transportation expense — Genesis	7,982	—		7,982
CO2 operating expenses	4,216	—		4,216
General and administrative	60,374	—		60,374
Interest, net of amounts capitalized	32,596	(3,593	)(d)	29,003
Depletion, depreciation and amortization	221,792	(44,252	)(c)	177,540
Commodity derivative income	(200,053)	—		(200,053)
Abandoned acquisition cost	30,601	—		30,601
Write-down of oil and natural gas properties	226,000	—		226,000

Total expenses	746,828	(84,512)		662,316

Equity in net income of Genesis	5,354	—		5,354

Income (loss) before income taxes	624,228	(150,349)		473,879

Income tax provision (benefit)	235,832	(57,133	)(e)	178,699

Net income (loss)	$388,396	$(93,216)		$295,180

Net income per common share — basic	$1.59			$1.21
Net income per common share — diluted	$1.54			$1.17
Weighted average common shares outstanding
Basic	243,935			243,935
Diluted	252,530			252,530

Denbury’s unaudited pro forma condensed consolidated balance sheet and statements of operations include the following adjustments:

(a)	Represents the increase in cash of $190 million, reduction in debt of $20 million and reduction in oil and natural gas properties of $210 million resulting from the sale of the remaining 40% of Denbury’s Barnett Shale natural gas assets in December 2009. Denbury’s bank debt outstanding as of September 30, 2009 was $20 million. As such, the pro forma adjustment reflects the paydown of this $20 million of bank debt. However, in the fourth quarter of 2009 Denbury incurred additional bank debt and utilized the entire $210 million of Barnett Shale proceeds to pay down bank debt.

(b)	Represents the decrease in revenues from the sale of oil and natural gas resulting from the disposal of Denbury’s Barnett Shale natural gas assets.

(c)	Represents the reduction in lease operating expense, production expenses and depletion attributable to the disposal of Denbury’s Barnett Shale natural gas assets. Denbury’s estimated pro forma oil and natural gas depletion rate was $13.16 per BOE for the nine months ended September 30, 2009 and $12.03 per BOE for the year ended December 31, 2008. Denbury’s historical oil and natural gas depletion rate was $11.44 per BOE for the nine months ended September 30, 2009 and $11.55 per BOE for the year ended December 31, 2008.

(d)	Denbury utilized the proceeds from the sale of its 60% interest in its Barnett Shale natural gas assets in mid-2009 to repay a portion of its credit facility. Denbury used the proceeds from the sale of the remaining 40% of its interest in its Barnett Shale natural gas assets in December 2009 to reduce outstanding bank debt. The adjustment to interest expense reflects the reduction in interest expense as if the repayments occurred on January 1, 2008.

(e)	Represents the income tax effect of the pro forma adjustments at Denbury’s approximate statutory tax rate of 38%.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and between
ENCORE ACQUISITION COMPANY
and
DENBURY RESOURCES INC.
Executed on October 31, 2009

A-i

A-ii

A-iii

SCHEDULE OF DEFINED TERMS

Defined Term	Location

2000 Stock Plan	Section 2.1(f)(i)
2008 Stock Plan	Section 2.1(f)(i)
Acceptable Confidentiality Agreement	Section 6.3(d)
Acquisition Agreement	Section 6.3(a)
Acquisition Proposal	Section 6.3(d)
Action	Section 3.11(i)
affiliate	Section 9.4(a)
Affiliate Transaction	Section 3.21
Agreement	Preamble
Alternate Financing	Section 6.11(c)
Available Cash Election Amount	Section 2.1(a)(ii)
beneficial owner	Section 9.4(b)
Bonus Plan Participant	Section 6.8(c)
Book Entry Shares	Section 2.1(b)(i)
business day	Section 9.4(c)
Cash Election Amount	Section 2.1(a)(ii)
Cash Election Share	Section 2.1(a)(ii)
Cash Fraction	Section 2.1(a)(ii)
Certificates	Section 2.1(c)
Certificate of Merger	Section 1.2
Change of Law	Section 9.4(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(j)
Commitment Letter	Section 4.27
Confidentiality Agreement	Section 6.2(c)
control	Section 9.4(e)
controlled by	Section 9.4(e)
Controlled Group Liability	Section 3.11(a)(i)
Converted Restricted Shares	Section 6.8(c)(ii)(B)
Determination Date	Section 8.3(c)(i)
Derivative Transactions	Section 3.17
DGCL	Section 1.1
Dissenting Shares	Section 2.4
Dissenting Stockholder	Section 2.4
Dorado	Preamble
Dorado Adverse Recommendation Change	Section 6.1(f)
Dorado Board of Directors	Section 4.4(d)
Dorado Common Stock	Section 2.1(a)(i)
Dorado Employees	Section 4.20
Dorado Financial Advisor	Section 4.23
Dorado Intellectual Property	Section 4.16(a)
Dorado Material Contracts	Section 4.22

A-iv

Defined Term	Location

Dorado Material Adverse Effect	Section 9.4(h)
Dorado Material Subsidiaries	Section 4.1
Dorado Notice	Section 6.1(f)
Dorado Oil and Gas Agreements	Section 4.13(a)
Dorado Plans	Section 3.11(a)(iv)
Dorado Preferred Stock	Section 4.3(a)
Dorado Recommendation	Section 6.1(f)
Dorado Reserve Reports	Section 4.13(b)
Dorado SEC Reports Section	Section 4.7(a)
Dorado Share Value	Section 2.1(a)(i)
Dorado Stockholder Approval	Section 4.25
Dorado Stockholders	Section 4.4(d)
Dorado Stockholders Meeting	Section 6.1(f)
Dorado Subsidiaries	Section 4.1
Dorado Subsidiary	Section 4.1
Effective Time	Section 1.2
Electing Stockholder	Section 2.2(b)
Election Deadline	Section 2.1(b)(ii)
Election Form	Section 2.1(b)(i)
Election Form Record Date	Section 2.1(b)(i)
Employee Severance Protection Plan	Section 5.1(f)
Environmental Laws	Section 3.15(a)
ERISA	Section 3.11(a)(ii)
ERISA Affiliate	Section 3.11(a)(iii)
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)(iii)
Expenses	Section 8.3(f)
FERC	Section 3.18
Financing	Section 6.11(a)
Financing Sources	Section 4.27
Financing Termination Fee	Section 8.3(c)(i)
Funds	Section 4.27
GAAP	Section 3.7(b)
good and defensible title	Section 3.13(a)
Governmental Authority	Section 9.4(f)
GP Interest	Section 3.3(b)
HSR Act	Section 3.5(b)
Hydrocarbons	Section 3.13(a)
Indemnified Parties Section	Section 6.4(b)
Indemnified Party	Section 6.4(b)
Intervening Event	Section 6.1(f)
IRS	Section 3.11(b)

A-v

Defined Term	Location

Joint Proxy Statement	Section 3.12
Letter of Transmittal	Section 2.2(b)
Mailing Date	Section 2.1(b)(i)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Mixed Consideration Election Share	Section 2.1(a)(i)
Mixed Election Stock Exchange Ratio	Section 2.1(a)(i)
MLP	Section 3.3(b)
MLP General Partner	Section 3.3(b)
MLP SEC Reports	Section 3.7(a)
Multiple Employer Plan	Section 3.11(c)
National Securities Exchange	Section 9.4(g)
New Commitment Letter	Section 6.11(c)
NGA	Section 3.18
Non-Election Shares	Section 2.1(b)(ii)
NYSE	Section 2.1(a)(i)
Oil and Gas Properties	Section 3.13(a)
Option	Section 2.1(f)(i)
Outside Date	Section 8.1(b)(i)
Partnership Agreement	Section 3.3(b)
Per Share Cash Election Consideration	Section 2.1(a)(ii)
Per Share Mixed Consideration	Section 2.1(a)(i)
Per Share Mixed Election Cash Amount	Section 2.1(a)(i)
Per Share Stock Election Consideration	Section 2.1(a)(iii)
Permitted Encumbrances	Section 9.4(i)
person	Section 9.4(j)
Plans	Section 3.11(a)(iv)
Redfish	Preamble
Redfish 2009 Bonus Restricted Shares	Section 6.8(c)(ii)
Redfish 401(k) Plan	Section 3.11(b)
Redfish Adverse Recommendation Change	Section 6.3(b)
Redfish Board of Directors	Section 3.4(d)
Redfish Common Stock	Recitals
Redfish Employees	Section 3.20
Redfish Excluded Shares	Section 2.1(c)
Redfish Financial Advisor	Section 3.23
Redfish Intellectual Property	Section 3.16(a)
Redfish Material Adverse Effect	Section 9.4(k)
Redfish Material Contracts	Section 3.22(a)
Redfish Material Subsidiaries	Section 3.1
Redfish Notice	Section 6.3(b)
Redfish Oil and Gas Agreements	Section 3.13(a)
Redfish Plans	Section 3.11(a)(iv)
Redfish Preferred Stock	Section 3.3(a)

A-vi

Defined Term	Location

Redfish Recommendation	Section 6.1(e)
Redfish Reserve Reports	Section 3.13(b)
Redfish Restricted Shares	Section 2.1(f)(ii)
Redfish Rights	Section 2.5
Redfish SEC Reports	Section 3.7(a)
Redfish Stockholder Approval	Section 3.27
Redfish Stockholders	Section 3.4(d)
Redfish Stockholders Meeting	Section 6.1(e)
Redfish Subsidiaries	Section 3.1
Redfish Subsidiary	Section 3.1
Redfish Subsidiary Shares	Section 2.1(c)
Registration Statement	Section 3.12
Requirement of Law	Section 9.4(l)
Returns	Section 3.14(a)
Rights Agreement	Section 2.5
Sarbanes-Oxley Act	Section 3.7(c)
SEC	Section 3.7(a)
Securities Act	Section 3.5(b)
Stock Election Share	Section 2.1(a)(iii)
subsidiaries	Section 9.4(m)
subsidiary	Section 9.4(m)
Superior Proposal	Section 6.3(d)
Surviving Entity	Section 1.1
Taxes	Section 3.14(p)
under common control with	Section 9.4(e)
WARN Act	Section 3.20

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 31st day of October, 2009 (this “Agreement”), is by and between Encore Acquisition Company, a Delaware corporation (“Redfish”), and Denbury Resources Inc., a Delaware corporation (“Dorado”).

RECITALS

A. The respective boards of directors of Dorado and Redfish have each approved this Agreement and deem it advisable and in the best interests of their respective companies and equity holders to consummate the merger of Redfish with and into Dorado, with Dorado as the surviving entity (the “Merger”) upon the terms and subject to the conditions set forth herein.

B. Pursuant to the Merger, each issued and outstanding share of common stock, par value $.01 per share, of Redfish (“Redfish Common Stock”), other than (i) the shares of Redfish Common Stock owned by Dorado or Redfish (or any of their respective direct or indirect wholly owned subsidiaries), (ii) Redfish 2009 Bonus Restricted Shares and (iii) the Dissenting Shares, will be converted into the right to receive the Merger Consideration, all as more fully described and provided for in this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Redfish and Dorado agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, including Article VII hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Redfish shall be merged with and into Dorado. As a result of the Merger, the separate corporate existence of Redfish shall cease, and Dorado shall continue as the surviving entity of the Merger (the “Surviving Entity”). The Merger shall have the effects specified herein and in the DGCL.

Section 1.2  Effective Time; Closing.  As promptly as practicable (but no later than one business day) after the satisfaction or, if permissible, waiver in accordance with Section 8.5 of the last to be satisfied or waived of the conditions set forth in Article VII (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later time as shall be agreed upon by Dorado and Redfish and specified in the Certificate of Merger, being the “Effective Time”). Prior to but on the same day as such filing, a closing (the “Closing”) shall be held at the offices of Baker Botts L.L.P. at 910 Louisiana Street, Houston, Texas 77002-4995, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII. The date of the Closing is referred to herein as the “Closing Date.”

Section 1.3  Governing Documents.

(a)  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of Dorado in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law.

(b)  Bylaws.  At the Effective Time, the bylaws of Dorado in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law and the terms of such bylaws.

Section 1.4  Directors and Officers.

(a)  Directors.  The directors of Dorado immediately prior to the Effective Time shall continue to be the directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

(b)  Officers.  The officers of Dorado immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

Conversion of Redfish Common Stock

Section 2.1  Equity Interests of Redfish and Dorado.

(a)  Merger Consideration.  At the Effective Time, subject to the other provisions of this Agreement, each share of Redfish Common Stock issued and outstanding immediately prior to the Effective Time (including any Redfish Restricted Shares but excluding Redfish 2009 Bonus Restricted Shares, Redfish Excluded Shares and Redfish Subsidiary Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”), subject to adjustment in accordance with Section 2.3:

(i) Each share of Redfish Common Stock (including Redfish Restricted Shares but excluding Redfish 2009 Bonus Restricted Shares) with respect to which an election to receive a combination of stock and cash has been effectively made and not revoked or lost pursuant to Section 2.1(b) (each, a “Mixed Consideration Election Share”) and each Non-Election Share shall be converted into the right to receive the combination (such combination, the “Per Share Mixed Consideration”) of (x) $15.00 in cash (the “Per Share Mixed Election Cash Amount”) and (y) a number of validly issued, fully paid and non-assessable shares of common stock, par value $.001 per share (“Dorado Common Stock”) equal to the quotient (the “Mixed Election Stock Exchange Ratio”) determined by dividing $35.00 by the volume weighted average price of Dorado Common Stock for the period of twenty (20) consecutive trading days ending on the second full trading day prior to the Effective Time (the “Dorado Share Value”) and rounding to the nearest ten-thousandth of a share, for sales conducted regular way on the New York Stock Exchange (“NYSE”), as such volume weighted average price is calculated on the VAP screen on the Bloomberg Professional tm Service and shown as VWAP for such period or, if not calculated thereby, another authoritative source; provided, that (x) if the Dorado Share Value is equal to or greater than $16.91, the Mixed Election Stock Exchange Ratio shall equal 2.0698, and (y) if the Dorado Share Value is equal to or less than $13.29, the Mixed Election Stock Exchange Ratio shall equal 2.6336.

(ii) If the Available Cash Election Amount equals or exceeds the Cash Election Amount, then each share of Redfish Common Stock (including Redfish Restricted Shares but excluding Redfish 2009 Bonus Restricted Shares) with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.1(b) (each, a “Cash Election Share”) shall be converted into the right to receive $50.00 in cash without interest (the “Per Share Cash Election Consideration”). If (A) the product of the number of Cash Election Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the product of (x) the Per Share Mixed Election Cash Amount and (y) the difference between (1) the total number of shares of Redfish Common Stock (including Redfish Restricted Shares but excluding Redfish 2009 Bonus Restricted Shares, Redfish Excluded Shares and Redfish Subsidiary Shares) issued and outstanding immediately prior to the Effective Time minus (2) the number of Mixed Consideration Election Shares (provided that Non-Election Shares shall be deemed to be Mixed Consideration Election Shares for purposes of this Section 2.1(a)(ii)) (such product being the “Available Cash Election Amount”), then each Cash Election Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of Dorado Common Stock equal to the product of (r) the Exchange Ratio and (s) one minus the Cash Fraction.

(iii) If the Cash Election Amount equals or exceeds the Available Cash Election Amount, then each share of Redfish Common Stock (including Redfish Restricted Shares but excluding Redfish 2009 Bonus Restricted Shares) with respect to which an election to receive stock consideration is properly made and not revoked or lost pursuant to Section 2.1(b) (each, a “Stock Election Share”) shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Dorado Common Stock (subject to adjustment in accordance with Section 2.3 and together with any cash in lieu of fractional shares of Dorado Common Stock to be paid pursuant to Section 2.2(e) (the “Per Share Stock Election Consideration”)), equal to the quotient (the “Exchange Ratio”) determined by dividing $50.00 by the Dorado Share Value and rounding to the nearest ten-thousandth of a share; provided, that (x) if the Dorado Share Value is equal to or greater than $16.91, the Exchange Ratio shall equal 2.9568, and (y) if the Dorado Share Value is equal to or less than $13.29, the Exchange Ratio shall equal 3.7622. If the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares and (2) a number of validly issued, fully paid and non-assessable shares of Dorado Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

(b)  Election Procedures.

(i) Not less than thirty (30) days prior to the anticipated Effective Time, an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Redfish Common Stock or non-certificated shares represented by book entry (“Book Entry Shares”) shall pass, only upon proper delivery of such Certificates or Book Entry Shares, respectively, to the Exchange Agent) in such form as Dorado shall specify and as shall be reasonably acceptable to Redfish (the “Election Form”) shall be mailed at such time as Redfish and Dorado may agree (the “Mailing Date”) to each holder of record of shares of Redfish Common Stock as of five (5) business days prior to the Mailing Date (the “Election Form Record Date”).

(ii) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Redfish Excluded Shares or Redfish Subsidiary Shares, to specify (i) the number of shares of such holder’s Redfish Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration, (ii) the number of shares of such holder’s Redfish Common Stock with respect to which such holder elects to receive the Per Share Stock Election Consideration, (iii) the number of shares of such holder’s Redfish Common Stock with respect to which such holder elects to receive the Per Share Cash Election Consideration, or (iv) that such holder makes no election with respect to such holder’s Redfish Common Stock (“Non-

Election Shares”). Any Redfish Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth (20th) day following the Mailing Date (or such other time and date as Redfish and Dorado shall agree) (the “Election Deadline”) (other than any shares of Redfish Common Stock that constitute Dissenting Shares as of such time) shall also be deemed to be Non-Election Shares.

(iii) Dorado shall make available one or more Election Forms as may reasonably be requested from time to time by any persons who become holders (or beneficial owners) of Redfish Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Redfish shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iv) Any election shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only (i) if accompanied by one or more Certificates (or customary affidavits and, if required by Dorado or the Surviving Entity, the posting by such person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate) and/or (ii) upon receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Book Entry Shares to the Exchange Agent as the Exchange Agent may reasonably request, collectively representing all shares of Redfish Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Redfish Common Stock represented by such Election Form shall become Non-Election Shares and Dorado shall cause the Certificates representing such shares of Redfish Common Stock or Book-Entry Shares to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of such shares of Redfish Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent, in consultation with Dorado and Redfish, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Dorado, Redfish or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c)  Cancellation of Shares (other than Redfish Excluded Shares and Redfish Subsidiary Shares).  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Redfish Common Stock (other than Redfish Excluded Shares and any Redfish Subsidiary Shares) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any shares of Redfish Common Stock (other than Redfish Excluded Shares and any Redfish Subsidiary Shares) (the “Certificates”) and each Book Entry Share shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Redfish Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c). For purposes of this Agreement, “Redfish Excluded Shares” shall mean (i) any shares of Redfish Common Stock held by Dorado, Redfish or any direct or indirect wholly owned subsidiary of Dorado, in each case except for any such shares held on behalf of third parties, and (ii) any Dissenting Shares. For purposes of this Agreement, “Redfish Subsidiary Shares” shall mean any shares of Redfish Common Stock held by any direct or indirect wholly owned subsidiary of Redfish except for any such shares held on behalf of third parties.

(d)  Cancellation of Redfish Excluded Shares and Redfish Subsidiary Shares.  Each Redfish Excluded Share and each Redfish Subsidiary Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no Dorado Common Stock or other consideration shall be delivered in exchange therefor, subject to the right of the holder of any Dissenting Shares to receive the payment to which reference is made in Section 2.4.

(e)  Dorado.  At the Effective Time, each share of Dorado Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Entity.

(f)  Employee Stock Options; Restricted Stock.

(i) In accordance with the terms of Redfish’s 2000 Incentive Stock Plan (the “2000 Stock Plan”) or Redfish’s 2008 Incentive Stock Plan (the “2008 Stock Plan”), each holder of an option to purchase shares of Redfish Common Stock (in each case, an “Option”), shall have such Option that is then outstanding, whether or not exercisable or vested, converted into an obligation of the Surviving Entity to pay to the holder thereof, an amount in cash equal to the product of (i) the number of shares of Redfish Common Stock previously subject to such Option, whether or not then exercisable or vested, and (ii) the excess, if any, of (A) in the case of the 2000 Stock Plan, the “Change in Control Price,” as defined in the 2000 Stock Plan, or (B) in the case of the 2008 Stock Plan, the Per Share Cash Election Consideration, in either case, over the exercise price per share previously subject to such Option, without interest and reduced by any applicable withholding.

(ii) Except as set forth in (iii) below with respect to Redfish 2009 Bonus Restricted Shares, subject to the terms and upon the conditions herein, as of the Effective Time, the restrictions on each Redfish Restricted Share granted and then outstanding under the 2000 Stock Plan or the 2008 Stock Plan shall, without any action on the part of the holder thereof, Redfish or Dorado, lapse, each such Redfish Restricted Share will be fully vested in each holder thereof at that time, and each such Redfish Restricted Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Redfish Common Stock not subject to any restrictions, except that upon that vesting the holder may satisfy the applicable withholding Tax obligations by returning to the Surviving Entity a sufficient number of shares of Redfish Common Stock equal in value to that obligation. Prior to the Effective Time, Redfish, the Redfish Board of Directors and the Compensation Committee of such board shall take all actions necessary under the 2000 Stock Plan, the 2008 Stock Plan, the award agreements thereunder and otherwise to effectuate this Section 2.1(f)(ii). For purposes of this Agreement, “Redfish Restricted Shares” shall mean shares of restricted Redfish Common Stock granted and awarded pursuant to the 2000 Stock Plan or the 2008 Stock Plan (excluding any such shares the restrictions on which have lapsed prior to the Effective Time and excluding Redfish 2009 Bonus Restricted Shares).

(iii) Each Redfish 2009 Bonus Restricted Share shall be converted into Converted Restricted Shares in accordance with Section 6.8(c) of the Agreement. As of the Effective Time, Dorado shall assume the obligations of Redfish under the 2008 Stock Plan. Dorado shall cause the registration of the Converted Restricted Shares to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, no later than the Effective Time, and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Restricted Shares remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Dorado shall use all reasonable efforts to administer or cause to be administered the 2008 Stock Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the 2008 Stock Plan complied with such rule prior to the Effective Time.

(iv) Redfish shall make arrangements reasonably satisfactory to Dorado to satisfy all employment and income tax withholding requirements with respect to each award under the 2000 Stock Plan and the 2008 Stock Plan that vests pursuant to this Section 2.1(f).

Section 2.2  Exchange of Shares.

(a)  Exchange Fund.  As of the Effective Time, Dorado shall appoint a commercial bank or trust company or such other party as is reasonably satisfactory to Redfish to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration (the “Exchange Agent”). Prior to the Effective Time, Dorado shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Redfish Common Stock, the number of shares of Dorado Common Stock that are issuable pursuant to Section 2.1 and an amount of cash representing the aggregate cash consideration payable pursuant to Section 2.1. Dorado shall deposit such shares of Dorado Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares. In addition, Dorado shall make available to the Exchange Agent from time to time as needed, cash sufficient to make payments for the cash consideration pursuant to Section 2.1, payments in lieu of fractional shares pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(c). Any cash and shares of Dorado Common Stock deposited by Dorado with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)  Exchange Rules.  Promptly after the Effective Time, Dorado shall cause the Exchange Agent to mail to each holder of record of one or more shares of Redfish Common Stock as of the Effective Time (other than any holder which has previously and properly surrendered all of its Certificate(s) to the Exchange Agent in accordance with Section 2.1(b) (each, an “Electing Stockholder”)): (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Redfish Common Stock shall pass, only upon delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares, which letter shall be in customary form and have such other provisions as Dorado may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates or Book Entry Shares in exchange for the Merger Consideration. Each holder of shares of Redfish Common Stock that have been converted into a right to receive the Merger Consideration, upon (i) with respect to any Electing Stockholder, completion of the calculations required by Section 2.1(a) or (ii) with respect to any holder that is not an Electing Stockholder, surrender of a Certificate or Book Entry Shares to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) one or more shares of Dorado Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(a) (after taking into account all shares of Redfish Common Stock then held by such holder) and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article II, consisting of the cash consideration pursuant to Section 2.1(a), cash in lieu of any fractional shares of Dorado Common Stock, as the case may be, pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 2.1(a), Section 2.2(c) or Section 2.2(e). In the event of a transfer of ownership of Redfish Common Stock that is not registered in the transfer records of Redfish, one or more shares of Dorado Common Stock evidencing, in the aggregate, the proper number of shares of Dorado Common Stock and a check in the proper amount of any cash consideration pursuant to Section 2.1(a), cash in lieu of any fractional shares of Dorado Common Stock pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), may be issued with respect to such Redfish Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Redfish Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c)  Distributions with Respect to Unexchanged Shares.  All shares of Dorado Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made in respect of Dorado Common Stock shall be paid to the holder of any shares of Redfish Common Stock until the holder of such shares shall surrender such shares in accordance with this Article II. Subject to applicable law, following surrender of any such shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Dorado Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions payable in respect of such shares of Dorado Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Dorado Common

Stock with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender.

(d)  No Further Ownership Rights in Redfish Common Stock.  All shares of Dorado Common Stock issued and cash paid upon conversion of shares of Redfish Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Redfish Common Stock previously represented by such Certificates and/or Book Entry Shares.

(e)  No Fractional Shares of Dorado Common Stock.

(i) No certificates or scrip or shares of Dorado Common Stock representing fractional shares of Dorado Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Dorado.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Redfish Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Dorado Common Stock (after taking into account all Certificates and/or Book Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a share of Dorado Common Stock multiplied by (B) the closing price for a share of Dorado Common Stock on the NYSE Composite Transactions Tape on the business day immediately preceding the Closing Date.

(iii) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Dorado, and Dorado shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f)  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates and/or Book Entry Shares as of the date six months after the Effective Time shall be delivered to Dorado or otherwise on the instruction of Dorado, and any holders of the Certificates and/or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Dorado for the Merger Consideration with respect to the shares of Redfish Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.1, cash in lieu of fractional shares of Dorado Common Stock to which such holders are entitled pursuant to Section 2.2(e) and any dividends or distributions with respect to shares of Dorado Common Stock to which such holders are entitled pursuant to Section 2.2(c). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Redfish Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Dorado free and clear of any claims or interest of any person previously entitled thereto.

(g)  No Liability.  None of Dorado, Redfish, the Surviving Entity, any affiliate of any of the foregoing or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Authority pursuant to any applicable abandoned property, escheat or similar law.

(h)  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Dorado on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of Redfish pursuant to this Article II and that if at any time prior to the termination of the Exchange Fund pursuant to Section 2.2(f), the amount of cash included in the Exchange Fund is reduced below the amount necessary to pay the cash component of any unpaid Merger Consideration, any cash in lieu of fractional shares of Dorado Common Stock payable pursuant to Section 2.2(e), and dividends and distributions payable pursuant to Section 2.2(c), Dorado shall promptly deposit additional cash into the Exchange Fund sufficient to rectify this deficiency. Any interest and other income resulting from such investments shall be paid promptly to Dorado.

(i)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Dorado, the posting by such person of a bond in such reasonable amount as Dorado may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Dorado Common Stock to which the holder is entitled pursuant to Section 2.2(e) and any dividends and distributions with respect to shares of Dorado Common Stock to which the holder is entitled pursuant to Section 2.2(c), in each case with respect to the shares of Redfish Common Stock formerly represented by such lost, stolen or destroyed Certificate.

(j)  Withholding Rights.  Each of the Exchange Agent and the Surviving Entity shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Redfish Common Stock, Redfish Restricted Shares or any other equity rights in Redfish such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of applicable law and shall further be entitled to sell Dorado Common Stock otherwise payable pursuant to this Agreement to satisfy any such withholding requirement (which Dorado Common Stock will be valued with respect to such withholding at the average of the high and low trading prices of Dorado Common Stock on the NYSE on the day of such sale). To the extent that amounts are so withheld by the Exchange Agent or Dorado, as the case may be, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(k)  Further Assurances.  After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of Redfish, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Redfish, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

(l)  Stock Transfer Books.  The stock transfer books of Redfish shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Redfish Common Stock thereafter on the records of Redfish. At or after the Effective Time, any Certificates or Book Entry Shares presented to the Exchange Agent or Dorado for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Redfish Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Dorado Common Stock to which the holders thereof are entitled to pursuant to Section 2.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

Section 2.3  Certain Adjustments.  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Dorado Common Stock or Redfish Common Stock shall have been changed by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration, the Per Share Mixed Election Cash Amount, the Mixed Election Stock Exchange Ratio, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Redfish Common Stock consideration having the same economic effect as was contemplated by this Agreement prior to such event.

Section 2.4  Appraisal Rights.  No holder of Dissenting Shares (a “Dissenting Stockholder”) shall be entitled to any Merger Consideration, cash in lieu of fractional shares of Dorado Common Stock pursuant to Section 2.2(e), or dividends or other distributions pursuant to Section 2.2(c) in respect of such Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. If any person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 2.1(a). Redfish shall give Dorado (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by Redfish relating to stockholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Redfish shall not, except with the prior written consent of Dorado, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands. For purposes of this Agreement, “Dissenting Shares” means shares of Redfish Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

Section 2.5  Associated Rights.  References in this Agreement to Redfish Common Stock shall include, unless the context requires otherwise, the associated rights (the “Redfish Rights”) distributed to the holders of Redfish Common Stock pursuant to the Rights Agreement, dated as of October 28, 2008, between Redfish and Mellon Investor Services LLC, as rights agent, as amended to date (the “Rights Agreement”).

ARTICLE III

Representations and Warranties of Redfish

Redfish hereby represents and warrants to Dorado that, (i) except as otherwise set forth in Redfish’s Schedules to this Agreement (it being agreed that disclosure of any item in any section of Redfish’s Schedules shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) or (ii) other than with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.7(a), 3.7(b) or 3.9(a), except as reasonably apparent from the Redfish SEC Reports or the MLP SEC Reports filed with the SEC on or after January 1, 2009 and prior to the date of this Agreement (excluding any disclosures set forth in any section of a Redfish SEC Report or MLP SEC Report entitled “Risk Factor” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature):

Section 3.1  Organization and Qualification; Subsidiaries.  Each of Redfish and each subsidiary of Redfish (each, a “Redfish Subsidiary,” and collectively, the “Redfish Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or entity power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Redfish Material Adverse Effect. Redfish and each Redfish Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Redfish Material Adverse Effect. A true and complete list of all the Redfish Subsidiaries as of the date of this Agreement, together with the jurisdiction of incorporation or formation of each Redfish Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Redfish Subsidiary owned by Redfish and each other Redfish Subsidiary as of such date, is set forth in Schedule 3.1. Except as set forth in Schedule 3.1, as of the date of this Agreement, Redfish does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than indirect equity and similar interests held for investment which are not, individually or in the aggregate, material to Redfish. The term “Redfish Material Subsidiaries” means those subsidiaries indicated

as material on Schedule 3.1. Except for the Redfish Material Subsidiaries, no Redfish Subsidiary is material to the business, operations or financial condition of Redfish or has any material assets or liabilities.

Section 3.2  Organizational Documents.  Redfish has heretofore furnished to Dorado a complete and correct copy of the charter and the bylaws or equivalent organizational documents, each as amended to date, of Redfish and each Redfish Material Subsidiary. Such charter and bylaws or equivalent organizational documents are in full force and effect. Neither Redfish nor any Redfish Material Subsidiary is in violation of any provision of its charter, bylaws or equivalent organizational documents.

Section 3.3  Capitalization.

(a) The authorized capital stock of Redfish consists of 144,000,000 shares of Redfish Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (“Redfish Preferred Stock”), of which 1,440,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of Redfish Rights distributed to the holders of Redfish Common Stock pursuant to the Rights Agreement.  As of October 30, 2009, (i) 55,541,823 shares of Redfish Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Redfish Common Stock were held in treasury, and (iii) 3,905,522 shares of Redfish Common Stock were reserved for issuance pursuant to Options. As of the date hereof, no shares of Redfish Preferred Stock are issued and outstanding. Since October 30, 2009 to the date of this Agreement, Redfish has not issued any shares of capital stock or granted any options covering shares of capital stock, except in connection with the exercise of Options issued and outstanding on October 30, 2009. Except as set forth in this Section 3.3 or in Schedule 3.3, and except for the Redfish Rights, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Redfish or any Redfish Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Redfish or any Redfish Subsidiary. All shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. Except as set forth in Schedule 3.3, there are no outstanding contractual obligations of Redfish or any Redfish Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Redfish or any Redfish Subsidiary except in connection with the exercise of Options issued and outstanding on October 30, 2009 or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Redfish Subsidiary or any other person. Except as set forth in Schedule 3.3, all of the outstanding capital stock of, or other ownership interests in, each Redfish Subsidiary is owned by Redfish, directly or indirectly, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Redfish’s or such other Redfish Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. Subject to the foregoing, the consummation of the transactions contemplated by this Agreement will not effect or result in any change in the ownership of Redfish or of any Redfish Subsidiary except as expressly contemplated by this Agreement.

(b) Redfish, or a wholly owned Redfish Subsidiary, owns all the outstanding membership interests in Redfish Energy Partners GP LLC, a Delaware limited liability company (the “MLP General Partner”). The MLP General Partner is the sole general partner of Redfish Energy Partners LP, a Delaware limited partnership (the “MLP”), and, as of the date of this Agreement, holds 504,851 general partner units in the MLP (the “GP Interest”). The GP Interest has been duly authorized and validly issued in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the MLP (as so amended and restated, the “Partnership Agreement”), and the MLP General Partner owns the GP Interest free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. As of October 30, 2009, (i) Redfish owned, directly or indirectly, 20,924,055 Common Units (as defined in the Partnership Agreement), and (ii) 45,285,347 Common Units were outstanding, all of which are duly authorized by the Partnership Agreement, were validly issued to or acquired by Redfish or a wholly owned Redfish Subsidiary, and are fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act).

Section 3.4  Authority; Due Authorization; Binding Agreement; Approval.

(a) Redfish has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, subject, with respect to the Merger, to the Redfish Stockholder Approval under the DGCL.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Redfish (other than, with respect to the Merger, the Redfish Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL).

(c) This Agreement has been duly executed and delivered by Redfish and, assuming the due authorization, execution and delivery hereof by Dorado, constitutes a legal, valid and binding obligation of Redfish enforceable against Redfish in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The board of directors of Redfish (the “Redfish Board of Directors”), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved (subject to Section 6.3) to recommend the adoption of this Agreement by the stockholders of Redfish (the “Redfish Stockholders”), all of which determinations, approvals and resolutions have not been rescinded, modified or withdrawn as of the date hereof.

Section 3.5  No Violation; Consents.

(a) Except as set forth in Schedule 3.5, the consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties, or assets of Redfish or any of the Redfish Subsidiaries under any of the terms, conditions or provisions of (i) any provision of the governing documents of Redfish or any Redfish Subsidiary, (ii) any provision of any contract or agreement or any bank loan, indenture or credit agreement, in each case to which Redfish or any Redfish Subsidiary is a party, (iii) assuming the governmental filings, approvals, consents and authorizations referred to in Section 3.5(b) are duly and timely made or obtained and that the Redfish Stockholder Approval in accordance with the DGCL is duly obtained, any applicable law, ordinance, rule or regulation of any Governmental Authority or (iv) any applicable order, writ, judgment or decree of any court or other competent authority, other than, in the case of (ii), (iii) and (iv) above, for such violations, defaults or other occurrences which do not, individually or in the aggregate, have a Redfish Material Adverse Effect.

(b) Except for (i) any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) the filing and recordation of appropriate merger documents as required by the DGCL or applicable law of other states in which Redfish is qualified to do business, (iii) the applicable requirements of (A) the Securities Act of 1933 (including the rules and regulations thereunder, the “Securities Act”), the Securities Exchange Act of 1934 (including the rules and regulations thereunder, the “Exchange Act”) and any other applicable U.S. state or federal securities laws, and (B) the NYSE, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or made in connection with the transfer of interests in or the change of control of ownership in oil and natural gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Redfish Material Adverse Effect or prevent or materially delay consummation of the Merger, or otherwise prevent Redfish or any Redfish Subsidiary from performing its obligations under this Agreement, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Redfish or any Redfish Subsidiary for the execution and delivery by Redfish of this Agreement or the consummation by

Redfish of the Merger.  No authorization, consent or approval of any nongovernmental third party is required to be obtained by Redfish or any Redfish Subsidiary for the execution and delivery by Redfish of this Agreement or the consummation by Redfish of the Merger, except as set forth in Schedule 3.5 or where failure to obtain such authorizations, consents or approvals would not prevent or materially delay the consummation of the Merger, or otherwise prevent Redfish from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Redfish Material Adverse Effect.

Section 3.6  Compliance.

(a) Except with respect to employee benefit matters, Tax matters and Environmental Laws, which are addressed exclusively in Sections 3.11, 3.14 and 3.15, respectively, or as set forth in Schedule 3.6, neither Redfish nor any Redfish Subsidiary is in conflict with, or in default or violation of any applicable law, rule, regulation, order, judgment or decree of any Governmental Authority having jurisdiction over it, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Redfish Material Adverse Effect.

(b) None of Redfish, any Redfish Subsidiary or, to the knowledge of Redfish, any director, officer, agent or employee acting on behalf of Redfish or any Redfish Subsidiary (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of any of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Redfish’s or the Redfish Subsidiaries’ businesses.  None of Redfish, any Redfish Subsidiary or, to the knowledge of Redfish, any director, officer, agent or employee of Redfish or any Redfish Subsidiary has received any bribes, kickbacks or other improper payments from vendors, suppliers or other persons. Redfish has no knowledge that any payment made to a person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 3.7  SEC Filings; Financial Statements; Sarbanes-Oxley; Internal Accounting Controls; Disclosure Controls and Procedures.

(a) Redfish has filed all forms, reports and documents required to be filed by it with the United States Securities and Exchange Commission (“SEC”) since January 1, 2007 (collectively, the “Redfish SEC Reports”).  The Redfish SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and none of the Redfish SEC Reports, as of the date it was filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The MLP has filed all forms, reports and documents required to be filed by it with the SEC since September 10, 2007 (collectively, the “MLP SEC Reports”). The MLP SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the MLP SEC Reports, as of the date it was filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than the MLP, no Redfish Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 or 15(d) of the Exchange Act.

(b) The historical consolidated financial statements (including any notes thereto) contained in the Redfish SEC Reports were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presented, in all material respects, the consolidated financial position, results of operations, and changes in stockholders’ equity and cash flows of Redfish and the consolidated Redfish Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The historical consolidated financial statements (including any notes thereto) contained in the

MLP SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presented, in all material respects, the consolidated financial position, results of operations, changes in partners’ equity and cash flows of the MLP and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Redfish SEC Reports, the chief executive officer and chief financial officer of Redfish have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the MLP SEC Reports, the chief executive officer and chief financial officer of the MLP General Partner have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(d) Redfish and the MLP maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Redfish are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Redfish in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Redfish as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Redfish required under the Exchange Act with respect to such reports. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the MLP are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the MLP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the MLP General Partner as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the MLP General Partner required under the Exchange Act with respect to such reports.

Section 3.8  Absence of Undisclosed Liabilities.  Except as set forth in Schedule 3.8, the Redfish SEC Reports or the MLP SEC Reports, neither Redfish nor any of the Redfish Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the consolidated financial statements included in the Redfish SEC Reports or the MLP SEC Reports or reflected in the notes thereto or (ii) which were incurred in the ordinary course of business, (b) liabilities, obligations or contingencies which (i) would not, individually or in the aggregate, have a Redfish Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of Redfish and the Redfish Subsidiaries.

Section 3.9  Absence of Certain Changes or Events.

(a) Since December 31, 2008, there has not been any change or event that has had, individually or in the aggregate, a Redfish Material Adverse Effect.

(b) Except as set forth in Schedule 3.9, from December 31, 2008 until the date of this Agreement, other than regular quarterly distributions of the MLP declared, set aside or paid in the ordinary course of business or as contemplated by this Agreement, Redfish and the Redfish Subsidiaries have conducted their respective businesses only in the ordinary course and there has not been any (a) change by Redfish in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Redfish and the Redfish Subsidiaries, except insofar as may have been required by GAAP, or (b) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Redfish or any redemption, purchase or other acquisition of any of its securities, except in connection with outstanding Options.

Section 3.10  Litigation.  Except with respect to employee benefit matters, Tax matters and Environmental Laws, which are addressed exclusively in Sections 3.11, 3.14 and 3.15, respectively, or as set forth on Schedule 3.10, there is no (a) action, administrative proceeding, lawsuit or governmental inquiry directed against Redfish or any Redfish Subsidiary pending and publicly filed, or, to the knowledge of Redfish, threatened, except for such matters as would not, individually or in the aggregate, have a Redfish Material Adverse Effect, (b) action, administrative proceeding, lawsuit or governmental inquiry pending and publicly filed or, to the knowledge of Redfish, threatened against Redfish or any Redfish Subsidiary that is reasonably likely to materially hinder or impede the consummation of the transactions contemplated hereby, or (c) judgment or settlement obligation outstanding that is directed specifically against Redfish or the Redfish Subsidiaries that would have the effect referred to in clause (b).

Section 3.11  Employee Benefit Plans.

(a) For purposes of Section 3.11 and Section 4.11, the following terms have the definitions given below:

(i) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA (as defined below), (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 9801 et seq. of the Code and Section 701 et seq. of ERISA, and (E) under corresponding or similar provisions of foreign laws or regulations.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations issued thereunder.

(iii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv) “Plans” means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to Redfish or any of the Redfish Subsidiaries or Dorado or any of the Dorado Subsidiaries, as applicable, or ERISA Affiliates or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Redfish or any of the Redfish Subsidiaries or Dorado or any of the Dorado Subsidiaries, as applicable, or ERISA Affiliates or to which Redfish or any of the Redfish Subsidiaries or Dorado or any of the Dorado Subsidiaries, as applicable, or ERISA Affiliates contributes or is obligated to contribute or could have any liability. Without limiting the generality of the foregoing, the term “Plans” includes compensation and benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, long-term incentive programs in the form of restricted stock grants and stock option grants, severance pay plan, agreement, practice, arrangement or policy (including statutory severance and termination indemnity plans), employment agreement, retention pay, consulting or other compensation agreements, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by Redfish or any of the Redfish Subsidiaries or Dorado or any of the Dorado Subsidiaries, as applicable, or ERISA Affiliates or to which Redfish or any of the Redfish Subsidiaries or Dorado or any of the Dorado Subsidiaries, as applicable, or ERISA Affiliates has contributed or is obligated to contribute or under which it has any liability and each other employee benefit plan, program or arrangement, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA). The term “Redfish Plans” means any Plans of Redfish or the Redfish Subsidiaries, and the term “Dorado Plans” means any Plans of Dorado or the Dorado Subsidiaries.

(b) Schedule 3.11(b) lists all Redfish Plans. With respect to each Redfish Plan, Redfish has made available to Dorado a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Redfish Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and all accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the two most recent actuarial valuations for any defined benefit pension plans; (vi) any notices to or other communications with any governmental agency, commission or regulatory body relative to any Redfish Plan in the past five years; and (vii) the most recent opinion and determination letters from the Internal Revenue Service (“IRS”), if any, with respect to any tax qualified or tax exempt Redfish Plan and/or trust or other funding instrument. Except as specifically provided in the foregoing documents provided to Dorado or as set forth on Schedule 3.11(b), there are no amendments to any Redfish Plan that have been adopted or approved, nor has Redfish or any of the Redfish Subsidiaries or ERISA Affiliates undertaken to make any such amendments or to adopt or approve any new Redfish Plan. Redfish maintains only one “employee pension plan,” as defined in Section 3(2) of ERISA, which is a defined contribution plan intended to be qualified pursuant to Section 401(a) and 501(a) of the Code, and to be a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Redfish 401(k) Plan”). The Redfish 401(k) Plan is maintained on a nonstandardized prototype plan document, the underlying form of which has received a favorable opinion letter from the IRS, has been timely amended as required to reflect changes in applicable law and, to the knowledge of Redfish as of the date hereof, nothing has occurred with respect to the operation of the Redfish 401(k) Plan that would cause the loss of such tax qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other security issued by Redfish or any Redfish Subsidiary forms or has formed a material part of the assets of any Redfish Plan.

(c) Neither Redfish nor any of the Redfish Subsidiaries or ERISA Affiliates maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “Multiemployer Plan” as defined in Section 3(37) of ERISA, (iv) a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), or subject to Section 4063 or 4064 of ERISA, or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9), nor has Redfish or any of the Redfish Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of Redfish or any of the Redfish Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Redfish nor any of the Redfish Subsidiaries or ERISA Affiliates has engaged in any transaction described in Section 4069 or that constitutes a withdrawal under Section 4201 et seq. of ERISA.

(d) All contributions required to be made by Redfish or any of the Redfish Subsidiaries or ERISA Affiliates to any Redfish Plan by applicable laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Redfish Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(e) Except as set forth on Schedule 3.11(e), Redfish and the Redfish Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any applicable local laws) applicable to the Redfish Plans. Each Redfish Plan has been operated in material compliance with its terms and has been maintained, in all material respects, in compliance will all provisions of ERISA, the Code and other applicable laws. Except as would not have a Redfish Material Adverse Effect, there is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Redfish Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Redfish or any of the Redfish Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar applicable laws of foreign jurisdictions. Except as would not have a Redfish Material Adverse Effect, neither Redfish nor any of the Redfish Subsidiaries or their respective ERISA Affiliates, nor any “party in interest” or “disqualified person” with respect to any Redfish Plan, has engaged in any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(f) Schedule 3.11(f) sets forth a list of each Redfish Plan that has assets (or provides benefits) that include securities issued by Redfish, any of the Redfish Subsidiaries or any of their respective ERISA Affiliates.

(g) Except as set forth on Schedule 3.11(g), except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Redfish nor any of the Redfish Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of Redfish, there has been no communication to employees of Redfish or the Redfish Subsidiaries that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(h) Except as set forth on Schedule 3.11(h), neither this Agreement nor the transactions contemplated by this Agreement will result in any forgiveness of indebtedness or obligation to fund benefits with respect to any employee, director, independent contractor, consultant or officer of Redfish or any Redfish Subsidiary, or result in any restriction on the right to merge, amend or terminate any Redfish Plan, or result in any new or increased contribution required to be made to any of the Redfish Plans.

(i) Except as disclosed in Schedule 3.11(i), there is no pending, or, to the knowledge of Redfish, threatened, suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Redfish Plan, any fiduciaries thereof with respect to their duties to any Redfish Plan or the assets of any of the trusts under any Redfish Plan that could reasonably be expected to result in any material liability of Redfish or any of the Redfish Subsidiaries to any person, the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Redfish Plans under applicable laws of jurisdictions outside the United States.

(j) Schedule 3.11(j) sets forth the names of all directors and Section 16 officers of Redfish, the total salary and bonus each will be eligible to receive in the current Redfish fiscal year, and any changes to the foregoing that will occur as a matter of entitlement subsequent to such fiscal year end. Schedule 3.11(j) also sets forth the liability of Redfish and the Redfish Subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Redfish Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Schedule 3.11(j), there are no other material forms of compensation paid to any such director, officer or employee of Redfish.

(k) No Redfish Plan is subject to the laws of any jurisdiction outside of the United States.

(l) Except as set forth on Schedule 3.11(l), no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by Redfish or any of the Redfish Subsidiaries has occurred or is reasonably expected to occur. All Redfish Plans that are subject to Section 409A of the Code are in material compliance with the requirements of such Code Section and regulations thereunder.

Section 3.12  Information Supplied.  The information to be supplied in writing by Redfish for inclusion in the registration statement on Form S-4 pursuant to which shares of Dorado Common Stock issued in the Merger will be registered under the Securities Act (the “Registration Statement”) will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied in writing by Redfish for inclusion in the proxy statement/prospectus to be sent to the Redfish Stockholders relating to the Redfish Stockholders Meeting and the proxy statement to be sent to the Dorado Stockholders relating to the Dorado Stockholders Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will not, at the time the Joint Proxy Statement is first published, sent or given to Redfish Stockholders and Dorado Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Redfish Stockholders Meeting or at the time of the Dorado Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Redfish Stockholders Meeting or the Dorado Stockholders Meeting that shall have become false or misleading in any material respect.

Section 3.13  Properties, Oil and Gas Matters.

(a) For purposes of this Agreement, “Oil and Gas Properties” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

For purposes of this Agreement, “Redfish Oil and Gas Agreements” means the following types of agreements or contracts to which Redfish or any of the Redfish Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting Redfish or any of the Redfish Subsidiaries’ ability to operate, obtain, explore for or develop interests in a particular geographic area.  Set forth in Schedule 3.13 is a list of all Redfish Oil and Gas Agreements that contain restrictions on Redfish’s or any of the Redfish Subsidiaries’ ability to operate, obtain, explore for or develop interests in a particular geographic area that would reasonably be expected to have a Redfish Material Adverse Effect.

For the purposes of this Agreement, “good and defensible title” means title that (i) entitles Redfish or Dorado, as the case may be (or their respective subsidiaries) to receive a percentage of the hydrocarbons produced, saved and marketed from the respective oil, gas and mineral lease, unit or well throughout the duration of the productive life of such lease, unit or well, which is not less than the “net revenue interest” shown on the Redfish Reserve Reports or the Dorado Reserve Report, as the case may be, for such lease, unit or well, except for decreases in connection with those operations in which Redfish or Dorado (or their respective subsidiaries), as applicable, may be or hereafter become a non-consenting co-owner; (ii) obligates Redfish or Dorado (or their respective subsidiaries), as the case may be, to bear a percentage of the costs and expenses associated with the ownership, operation, maintenance and repair of any oil, gas and mineral lease, unit or well which is not greater than the “working interest” shown on the Redfish Reserve Reports or the Dorado Reserve Report, as the case may be, with respect to such lease, unit or well, without increase throughout the life of such lease, unit or well other than (x) increases accompanied by at least a proportionate increase in the net revenue interest, (y) increases reflected in the Redfish Reserve Reports or the Dorado Reserve Report, as applicable, and (z) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the net revenue interest.

(b) Redfish has furnished to Dorado separate reserve reports prepared by Miller and Lents, Ltd. containing estimates of the oil and gas reserves that are owned by Redfish and the Redfish Subsidiaries (other than the MLP) and that are owned by the MLP and its subsidiaries, both as of December 31, 2008 (the “Redfish Reserve Reports”). The factual, non-interpretive data relating to the Oil and Gas Properties of Redfish and the Redfish Subsidiaries (other than the MLP) and relating to the Oil and Gas Properties of the MLP on which the Redfish Reserve Reports were based for purposes of estimating the oil and gas reserves set forth therein, to the knowledge of Redfish, were accurate in all material respects at the time such data was provided to the reserve engineers. With respect to the proved reserves reflected in the Redfish Reserve Reports, the Redfish Reserve Reports conform in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Redfish Reserve Reports that would reasonably be expected to have a Redfish Material Adverse Effect.

(c) All major items of operating equipment owned or leased by Redfish or the Redfish Subsidiaries are in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated, except as would not, individually or in the aggregate, have a Redfish Material Adverse Effect.

(d) Except for goods and other property sold, used or otherwise disposed of since the dates of the Redfish Reserve Reports in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Redfish SEC Reports, as of the date hereof, Redfish and the Redfish Subsidiaries own or have valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated as of the date hereof.

(e) Except for property sold or otherwise disposed of since the dates of the respective Redfish Reserve Reports in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Redfish SEC Reports, Redfish and the Redfish Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Redfish Reserve Reports, in each case relating to the interests referred to therein as of the date of each such report, and in each case as attributable to interests owned by Redfish and the Redfish Subsidiaries, free and clear of any liens, except: (a) liens reflected in the Redfish Reserve Reports or in the Redfish SEC Reports filed prior to the date of this Agreement, (b) Permitted Encumbrances, and (c) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, have a Redfish Material Adverse Effect.

(f) Except as would not have a Redfish Material Adverse Effect, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Redfish and the Redfish Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason.

(g) The Redfish Oil and Gas Agreements affecting any real or personal property given value in the Redfish Reserve Reports, including the Oil and Gas Properties, are in good standing, valid and effective, and the rentals due by Redfish or any of the Redfish Subsidiaries to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, have a Redfish Material Adverse Effect. Redfish and the Redfish Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by Redfish and the Redfish Subsidiaries with respect to their Oil and Gas Properties, except for any nonpayments that individually or in the aggregate has not had, and would not be reasonably likely to have a Redfish Material Adverse Effect.

(h) Except as would not have a Redfish Material Adverse Effect, all Oil and Gas Properties operated by Redfish or the Redfish Subsidiaries have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(i) Neither Redfish nor any of the Redfish Subsidiaries has produced Hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable legal limits on production that could reasonably be expected to result in curtailment of production from any such property, except any such excess production which, individually or in the aggregate, would not have a Redfish Material Adverse Effect.

(j) Except as set forth in Schedule 3.13(j), none of the material Oil and Gas Properties of Redfish or of any of the Redfish Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(k) Except as set forth in Schedule 3.13(k), none of the Oil and Gas Properties of Redfish or of any of the Redfish Subsidiaries are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(l) Neither Redfish nor any of the Redfish Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, Redfish-wide basis, Redfish is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements, except as set forth in Schedule 3.13(l).

Section 3.14  Taxes.

(a) (i) Each of Redfish, the Redfish Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Tax that is imposed by the United States, has filed all state and local Returns in respect of a Tax that is material, and has timely paid all Taxes that are shown by such Returns to be due and payable, and (ii) each of Redfish and the Redfish Subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable with respect to the results of operations of Redfish and the Redfish Subsidiaries through the date of this Agreement, and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, except in each case where the failure to file such Returns or pay such Tax or the failure to comply in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes that would not have a Redfish Material Adverse Effect.

(b) Except as set forth in Schedule 3.14(b), no federal income Tax Return of Redfish or the Redfish Subsidiaries is currently subject to examination by the IRS.  Except as set forth in Schedule 3.14(b), no federal, state or local income or franchise tax audit or other administrative proceeding or court proceeding is presently pending with regard to any material amount of Tax for which Redfish or any of the Redfish Subsidiaries would be liable, and no material deficiency which has not yet been paid for any such Tax has been proposed, asserted or assessed against Redfish or any of the Redfish Subsidiaries with respect to any period. Schedule 3.14(b) sets forth the last taxable period through which the federal income Tax Returns of Redfish and the Redfish Subsidiaries have been examined by the IRS or otherwise closed.

(c) Except as set forth in Schedule 3.14(c), neither Redfish nor any of the Redfish Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Redfish or any of the Redfish Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Redfish or any of the Redfish Subsidiaries.

(d) Neither Redfish nor any of the Redfish Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement other than any such agreement or arrangement all the other parties to which are directly or indirectly wholly owned by Redfish.

(e) Redfish has not been a “distributing corporation” and is not a “controlled corporation,” in either case, with respect to a distribution that was purported or intended to be governed by Section 355 of the Code and that occurred after the date that is two years before the date of this Agreement and will not be a “distributing corporation” with respect to a distribution that is to occur hereafter and that is part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code, of which the Merger is a part.

(f) Neither Redfish nor any of the Redfish Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(g) Except as set forth in Schedule 3.14(g), neither Redfish nor any of the Redfish Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum or agreement with any taxing authority.

(h) Neither Redfish nor any of the Redfish Subsidiaries has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code) or has been included in any “consolidated” “unitary” or “combined” Tax Return (other than returns that include only Redfish and the Redfish Subsidiaries) provided for under any laws of the United States, any foreign jurisdiction, or any state or locality and none of Redfish nor any of the Redfish Subsidiaries has any liability for the Taxes of any person (other than Redfish or any of the Redfish Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provisions under any state, local or foreign law, or as a successor or a transferee.

(i) Except as set forth in Schedule 3.14(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Redfish or any of the Redfish Subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Schedule 3.14(i), no amount paid or payable by Redfish or any Redfish Subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be a “parachute payment” within the meaning of Section 280G of the Code. and neither Redfish nor any of the Redfish Subsidiaries is a party to any contract that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a “parachute payment.” Redfish has provided to Dorado its current good faith estimate of the maximum aggregate amount of any such parachute payments. Except as set forth in Schedule 3.14(i), neither Redfish nor any of the Redfish Subsidiaries is a party to, or otherwise obligated under, any contract, plan or arrangement that provides for the gross-up of Taxes imposed by Section 4999 of the Code.

(j) Except as set forth in Schedule 3.14(j), neither Redfish nor any of the Redfish Subsidiaries has made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return filed by Redfish or any of the Redfish Subsidiaries which change in method would require Redfish or any of the Redfish Subsidiaries to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which Redfish or any of the Redfish Subsidiaries has not yet filed a Tax Return; and neither is there any application pending with any Governmental Authority requesting permission for Redfish or any of the Redfish Subsidiaries to make any change in any accounting method, nor has Redfish or any of the Redfish Subsidiaries received any notice that a Governmental Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by Redfish or any of the Redfish Subsidiaries.

(k) Except as set forth in Schedule 3.14(k), neither Redfish nor any of the Redfish Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to the knowledge of Redfish will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of Redfish or any of the Redfish Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar legal requirement).

(l) Except as set forth in Schedule 3.14(l), neither Redfish nor any of the Redfish Subsidiaries has received written notification from a Governmental Authority in a jurisdiction where Redfish or the Redfish Subsidiaries do not file Tax Returns that any of them are or may be subject to taxation by that jurisdiction. Neither Redfish nor any of the Redfish Subsidiaries has commenced activities in any jurisdiction which would reasonably be expected to require Redfish or any of the Redfish Subsidiaries to make an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period.

(m) The MLP is a publicly traded partnership for United States federal income tax purposes and for each taxable year, more than 90% of the gross income for federal income tax purposes of the MLP has been and will be income from (i) the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof), or the marketing of any mineral or natural resource (including fertilizer, geothermal energy, and timber), industrial source carbon dioxide, or the transportation or storage of certain fuels or biodiesel fuels; or (ii) other items of income as to which counsel has opined or will opine are “qualifying income” within the meaning of Section 7704(d) of the Code. The MLP has been characterized at all times since its inception as a partnership and not as a corporation for federal income tax purposes.

(n) In the current taxable year, through the date of this Agreement, there has been no material change in the MLP’s composition of gross income for federal income tax purposes.

(o) All of the transactions that Redfish and the Redfish Subsidiaries have accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income tax purposes pursuant to Treasury Regulation 1.1221-2 and have been properly identified as such under Treasury Regulation 1.1221-2(f).

(p) Except as set forth in Schedule 3.14(p), neither Redfish nor any of Redfish Subsidiaries has taken any action not in accordance with past practice that would have the effect of deferring Tax from a period (or portion thereof) ending on or before the Effective Time to a period (or portion thereof) beginning after the Effective Time. Except as set forth in Schedule 3.14(p), neither Redfish nor any of Redfish Subsidiaries has deferred income or Tax liability arising out of any transaction, except to the extent adequately reserved for, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) use of the long-term contract method of accounting or (iv) receipt of any prepaid amount on or before the Effective Time. Neither Redfish nor any of Redfish Subsidiaries has filed any consent or entered into any agreement under Section 341(f) of the Code with respect to any of its assets.

(q) For purposes of this Agreement, “Taxes” shall mean all federal, state, local and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority in respect of a Tax.

Section 3.15  Environmental Matters.  Except as set forth in Schedule 3.15:

(a) Each of Redfish and the Redfish Subsidiaries and their respective properties is in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement (collectively, the “Environmental Laws”), except for such instances of noncompliance that, individually or in the aggregate, would not have a Redfish Material Adverse Effect.

(b) Each of Redfish and the Redfish Subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Redfish Material Adverse Effect.

(c) There are no pending or, to the knowledge of Redfish, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Redfish or any of the Redfish Subsidiaries or affecting any of their respective properties under any Environmental Laws that, individually or in the aggregate, would have a Redfish Material Adverse Effect.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Redfish makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 3.15.

Section 3.16  Redfish Intellectual Property.  Except as would not have a Redfish Material Adverse Effect:

(a) Redfish and the Redfish Subsidiaries own, or are licensed to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Redfish Intellectual Property”) used in and necessary for the conduct of their business as it is currently conducted.

(b) To the knowledge of Redfish, the use of Redfish Intellectual Property by Redfish and the Redfish Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which Redfish or the Redfish Subsidiaries acquired the right to use such Redfish Intellectual Property.

(c) To the knowledge of Redfish, no third party is challenging, infringing on or otherwise violating any right of Redfish or the Redfish Subsidiaries in the Redfish Intellectual Property.

(d) Neither Redfish nor any of the Redfish Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any material Redfish Intellectual Property used in and necessary for the conduct of Redfish’s business as it is currently conducted.

Section 3.17  Derivative Transactions and Hedging.  Schedule 3.17 contains a complete and correct list as of October 30, 2009 of all outstanding commodity or financial hedging positions entered into by Redfish or any of the Redfish Subsidiaries or for the account of any of its customers as of the date of this Agreement pursuant to which such party has outstanding rights or obligations (“Derivative Transactions”). All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Redfish and the Redfish Subsidiaries, and were, and will be, entered into with counterparties believed at the time and currently to be financially responsible. Redfish and each of the Redfish Subsidiaries have, and will have, duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Redfish, there are and will be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions thereof by any party thereunder, except as would not have a Redfish Material Adverse Effect.

Section 3.18  FERC Jurisdiction.  Except as set forth in Schedule 3.18, any gas gathering system constituting a part of the properties of Redfish or the Redfish Subsidiaries and material to the operations of

Redfish and the Redfish Subsidiaries considered as a single enterprise has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted by the Federal Energy Regulatory Commission (“FERC”) under Section 1(b) of the Natural Gas Act of 1938 (“NGA”); none of the properties has been or is certificated by the FERC under Section 7(c) of the NGA or to the knowledge of Redfish is now subject to FERC jurisdiction under the NGA; and none of the properties has been or is providing service pursuant to Section 311 of the Natural Gas Policy Act of 1978.

Section 3.19  Insurance.  Each of Redfish and the Redfish Subsidiaries maintain insurance with financially responsible insurers in such amounts with such deductibles and covering such risks and losses as are in accordance with normal industry practice for companies engaged in similar businesses. Copies of all material insurance policies maintained by Redfish and the Redfish Subsidiaries and all material financial agreements between insurance companies, on the one hand, and Redfish and any of the Redfish Subsidiaries, on the other hand, have been made available to Dorado. Except as would not have a Redfish Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid and none of Redfish or any of the Redfish Subsidiaries is in material default thereunder. Neither Redfish nor any of the Redfish Subsidiaries has received any written or, to the knowledge of Redfish, oral notice of cancellation or termination with respect to any such insurance policy of Redfish or any of the Redfish Subsidiaries. To the knowledge of Redfish, there is no material claim pending under any such policy as to which coverage has been denied or disputed.

Section 3.20  Labor Matters.  Except for such matters that would not have, individually or in the aggregate, a Redfish Material Adverse Effect, neither Redfish nor any of the Redfish Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Redfish or any of the Redfish Subsidiaries and, to the knowledge of Redfish, no such investigation is in progress. Except for such matters that would not have, individually or in the aggregate, a Redfish Material Adverse Effect, (i) there are no (and there have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of Redfish or any of the Redfish Subsidiaries (the “Redfish Employees”), (ii) to the knowledge of Redfish, there is no (and there has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against Redfish or any of the Redfish Subsidiaries, (iii) there is no (and there has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Redfish, threatened against Redfish or any of the Redfish Subsidiaries, (iv) there is no (and there has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of Redfish, threatened with respect to Redfish Employees, and (v) Redfish and the Redfish Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither Redfish nor any of the Redfish Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by Redfish that would have, individually or in the aggregate, a Redfish Material Adverse Effect. Neither Redfish nor any of the Redfish Subsidiaries is a party to any collective bargaining agreement. Except as would not have, individually or in the aggregate, a Redfish Material Adverse Effect, all individuals that have been or that are classified by Redfish as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of Redfish.

Section 3.21  Transactions with Certain Persons.  Except as disclosed in the Redfish SEC Reports or the MLP SEC Reports or as set forth in Schedule 3.21, neither Redfish nor any of the Redfish Subsidiaries is a party to any contract, agreement or arrangement (other than ordinary course directors’ compensation and indemnification arrangements or pursuant to any Redfish Plan) with any director or officer of Redfish or of the MLP General Partner, the value of which exceeds $120,000 (each, an “Affiliate Transaction”).

Section 3.22  Material Contracts.

(a) As of the date of this Agreement, except for (i) this Agreement, (ii) Redfish Plans, (iii) contracts filed as an exhibit to or incorporated by reference in a Redfish SEC Report or MLP SEC Report filed prior to the date hereof, (iv) contracts related to properties or operations that have been, or are under contract to be, purchased or sold or otherwise disposed of or are in the process of being purchased or sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in Redfish SEC Reports or MLP SEC Reports, or (v) as otherwise set forth on Schedule 3.22, neither Redfish nor any of the Redfish Subsidiaries is a party to or bound by any contract (whether written or oral) that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Redfish and the Redfish Subsidiaries) relating to indebtedness in an amount in excess of $15 million individually;

(iii) a contract, lease or license (including any seismic license agreement) (x) pursuant to which Redfish or any of the Redfish Subsidiaries paid amounts in excess of $15 million individually within the 12 month period prior to the date of this Agreement or (y) that is material to Redfish and the Redfish Subsidiaries taken as a whole;

(iv) a contract that purports to limit materially the right of Redfish or any of its affiliates to engage or compete in any line of business in which Redfish or the Redfish Subsidiaries is engaged or to compete with any person or operate in any location;

(v) a contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of Redfish and the Redfish Subsidiaries taken as a whole; or

(vi) a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by Redfish or any of the Redfish Subsidiaries that is material to Redfish and the Redfish Subsidiaries taken as a whole.

All contracts of the type described in this Section 3.22(a) together with the contracts for the sale of Hydrocarbons produced from any of Redfish’s or the Redfish Subsidiaries’ properties described in the Redfish Reserve Reports that are not terminable on 60 days’ notice and are set forth on Schedule 3.22, are referred to herein as the “Redfish Material Contracts.”

(b) Other than as a result of the expiration or termination of any Redfish Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Redfish Material Adverse Effect, (i) each Redfish Material Contract is valid and binding on Redfish and any of the Redfish Subsidiaries that is a party thereto, as applicable, and is valid and binding on the other party or parties thereto, and in full force and effect, (ii) Redfish and each of the Redfish Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Redfish Material Contract, and (iii) neither Redfish nor any of the Redfish Subsidiaries has knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Redfish or of any of the Redfish Subsidiaries or of any other party under any such Redfish Material Contract.

Section 3.23  Opinion of Financial Advisor.  Barclays Capital Inc. (the “Redfish Financial Advisor”) has delivered to the Redfish Board of Directors its written opinion dated the date hereof to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by Redfish Stockholders pursuant to the Merger is fair to such stockholders from a financial point of view. An executed copy of the opinion has been or will promptly be made available to Dorado.

Section 3.24  Brokers.  No broker, finder or investment banker (other than the Redfish Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Redfish.

Section 3.25  State Takeover Laws.  Section 203 of the DGCL does not apply to this Agreement or the transactions contemplated hereby.

Section 3.26  Rights Agreement.  The Redfish Board of Directors, at a meeting duly called and held, has approved, for purposes of the Rights Agreement, the Merger and the acquisition by Dorado of the shares of Redfish Common Stock pursuant to the Merger. Without limiting the generality of the foregoing, Redfish has taken all necessary action so that (x) neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (i) cause the rights granted under the Rights Agreement to become exercisable, (ii) cause Dorado or any affiliate of Dorado to become an “Acquiring Person” (as defined in the Rights Agreement) or (iii) give rise to a “Distribution Date” (as defined in the Rights Agreement) or other triggering event under the Rights Agreement and (y) the rights granted under the Rights Agreement will terminate not later than immediately prior to the Effective Time.

Section 3.27  Required Redfish Stockholder Vote.  The affirmative vote of a majority of the then outstanding shares of Redfish Common Stock, voting as a single class, is the only vote of any class or series of Redfish capital stock that is required by applicable law to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (such vote, the “Redfish Stockholder Approval”).

ARTICLE IV

Representations and Warranties of Dorado

Dorado hereby represents and warrants to Redfish that, (i) except as otherwise set forth in Dorado’s Schedules to this Agreement (it being agreed that disclosure of any item in any section of Dorado’s Schedules shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) or (ii) other than with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.7(a), 4.7(b) or 4.9(a), except as reasonably apparent from the Dorado SEC Reports filed with the SEC on or after January 1, 2009 and prior to the date of this Agreement (excluding any disclosures set forth in any section of a Dorado SEC Report entitled “Risk Factor” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature):

Section 4.1  Corporate Organization.  Each of Dorado and each subsidiary of Dorado (each a “Dorado Subsidiary” and collectively the “Dorado Subsidiaries”) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Dorado Material Adverse Effect. The term “Dorado Material Subsidiaries” means those subsidiaries indicated as material on Schedule 4.1. Except for the Dorado Material Subsidiaries, no Dorado Subsidiary is material to the business, operations or financial condition of Dorado or has any material assets or liabilities.

Section 4.2  Organizational Documents.  Dorado has heretofore furnished to Redfish a complete and correct copy of the charter and the bylaws or equivalent organizational documents, each as amended to date, of Dorado and each Dorado Material Subsidiary. Such charter and bylaws or equivalent organizational documents are in full force and effect. Neither Dorado nor any Dorado Material Subsidiary is in violation of any provision of its charter, bylaws or equivalent organizational documents.

Section 4.3  Capitalization.

(a) The authorized capital stock of Dorado consists of 600,000,000 shares of Dorado Common Stock and 25,000,000 shares of Preferred Stock, par value $.001 per share (“Dorado Preferred Stock”).  As of October 30, 2009, (i) 249,822,674 shares of Dorado Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 282,461 shares of Dorado Common Stock were held in treasury, (iii) 6,223,969 shares of Dorado Common Stock were reserved for future issuance pursuant to stock options granted pursuant to Dorado’s 2004 Omnibus Stock and Incentive Plan, and (iv) 4,597,144 shares of Dorado Common Stock were reserved for issuance pursuant to stock options granted under Dorado’s 1995 Stock Option Plan. As of the date hereof, no shares of Dorado Preferred Stock are issued and outstanding. Since October 30, 2009 to the date of this Agreement, except with respect to employees hired since October 30, 2009, Dorado has not issued any shares of capital stock or granted any options covering shares of capital stock, except in connection with the exercise of options covering shares of Dorado Common Stock issued and outstanding on October 30, 2009. Except as set forth in this Section 4.3 or in Schedule 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Dorado or any Dorado Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Dorado or any Dorado Subsidiary. All shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. Except as set forth in Schedule 4.3, there are no outstanding contractual obligations of Dorado or any Dorado Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Dorado or any Dorado Subsidiary except in connection with the exercise of options issued and outstanding on the date hereof, and options to be granted to Dorado employees after the date hereof as part of Dorado’s annual incentive compensation program consistent with past practices or to provide funds to, or make any investment, (in the form of a loan, capital contribution or otherwise) in, any Dorado Subsidiary or any other person. Except as set forth in Schedule 4.3, all of the outstanding capital stock of, or other ownership interests in, each Dorado Subsidiary is owned by Dorado, directly or indirectly, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Dorado’s or such other Dorado Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, Subject to the foregoing, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Dorado or any Dorado Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Dorado or any Dorado Material Subsidiary, and consummation of the transactions contemplated by this Agreement will not effect or result in any change in the ownership of Dorado or of any Dorado Subsidiary except as expressly contemplated by this Agreement.

(b) Dorado has sufficient authorized and unissued shares of Dorado Common Stock to consummate the Merger.

Section 4.4  Authority; Due Authorization; Binding Agreement; Approval.

(a) Dorado has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, subject, with respect to the Merger, to the Redfish Stockholder Approval under the DGCL.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all requisite corporate or similar action on the part of Dorado (other than, with respect to the Merger, the Dorado Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL).

(c) This Agreement has been duly executed and delivered by each of Dorado and, assuming the due authorization, execution and delivery hereof by Redfish, constitutes a legal, valid and binding obligation of Dorado enforceable against Dorado in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The board of directors of Dorado (the “Dorado Board of Directors”), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), (iii) resolved (subject to Section 6.1(f)) to recommend the adoption of this Agreement (including the Merger) by the stockholders of Dorado (the “Dorado Stockholders”), and (iv) directed that the Merger be submitted to the Dorado Stockholders for approval, all of which determinations, approvals and resolutions have not been rescinded, modified or withdrawn as of the date hereof.

Section 4.5  No Violation; Consents.

(a) Except as set forth on Schedule 4.5(a), the consummation of the Merger will not violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Dorado or any of the Dorado Subsidiaries under any of the terms, conditions or provisions of (i) any provision of the governing documents of Dorado, (ii) any provision of any contract or agreement or of any bank loan, indenture or credit agreement, in each case to which Dorado is a party, (iii) assuming the governmental filings, approvals, consents and authorizations referred to in Section 4.5(b) are duly and timely made or obtained, any applicable law, ordinance, rule or regulation of any Governmental Authority or (iv) any applicable order, writ, judgment or decree of any court or other competent authority, other than, in the case of (ii), (iii), and (iv) above, for such violations, defaults or other occurrences which would not, individually or in the aggregate, have a Dorado Material Adverse Effect.

(b) Except for (i) any required filings under the HSR Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL or applicable law of other states in which Dorado is qualified to do business, (iii) the applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, and (B) the NYSE, (iv) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses or made in connection with the transfer of interests in or the change of control of ownership in oil and natural gas properties and (v) such other authorizations, consents, approvals or filings the failure of which to obtain or make would not, individually or in the aggregate, have a Dorado Material Adverse Effect or prevent or materially delay consummation of the Merger, or otherwise prevent Dorado from performing its obligations under this Agreement, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Dorado for the execution and delivery by Dorado of this Agreement or the consummation by Dorado of the Merger.  No authorization, consent or approval of any nongovernmental third party is required to be obtained by Dorado for the execution and delivery by Dorado of this Agreement or the consummation by Dorado of the transactions contemplated hereby, including the Merger, except as set forth in Schedule 4.5(b) or where failure to obtain such authorizations, consents or approvals would not prevent or materially delay the consummation of the Merger, or otherwise prevent Dorado from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Dorado Material Adverse Effect.

Section 4.6  Compliance.

(a) Except with respect to employee benefit matters, Tax matters and Environmental Laws, which are addressed exclusively in Sections 4.11, 4.14 and 4.15, respectively, or as set forth in Schedule 4.6, neither Dorado nor any Dorado Subsidiary is in conflict with, or in default or violation of any applicable law, rule, regulation, order, judgment or decree of any Governmental Authority having jurisdiction over it, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Dorado Material Adverse Effect.

(b) None of Dorado, any of the Dorado Subsidiaries, or to the knowledge of Dorado, any director, officer, agent or employee acting on behalf of Dorado or of any of the Dorado Subsidiaries (i) has used any corporate funds for any unlawful contribution, gift, entertainment or anything of value relating to political activity; (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of any of the foregoing; or (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Dorado’s or the Dorado’s Subsidiaries’ businesses.  None of Dorado, any of the Dorado Subsidiaries, or to the knowledge of Dorado, any director, officer, agent or employee of Dorado or any of the Dorado Subsidiaries has received any bribes, kickbacks or other improper payments from vendors, suppliers or other persons. Dorado has no knowledge that any payment made to a person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 4.7  SEC Filings; Financial Statements; Sarbanes-Oxley; Internal Accounting Controls; Disclosure Controls and Procedures.

(a) Dorado has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2007 (collectively, the “Dorado SEC Reports”).  The Dorado SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Dorado SEC Reports, as of the date it was filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Dorado Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 or 15(d) of the Exchange Act.

(b) The historical consolidated financial statements (including any notes thereto) contained in the Dorado SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of Dorado and the consolidated Dorado Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Dorado SEC Reports, the chief executive officer and chief financial officer of Dorado have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the National Securities Exchange, and the statements contained in any such certifications are complete and correct.

(d) Dorado maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Dorado are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Dorado in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Dorado as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Dorado required under the Exchange Act with respect to such reports.

Section 4.8  Absence of Undisclosed Liabilities.  Except as set forth in Schedule 4.8 or the Dorado SEC Reports, neither Dorado nor any of the Dorado Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the consolidated financial statements included in the Dorado SEC Reports or reflected in the notes thereto or (ii) which were incurred in the ordinary course of business, (b) liabilities, obligations or contingencies which (i) would not, individually or in the aggregate, have a Dorado Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements (including the notes thereto) of Dorado and the Dorado Subsidiaries.

Section 4.9  Absence of Certain Changes or Events.

(a) Since December 31, 2008, there has not been any change or event that has had, individually or in the aggregate, a Dorado Material Adverse Effect.

(b) Except as set forth in Schedule 4.9, from December 31, 2008 until the date of this Agreement, except as contemplated by this Agreement, Dorado and the Dorado Subsidiaries have conducted their respective businesses only in the ordinary course and there has not been any (a) change by Dorado in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Dorado and the Dorado Subsidiaries, except insofar as may have been required by GAAP, or (b) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Dorado or any redemption, purchase or other acquisition of any of its securities, except in connection with outstanding options.

Section 4.10  Litigation.  Except with respect to employee benefit matters, Tax matters and Environmental Laws, which are addressed exclusively in Sections 4.11, 4.14 and 4.15, respectively, or as set forth on Schedule 4.10, there is no (a) action, administrative proceeding, lawsuit or governmental inquiry directed against Dorado or any Dorado Subsidiary pending and publicly filed, or, to the knowledge of Dorado, threatened, except for such matters as would not, individually or in the aggregate, have a Dorado Material Adverse Effect, (b) action, administrative proceeding, lawsuit or governmental inquiry pending and publicly filed or, to the knowledge of Dorado, threatened against Dorado or any Dorado Subsidiary that is reasonably likely to materially hinder or impede the consummation of the Transactions, or (c) judgment or settlement obligation outstanding that is directed specifically against Dorado or the Dorado Subsidiaries that would have the effect referred to in clause (b).

Section 4.11  Employee Benefit Plans.

(a) Dorado and the Dorado Subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any applicable local laws) applicable to Dorado Plans sponsored or maintained by Dorado.  Each such Dorado Plan has been operated in material compliance with its terms and has been maintained, in all material respects, in compliance with all provisions of ERISA, the Code and other applicable laws. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Dorado Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Dorado or any of the Dorado Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar applicable laws of foreign jurisdictions. Neither Dorado nor any of the Dorado Subsidiaries or their respective ERISA Affiliates, nor any “party in interest” or “disqualified person” with respect to any Dorado Plan, has engaged in any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(b) Neither Dorado nor any of the Dorado Subsidiaries or ERISA Affiliates maintains or contributes to any plan that is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “Multiemployer Plan” as defined in Section 3(37) of ERISA, (iv) a Multiple Employer Plan, or subject to Section 4063 or 4064 of ERISA, or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9), nor has Dorado or any of the Dorado Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of Dorado or any of the Dorado Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Dorado nor any of the Dorado Subsidiaries or ERISA Affiliates has engaged in any transaction described in Section 4069 or that constitutes a withdrawal under Section 4201 et seq. of ERISA.

(c) Except as set forth on Schedule 4.11(c), neither this Agreement nor the transactions contemplated by this Agreement will result in any forgiveness of indebtedness or obligation to fund benefits with respect to any employee, director, independent contractor, consultant or officer of Dorado or any Dorado Subsidiary, or result in any restriction on the right to merge, amend or terminate any Dorado Plan, or result in any new or increased contribution required to be made to any of the Dorado Plans.

(d) Except as disclosed in Schedule 4.11(d), there is no pending, or, to the knowledge of Dorado, threatened Action (other than claims for benefits in the ordinary course) that has been asserted or instituted against any Dorado Plan, any fiduciaries thereof with respect to their duties to any Dorado Plan or the assets of any of the trusts under any Dorado Plan that could reasonably be expected to result in any material liability of Dorado or any of the Dorado Subsidiaries to any person, the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Dorado Plans under applicable laws of jurisdictions outside the United States, except as would not have a Dorado Material Adverse Effect.

(e) No Dorado Plan is subject to the laws of any jurisdiction outside of the United States.

(f) Except as set forth on Schedule 4.11(f), no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by Dorado or any of the Dorado Subsidiaries has occurred or is reasonably expected to occur. All Dorado Plans that are subject to Section 409A of the Code are in material compliance with the requirements of such Code Section and regulations thereunder.

Section 4.12  Information Supplied.

(a) The Registration Statement will not, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The information supplied or to be supplied by Dorado for inclusion or incorporation by reference in the Joint Proxy Statement will not, at the time the Joint Proxy Statement is first published, sent or given to Redfish Stockholders and Dorado Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Redfish Stockholders Meeting or at the time of the Dorado Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Redfish Stockholders Meeting or the Dorado Stockholders Meeting that shall have become false or misleading in any material respect.

(b) Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Dorado with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement based on information supplied by or on behalf of Redfish and the Redfish Subsidiaries for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 3.12.

Section 4.13  Properties, Oil and Gas Matters.

(a) For purposes of this Agreement, “Dorado Oil and Gas Agreements” means the following types of agreements or contracts to which Dorado or any of the Dorado Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting Dorado or any of the Dorado Subsidiaries’ ability to operate, obtain, explore for or develop interests in a particular geographic area.  Set forth in Schedule 4.13 is a list of all Dorado Oil and Gas Agreements that contain restrictions on Dorado’s or any of the Dorado Subsidiaries’ ability to operate, obtain, explore for or develop interests in a particular geographic area that would reasonably be expected to have a Dorado Material Adverse Effect.

(b) Dorado has furnished to Redfish separate reserve reports prepared by DeGolyer & MacNaughton Engineering containing estimates of the oil and gas reserves that are owned by Dorado and the Dorado Subsidiaries as of December 31, 2008, together with internal reserve reports prepared by Dorado as of a subsequent date (the “Dorado Reserve Reports”). The factual, non-interpretive data relating to the Oil and Gas Properties of Dorado and the Dorado Subsidiaries on which the Dorado Reserve Reports were based for purposes of estimating the oil and gas reserves set forth therein, to the knowledge of Dorado, were accurate in all material respects at the time such data was provided to the reserve engineers. With respect to the proved reserves reflected in the Dorado Reserve Reports, the Dorado Reserve Reports conform in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Dorado Reserve Reports that would reasonably be expected to have a Dorado Material Adverse Effect.

(c) All major items of operating equipment owned or leased by Dorado or the Dorado Subsidiaries are in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated, except as would not, individually or in the aggregate, have a Dorado Material Adverse Effect.

(d) Except for goods and other property sold, used or otherwise disposed of since the dates of the Dorado Reserve Reports in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Dorado SEC Reports, as of the date hereof, Dorado and the Dorado Subsidiaries own or have valid leases or contractual rights to, all equipment and other personal property used or necessary for use in the operation of its Oil and Gas Properties in the manner in which such properties were operated as of the date hereof.

(e) Except for property sold or otherwise disposed of since the dates of the respective Dorado Reserve Reports in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Dorado SEC Reports, Dorado and the Dorado Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Dorado Reserve Reports, in each case relating to the interests referred to therein as of the date of each such report, and in each case as attributable to interests owned by Dorado and the Dorado Subsidiaries, free and clear of any liens, except: (a) liens reflected in the Dorado Reserve Reports or in the Dorado SEC Reports filed prior to the date of this Agreement, (b) Permitted Encumbrances, and (c) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, have a Dorado Material Adverse Effect.

(f) Except as would not have a Dorado Material Adverse Effect, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Dorado and the Dorado Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason.

(g) The Dorado Oil and Gas Agreements affecting any real or personal property given value in the Dorado Reserve Reports, including the Oil and Gas Properties, are in good standing, valid and effective, and the rentals due by Dorado or any of the Dorado Subsidiaries to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, have a Dorado Material Adverse Effect. Dorado and the Dorado Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by Dorado and the Dorado Subsidiaries with respect to their Oil and Gas Properties, except for any nonpayments that individually or in the aggregate would not be reasonably likely to have a Dorado Material Adverse Effect.

(h) Except as would not have a Dorado Material Adverse Effect, all Oil and Gas Properties operated by Dorado or the Dorado Subsidiaries have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable oil and gas leases and applicable law.

(i) Neither Dorado nor any of the Dorado Subsidiaries has produced Hydrocarbons from its Oil and Gas Properties in excess of regulatory allowables or other applicable legal limits on production that could reasonably be expected to result in curtailment of production from any such property, except any such excess production which, individually or in the aggregate, would not have a Dorado Material Adverse Effect.

(j) Except as set forth in Schedule 4.13(j), none of the material Oil and Gas Properties of Dorado or of any of the Dorado Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(k) Except as set forth in Schedule 4.13(k), none of the Oil and Gas Properties of Dorado or of any of the Dorado Subsidiaries are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(l) Neither Dorado nor any of the Dorado Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, Dorado-wide basis, Dorado is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements, except as set forth in Schedule 4.13(l).

Section 4.14  Taxes.

(a) (i) Each of Dorado, the Dorado Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all Returns required to be filed in respect of any Tax that is imposed by the United States, has filed all state and local Returns in respect of a Tax that is material, and has timely paid all Taxes that are shown by such Returns to be due and payable, and (ii) each of Dorado and the Dorado Subsidiaries has established reserves that are adequate in the aggregate for the payment of all Taxes not yet due and payable with respect to the results of operations of Dorado and the Dorado Subsidiaries through the date of this Agreement, and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, except in each case where the failure to file such Returns or pay such Tax or the failure to comply in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes that would not have a Dorado Material Adverse Effect.

(b) Except as set forth in Schedule 4.14(b), no federal income Tax Return of Dorado or the Dorado Subsidiaries is currently subject to examination by the IRS.  Except as set forth in Schedule 4.14(b), no federal, state or local income or franchise tax audit or other administrative proceeding or court proceeding is presently pending with regard to any material amount of Tax for which Dorado or any of the Dorado Subsidiaries would be liable, and no material deficiency which has not yet been paid for any such Tax has been proposed, asserted or assessed against Dorado or any of the Dorado Subsidiaries with respect to any period. Schedule 4.14(b) sets forth the last taxable period through which the federal income Tax Returns of Dorado and the Dorado Subsidiaries have been examined by the IRS or otherwise closed.

(c) Except as set forth in Schedule 4.14(c), neither Dorado nor any of the Dorado Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which Dorado or any of the Dorado Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Dorado or any of the Dorado Subsidiaries.

(d) Neither Dorado nor any of the Dorado Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement other than any such agreement or arrangement all the other parties to which are directly or indirectly wholly owned by Dorado.

(e) Dorado has not been a “distributing corporation” and is not a “controlled corporation,” in either case, with respect to a distribution that was purported or intended to be governed by Section 355 of the Code and that occurred after the date that is two years before the date of this Agreement and will not be a “distributing corporation” with respect to a distribution that is to occur hereafter and that is part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code, of which the Merger is a part.

(f) Neither Dorado nor any of the Dorado Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(g) Except as set forth in Schedule 4.14(g), neither Dorado nor any of the Dorado Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum or agreement with any taxing authority.

(h) Neither Dorado nor any of the Dorado Subsidiaries has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code) or has been included in any “consolidated” “unitary” or “combined” Tax Return (other than returns that include only Dorado and the Dorado Subsidiaries) provided for under any laws of the United States, any foreign jurisdiction, or any state or locality and the none of Dorado nor any of the Dorado Subsidiaries has any liability for the Taxes of any person (other than Dorado or any of the Dorado Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision under any state, local or foreign law, or as a successor or a transferee.

(i) Except as set forth in Schedule 4.14(i), neither Dorado nor any of the Dorado Subsidiaries has made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return filed by Dorado or any of the Dorado Subsidiaries which change in method would require Dorado or any of the Dorado Subsidiaries to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which Dorado or any of the Dorado Subsidiaries has not yet filed a Tax Return; and neither is there any application pending with any Governmental Authority requesting permission for Dorado or any of the Dorado Subsidiaries to make any change in any accounting method, nor has Dorado or any of the Dorado Subsidiaries received any notice that a Governmental Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by Dorado or any of the Dorado Subsidiaries.

(j) Except as set forth in Schedule 4.14(j), neither Dorado nor any of the Dorado Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to Dorado’s knowledge will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of Dorado or any of the Dorado Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar legal requirement).

(k) Except as set forth in Schedule 4.14(k), neither Dorado nor any of the Dorado Subsidiaries has received written notification from a Governmental Authority in a jurisdiction where Dorado or the Dorado Subsidiaries do not file Tax Returns that any of them are or may be subject to taxation by that jurisdiction. Neither Dorado nor any of the Dorado Subsidiaries has commenced activities in any jurisdiction which would reasonably be expected to require Dorado or any of the Dorado Subsidiaries to make an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period.

Section 4.15  Environmental Matters.  Except as set forth in Schedule 4.15:

(a) Each of Dorado and the Dorado Subsidiaries and their respective properties is in compliance with all applicable Environmental Laws, except for such instances of noncompliance that, individually or in the aggregate, would not have a Dorado Material Adverse Effect.

(b) Each of Dorado and the Dorado Subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Dorado Material Adverse Effect.

(c) There are no pending or, to the knowledge of Dorado, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Dorado or any of the Dorado Subsidiaries or affecting any of their respective properties under any Environmental Laws that, individually or in the aggregate, would have a Dorado Material Adverse Effect.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Dorado makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 4.15.

Section 4.16  Dorado Intellectual Property.  Except as would not have a Dorado Material Adverse Effect:

(a) Dorado and the Dorado Subsidiaries own, or are licensed to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Dorado Intellectual Property”) used in and necessary for the conduct of their business as it is currently conducted.

(b) To the knowledge of Dorado, the use of Dorado Intellectual Property by Dorado and the Dorado Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which Dorado or the Dorado Subsidiaries acquired the right to use such Dorado Intellectual Property.

(c) To the knowledge of Dorado, no third party is challenging, infringing on or otherwise violating any right of Dorado or the Dorado Subsidiaries in the Dorado Intellectual Property.

(d) Neither Dorado nor any of the Dorado Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any material Dorado Intellectual Property used in and necessary for the conduct of Dorado’s business as it is currently conducted.

Section 4.17  Derivative Transactions and Hedging.  Schedule 4.17 contains a complete and correct list as of October 30, 2009 of all outstanding commodity or financial hedging positions entered into by Dorado or any of the Dorado Subsidiaries or for the account of any of its customers as of the date of this Agreement pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Dorado and the Dorado Subsidiaries, and were, and will be, entered into with counterparties believed at the time and currently to be financially responsible. Dorado and each of the Dorado Subsidiaries have, and will have, duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Dorado, there are and will be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions thereof by any party thereunder, except as would not have a Dorado Material Adverse Effect.

Section 4.18  FERC Jurisdiction.  Except as set forth in Schedule 4.18, any gas gathering system constituting a part of the properties of Dorado or the Dorado Subsidiaries and material to the operations of Dorado and the Dorado Subsidiaries considered as a single enterprise has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted by the FERC under Section 1(b) of the NGA; none of the properties has been or is certificated by the FERC under Section 7(c) of the NGA or to the knowledge of Dorado is now subject to FERC jurisdiction under the NGA; and none of the properties has been or is providing service pursuant to Section 311 of the Natural Gas Policy Act of 1978.

Section 4.19  Insurance.  Each of Dorado and the Dorado Subsidiaries maintain insurance with financially responsible insurers in such amounts with such deductibles and covering such risks and losses as are in accordance with normal industry practice for companies engaged in similar businesses. Copies of all material insurance policies maintained by Dorado and the Dorado Subsidiaries and all material financial agreements between insurance companies, on the one hand, and Dorado and any of the Dorado Subsidiaries, on the other hand, have been made available to Redfish. Except as would not have a Dorado Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid and none of Dorado or any of the Dorado Subsidiaries is in material default thereunder. Neither Dorado nor any of the Dorado Subsidiaries has received any written or, to the knowledge of Dorado, oral notice of cancellation or termination with respect to any such insurance policy of Dorado or any of the Dorado Subsidiaries. To the knowledge of Dorado, there is no material claim pending under any such policy as to which coverage has been denied or disputed.

Section 4.20  Labor Matters.  Except for such matters that would not have, individually or in the aggregate, a Dorado Material Adverse Effect, neither Dorado nor any of the Dorado Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Dorado or any of the Dorado Subsidiaries and, to the knowledge of Dorado, no such investigation is in progress. Except for such matters that would not have, individually or in the aggregate, a Dorado Material Adverse Effect, (i) there are no (and there have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of Dorado or any of the Dorado Subsidiaries (the “Dorado Employees”), (ii) to the knowledge of Dorado, there is no (and there has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against Dorado or any of the Dorado Subsidiaries, (iii) there is no (and there has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Dorado, threatened against Dorado or any of the Dorado Subsidiaries, (iv) there is no (and there has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the knowledge of Dorado, threatened with respect to Dorado Employees, and (v) Dorado and the Dorado Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither Dorado nor any of the Dorado Subsidiaries has any liabilities under the WARN Act or any similar state or local law as a result of any action taken by Dorado that would have, individually or in the aggregate, a Dorado Material Adverse Effect. Neither Dorado nor any of the Dorado Subsidiaries is a party to any collective bargaining agreement. Except as would not have, individually or in the aggregate, a Dorado Material Adverse Effect, all individuals that have been or that are classified by Dorado as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of Dorado.

Section 4.21  Transactions with Certain Persons.  Except as disclosed in the Dorado SEC Reports or as set forth in Schedule 4.21, neither Dorado nor any of the Dorado Subsidiaries is a party to any contract, agreement or arrangement (other than ordinary course directors’ compensation and indemnification arrangements or pursuant to any Dorado Plan) with any director or officer of Dorado, the value of which exceeds $120,000.

Section 4.22  Material Contracts.

(a) As of the date of this Agreement, except for (i) this Agreement, (ii) Dorado Plans, (iii) contracts filed as an exhibit to or incorporated by reference in a Dorado SEC Report filed prior to the date hereof, (iv) contracts related to properties or operations that have been, or are under contract to be, purchased or sold or otherwise disposed of or are in the process of being purchased or sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in Dorado SEC Reports, or (v) as otherwise set forth on Schedule 4.22, neither Dorado nor any of the Dorado Subsidiaries is a party to or bound by any contract (whether written or oral) that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between Dorado and the Dorado Subsidiaries) relating to indebtedness in an amount in excess of $15 million individually;

(iii) a contract, lease or license (including any seismic license agreement) (x) pursuant to which Dorado or any of the Dorado Subsidiaries paid amounts in excess of $15 million individually within the 12 month period prior to the date of this Agreement or (y) that is material to Dorado and the Dorado Subsidiaries taken as a whole;

(iv) a contract that purports to limit materially the right of Dorado or any of its affiliates to engage or compete in any line of business in which Dorado or the Dorado Subsidiaries is engaged or to compete with any person or operate in any location;

(v) a contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of Dorado and the Dorado Subsidiaries taken as a whole; or

(vi) a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by Dorado or any of the Dorado Subsidiaries that is material to Dorado and the Dorado Subsidiaries taken as a whole.

All contracts of the type described in this Section 4.22(a) together with the contracts for the sale of Hydrocarbons produced from any of Dorado’s or the Dorado Subsidiaries’ properties described in the Dorado Reserve Reports that are not terminable on 60 days’ notice and are set forth on Schedule 4.22, are referred to herein as the “Dorado Material Contracts.”

(b) Other than as a result of the expiration or termination of any Dorado Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Dorado Material Adverse Effect, (i) each Dorado Material Contract is valid and binding on Dorado and any of the Dorado Subsidiaries that is a party thereto, as applicable, and is valid and binding on the other party or parties thereto, and in full force and effect, (ii) Dorado and each of the Dorado Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Dorado Material Contract, and (iii) neither Dorado nor any of the Dorado Subsidiaries has knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Dorado or of any of the Dorado Subsidiaries or of any other party under any such Dorado Material Contract.

Section 4.23  Opinion of Financial Advisor.  J.P. Morgan Securities Inc. (the “Dorado Financial Advisor”) has delivered to the Dorado Board of Directors its written opinion dated the date hereof to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid by Dorado in the proposed Merger is fair, from a financial point of view, to Dorado. An executed copy of the opinion has been or will promptly be made available to Redfish.

Section 4.24  Brokers.  No broker, finder or investment banker (other than the Dorado Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Dorado.

Section 4.25  Required Dorado Stockholder Vote.  The affirmative vote of a majority of the then outstanding shares of Dorado Common Stock is the only vote of the holders of any class or series of Dorado capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby (including the Merger) (such vote, the “Dorado Stockholder Approval”), and no other vote of the holders of any class or series of Dorado capital stock or other Dorado securities is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.26  Ownership of Shares of Redfish Common Stock.  Neither Dorado nor any other Dorado Subsidiary beneficially owns any shares of Redfish Common Stock or any other security of Redfish.

Section 4.27  Financing.  Prior to the date of this Agreement, Dorado has received and delivered to Redfish a true and complete copy of the commitment letter from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (the “Financing Sources”) that relates to the provision of all of the financing for immediately available cash funds (the “Funds”) sufficient, together with cash on hand of Dorado, (i) to pay the cash portion of the Merger Consideration and (ii) for any other amounts payable by Dorado under this Agreement (such commitment letter, together with all agreements, arrangements or undertakings related thereto and all schedules, annexes, exhibits or other attachments thereto (except that amounts of fees payable under documents relating solely to fee arrangements in connection therewith may be redacted) collectively, the “Commitment Letter”). The Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect. Dorado has fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date hereof. The Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Dorado and does not restrict any transfer of funds from Dorado in connection with the Merger or other matters contemplated by this Agreement. There are no conditions precedent or other contingencies related to advances under the Commitment Letter, other than as explicitly set forth in the Commitment Letter. No event has occurred that, with or without notice, lapse of time, or both, would constitute a default on the part of Dorado under the Commitment Letter. Dorado and its affiliates (as applicable) are in a position to satisfy timely all conditions to be satisfied by them to advances under the Commitment Letter, and Dorado has no reason to believe that any conditions to advances contemplated by the Commitment Letter will not be satisfied or that such advances will not be made to Dorado at the times set forth in this Agreement in order to satisfy Dorado’s obligations herein. Subject to Dorado’s receipt thereof on or before the Closing Date, on the Closing Date, the aggregate proceeds of the financings provided for in the Commitment Letter, together with available funds (in cash or cash equivalents) of Dorado (details in respect of which have been delivered by Dorado to Redfish prior to the date of this Agreement), would equal or exceed the amount of the Funds.

ARTICLE V

Conduct Of Business

Section 5.1  Redfish Conduct of Business.  Redfish covenants and agrees that, between the date of this Agreement and the Effective Time, unless Dorado shall otherwise agree in writing, which consent may not be unreasonably withheld, delayed or conditioned, and except for transactions between or among Redfish and the Redfish Subsidiaries, the businesses of Redfish and the Redfish Subsidiaries shall be conducted only in, and Redfish and the Redfish Subsidiaries shall not take any action, except in (i) the ordinary course of business and in a manner consistent with past practice in all material respects or (ii) a manner as contemplated by this Agreement or by the schedules hereto; and Redfish shall use its commercially reasonable efforts to preserve substantially intact the business organization of Redfish and the Redfish Subsidiaries, to keep available the services of the current officers, employees and consultants of Redfish and the Redfish Subsidiaries and to preserve the current relationships of Redfish and the Redfish Subsidiaries with customers, suppliers and other persons with which Redfish or any Redfish Subsidiary has significant business relations. Except as contemplated or permitted by this Agreement or as set forth in Schedule 5.1, or to the extent that Dorado shall otherwise consent in writing, which consent may not be unreasonably withheld, delayed or conditioned, neither Redfish nor any Redfish Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Dorado:

(a) except to the extent required to comply with applicable law, amend or otherwise change, or waive any provision of, its certificate of incorporation or bylaws or equivalent organizational documents or amend or otherwise change, or waive any provision of, the Rights Agreement;

(b) issue, sell, register for sale, pledge, dispose of, grant, encumber or authorize the issuance, sale, registration, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of Redfish or any Redfish Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Redfish or any Redfish Subsidiary (except for the issuance of shares of Redfish Common Stock issuable pursuant to Options outstanding on the date of this Agreement) or (ii) any material assets or properties of Redfish or any Redfish Subsidiary, except (A) in the ordinary course of business and in a manner consistent with past practice or (B) pledges of assets and properties required by any financing document to which Redfish or a Redfish Subsidiary is a party on the date hereof, as that document is in effect on the date hereof;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set-asides, dividends and other distributions made to or from any Redfish Subsidiary to Redfish and except for MLP regular quarterly distributions declared, set aside or paid in the ordinary course of business);

(d) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except in connection with (i) the exercise of Options, (ii) the withholding of shares upon the vesting of restricted stock to satisfy income tax withholding requirements, (iii) the expiration of Redfish Rights as contemplated by Section 6.13, or (iv) transactions between Redfish and its wholly owned subsidiaries and transactions among Redfish’s wholly owned subsidiaries;

(e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, other than acquisitions for consideration of not more than $15,000,000 in the aggregate; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than obligations of Redfish or of any of the Redfish Subsidiaries), or make any loans or advances, except (A) in the ordinary course of business and in a manner consistent with past practice, (B) borrowings to refinance existing indebtedness or (C) borrowings to finance any acquisitions permitted by the terms of this Section 5.1; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (e);

(f) (i) increase materially the compensation payable or to become payable to, or grant any severance or termination pay to, any officer or employee, except in accordance with past practice or pursuant to contractual arrangements existing on the date hereof or Redfish’s Employee Severance Protection Plan as in effect on the date hereof (the “Employee Severance Protection Plan”); (ii) enter into or amend any employment or severance agreement with, any director, officer or other employee of Redfish or any Redfish Subsidiary, except (A) in the ordinary course of business and in a manner consistent with past practice; (B) as required pursuant to existing contractual arrangements or policies; or (C) as required by applicable law, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except (A) in the ordinary course of business and in a manner consistent with past practice, (B) as required pursuant to existing contractual arrangements or policies or as provided for in this Agreement or (C) as required by applicable law;

(g) pay, discharge, settle or satisfy any material litigation, arbitration, proceeding, claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, payment, discharge or satisfaction in the ordinary course of business and not exceeding the amount reserved against in the financial statements contained in the Redfish SEC Reports, where the amounts paid or to be paid are fully covered by insurance maintained by Redfish or in an amount less than $10 million in the aggregate;

(h) agree to take in writing, or otherwise, any of the actions described in paragraphs (a) through (g) of this Section 5.1 or any action which would result in any of the conditions to the Merger not being satisfied (other than as contemplated by this Agreement);

(i) Redfish shall not, and shall not permit any of the Redfish Subsidiaries to, make any capital expenditures in any fiscal quarter exceeding its capital expenditure budget (a copy of which is attached as Schedule 5.1(i)) for such fiscal quarter by more than $25 million;

(j) Redfish shall not, and shall not permit any of the Redfish Subsidiaries to, purchase, sell, transfer, assign, farm-out, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $25 million in the aggregate;

(k) Redfish shall not, and shall not permit any of the Redfish Subsidiaries to, enter into any Derivative Transactions which would result in more than 70% of Redfish’s oil production or more than 70% of Redfish’s natural gas production being hedged beyond the year ending December 31, 2011;

(l) Redfish shall not, and shall not permit any of the Redfish Subsidiaries to, enter into, renew, extend, materially amend or terminate any Redfish Material Contract or Contracts if the amount involved exceeds $15 million in the aggregate;

(m) Redfish shall not, and shall not permit any of the Redfish Subsidiaries to, change its methods of accounting (other than Tax accounting, which shall be governed by clause (n) below), except in accordance with changes in GAAP as concurred in by Redfish’s independent auditors;

(n) Redfish shall not, and shall not permit any of the Redfish Subsidiaries to, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling; or

(o) Redfish shall not, and shall not permit any of the Redfish Subsidiaries to, enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction that would be an Affiliate Transaction if such transaction occurred prior to the date hereof.

Section 5.2  Dorado Conduct of Business.  Dorado covenants and agrees that, between the date of this Agreement and the Effective Time, unless Redfish shall otherwise agree in writing, which consent may not be unreasonably withheld, delayed or conditioned, and except for transactions between or among Dorado and the Dorado Subsidiaries, the businesses of Dorado and the Dorado Subsidiaries shall be conducted only in, and Dorado and the Dorado Subsidiaries shall not take any action, except in (i) the ordinary course of business and in a manner consistent with past practice in all material respects or (ii) a manner as contemplated by this Agreement or by Schedule 5.2 hereto; and Dorado shall use its commercially reasonable efforts to preserve substantially intact the business organization of Dorado and the Dorado Subsidiaries, to keep available the services of the current officers, employees and consultants of Dorado and the Dorado Subsidiaries and to preserve the current relationships of Dorado and the Dorado Subsidiaries with customers, suppliers and other persons with which Dorado or any Dorado Subsidiary has significant business relations. Except as contemplated or permitted by this Agreement or as set forth in Schedule 5.2, or to the extent that Redfish shall otherwise consent in writing, which consent may not be unreasonably withheld, delayed or conditioned, neither Dorado nor any Dorado Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Redfish:

(a) except to the extent required to comply with applicable law, amend or otherwise change, or waive any provision of, its certificate of incorporation or bylaws or equivalent organizational documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set-asides, dividends and other distributions made to or from any Dorado Subsidiary and Dorado or transactions between Dorado and its wholly owned subsidiaries and transactions among Dorado’s wholly owned subsidiaries);

(c) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except in connection with the exercise of options or the withholding of shares upon the vesting of restricted stock to satisfy income tax withholding requirements;

(d) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, other than acquisitions for consideration of not more than $30,000,000 in the aggregate; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than Dorado or any of the Dorado Subsidiaries), or make any loans or advances, except (A) in the ordinary course of business and in a manner consistent with past practice, (B) borrowings to refinance existing indebtedness or (C) borrowings to finance any acquisitions permitted by the terms of this Section 5.2; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (d); or

(e) agree to take in writing, or otherwise, any of the actions described in paragraphs (a) through (d) of this Section 5.2 or any action which would result in any of the conditions to the Merger not being satisfied (other than as contemplated by this Agreement).

ARTICLE VI

Additional Agreements

Section 6.1  Proxy Statement; Stockholders Meeting.

(a) Dorado and Redfish shall cooperate and promptly prepare the Registration Statement and the Joint Proxy Statement and shall file the Registration Statement in which the Joint Proxy Statement will be included as a prospectus with the SEC as soon as reasonably practicable after the date hereof. Dorado and Redfish shall cooperate to respond promptly to any comments made by the SEC and otherwise use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Subject to applicable laws, Dorado and Redfish each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation and filing of the Joint Proxy Statement and the Registration Statement as provided for hereunder. Each of Dorado and Redfish agree to promptly correct any information provided by it for use in the Joint Proxy Statement or the Registration Statement which shall have become false or misleading in any material respect. Each of Dorado and Redfish shall cause the Joint Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, Dorado or Redfish, as applicable, shall inform the other promptly of such occurrence and cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail that amendment or supplement to stockholders of Dorado and/or Redfish. Dorado shall use reasonable best efforts, and Redfish shall cooperate with Dorado, to obtain any and all state securities laws or “blue sky” permits, approvals and registrations necessary in connection with the issuance of Dorado Common Stock pursuant to the Merger.

(b) Dorado shall cause the Registration Statement (and Dorado and Redfish will cause the Joint Proxy Statement, each to the extent that it provides information to be contained therein), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and Redfish shall furnish to Dorado true, accurate and complete information in all material respects relating to Redfish and holders of Redfish Common Stock and Options as is required to be included therein. Dorado shall advise Redfish, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Dorado Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comment or request for additional information by the SEC with respect to the Registration Statement.

(c) Each of Dorado and Redfish shall ensure that the information provided by it for inclusion in the Joint Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Dorado and Redfish, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Registration Statement nor the Joint Proxy Statement nor any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of Redfish or Dorado without the approval of both Dorado and Redfish (which approval will not be unreasonably withheld, delayed or conditioned), but with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Joint Proxy Statement, this right of approval will apply only with respect to information relating to the other party or its business, financial condition or results of operations; and, further, Redfish or Dorado, in connection with a Redfish Adverse Recommendation Change or a Dorado Adverse Recommendation Change, as the case may be, may amend or supplement the Joint Proxy Statement or Registration Statement (including by incorporation by reference) to effect such a Redfish Recommendation Change or Dorado Adverse Recommendation Change, and in such event, this right of approval will apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(e) Redfish, acting through the Redfish Board of Directors, shall, in accordance with applicable law and Redfish’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Redfish Stockholders Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Redfish Stockholder Approval. The Redfish Board of Directors shall, subject to Section 6.3(b), recommend the adoption and approval of this Agreement at the Redfish Stockholders Meeting (the “Redfish Recommendation”), include such recommendation in the Joint Proxy Statement and use its reasonable best efforts to obtain the Redfish Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 8.1 and in compliance with Section 6.3, Redfish, regardless of whether the Redfish Board of Directors has approved, endorsed or recommended an Acquisition Proposal for Redfish or has withdrawn, modified or amended the Redfish Recommendation, will submit this Agreement for approval by Redfish Stockholders at the Redfish Stockholders Meeting.

(f) Dorado, acting through the Dorado Board of Directors, shall, in accordance with applicable law and Dorado’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Dorado Stockholders Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Dorado Stockholder Approval. The Dorado Board of Directors shall recommend the adoption and approval of this Agreement at the Dorado Stockholders Meeting (the “Dorado Recommendation”), include such recommendation in the Joint Proxy Statement and use its reasonable best efforts to obtain the Dorado Stockholder Approval. The Dorado Board of Directors may not withhold or withdraw or, in a manner adverse to Redfish, modify or qualify the Dorado Recommendation (or publicly propose to, or publicly state that it intends to, withhold or withdraw or so modify or qualify the Dorado Recommendation) (any such actions being a “Dorado Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Dorado Stockholder Approval, and subject to Dorado compliance at all times with the provisions of this Section 6.1(f) and Section 6.6, the Dorado Board of Directors may make a Dorado Adverse Recommendation Change in response to an Intervening Event if the Dorado Board of Directors concludes in good faith (after consultation with outside legal counsel and, if appropriate, its financial advisor) that the failure to take such action would breach its fiduciary duties under applicable law. However, the Dorado Board of Directors will not be entitled to exercise its right to make a Dorado Adverse Recommendation Change unless Dorado provides written notice to Redfish (a “Dorado Notice”), at least four business days before taking such action, of its intention to do so and Dorado otherwise complies with this Section 6.1(f). A Dorado Notice shall include a description of the Intervening Event. If requested by Redfish, Dorado shall engage in good faith negotiations with Redfish, during the four business day period after Redfish’s receipt of a Dorado Notice, to amend this Agreement in such a manner such that the failure by the Dorado Board of Directors to make a Dorado Adverse Recommendation Change would no longer cause such board to be in breach of its fiduciary duties under applicable law. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 8.1, Dorado will, regardless of whether Dorado has withdrawn, modified or amended the Dorado Recommendation, submit this Agreement for approval by the Dorado Stockholders at the Dorado Stockholders Meeting. The term “Intervening Event” means, with respect to either party, a material event or circumstance that was not known or reasonably foreseeable to the board of directors of such party on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such board of directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the board of directors of such party prior to the time at which such party receives the Redfish Stockholder Approval or Dorado Stockholder Approval, as applicable; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal for Dorado or of information or any communication that could lead to any acquisition by Dorado of any business or assets other than Redfish, or any consequence thereof, (ii) any failure to arrange or receive the Financing or any Alternate Financing, or any of the terms or consequences of the Financing or any Alternate Financing, or (iii) any change in, or event or condition generally affecting, the oil and natural gas industry or exploration and production companies, including, without limitation, any change in oil or natural gas prices or price differentials.

(g) Notwithstanding anything to the contrary contained in this Agreement, Dorado or Redfish, after consultation with the other party hereto, may adjourn or postpone the Dorado Stockholders Meeting or the Redfish Stockholders Meeting, as applicable, to the extent it believes in good faith is necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to its stockholders or, if as of the time for which the Dorado Stockholders Meeting or the Redfish Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Dorado Common Stock or Redfish Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or to obtain approval of the matters to be considered thereat, or, regarding the Dorado Stockholders Meeting to the extent Dorado believes in good faith is necessary in order to facilitate securing the Financing as near as practicable to the time of the Dorado Stockholder Meeting.

(h) Prior to the Effective Time, Dorado shall use all reasonable efforts to obtain authorization for listing on the New York Stock Exchange of the shares of Dorado Common Stock issuable and required to be reserved for issuance in connection with the Merger, subject to official notice of issuance.

(i) Each of Redfish and Dorado will use reasonable best efforts to hold the Redfish Stockholders Meeting and the Dorado Stockholders Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

Section 6.2  Access to Information; Confidentiality.

(a) To the extent not restricted by third-party agreement or applicable law, each of Dorado and Redfish will afford the other and the other’s employees, representatives, consultants, attorneys, investment bankers, agents, lenders and other advisors reasonable access during normal business hours to all of its facilities, properties, personnel, books and records. Any such investigation shall be conducted in a manner that minimizes any interference with the operations of Dorado and Redfish, as the case may be. Each of Dorado and Redfish may, at their own expense, photocopy information it reviews, subject to applicable third-party approvals. Each of Dorado and Redfish agrees to indemnify and hold the other party harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of Dorado or Redfish, as the case may be, and any loss, damage to or destruction of any property owned by Dorado or Redfish or any other person or entity (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of their respective representatives during any visit to the other’s business or property sites prior to the Effective Time, whether pursuant to this Section 6.2 or otherwise. Neither Dorado nor Redfish, nor any of their respective employees, representatives, consultants, attorneys, investment bankers, agents, lenders or other advisors, shall conduct any environmental testing or sampling on any of the business or property sites of the other party prior to the Effective Time without the prior written consent of the other party.

(b) To the extent permitted by applicable law, in order to facilitate the continuing operation of Redfish by Dorado without disruption and to assist in an achievement of an orderly transition in the ownership and management of Redfish, until the Effective Time, Redfish and Dorado shall cooperate reasonably with each other to effect an orderly transition including, without limitation, with respect to communications with employees.

(c) Any information obtained by either party hereto or its employees, representatives, consultants, attorneys, investment bankers, agents, lenders and other advisors under this Section 6.2 shall be subject to the confidentiality and use restrictions contained in those certain letter agreements between Redfish and Dorado dated September 30, 2009 and October 19, 2009 (the “Confidentiality Agreements”).

(d) Nothing in this Section 6.2 shall require Dorado or Redfish to provide any information which it reasonably believes it may not provide to the other by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which Dorado or Redfish (or any of their respective subsidiaries) is required to keep confidential by reason of contract, agreement or understanding with third parties in effect on the date hereof.

Section 6.3  No Solicitation.

(a) Except as expressly contemplated by this Agreement, neither Redfish nor any of the Redfish Subsidiaries may, and Redfish and the Redfish Subsidiaries shall direct their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, (i) directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal for Redfish, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Redfish or any of the Redfish Subsidiaries or afford access to the properties, books or records of Redfish or any of the Redfish Subsidiaries to any person that has made an Acquisition Proposal for Redfish or to any person in contemplation of an Acquisition Proposal for Redfish, or (iii) accept an Acquisition Proposal for Redfish or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal for Redfish (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.3) or (B) requiring, intended to cause, or which could reasonably be expected to cause Redfish to abandon, terminate or fail to consummate the Merger (any agreement, arrangement or understanding referred to in this clause (iii), an “Acquisition Agreement”). Any violation of any of the foregoing restrictions by any Redfish Subsidiary, by any director or executive officer of Redfish, or by any other representative of Redfish or any Redfish Subsidiary acting at the direction of the Redfish Board of Directors or any director or executive officer of Redfish, will constitute a breach of this Agreement by Redfish. Notwithstanding anything to the contrary in this Agreement, Redfish and the Redfish Board of Directors may take any action described in clause (ii) or (iii) of this Section 6.3(a) with respect to a third party if at any time after the execution of this Agreement and prior to obtaining the Redfish Stockholder Approval (w) Redfish receives a written Acquisition Proposal for Redfish from that third party (and an Acquisition Proposal for Redfish from that third party was not during that time period initiated, solicited, knowingly encouraged or knowingly facilitated in violation of this Section 6.3 by Redfish, by any Redfish Subsidiary, by any executive officer or director of Redfish, or by any other representative of Redfish or any Redfish Subsidiary acting at the direction of the Redfish Board of Directors or any director or executive officer of Redfish), and (x) the Redfish Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or could reasonably be expected to lead to a Superior Proposal, but Redfish may not deliver any information to that third party without entering into an Acceptable Confidentiality Agreement and (y) Redfish has previously disclosed or concurrently discloses or makes available the same information, if any, to Dorado as it makes available to that third party and provides to Dorado a copy of the Acceptable Confidentiality Agreement that Redfish entered into with that third party. Nothing contained in this Section 6.3 shall prohibit Redfish or the Redfish Board of Directors from taking and disclosing to the Redfish Stockholders a position with respect to an Acquisition Proposal for Redfish contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, that is not coupled with an express rejection of any applicable Acquisition Proposal for Redfish or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Redfish Adverse Recommendation Change. Any action permitted by this Section 6.3(a) shall not constitute a breach of Redfish’s representations, warranties or covenants in this Agreement.

(b) Neither (i) the Redfish Board of Directors nor any committee thereof may directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Dorado), or propose publicly to withdraw (or amend or modify in a manner adverse to Dorado), the approval, recommendation or declaration of advisability by the Redfish Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal for Redfish (any action described in this clause (i) being referred to as a “Redfish Adverse Recommendation Change”) nor (ii) shall Redfish or any of the Redfish Subsidiaries execute or enter into an Acquisition Agreement. Notwithstanding the foregoing or Section 6.3(e), at any time prior to obtaining the Redfish Stockholder Approval, and subject to Redfish’s compliance at all times with the provisions of this Section 6.3 and Section 6.6, the Redfish Board of Directors may (v) in response to a Superior Proposal, make a Redfish Adverse Recommendation Change and enter into an Acquisition Agreement but only so long as Redfish terminates this Agreement pursuant to, and concurrently complies with all the provisions of, Section 8.1(d)(ii) and 8.3 and (w) make a Redfish Adverse Recommendation Change in response to an Intervening Event if the Redfish Board of Directors concludes in good faith (after consultation with outside legal counsel) that the failure to take such action would breach its fiduciary duties under applicable law. However, the Redfish Board of Directors will not be entitled to exercise its right to make a Redfish Adverse Recommendation Change unless Redfish provides written notice to Dorado (a “Redfish Notice”), at least four business days before taking such action, of its intention to do so and Redfish otherwise complies with this Section 6.3(b). A Redfish Notice shall (i) if the Redfish Board of Directors intends to make a Redfish Adverse Recommendation Change in response to an Acquisition Proposal for Redfish that constitutes a Superior Proposal, specify the material terms and conditions of that Superior Proposal and identify the person or group making that Superior Proposal, or (ii) if the Redfish Board of Directors intends to make a Redfish Adverse Recommendation Change in response to an Intervening Event, include a description of the Intervening Event. Redfish will not be entitled to exercise its right to make a Redfish Adverse Recommendation Change under clause (v) above and enter into an Acquisition Agreement in response to a Superior Proposal (x) until four business days after Redfish provides a Redfish Notice to Dorado and (y) if during that four business day period, Dorado proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Redfish Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of that alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Redfish Stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal in response to any alternative transaction proposal (including any modifications to the terms of this Agreement) by Dorado will require a new Redfish Notice and a new two business day period under this Section 6.3(b)). If requested by Dorado, Redfish shall engage in good faith negotiations with Dorado, during the four or two business day period after Dorado’s receipt of a Redfish Notice specifying that the Redfish Board of Directors intends to make a Redfish Adverse Recommendation Change in response to an Intervening Event, to amend this Agreement in such a manner such that the failure by the Redfish Board of Directors to make a Redfish Adverse Recommendation Change would no longer cause such board to be in breach of its fiduciary duties under applicable law. Notwithstanding anything in this Agreement to the contrary, disclosure (including without limitation the public disclosure) by Redfish of any Acquisition Proposal for Redfish and the operation of this Agreement with respect thereto shall not be deemed to be a Redfish Adverse Recommendation Change, so long as Redfish includes in any such disclosure a statement that the Redfish Board of Directors has not changed its recommendation with respect to this Agreement.

(c) In addition to the obligations of Redfish and Dorado set forth in paragraphs (a) and (b) of this Section 6.3, as promptly as practicable after receipt thereof, Redfish shall advise Dorado in writing of any Acquisition Proposal for Redfish received from any person, and the terms and conditions of such Acquisition Proposal for Redfish, and Redfish shall promptly provide to Dorado copies of any written materials received by Redfish from such person in connection with any of the foregoing, and the identity of the person or group of persons making any such Acquisition Proposal for Redfish. Redfish shall provide simultaneously to Dorado any non-public information concerning itself or the Redfish Subsidiaries provided to any such other person or group in connection with any Acquisition Proposal for Redfish that was not previously provided to Dorado. Redfish shall keep Dorado fully informed of the status of any Acquisition Proposal for Redfish (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Redfish shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, except, with respect to any such agreement in effect prior to the date hereof, in response to a request therefor from the other party thereto, if that other party initiated the communication that ultimately led to that request, and then only to the extent necessary to enable that other party to make an inquiry, submit a proposal or initiate discussions that, in any such event, would not result from or constitute a violation by Redfish or any of the Redfish Subsidiaries of any of their obligations under this Section 6.3.

(d) For purposes of this Agreement “Acquisition Proposal,” with respect to any entity, means any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 15% or more of the net revenues, net income or the assets (based on the fair market value thereof) of such entity and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities or capital stock of such entity or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of such entity or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of such entity and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to Redfish made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of Redfish and the Redfish Subsidiaries, taken as a whole, or (B) 50% or more of the then outstanding equity securities of Redfish, in each case on terms that a majority of the board of directors of Redfish determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modification to the terms of this Agreement) proposed by any other party in response to that Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to the Redfish Stockholders (in their capacity as stockholders) than the transactions contemplated hereby and any alternative transaction (including any modification to the terms of this Agreement) proposed by Dorado pursuant to this Section 6.3. For purposes of this Agreement the term “Acceptable Confidentiality Agreement” means a confidentiality agreement executed by Redfish and the applicable counterparty having confidentiality provisions that are at least as favorable to Redfish as those of the Confidentiality Agreements.

(e) Immediately after the execution and delivery of this Agreement, Redfish will, and will cause the Redfish Subsidiaries to, and Redfish and the Redfish Subsidiaries will use their reasonable best efforts to cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, terminate any activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal for Redfish. Redfish shall (i) take the necessary steps to inform promptly its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.3 and (ii) request each person who has heretofore executed a confidentiality agreement in connection with that person’s consideration of acquiring Redfish or any material portion thereof to return or destroy all confidential information heretofore furnished to that person by or on its behalf to the extent such request is permitted or contemplated by that confidentiality agreement.

Section 6.4  Directors’ and Officers’ Indemnification and Insurance.

(a) The certificate of incorporation of Dorado and each of its subsidiaries which before the Merger were Redfish Subsidiaries shall contain provisions no less favorable with respect to indemnification and advancement of expenses than are set forth in the certificate of incorporation of Redfish or such Redfish Subsidiary as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of Redfish or any of the Redfish Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement).

(b) From and after the Effective Time, the Surviving Entity, shall, to the fullest extent permitted under applicable law, indemnify and hold harmless and advance expenses to, each present and former director, officer, employee, fiduciary and agent of Redfish and each Redfish Subsidiary and each person who served as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Redfish or any Redfish Subsidiary (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and, collectively the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the later of the date of this Agreement or the Effective Time, in each case to the fullest extent permitted under the DGCL (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under the DGCL). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain Redfish’s regularly engaged legal counsel or other counsel (including local counsel) satisfactory to them, and Redfish or the Surviving Entity, as the case may be, shall promptly pay the reasonable fees and expenses of such counsel, after statements therefor are received and (ii) Redfish and the Surviving Entity shall use all reasonable efforts in the vigorous defense of any such matter; provided, however, that neither Redfish nor the Surviving Entity shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that neither Redfish nor the Surviving Entity shall be obligated pursuant to this Section 6.4(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of Redfish or the Surviving Entity; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c) For a period of six years after the Effective Time, the Surviving Entity shall maintain in effect the current directors’ and officers’ liability insurance policies maintained by Redfish and the Redfish Subsidiaries (provided that the Surviving Entity may substitute therefor third-party policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time; provided, that the Surviving Entity shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by Redfish prior to the date hereof (the amount of which premium is set forth in Schedule 6.4), but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) In the event the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 6.4.

(e) The Surviving Entity shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.4.

(f) The obligations of Redfish and Dorado under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 6.4 applies without the consent of each affected director, officer, employee, fiduciary or agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 6.4 applies shall be third-party beneficiaries of this Section 6.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation, bylaws or other governing documents of Redfish or its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise.

Section 6.5  Notification of Certain Matters.  Redfish shall give prompt notice to Dorado, and Dorado shall give prompt notice to Redfish, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of Redfish or Dorado, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and this Section 6.5 will not constitute a covenant, obligation or agreement for purposes of Article VIII hereof.

Section 6.6  Further Action; Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, and subject, in the case of both parties, to Section 6.1, and in the case of Redfish, to Section 6.3 hereof, each of the parties hereto shall cooperate and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Merger and the other transactions contemplated hereby, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby, and (iii) vigorously defending or contesting any litigation or administrative proceeding, and seeking to have vacated, lifted, reversed or overturned any order, decree, injunction or ruling (whether temporary, preliminary or permanent) that is in effect, and that seeks to or would prohibit, prevent, enjoin or materially restrain or delay the consummation of the Merger or any of the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, Dorado and Redfish shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable, and in any event within 15 business days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request, and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Notwithstanding any other provision of this Agreement to the contrary, Dorado shall take, or cause to be taken, any and all actions, including the disposition of assets, the taking of mitigating steps or the making of agreements or commitments, required by any Governmental Authority as a condition to the granting of any approval, consent, registration, permit, authorization or other confirmation under the HSR Act or otherwise necessary for the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise prevent or materially restrain or delay the consummation of the Merger.

(b) Each of Redfish and Dorado shall (i) promptly notify the other of any communication concerning this Agreement, the Merger or the other transactions contemplated hereby to that party or its affiliates from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement, the Merger or the other transactions contemplated hereby to any Governmental Authority; (ii) not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion; and (iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any Governmental Authority or members of any such authority’s staff on the other hand, with respect to this Agreement, the Merger or the other transactions contemplated hereby.

(c) Each party agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other party or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries to agree, in writing or otherwise, to take any action which could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger.

Section 6.7  Public Announcements.  Dorado and Redfish shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the other’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except as may be required by law or any listing agreement with a national securities exchange to which Dorado or Redfish is a party.

Section 6.8  Employee Matters.

(a) The Surviving Entity shall employ, immediately after the Effective Time, all persons who were employees of Redfish immediately prior to the Effective Time, but except as required by law, the Surviving Entity will have no obligation to continue employing any such employee for any length of time thereafter except pursuant to any agreement that is specifically disclosed on any Schedule referenced in Section 3.11 and identified therein as providing such an exception. All employees and former employees whom the Surviving Entity has decided to continue to employ shall be provided with employee benefits that are comparable to other similarly situated employees of Dorado. The Surviving Entity shall treat the period of employment with Redfish (and with predecessor employers with respect to which Redfish has granted service credit) as employment and service with Dorado and the Surviving Entity for benefit plan eligibility and vesting purposes (but not for purposes of benefit accruals or benefit computations, other than for purposes of vacation, sick pay or other paid time off) for all of the Surviving Entity’s employee benefit plans, programs, policies or arrangements to the extent service with Dorado or the Surviving Entity is recognized under any such plan, program, policy or arrangement, except to the extent such treatment would result in duplicative benefits for the same period of service, to the extent such service is prior to a specific date before which service would not have been credited for employees of Dorado. For the calendar year in which the Effective Time occurs, Dorado agrees to credit each employee of Redfish or any Redfish Subsidiary with an amount of vacation and sick leave equal to the employee’s unused vacation and sick leave under Redfish’s vacation and sick leave policy immediately prior to the Effective Time based on the policy as in effect immediately prior to the Effective Time.

(b) Under any medical or dental plan covering any employee or former employee of Redfish, there shall be waived, and the Surviving Entity shall cause the relevant insurance carriers and other third parties to waive, restrictions and limitations for any medical condition existing as of the Effective Time of any such employee and his or her eligible dependents for the purpose of any such plan, so long as those persons had the requisite “creditable” service prior to the Effective Time, provided, however, that such treatment shall not apply to a preexisting condition of any employee or former employee of Redfish who was, as of the Effective Time, excluded from participation in a Plan by virtue of such preexisting condition, and provided, further, that any employee or former employee of Redfish whose credited service with Redfish would still subject him or her to an exclusion or waiting period if such service were treated as service with Dorado or the Surviving Entity shall be subject to the exclusion or waiting period until he or she has sufficient aggregate service with the Surviving Entity and Redfish. Further, the Surviving Entity shall offer to each Redfish employee coverage under a group health plan that credits that employee toward the deductibles imposed under the group medical and dental plan of the Surviving Entity, for the year during which the Effective Time occurs, with any deductible already incurred during that year under the relevant Redfish Plan.

(c) Redfish may pay to each person who is a participant in an annual incentive program (a “Bonus Plan Participant”):

(i) a cash bonus with respect to calendar year 2009 in an amount equal to the Bonus Plan Participant’s target annual cash incentive opportunity, as determined by the Compensation Committee of the Board of Directors of Redfish on February 9, 2009, or as disclosed to Dorado in writing prior to the execution of this Agreement (except as to any employee of Redfish and any Redfish Subsidiary who was not employed by Redfish or any Redfish Subsidiary, as applicable, prior to 2009 or was not otherwise eligible for full annual incentive bonus in respect of 2008, Redfish shall pay a 2009 annual bonus in an amount commensurate with amounts being paid to other employees of Redfish and any Redfish Subsidiary, as applicable, with similar job titles or responsibilities); and

(ii) an equity compensation bonus with respect to calendar year 2009 in an amount equal to the Bonus Plan Participant’s target annual equity incentive opportunity, with such equity compensation bonus to be paid solely in the form of restricted shares of Redfish Common Stock (the “Redfish 2009 Bonus Restricted Shares”) valued based on the fair market value of Redfish Common Stock on the date of grant, and granted upon the earlier of (A) the time that annual incentive bonuses for 2009 would be paid in the ordinary course of business or (B) immediately prior to the Effective Time. The Redfish 2009 Bonus Restricted Shares shall be granted under the 2008 Stock Plan on the following terms and conditions:

(A) vesting of the Redfish 2009 Bonus Restricted Shares will occur over such period of time, but in no event less than four years, and on such terms (consistent with past practices but as modified by Section 6.8(c)(ii)(B) below) as the Compensation Committee of the Redfish Board of Directors shall determine at the time of grant;

(B) the Redfish 2009 Bonus Restricted Shares shall not vest upon the occurrence of the Effective Time, but shall convert at the Effective Time into a number of restricted shares of Dorado Common Stock (“Converted Restricted Shares”) determined by multiplying the number of shares of Redfish Common Stock subject to such grant by the Exchange Ratio;

(C) notwithstanding (A) above, the Converted Restricted Shares shall vest immediately in full upon the termination of the applicable Bonus Plan Participant’s employment by the Surviving Entity or an affiliate without Cause or due to such participant’s Resignation for Good Reason within the meaning of the Employee Severance Protection Plan.

(iii) Within 30 days following the Effective Time, the Compensation Committee of the Dorado Board of Directors shall grant to each Bonus Plan Participant who remains employed by the Surviving Entity or an affiliate following the Effective Time an award consistent with awards granted to similarly situated Dorado employees in accordance with Dorado’s past practices.

(d) With respect to calendar year 2010, the target annual incentive opportunity for each Bonus Plan Participant shall be the same as such target for calendar year 2009, and any Bonus Plan Participant who is terminated following the Effective Time and prior to the date on which annual bonuses for 2010 are paid to Dorado employees in the ordinary course as a result of an involuntary termination without Cause or Resignation for Good Reason (within the meaning of the Employee Severance Protection Plan) shall receive a bonus payout for 2010 in an amount at least equal to the Bonus Plan Participant’s target annual incentive opportunity (including for this purposes the cash equivalent of any options or restricted stock that would have been payable in respect of performance during calendar year 2010), prorated based on the number of days that have elapsed in calendar year 2010 through the date on which the termination of employment occurs, with such bonus paid in cash within 10 days following termination of employment. With respect to any employees of Redfish and any Redfish Subsidiary who was not employed by Redfish or any Redfish Subsidiary, as applicable, prior to 2010 or was not otherwise eligible for full annual incentive bonus in respect of 2009, Redfish shall set an annual incentive opportunity in an amount commensurate with amounts being paid to other employees of Redfish and any Redfish Subsidiary, as applicable, with similar job titles or responsibilities.

(e) Dorado hereby acknowledges that a “Change in Control” within the meaning of the Employee Severance Protection Plan, the 2000 Stock Plan, the 2008 Stock Plan and the Long-Term Incentive Plan of the MLP General Partner will occur at the Effective Time. Notwithstanding anything in this Agreement to the contrary, Dorado shall honor all of the terms and conditions of the Employee Severance Protection Plan, the 2000 Stock Plan, the 2008 Stock Plan, the Partnership Agreement and the Long-Term Incentive Plan of the MLP General Partner, without any adverse effect on any employee or former employee of Redfish or any Redfish Subsidiary.

(f) Dorado hereby agrees to operate and implement and/or cause the Surviving Entity to operate and implement the Employee Severance Protection Plan in compliance with Section 409A of the Code to the extent applicable and to the extent such plan document is in compliance therewith as of January 1, 2009, and acknowledges that such plan may not be amended or terminated prior to the second anniversary of the Merger without the express consent of employees covered thereby or as may be required in order to comply with applicable law.

(g) Prior to the Effective Time, if requested by Dorado, Redfish will take such action as is necessary to terminate the Redfish 401(k) Plan and will take all necessary action to ensure that each Redfish employee is fully vested in his or her account balance under the Redfish 401(k) Plan. As soon as practicable following IRS approval of the termination of the Redfish 401(k) Plan, the assets thereof shall be distributed and Dorado shall permit Redfish employees employed by Dorado to roll any eligible rollover distributions (and loans under the Redfish 401(k) Plan) into Dorado’s 401(k) Plan. If the Redfish 401(k) Plan is terminated, employees of Redfish shall be eligible as of the Effective Time to participate in Dorado’s 401(k) Plan.

Section 6.9  Section 16 Matters.  Prior to the Effective Time, Redfish and Dorado shall take steps reasonably necessary to cause dispositions of shares of Redfish Common Stock (including derivative securities) and acquisitions of Dorado Common Stock (including derivative securities) pursuant to the Merger by each individual who is subject to Section 16 of the Exchange Act, or will become subject to such reporting requirements with respect to Dorado, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10  Redfish Indebtedness.  The parties agree and acknowledge that within 30 days after the consummation of the Merger, Dorado shall make “change of control” purchase offers to the holders of each series of Redfish’s senior subordinated notes in the manner, at the times and otherwise in compliance with the requirements set forth in the respective applicable indentures and shall purchase the notes of any such holders who properly tender their notes pursuant to such offers.

Section 6.11  Financing.

(a) Dorado shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing necessary for the Funds (the “Financing”) on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter; (iii) enforce its rights under the Commitment Letter; and (iv) consummate the Financing on or prior to the Outside Date. Dorado will furnish correct and complete copies of all such definitive agreements to Redfish promptly upon their execution.

(b) Dorado shall keep Redfish informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give Redfish prompt notice of any material adverse change with respect to such Financing. Without limiting the generality of the foregoing, Dorado agrees to notify Redfish promptly, and in any event within two business days, if at any time (i) the Commitment Letter shall expire or be terminated, rescinded or withdrawn for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Dorado that such source no longer intends to provide financing to Dorado on the terms set forth therein or (iii) for any reason Dorado no longer believes in good faith that it will be able to obtain all or any portion of the Funds on the terms set forth in the Commitment Letter. Dorado shall not, and shall not permit any of its affiliates to, without the prior written consent of Redfish, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to breach or make untrue any representation or warranty contained in the Commitment Letter or otherwise impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter. Dorado shall not amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would prevent, impair or delay the consummation of transactions contemplated by this Agreement without the prior written consent of Redfish.

(c) If any portion of the Funds becomes unavailable or the Commitment Letter therefor shall be terminated, rescinded, withdrawn or modified in a manner materially adverse to Dorado for any reason, Dorado shall use its reasonable best efforts to arrange to obtain alternative financing for the Funds from alternative sources (“Alternate Financing”) and to obtain, and, if obtained, will provide Redfish a copy of, a new financing commitment that provides for at least the amount of the Funds on terms and conditions (including termination rights and funding conditions) no less favorable to Dorado, in the aggregate, than those included in such prior commitment letter (“New Commitment Letter”). To the extent applicable, Dorado shall use its reasonable best efforts to take, or cause to be taken, all action necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including compliance with the provisions of paragraphs (a) and (b) of this Section 6.11, which shall apply to any New Commitment Letter. Redfish acknowledges that Dorado’s compliance with the provisions of this Section 6.11(c) with respect to Alternate Financing will not constitute a breach of the representations and warranties of Dorado in Section 4.9.

(d) Dorado shall publicly announce, not later than the Determination Date, (i) whether or not it has entered into binding definitive agreements for the Financing and (ii) if it has entered into such agreements, whether or not all conditions to the obligations of the lenders to consummate the Financing under such definitive agreements on the Closing Date shall have been satisfied or waived as of the date of such announcement (excluding for this purpose any conditions that by their nature can be satisfied only at the time of consummation of the Financing, provided that such excluded conditions would be satisfied or capable of satisfaction if the date of such consummation were the date of such announcement).

Section 6.12  Authorization for Shares and Stock Exchange Listing.  Prior to the Effective Time, Dorado shall have taken all action necessary to permit it to issue the number of shares of Dorado Common Stock required to be issued pursuant to this Agreement. Dorado shall use its best efforts to cause the shares of Dorado Common Stock to be issued as contemplated hereby and the shares of Dorado Common Stock to be reserved for issuance upon exercise of Options to be approved for listing on the National Securities Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 6.13  Rights Agreement.  Prior to the Effective Time, the Redfish Board of Directors shall take any action (including, as necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Effective Time) the Rights Agreement) necessary so that (a) none of the execution and delivery of this Agreement, the conversion of shares of Redfish Common Stock into the right to receive the Merger Consideration in accordance with this Agreement, and the consummation of the Merger or any other transaction contemplated by this Agreement hereby will cause (i) the Redfish Rights to become exercisable under the Rights Agreement, (ii) Dorado or any of its affiliates to be deemed an “Acquiring Person” (as defined in the Rights Agreement), (iii) the provisions of Section 11 or Section 13 of the Rights Agreement to become applicable to any such event or (iv) the “Distribution Date” or the “Stock Acquisition Date” (each as defined in the Rights Agreement) to occur upon any such event, and (b) the “Final Expiration Date” (as defined in the Rights Agreement) of the Redfish Rights will occur immediately prior to the Effective Time so that the Redfish Rights will expire immediately prior to the Effective Time. Without the prior written consent of Dorado, neither the Redfish Board of Directors nor Redfish shall take any other action to terminate the Rights Agreement, redeem the Redfish Rights, cause any person not to be or become an “Acquiring Person” or otherwise amend the Rights Agreement in a manner, or take any other action under the Rights Agreement, adverse to Dorado or its affiliates.

Section 6.14  State Takeover Laws.  If any “fair price,” “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated by this Agreement, Redfish and the Redfish Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

Section 6.15  Stockholder Litigation.  Redfish shall give Dorado the opportunity to participate in the defense or settlement of any stockholder litigation against Redfish and/or its directors or officers relating to the transactions contemplated by this Agreement. Redfish agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against Redfish or any of its directors or officers by any stockholder of Redfish relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of Dorado (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.16  Reorganization.

(a) Each of Dorado and Redfish shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions described in Section 7.2(d) and Section 7.3(d). Dorado and Redfish shall file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and in particular as a transaction described in Section 368(a)(1)(A) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).

(b) Dorado shall deliver to Baker Botts L.L.P. and Baker & Hostetler LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Dorado, containing representations of Dorado and Redfish shall deliver to Baker Botts L.L.P. and Baker & Hostetler LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Redfish, containing representations of Redfish, in each case as shall be reasonably necessary or appropriate to enable Baker Botts L.L.P. and Baker & Hostetler LLP to render the opinions described in Section 7.2(d) and Section 7.3(d). Each of Dorado and Redfish shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 6.16.

Section 6.17  Comfort Letters.

(a) In connection with the information regarding Redfish and the Redfish Subsidiaries or the Merger provided by Redfish specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement and the Registration Statement, Redfish shall use its reasonable best efforts to cause to be delivered to Dorado a letter of Ernst & Young, dated the date on which the Registration Statement becomes effective and addressed to Dorado, in form and substance reasonably satisfactory to Dorado and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

(b) In connection with the information regarding Dorado and the Dorado Subsidiaries or the Merger provided by Dorado specifically for inclusion in, or incorporation by reference into, the Joint Proxy Statement and the Registration Statement, Dorado shall use its reasonable best efforts to cause to be delivered to Redfish a letter of PricewaterhouseCoopers LLP, dated the date on which the Registration Statement becomes effective and addressed to Redfish, in form and substance reasonably satisfactory to Redfish and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement on Form S-4.

Section 6.18  Financing Cooperation.

(a) Redfish shall provide, and shall cause the Redfish Subsidiaries to provide, and shall use its reasonable best efforts to cause each of its and their respective representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by Dorado and/or the Financing Sources in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Redfish and the Redfish Subsidiaries), including, but not limited to:

(i) providing information relating to Redfish and the Redfish Subsidiaries to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Dorado and Redfish customary for such financing or reasonably necessary for the completion of the Financing by the Financing Sources) to the extent reasonably requested by Dorado to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter;

(ii) participating in a reasonable number of meetings, presentations, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies;

(iii) assisting in the preparation of documents and materials, including, but not limited to, (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing, and (B) materials for rating agency presentations;

(iv) cooperating with the marketing efforts for any of the Financing (including consenting to the use of Redfish’s and the Redfish Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Redfish or the Redfish Subsidiaries or the reputation or goodwill of Redfish or any of the Redfish Subsidiaries);

(v) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing the Redfish Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates, accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Dorado as necessary and customary in connection with the Financing;

(vi) assisting in (A) the preparation of one or more credit agreements, currency or interest hedging agreements, or other agreements or (B) the preparation of one or more amendments of any of Redfish’s or Redfish Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Dorado and that are reasonably requested by Dorado in connection with the Financing; provided that no obligation of Redfish or any of the Redfish Subsidiaries under any such agreements or amendments shall be effective until the Effective Time;

(vii) as promptly as practicable, furnishing Dorado and the Financing Sources with all financial and other information regarding Redfish and the Redfish Subsidiaries as may be reasonably requested by Dorado and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter;

(viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance;

(ix) using its reasonable best efforts to permit any cash and marketable securities of Redfish and the Redfish Subsidiaries (other than the MLP and its subsidiaries) to be made available to the Dorado at the Closing;

(x) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about Redfish or its affiliates or securities;

(xi) using its reasonable best efforts to ensure that the Financing Sources benefit from the existing lending relationships of Redfish and the Redfish Subsidiaries;

(xii) providing audited consolidated financial statements of Redfish covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available, unaudited financial statements (excluding footnotes) for any interim period or periods of Redfish ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date (within 45 days after the end of each such period); and

(xiii) cooperating reasonably with Dorado’s Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Redfish;

provided, that, until the Effective Time occurs, neither Redfish nor any of the Redfish Subsidiaries shall:

(1) be required to pay any commitment or other similar fee;

(2) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Dorado may raise in connection with the transactions contemplated by this Agreement); or

(3) be required to incur any other liability in connection with the Financing (or any alternative financing that Dorado may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or indemnified by Dorado to the reasonable satisfaction of Redfish; provided, further, that:

(I) all non-public or other confidential information provided by Redfish or any of its representatives pursuant to this Section 6.18 shall be kept confidential in accordance with the Confidentiality Agreements, except that Dorado shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members; and

(II) Redfish shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information.

(b) Dorado (A) shall promptly, upon request by Redfish, reimburse Redfish for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by Redfish, any of the Redfish Subsidiaries or their respective representatives in connection with the cooperation of Redfish and the Redfish Subsidiaries and their representatives contemplated by this Section 6.18, (B) acknowledges and agrees that Redfish, the Redfish Subsidiaries and their respective representatives shall not have any responsibility for, or incur any liability to any person prior to the Effective Time under, the Financing or any alternative financing that Dorado may raise in connection with the transactions contemplated by this Agreement and (C) shall indemnify and hold harmless Redfish, the Redfish Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information regarding Dorado used in connection therewith.

ARTICLE VII

Conditions to the Merger

Section 7.1  Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)  Stockholder Approval.  Each of the Redfish Stockholder Approval and the Dorado Stockholder Approval shall have been obtained.

(b)  HSR Approval.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)  No Order.  No foreign, United States or state Governmental Authority or court of competent jurisdiction shall have promulgated, enacted or issued any statute, rule, regulation, order, decree, injunction or ruling (whether temporary, preliminary or permanent) which remains in effect and prohibits, prevents or otherwise enjoins the consummation of the Merger.

(d)  Listing of Dorado Common Stock.  The shares of Dorado Common Stock issuable to Redfish Stockholders pursuant to this Agreement shall have been authorized for listing on the National Securities Exchange upon official notice of issuance.

(e)  Effectiveness of Registration Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

Section 7.2  Additional Conditions to the Obligation of Redfish.  Unless waived by Redfish in accordance with Section 8.5, the obligation of Redfish to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Dorado shall have performed in all material respects all of its covenants required to be performed by it under the Agreement at or prior to the Closing Date;

(b) (i) the representations and warranties of Dorado contained in the first sentence of Section 4.1 (Corporate Organization) and in Sections 4.2 (Organizational Documents), 4.3 (Capitalization) and 4.4(a) (Authority) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or Dorado Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of Dorado in Article IV of this Agreement other than those specified in the preceding clause (i) shall be true and correct (without giving effect to any qualification as to materiality or Dorado Material Adverse Effect) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, with respect to the representations and warranties referred to in this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Dorado Material Adverse Effect) would not, individually or in the aggregate, have a Dorado Material Adverse Effect;

(c) Redfish shall have received a certificate signed on behalf of Dorado by an executive officer of Dorado to the effect that the conditions in clauses (a) and (b) of this Section 7.2 above have been satisfied;

(d) Redfish shall have received an opinion (reasonably acceptable in form and substance to Redfish) from Baker Botts L.L.P., dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Dorado and Redfish will be a party to such reorganization within the meaning of Section 368(b) of the Code, and that opinion shall not have been withdrawn, revoked or modified; that opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 6.16; and

(e) From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business or properties of Dorado and the Dorado Subsidiaries that constitutes or is reasonably likely to constitute a Dorado Material Adverse Effect.

Section 7.3  Additional Conditions to the Obligations of Dorado.  Unless waived by Dorado in accordance with Section 8.5, the obligation of Dorado to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) (i) the representations and warranties of Redfish contained in the first, second and fourth sentences of Section 3.1 (Organization and Qualification; Subsidiaries) and in Sections 3.2 (Organizational Documents), 3.3 (Capitalization), 3.4(a) (Authority), 3.25 (State Takeover Laws) and 3.26 (Rights Agreement) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Redfish Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of Redfish in Article III of this Agreement other than those specified in the preceding clause (i) shall be true and correct (without giving effect to any qualification as to materiality or a Redfish Material Adverse Effect) at and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, with respect to the representations and warranties referred to in this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Redfish Material Adverse Effect) would not, individually or in the aggregate, have a Redfish Material Adverse Effect;

(b) Redfish shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Dorado shall have received a certificate signed on behalf of Redfish by an executive officer of Redfish to the effect that the conditions in clauses (a) and (b) of this Section 7.3 above have been satisfied;

(d) Dorado shall have received an opinion (reasonably acceptable in form and substance to Dorado) from Baker & Hostetler LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Dorado and Redfish will be a party to such reorganization within the meaning of Section 368(b) of the Code, and that opinion shall not have been withdrawn, revoked or modified; that opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 6.16; and

(e) From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business or properties of Redfish and the Redfish Subsidiaries that constitutes or is reasonably likely to constitute a Redfish Material Adverse Effect.

(f) Dorado shall have received the Financing or the Alternate Financing pursuant to the transactions contemplated by this Agreement, but this condition will be considered satisfied if the applicable lenders’ failure to make the Financing or the Alternate Financing available is a result of a breach by Dorado of any of its obligations under this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Redfish Stockholder Approval:

(a) by mutual written agreement of Dorado and Redfish; or

(b) by Dorado or Redfish, if:

(i) the Merger shall not have been consummated on or before May 31, 2010 (the “Outside Date”); provided, however, that neither Dorado, on the one hand, nor Redfish, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s breach of any provision of this Agreement has contributed to, or otherwise resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii) a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 6.6; or

(iii) this Agreement shall not have been adopted by Redfish’s stockholders by reason of the failure to obtain the requisite Redfish Stockholder Approval at the Redfish Stockholders Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Redfish where the failure to obtain the Redfish Stockholder Approval shall have been caused by the action or failure to act of Redfish and such action or failure to act constitutes a material breach by Redfish of this Agreement; or

(iv) this Agreement shall not have been adopted by Dorado’s stockholders by reason of the failure to obtain the requisite Dorado Stockholder Approval at the Dorado Stockholders Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Dorado where the failure to obtain the Dorado Stockholder Approval shall have been caused by the action or failure to act of Dorado and such action or failure to act constitutes a material breach by Dorado of this Agreement; or

(v) the condition set forth in Section 7.3(f) is not satisfied on or before the Outside Date; or

(c) by Dorado if Redfish shall have materially breached any of its representations or warranties in this Agreement or materially failed to perform any of its covenants in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) are not capable of being satisfied, and such breach or failure to perform has not been cured or waived prior to the earlier of (A) 30 days following notice of such breach or failure to Redfish and (B) the Outside Date; provided, that Dorado shall have no right to terminate this Agreement pursuant to this clause (c) if Dorado is then in material breach of any of its representations or warranties in this Agreement or has failed to perform in any material respect any of its covenants in this Agreement; or

(d) by Redfish, if:

(i) Dorado shall have materially breached any of its representations or warranties in this Agreement or materially failed to perform any of its covenants in this Agreement such that the conditions set forth in Section 7.2(a) and 7.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured or waived prior to the earlier of (A) 30 days following notice of such breach or failure to Dorado and (B) the Outside Date; provided, that Redfish shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if Redfish is then in material breach of any of its representations or warranties in this Agreement or has failed to perform in any material respect any of its covenants in this Agreement; or

(ii) prior to obtaining the Redfish Stockholder Approval, the Redfish Board of Directors shall have effected a Redfish Adverse Recommendation Change and authorized Redfish to enter into a binding definitive agreement in respect of a Superior Proposal.

Section 8.2  Effect of Termination.  In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate this Agreement pursuant to this Article VIII, then this Agreement shall be null and void and, except as provided in Sections 8.3 and 9.1 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any party from liability for any wrongful failure or refusal to perform or observe in any material respect any agreement or covenant contained herein. In the event the termination of this Agreement results from the wrongful failure or refusal of any party to perform in any material respect any agreement or covenant herein, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such party may be entitled. In the event that a party wrongfully terminates or repudiates this Agreement or wrongfully fails to consummate the Merger, the remedies available to the other party in equity shall include specific performance as set forth in Section 9.8 of this Agreement and such other remedies as may be available to the other party at law.

Section 8.3  Fees and Expenses.

(a) (i) If this Agreement is terminated by Redfish pursuant to Section 8.1(d)(ii), Redfish shall pay Dorado a fee of $120 million. Redfish shall pay that amount in cash by wire transfer (to an account designated in writing by Dorado) in immediately available funds not later than two business days after the occurrence of that termination.

(ii) If this Agreement is terminated by either Redfish or Dorado pursuant to Section 8.1(b)(iii), Redfish shall pay to Dorado a fee of $60 million. Redfish shall pay that amount in cash by wire transfer (to an account designated in writing by Dorado) in immediately available funds not later than two business days after the occurrence of that termination.

(iii) If this Agreement is terminated pursuant to Section 8.1(b)(iv), Dorado shall pay to Redfish a fee of $60 million. Dorado shall pay that amount in cash by wire transfer (to an account designated in writing by Redfish) in immediately available funds not later than two business days after the occurrence of that termination.

(b) (i) If (x) either Dorado or Redfish terminates this Agreement pursuant to Section 8.1(b)(iii), (y) at the time of the Redfish Stockholders Meeting there has been publicly announced or disclosed a bona fide Acquisition Proposal for Redfish (but any reference in the definition of Acquisition Proposal to 15% will be deemed to be a reference to 50% for the purpose of all uses of such term in this clause (b)) that has not been withdrawn prior to the fifth business day preceding the Redfish Stockholders Meeting and (z) within 12 months after the date of the Redfish Stockholders Meeting, a transaction constituting an Acquisition Proposal for Redfish is consummated or Redfish enters into an agreement with respect to a transaction constituting an Acquisition Proposal for Redfish that is consummated, then Redfish shall pay Dorado a fee of $120 million in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction.

(ii) If (x) Dorado terminates this Agreement pursuant to Section 8.1(c) or has the right, at the time, to terminate this Agreement pursuant to Section 8.1(b)(i) (other than by failure of the condition set forth in Section 7.3(f)) (irrespective of whether Redfish is the terminating party pursuant to Section 8.1(b)(i)), (y) at the time of that termination there has been publicly announced or disclosed a bona fide Acquisition Proposal for Redfish that has not been withdrawn prior to such termination (or, in the case of such termination pursuant to Section 8.1(b)(i), prior to the fifth business day preceding that termination) and (z) within 12 months after the date of that termination, a transaction constituting an Acquisition Proposal for Redfish is consummated or Redfish enters into an agreement with respect to a transaction constituting an Acquisition Proposal for Redfish that is consummated, then Redfish shall pay Dorado a fee of $120 million in cash by wire transfer of immediately available funds not later than two business days following the consummation of that transaction.

(c) (i) If (x) either Redfish or Dorado terminates this Agreement pursuant to Section 8.1(b)(iv), (y) Dorado does not at the time of the Dorado Stockholder Meeting have a right to terminate this Agreement pursuant to Section 8.1(c), 8.1(b)(ii) or 8.1(b)(iii) and (z) as of the second business day prior to the date on which the Dorado Stockholder Meeting is held (the “Determination Date”), either (a) Dorado has not entered into binding definitive agreements for the Financing or the Alternate Financing or (b) Dorado has entered into definitive agreements for the Financing or the Alternate Financing but one or more conditions to the obligations of the lenders to consummate the Financing or Alternate Financing under such definitive agreements on the Closing Date shall not have been satisfied or waived (other than conditions that, by their nature, can be satisfied only at the Closing but which conditions would be satisfied if the Closing Date were the Determination Date), and Dorado has failed, in the public announcement required pursuant to Section 6.11(d), (A) to publicly announce that it has received a letter from the Financing Sources or the sources of Alternative Financing confirming their expectation that the Funds will be made available by the Outside Date, or (B) to reaffirm publicly the affirmations set forth in the next-to-last sentence of Section 4.27 hereof, then Dorado shall pay Redfish a fee of $300 million (the “Financing Termination Fee”) in cash by wire transfer (to an account designated in writing by Redfish) in immediately available funds not later than two business days after the occurrence of that termination.

(ii) If (x) either Redfish or Dorado terminates this Agreement pursuant to Section 8.1(b)(i), and all of the conditions to Closing set forth in Article VII have been satisfied or waived on or prior to the date of such termination (other than the condition set forth in Section 7.3(f) and conditions that, by their nature, can be satisfied only at the Closing but which conditions would be satisfied if the Closing Date were the date of such termination), or (y) either Redfish or Dorado terminates this Agreement pursuant to Section 8.1(b)(v), then Dorado shall pay Redfish the Financing Termination Fee in cash by wire transfer (to an account designated in writing by Redfish) in immediately available funds not later than two business days after the occurrence of that termination.

(iii) Redfish agrees that in the event that the Financing Termination Fee is paid to Redfish pursuant to Section 8.3(c)(i) or 8.3(c)(ii), the payment of such Financing Termination Fee shall be the sole and exclusive remedy of Redfish, the Redfish Subsidiaries and their respective stockholders, affiliates, officers, directors, employees or representatives against Dorado or any of its representatives, including any investment banker, financial advisor, Financing Source, attorney, accountant or other advisor, agent, representative or affiliate for, and in no such event will Redfish seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (w) any loss suffered as a result of the failure of the Merger to be consummated, (x) the termination of this Agreement, (y) any liabilities or obligations arising under this Agreement, or (z) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, in each case, with respect to a termination of this Agreement pursuant to Section 8.3(c)(i) or 8.3(c)(ii). Upon payment to Redfish of the Financing Termination Fee, none of Dorado or any of its representatives, including any investment banker, financial advisor, Financing Source, attorney, accountant or other advisor, agent or representative or any of its affiliates shall have any further liability or obligation to Redfish relating to or arising out of this Agreement or the transactions contemplated hereby (except that Dorado shall also be obligated with respect to the provisions of Section 6.2(c) and Section 6.18(b)).

(d) (i) If (x) either Dorado or Redfish terminates this Agreement pursuant to Section 8.1(b)(iv), (y) at the time of the Dorado Stockholders Meeting there has been publicly announced or disclosed a bona fide Acquisition Proposal for Dorado (but any reference in the definition of Acquisition Proposal to 15% will be deemed to be a reference to 50% for the purpose of all uses of such term in this clause (d)) that has not been withdrawn prior to the fifth business day preceding the Dorado Stockholders Meeting and (z) within 12 months after the date of the Dorado Stockholders Meeting, a transaction constituting an Acquisition Proposal for Dorado is consummated or Dorado enters into an agreement with respect to a transaction constituting an Acquisition Proposal for Dorado that is consummated, then Dorado shall pay Redfish a fee of $120 million in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction.

(ii) If (w) Redfish terminates this Agreement pursuant to Section 8.1(d)(i) or has the right, at the time, to terminate this Agreement pursuant to Section 8.1(b)(i) (irrespective of whether Dorado is the terminating party pursuant to Section 8.1(b)(i)), (x) at the time of that termination there has been publicly announced or disclosed a bona fide Acquisition Proposal for Dorado that has not been withdrawn prior to such termination (or, in the case of such termination pursuant to Section 8.1(b)(i), prior to the fifth business day preceding that termination), (y) within 12 months after the date of that termination, a transaction constituting an Acquisition Proposal for Dorado is consummated by Dorado or Dorado enters into an agreement with respect to a transaction constituting an Acquisition Proposal for Dorado that is consummated, and (z) Redfish does not receive a Financing Termination Fee from Dorado, then Dorado shall pay Redfish a fee of $120 million in cash by wire transfer of immediately available funds not later than two business days following the consummation of that transaction.

(e) In the event that more than one termination fee is payable to a party under this Section 8.3, then the amount of any subsequent termination fee shall be reduced by the amount of all termination fees previously paid to such party under this Section 8.3.

(f) Each party hereto is responsible for all costs and expenses incurred by it in connection with this Agreement and the Merger, whether or not the Merger is consummated, except that each of Dorado and Redfish shall pay half of the filing fees for the Notification and Report Form pursuant to the HSR Act and except that on a termination of this Agreement pursuant to (x) Section 8.1(c) or 8.1(d)(ii) or (y) Section 8.1(b)(i) or 8.1(b)(iii), if in the case of this clause (y) the event of Section 8.3(b)(i) has also occurred, and in the case of clauses (x) and (y) of this Section 8.3(f) a fee would not otherwise be payable under this Article VIII, Redfish shall reimburse Dorado for the Expenses (as hereafter defined) in cash by wire transfer of immediately available funds not later than two business days after delivery by Dorado to Redfish of an itemization prepared in good faith setting forth in reasonable detail all Expenses, which itemization must be delivered within 10 business days following termination (and may be supplemented and updated from time to time until the 60th day after termination, upon which event Redfish shall make an additional reimbursement to Dorado). As used herein, “Expenses” means all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Dorado and its affiliates), up to $10 million in the aggregate, incurred by Dorado and its affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Financing and all other matters related to the Merger. Any amount payable under this Section 8.3(f) shall be credited against any other amount payable under this Section 8.3 based, in whole or in part, on the same state of facts.

Section 8.4  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time whether before or after Redfish Stockholder Approval is obtained; provided, however, that after Redfish Stockholder Approval is obtained, no amendment may be made that by law, requires further approval by stockholders unless such further approval is first obtained. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

General Provisions

Section 9.1  Survival.  The agreements in Articles I and VIII and Sections 6.4 and 6.8 of this Agreement shall survive the Effective Time indefinitely. The agreements made by the parties in this Article IX and in Sections 6.2(c), 6.18(b), 8.2 and 8.3 of this Agreement shall survive termination indefinitely. The remainder of the representations, warranties, covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 8.1.

Section 9.2  Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, Redfish is not making, and disclaims, any, representations or warranties whatsoever, whether express or implied. Redfish disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Dorado, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor Dorado or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Redfish or any other person or contained in the files or records of Redfish), wherever and however made, including any documents, projections, forecasts, estimates or other material made available to Dorado or any affiliate, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Dorado in any offering memorandum, “data room” or management presentation.

(b) Except as and to the extent expressly set forth in this Agreement, Dorado is not making, and disclaims, any representations or warranties whatsoever, whether express or implied. Dorado disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to Redfish, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Redfish or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Dorado or any other person), wherever and however made, including any documents, projections, forecasts, estimates or other material made available to Redfish, any Redfish Subsidiary or any affiliate, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Redfish or any Redfish Subsidiary in any offering memorandum, “data room” or management presentation.

(c) Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers.

Section 9.3  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):

if to Dorado:

Denbury Resources Inc.
5100 Tennyson, Suite 1200
Plano, TX 75024
Attention: Phil Rykhoek, Chief Executive Officer
Telephone: (972) 673-2050
Fax: (972) 673-2051
E-mail: phil.rykhoek@denbury.com

with a copy, which shall not constitute notice, to:

Baker & Hostetler LLP
1000 Louisiana, Suite 2000
Houston, TX 77002
Attention: Donald W. Brodsky
Telephone: (713) 646-1335
Fax: (713) 751-1717
E-mail: dbrodsky@bakerlaw.com

if to Redfish:

Encore Acquisition Company
777 Main Street, Suite 1400
Forth Worth, TX 76102
Attention: Jon S. Brumley, President and Chief Executive Officer
Telephone: (817) 339-0902
Fax: (817) 339-0859
E-mail: jsbrumley@encoreacq.com

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
Attention: Sean T. Wheeler
Stephen A. Massad
Telephone: (713) 229-1234
Fax: (713) 229-1522
E-mail: sean.wheeler@bakerbotts.com
stephen.massad@bakerbotts.com

Section 9.4  Certain Definitions.  For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

(b) a person shall be the “beneficial owner” of shares of Redfish Common Stock (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Redfish Common Stock.

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in New York, New York are required to be open.

(d) “Change of Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law, rule, regulation, ordinance, order, protocol, practice or measure or any other Requirement of Law of or by any foreign, federal, state, county or local government, governmental agency, court, commission or department or any other entity which occurs subsequent to the date hereof.

(e) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(f) “Governmental Authority” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government,

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multinational organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(g) “National Securities Exchange” means the primary registered national securities exchange (as described in Section 6 of the Exchange Act) on which the shares of Dorado Common Stock are traded.

(h) “Dorado Material Adverse Effect” means any change or event that is materially adverse to the business, results of operations or financial condition of Dorado and the Dorado Subsidiaries taken as a whole, except for any of the following or any such change, event or effect resulting or arising therefrom: (i) general economic, financial market, regulatory or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the oil and natural gas industry or exploration and production companies, (iii) changes in oil and natural gas prices, including changes in price differentials, (iv) changes in other commodity prices, (v) any Change of Law or changes to GAAP or interpretations thereof, (vi) the negotiation, execution, announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (vii) any failure by Dorado to meet any published estimates or expectations of Dorado’s revenues, earnings, cash flows, drilling results or production for any period, or any failure by Dorado to meet its internal budgets, plans, forecasts or estimates of its revenues, earnings, cash flows, drilling results or production for any period, (viii) changes in the estimates of oil or natural gas reserves of Dorado or any Dorado Subsidiary, (ix) the accounting for Dorado’s hedging activities, and any mark-to-market gains or losses with respect to such hedges, (x) fluctuations in currency exchange rates, (xi) the downgrade in rating of any debt or debt securities of Dorado or any of its affiliates, (xii) the filing, defense or settlement of any legal proceedings made or brought by any of the current or former stockholders of Dorado (on their own behalf or on behalf of Dorado) arising out of or related to this Agreement or the Merger, (xiii) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.2 of this Agreement with respect to which Redfish has refused, following Dorado’s written request, to provide a waiver in a timely manner or at all, or (xiv) changes in the price or trading volume of Dorado’s Common Stock, except that clauses (i) or (ii) shall not prevent a determination that there has been a Dorado Material Adverse Effect if the change or event referred to therein affects Dorado and the Dorado Subsidiaries taken as a whole disproportionately relative to other industry participants (provided that such change or event may be considered only to the extent of such disproportionate impact), and except that none of clause (vii), clause (xi) or clause (xiv) shall prevent a determination that any underlying causes of such changes resulted in a Dorado Material Adverse Effect. All references to Dorado Material Adverse Effect contained in this Agreement shall be deemed to refer solely to the business or financial condition of Dorado and the Dorado Subsidiaries, taken as a whole, without including its ownership of Redfish and the Redfish Subsidiaries after giving effect to the Transactions.

(i) “Permitted Encumbrances” means:

(i) to the extent waived prior to Closing, preferential purchase rights and rights of first refusal;

(ii) inchoate mechanics’ and materialmens’ liens for amounts not yet delinquent and liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(iii) liens arising under operating agreements or sales, processing, gathering, storage and transportation contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(iv) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent (a) shown of record in the jurisdiction where located and (b) each is valid and enforceable in accordance with the terms thereof;

(v) such title defects as Dorado may have expressly waived in writing as set forth on Schedule 9.4(i) attached hereto;

(vi) rights reserved to or vested in any governmental, statutory, municipal or public authority to control or regulate any of Redfish’s or any Redfish Subsidiary’s properties or assets in any manner and all applicable laws, rules and orders of any Governmental Authority; and

(vii) all other liens, charges, encumbrances, defects and irregularities that are not such as to materially interfere with the operation, value or use of the property or asset affected.

(j) “person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, political subdivision, agency or instrumentality of a government.

(k) “Redfish Material Adverse Effect” means any change or event that is materially adverse to the business, results of operations or financial condition of Redfish and the Redfish Subsidiaries taken as a whole, except for any of the following or any such change, event or effect resulting or arising therefrom: (i) general economic, financial market, regulatory or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the oil and natural gas industry or exploration and production companies, (iii) changes in oil and natural gas prices, including changes in price differentials, (iv) changes in other commodity prices, (v) any Change of Law or changes to GAAP or interpretations thereof, (vi) the negotiation, execution, announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Merger, (vii) any failure by Redfish to meet any published estimates or expectations of Redfish’s revenues, earnings, cash flows, drilling results or production for any period, or any failure by Redfish to meet its internal budgets, plans, forecasts or estimates of its revenues, earnings, cash flows, drilling results or production for any period, (viii) changes in the estimates of oil or natural gas reserves of Redfish or any Redfish Subsidiary, (ix) the accounting for Redfish’s hedging activities, and any mark-to-market gains or losses with respect to such hedges, (x) fluctuations in currency exchange rates, (xi) the downgrade in rating of any debt or debt securities of Redfish or any of its affiliates, (xii) the filing, defense or settlement of any legal proceedings made or brought by any of the current or former stockholders of Redfish (on their own behalf or on behalf of Redfish) arising out of or related to this Agreement or the Merger, (xiii) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.1 of this Agreement with respect to which Dorado has refused, following Redfish’s written request, to provide a waiver in a timely manner or at all, or (xiv) changes in the price or trading volume of Redfish’s Common Stock, except that clauses (i) or (ii) shall not prevent a determination that there has been a Redfish Material Adverse Effect if the change or event referred to therein affects Redfish and the Redfish Subsidiaries taken as a whole disproportionately relative to other industry participants (provided that such change or event may be considered only to the extent of such disproportionate impact), and except that none of clause (vii), clause (xi) or clause (xiv) shall prevent a determination that any underlying causes of such changes resulted in a Redfish Material Adverse Effect.

(l) “Requirement of Law” shall mean any foreign, federal, state, county or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

(m) “subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries; provided, however, that the MLP General Partner and its subsidiaries, and the MLP and its subsidiaries, shall be deemed Redfish Subsidiaries solely for purposes of (i) the representations and warranties of Redfish contained in Article III and the agreements contained in Article V and Sections 6.2(a) and 6.3, and (ii) the definition of “Redfish Material Adverse Effect” and not for any other purposes under this Agreement; provided, further, however, that Genesis Energy, LLC, a Delaware limited liability company, Genesis Energy, L.P., a Delaware limited partnership, or any subsidiary thereof, shall not be deemed to be a subsidiary of Dorado. For the purpose of clarification, except as provided in this Section 9.4(m), no covenant in this Agreement that would require any action or inaction on the part of any Redfish Subsidiary or affiliate of Redfish shall be construed to require the MLP General Partner (including in its capacity as general partner of the MLP), the MLP or any subsidiary of the MLP General Partner or the MLP to take or refrain from taking any such action.

Section 9.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.6  Entire Agreement; Assignment.  This Agreement, including Annex A, and the Schedules and Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreements shall remain in full force and effect. Neither this Agreement nor any of any party’s rights or obligations hereunder shall be assigned by operation of law or otherwise.

Section 9.7  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 2.1 (from and after the Effective Time), 6.4 and 6.9 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and except for (i) the rights of holders of Redfish Common Stock to enforce their rights to receive the Merger Consideration in accordance with Article II upon consummation of the Merger in the event the Merger is consummated and (ii) the rights of the Financing Sources to enforce their rights under Section 8.3(c)(iii) and Section 9.9.

Section 9.8  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party hereto or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party further agrees that it shall not object to the granting of an order of specific performance, an injunction or other equitable relief on the basis that there exists an adequate remedy at law.

Section 9.9  Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined by the Delaware Court of Chancery or a federal district court located in Delaware. Each of Redfish and Dorado hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or a federal district court located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery or a federal district court located in Delaware, agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum and consent to service of process in such action being given in accordance with the notice provisions hereof. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.10  Waiver of Jury Trial.  EACH OF DORADO AND REDFISH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12  Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in Redfish’s Schedules or Dorado’s Schedules to this Agreement (shall not be deemed an admission or acknowledgment, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to Redfish or any Redfish Subsidiary or to Dorado or any Dorado Subsidiary, as applicable. The disclosure of information in Redfish’s Schedules or Dorado’s Schedules to this Agreement as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein with respect to which the relevance of that disclosure is readily apparent. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in Redfish’s Schedules or Dorado’s Schedules to this Agreement is not intended to be, and shall not be deemed to be, an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.13  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Dorado and Redfish have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DENBURY RESOURCES INC.

By:	/s/ Phil Rykhoek Phil Rykhoek Chief Executive Officer

ENCORE ACQUISITION COMPANY

By:	/s/ Jon S. Brumley Jon S. Brumley President and Chief Executive Officer

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

October 31, 2009

Board of Directors
Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

Members of the Board:

We understand that Encore Acquisition Company (“Encore” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Denbury Resources Inc. (“Denbury”) pursuant to which (i) Encore will merge with and into Denbury, with Denbury surviving the merger, and (ii) upon the effectiveness of the merger, each share of common stock of the Company (“Encore Common Stock”) then issued and outstanding will be converted into the right to receive (a) $15.00 per share in cash (the “Cash Consideration”) and (b) a fraction of a share of common stock of Denbury (“Denbury Common Stock”) equal to the Mixed Election Stock Exchange Ratio (as defined below) (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”). The “Mixed Election Stock Exchange Ratio” will be equal to the quotient determined by dividing $35.00 by the volume weighted average price of Denbury Common Stock for the period of twenty (20) consecutive trading days ending on the second full trading day prior to the effective time of the merger (the “Parent Share Value”); provided, that (i) if the Parent Share Value is equal to or greater than $16.91, the Mixed Election Stock Exchange Ratio shall equal 2.0698, and (ii) if the Parent Share Value is equal to or less than $13.29, the Mixed Election Stock Exchange Ratio shall equal 2.6336. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of October 31, 2009 by and among the Company and Denbury (the “Agreement”) and the summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Merger Consideration to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be received by the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning Encore and Denbury that we believe to be relevant to our analysis, including, without limitation, each of the Company’s and Denbury’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; (3) financial and operating information with respect to the business, operations and prospects of Encore furnished to us by Encore, including financial projections of the Company prepared by management of the Company; (4) financial and operating information with respect to the business, operations and prospects of Denbury furnished to us by Denbury, including financial projections of Denbury prepared by the management of Denbury; (5) estimates of certain (i) proved reserves, as of December 31, 2008, for the Company as prepared by a third-party reserve engineer (the “Encore Year-End 2008 Engineered Report”), (ii) proved reserves, as of September 30, 2009, for the Company prepared by the management of Encore as a roll-forward from the Encore Year-End 2008 Engineered Report and (iii) non-proved reserves, as of

September 30, 2009, for the Company as prepared by the management of Encore ((i) through (iii) collectively, the “Company Reserve Reports”); (6) estimates of certain (i) proved and probable reserves, as of June 30, 2009, for Denbury as prepared by a third-party reserve engineer (the “Denbury Mid-Year 2009 Engineered 2P Report”), (ii) proved and probable reserves, as of September 30, 2009, for Denbury prepared by the management of Denbury as a roll-forward from the Denbury Mid-Year 2009 Engineered 2P Report and (iii) possible reserves, as of September 30, 2009, as prepared by the management of Denbury ((i) through (iii) collectively, the “Denbury Reserve Reports”); (7) the trading histories of Encore Common Stock and Denbury’s Common Stock from October 31, 2007 to October 30, 2009 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (8) a comparison of the historical financial results and present financial condition of Encore and Denbury with each other and with those of other companies that we deemed relevant; (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (10) the potential pro forma impact of the Proposed Transaction on the current and future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies expected by the management of Denbury to result from the Proposed Transaction (the “Expected Synergies”); (11) published estimates by independent equity research analysts with respect to the future financial performance of Encore and Denbury; (12) the relative contributions of Encore and Denbury to the current and future financial performance of the combined company on a pro forma basis; and (13) the results of Encore’s efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company. In addition, we have (i) had discussions with the managements of Encore and Denbury concerning their respective businesses, operations, assets, financial conditions, reserves, production profiles, hedging levels, commodity prices, development programs, exploration programs and prospects and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Encore and Denbury that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Encore, upon advice of Encore, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Encore as to the future financial performance of Encore and that Encore will perform substantially in accordance with such projections. With respect to the financial projections of Denbury, upon advice of Encore and Denbury, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Denbury as to the future financial performance of Denbury and that Denbury will perform substantially in accordance with such projections. With respect to the Company Reserve Reports, we have discussed these reports with the management of Encore and upon the advice of Encore, we have assumed that the Company Reserve Reports are a reasonable basis upon which to evaluate the proved and non-proved reserve levels of Encore. With respect to the Denbury Reserve Reports, we have discussed these reports with the managements of Encore and Denbury and upon the advice of Encore and Denbury, we have assumed that the Denbury Reserve Reports are a reasonable basis upon which to evaluate the proved and non-proved reserve levels of Denbury. With respect to the Expected Synergies, we have assumed that the amount and timing of the Expected Synergies are reasonable as estimated by the management of Denbury and discussed with the management of the Company and we also have assumed upon the advice of Denbury and the Company that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Encore or Denbury and have not made or obtained any evaluations or appraisals of the assets or liabilities of Encore or Denbury. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion as to the prices at which shares of (i) Encore Common Stock or Denbury Common Stock will trade at any time following the announcement of the Proposed Transaction or (ii) Denbury Common Stock will trade at any time following the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received by the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to Encore in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, Encore has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for Encore and its affiliates in the past, and have received customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for Encore and its affiliates, for which we have received customary compensation: (i) in September 2009, we acted as the sole underwriter on Encore’s 2.75 million common share offering, (ii), in June 2009, we acted as financial advisor to Encore’s Board of Directors in connection with its sale of certain oil and natural gas properties to Encore Energy Partners LP (“EEPLP”), (iii) in June 2009, we acted as joint bookrunner on EEPLP’s primary unit offering, the proceeds of which were partially used to finance the immediately aforementioned transaction, (iv) in May 2009, we acted as financial advisor to the Encore’s Board of Directors in connection with Encore’s sale of certain oil and natural gas properties to EEPLP, (v) in May 2009 we acted as joint bookrunner on EEPLP’s primary unit offering, the proceeds of which were partially used to finance the immediately aforementioned transaction, (vi) in December 2008, we acted as financial advisor to the Encore’s Board of Directors in connection with its sale of certain natural gas properties to EEPLP, and (vii) we are currently a lender under EEPLP’s existing revolving credit facility. In the past two years, we have performed only limited services for Denbury for which we have received limited compensation. We expect to perform investment banking and financial services for Denbury and its affiliates in the future and expect to receive customary fees for such services.

Barclays Capital Inc. is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Encore and Denbury and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of Encore and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Encore as to how such stockholder should vote or act with respect to any matter relating to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Chris Watson Name: Chris Watson Title: Managing Director

ANNEX C

October 31, 2009

The Board of Directors
Denbury Resources Inc.
5100 Tennyson Parkway, Suite 1200
Plano, Texas 75024

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Denbury Resources Inc. (the “Company”) of the consideration to be paid by the Company in the proposed merger (the “Transaction”) of Encore Acquisition Company (the “Merger Partner”) with and into the Company pursuant to the Agreement and Plan of Merger, by and between the Company and the Merger Partner (the “Agreement”). All capitalized terms used herein without definition shall have the meanings provided in the Agreement.

We understand that, pursuant to the Agreement, the separate corporate existence of Merger Partner shall cease, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than (x) the Redfish 2009 Bonus Restricted Shares, (y) the Redfish Excluded Shares and (z) the Redfish Subsidiary Shares, will be converted into the right to receive the following consideration at the election of the holder of such share: (i) the Per Share Mixed Consideration, consisting of a combination of (A) $15.00 in cash and (B) a number of shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) equal to the quotient determined by dividing $35.00 by the volume weighted average price of the Company Common Stock for the period specified in, and as calculated pursuant to the terms of, the Agreement (the “Company Share Value”); (ii) the Per Share Cash Election Consideration, consisting of $50.00 in cash, without interest; or (iii) the Per Share Stock Election Consideration, consisting of a number of shares of Company Common Stock equal to the quotient determined by dividing $50.00 by the Company Share Value (together with any cash in lieu of fractional shares of Company Common Stock to be paid as provided in the Agreement); subject in the case of a mixed election referred to in clause (i) above or a stock election referred to in clause (iii) above to certain adjustments and rounding and, in the case of a cash election referred to clause in (ii) above or a stock election referred to in clause (iii) above, to proration, each as provided in the Agreement. The Per Share Mixed Consideration, the Per Share Cash Election Consideration and the Per Share Stock Election Consideration are referred to collectively herein as the “Consideration”. The terms and conditions of the Transaction are set forth in more detail in the Agreement.

In arriving at our opinion, we have (i) reviewed a draft of the Agreement dated October 31, 2009; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); (v) reviewed certain reserve reports from independent engineering firms regarding the proved reserves of the Merger Partner and the Company both on a risked and unrisked basis (collectively, the “Reserve Reports”); and (vi) performed such other financial studies and analyses and considered such other information (including whether there were any other transactions involving companies we deemed relevant) as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with an independent valuation of the equity interest owned by Merger Partner in Encore Energy Partners LP (“Encore LP”), a publicly traded subsidiary of the Merger Partner, and have assumed that the value of such equity interest is the value implied by the trading market value. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities (other than our receipt of the Reserve Reports), nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Reserve Reports and the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Reserve Reports and the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and its affiliates and with Encore LP, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor on the sale of certain Company assets in July 2009 and as lead bookrunner on the Company’s offering of high yield debt securities in February 2009, and acting as co-managing underwriter on a follow-on equity offering for Encore LP in June 2009. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and as a lender under outstanding credit facilities of the Merger Partner, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

ANNEX D

8 DEL. C. § 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time on March 8, 2010.

INTERNET
http://www.proxyvoting.com/eac
ENCORE ACQUISITION COMPANY	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders.
The Proxy Statement to Stockholders is available at: http://www.encoreacq.com/2010specialmeeting.cfm
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
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▼ FOLD AND DETACH HERE ▼
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Please mark your votes as indicated in this example
☒

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.	Adopt the Agreement and Plan of Merger dated October 31, 2009, by and between Denbury Resources Inc. and Encore Acquisition Company.	☐	☐	☐	2.
Adjourn the special meeting of stockholders, if necessary or appropriate to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.
						☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature (if held jointly)	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▼ FOLD AND DETACH HERE ▼
PROXY
ENCORE ACQUISITION COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 9, 2010
      By signing this proxy, I appoint I. Jon Brumley, Jon S. Brumley and Robert C. Reeves, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and I hereby authorize them to represent and vote, as provided on the other side, all the shares of Encore Acquisition Company (“Encore”) Common Stock which I am entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof, with all powers which I would possess if present at the Special Meeting of Stockholders.
      If this proxy is properly executed, your shares of Encore common stock represented by this proxy will be voted in the manner you specify. If no specification is made, your shares of Encore common stock will be voted FOR the proposal to adopt the Agreement and Plan of Merger, dated as of October 31, 2009, by and between Denbury Resources Inc. and Encore, and FOR the proposal to adjourn the Special Meeting of Stockholders, if necessary or appropriate to permit the solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting of Stockholders to adopt Proposal 1. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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